[LOGO]
                              TRANSACTION INVOLVING

                                  CO-STEEL INC.

                                       AND

                                   GERDAU S.A.

                                     TO FORM

                         GERDAU AMERISTEEL CORPORATION

                                [CO-STEEL LOGO]

                                   NOTICE OF SPECIAL MEETING
                                   OF SHAREHOLDERS AND
                                   MANAGEMENT INFORMATION CIRCULAR

                                   AUGUST 26, 2002

         [CO-STEEL INC. LOGO]

         Hopkins Street South
         Whitby, Ontario, Canada
         L1N 5T1
         Telephone:    (905) 668-3535
         Facsimile:    (905) 665-3740
         Website:      www.costeel.com

Dear Shareholder:                                                August 26, 2002

         You are cordially invited to attend a special meeting of shareholders of Co-Steel Inc. to be held at the TSX Conference Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario on Monday the 23rd day September, 2002 at 2:00 p.m. (Toronto time).

         At the meeting you will be asked to approve a transaction among Co-Steel, Gerdau S.A. and Gerdau Steel Inc. (a wholly-owned subsidiary of Gerdau S.A.) wherein Co-Steel will acquire all of the North American operations of Gerdau S.A. consisting of seven minimill facilities and 26 steel fabricating and specialty product businesses, in exchange for shares representing approximately 74% of the outstanding common shares after giving effect thereto. It is also proposed that Co-Steel change its name to Gerdau AmeriSteel Corporation and increase the number of directors from 10 to 13 persons (a majority of whom will be independent). Shareholders of Co-Steel will continue to hold their existing common shares of Co-Steel, which following the completion of the transaction will represent approximately 26% of the outstanding common shares of Gerdau AmeriSteel.

         The proposed combination to create Gerdau AmeriSteel is expected to realize the following benefits:

         - ECONOMIES OF SCALE. Gerdau AmeriSteel will have significant scale of operations, making it the second largest North American minimill steel producer and a world class competitor.

         - PRODUCT AND GEOGRAPHIC DIVERSIFICATION. With 11 minimill locations, Gerdau AmeriSteel will be geographically positioned to strategically service long product customers throughout North America with a fully competitive range of steel products.

         - DOWNSTREAM INTEGRATION. Gerdau AmeriSteel's minimills will be integrated with 29 downstream steel fabricating and speciality product businesses, increasing profit margins and reducing the volatility of earnings.

         - COST SAVINGS. Gerdau AmeriSteel is expected to realize near-term cost savings of $35 million resulting from freight rationalization, product rationalization, scheduling efficiencies and scrap rationalization.

         - ACCRETIVE TRANSACTION. The transaction is expected to be accretive to Co-Steel's earnings and cash flow on a pro forma basis in 2002 and going forward.

         - FINANCIAL STRENGTH. Gerdau AmeriSteel will have an improved leverage position compared to Co-Steel.

         - EARNINGS STABILITY. Larger scale and higher margin products will provide greater earnings stability for Gerdau AmeriSteel.

         - STRONG SPONSORSHIP. Gerdau AmeriSteel will have access to the knowledge base of, and sponsorship from, its parent company, Gerdau S.A. Gerdau S.A. has been in the steel industry for 101 years and has installed capacity of 12 million tons of steel under management with 19 steel plants and a distribution network of over 70 locations.

         The attached management information circular contains or incorporates by reference detailed information concerning Co-Steel, the North American operations of Gerdau S.A. and the proposed transaction, as well as pro forma consolidated condensed financial information for Gerdau AmeriSteel giving effect to the transaction. Please give all of the information contained in the attached circular and its appendices your careful attention. If you require assistance, please consult your financial or other professional advisors.

         THE BOARD OF DIRECTORS OF CO-STEEL HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED TRANSACTION IS IN THE BEST INTERESTS OF CO-STEEL AND FAIR TO ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE RESOLUTION TO APPROVE THE TRANSACTION, THE CHANGE OF NAME OF CO-STEEL TO GERDAU AMERISTEEL AND THE INCREASE IN THE NUMBER OF DIRECTORS FROM 10 TO 13 PERSONS.

         Your vote is important. Please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

         We look forward to seeing you at the meeting.

                                          Yours very truly,
                                          /S/ Terry G. Newman
                                          -------------------------------------
                                          TERRY G. NEWMAN
                                          President and Chief Executive Officer

                                TABLE OF CONTENTS

                                                    PAGE
                                                    ----
NOTICE OF SPECIAL MEETING OF
 SHAREHOLDERS OF CO-STEEL INC

CAUTION REGARDING FORWARD
 LOOKING STATEMENTS IN THIS
 CIRCULAR .........................................   1

REPORTING CURRENCIES AND
 ACCOUNTING PRINCIPLES ............................   1

EXCHANGE RATES.....................................   2

SUMMARY ...........................................   3

GLOSSARY ..........................................   8

GENERAL PROXY INFORMATION..........................  12

 General...........................................  12

 Place, Date and Time..............................  12

 Matters to be Considered..........................  12

 Recommendation of the Board.......................  12

 Record Date for the Meeting.......................  12

 Non-Registered Shareholders.......................  13

 Solicitation of Proxies...........................  13

 Exercise of Discretion of Proxies ................  13

 Appointment and Revocation of Proxies ............  13

 Voting Shares and Principal Holders Thereof.......  14

 Quorum and Votes Required.........................  14

 Other Matters.....................................  14

THE TRANSACTION....................................  15

 General...........................................  15

 Background of the Transaction ....................  16

 Recommendation of Co-Steel's Board of
  Directors .......................................  16

 Reasons for the Transaction ......................  17

 Opinion of Co-Steel's Financial Advisor ..........  18

 Accounting Treatment..............................  19

 The Transaction Agreement.........................  19

DESCRIPTION OF THE COMPANIES.......................  27

 Co-Steel .........................................  27

 Gerdau North America..............................  29

SELECTED PRO FORMA AND HISTORICAL

 FINANCIAL DATA....................................  63

 Gerdau AmeriSteel Pro Forma Financial Data........  63

 Co-Steel Financial Data ..........................  64

 Gerdau Canada Group Financial Data ...............  65

 Gerdau USA Financial Data.........................  66

DESCRIPTION OF GERDAU AMERISTEEL..................   67

 Business.........................................   67

 Directors and Senior Officers....................   68

 Principal Holders of Shares after the
  Transaction ....................................   69

 Auditors, Transfer Agent and Registrar...........   69

 Stock Exchange Listing...........................   69

RISK FACTORS......................................   69

 Risk Factors Relating to the Transaction ........   69

 Risk Factors Relating to Gerdau AmeriSteel.......   71

INTERESTS OF INSIDERS IN THE

 TRANSACTION......................................   77

LEGAL MATTERS.....................................   77

INCORPORATION OF CERTAIN

 CO-STEEL DOCUMENTS BY REFERENCE..................   77

ADDITIONAL INFORMATION............................   79

CONSENT OF CIBC WORLD MARKETS INC.................   79

APPROVAL BY CO-STEEL INC. BOARD OF
 DIRECTORS........................................   80

APPROVAL BY GERDAU STEEL INC.
 BOARD OF DIRECTORS...............................   80

APPENDICES

 APPENDIX A -- TRANSACTION
  RESOLUTION......................................  A-1

 APPENDIX B -- NAME CHANGE
  RESOLUTION......................................  B-1

 APPENDIX C -- BOARD SIZE
  RESOLUTION......................................  C-1

 APPENDIX D -- OPINION OF CIBC
  WORLD MARKETS...................................  D-1

 APPENDIX E -- TRANSACTION
  AGREEMENT.......................................  E-1

 APPENDIX F -- PRO FORMA FINANCIAL
  STATEMENTS FOR GERDAU
  AMERISTEEL......................................  F-1

 APPENDIX G -- HISTORICAL FINANCIAL
  STATEMENTS FOR THE GERDAU
  CANADA GROUP....................................  G-1

 APPENDIX H -- HISTORICAL FINANCIAL
  STATEMENTS FOR GERDAU USA.......................  H-1

           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF CO-STEEL INC.

TAKE NOTICE that a special meeting of the shareholders of Co-Steel Inc. ("Co-Steel") will be held at the TSX Conference Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario on Monday the 23rd day of September, 2002, at the hour of 2:00 p.m. (Toronto time) for the following purposes:

1. to consider and, if thought fit, to approve a resolution, with or without variation, in the form set out in Appendix A to the accompanying Management Information Circular, approving the acquisition by Co-Steel of the North American operations of Gerdau S.A. in exchange for common shares of Co-Steel representing approximately 74% of the outstanding Co-Steel common shares after giving effect thereto (the "Transaction"), all as more particularly described in the accompanying Management Information Circular;

2. to consider and, if thought fit, to approve a special resolution, with or without variation, in the form set out in Appendix B to the accompanying Management Information Circular, approving the change of the name of Co-Steel to Gerdau AmeriSteel Corporation, conditional on the closing of the Transaction;

3. to consider and, if thought fit, to approve a special resolution, with or without variation, in the form set out in Appendix C to the accompanying Management Information Circular, approving the increase in the number of directors of Co-Steel from 10 to 13 persons, conditional on the closing of the Transaction; and

4. to transact such further and other business as may properly be brought before the meeting or adjournment or postponement thereof.

         Specific details of the matters proposed to be put before the meeting are disclosed in the accompanying Management Information Circular. A copy of the Management Information Circular and form of proxy accompany this notice. Whether or not you are able to be present personally at the meeting, kindly sign and return the form of proxy accompanying this notice in the envelope provided for that purpose or by facsimile to Co-Steel Inc., c/o CIBC Mellon Trust Company, 200 Queen's Quay East, Unit 6, Toronto, Ontario M5A 4K9, facsimile number (416) 368-2502. The form of proxy must be received by CIBC Mellon Trust Company prior to 4:00 p.m. (Toronto time) on September 19, 2002 or, in the event that the meeting is adjourned or postponed, prior to 4:00 p.m. (Toronto time) on the second Business Day prior to the day fixed for the adjourned or postponed meeting.

DATED at Toronto, Ontario, this 26th day of August, 2002.

                                      By Order of the Board of Directors
                                      /S/ Terry G. Newman
                                      -------------------------------------
                                      TERRY G. NEWMAN
                                      President and Chief Executive Officer

                                  CO-STEEL INC.

                         MANAGEMENT INFORMATION CIRCULAR

         The information concerning Gerdau and its North American operations contained in this Circular, including the Appendices, has been taken from or is based upon information provided directly by Gerdau Canada. The information concerning Gerdau AmeriSteel, including pro forma financial information, has been jointly provided by Gerdau Canada and Co-Steel. Although Co-Steel has no knowledge that would indicate that any statement contained herein provided by or based on information provided by Gerdau Canada is untrue or incomplete, Co-Steel assumes no responsibility for the accuracy of the information concerning or provided by Gerdau, Gerdau Canada or Gerdau North America, or for any failure by Gerdau Canada to disclose events which may have occurred that may affect the significance or accuracy of any such information but which are unknown to Co-Steel. No person is authorized to give any information or to make any representation not contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized. The timing of the delivery of this Circular shall not, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Circular until the date of delivery.

            CAUTION REGARDING FORWARD LOOKING STATEMENTS IN THIS CIRCULAR

         This Circular includes forward-looking statements that reflect the current expectations and projections of Gerdau Canada and Co-Steel about their future results, performance, prospects, and opportunities and the future results, performance, prospects and opportunities of Gerdau AmeriSteel. Gerdau Canada and Co-Steel have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe,"
"intend," "plan," "estimate," "potentially" and similar expressions.
These forward-looking statements are based on information currently available to Gerdau Canada and Co-Steel and are subject to a number of risks, uncertainties, and other factors that could cause Gerdau North America's, Co-Steel's and Gerdau AmeriSteel's actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements, including (among other matters discussed elsewhere in this Circular or materials filed with applicable securities regulatory authorities from time to time) risks relating to the completion of the Transaction, and general economic and market factors, including demand for steel products, availability and costs of electricity, natural gas and raw materials, government regulations and trade policies affecting steel imports or exports in Canada and the United States.

         There can be no assurance that the expectations of Gerdau Canada and Co-Steel will prove to be correct. In addition, all subsequent written and oral forward-looking statements attributable to Gerdau Canada or Co-Steel, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements mentioned above. You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on expectations of Gerdau Canada and Co-Steel as of the date of this Circular. Co-Steel does not intend to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

         Unless otherwise indicated, the financial information regarding Co-Steel, including the audited and unaudited consolidated financial statements of Co-Steel incorporated herein by reference and the summaries thereof contained in this Circular, are reported in Canadian dollars and have been prepared in accordance with Canadian GAAP. The unaudited pro forma consolidated condensed financial statements of Gerdau AmeriSteel giving effect to the completion of the Transaction are reported in U.S. dollars and have been prepared in accordance with Canadian GAAP.

         The financial information regarding the operations of the Gerdau Canada Group, including the combined audited and unaudited financial statements for the Gerdau Canada Group and the summaries thereof contained in this document, are reported in U.S. dollars and have been prepared in accordance with Canadian GAAP. The financial information regarding Gerdau's U.S. operations, including the consolidated unaudited financial statements of Gerdau USA (which includes the financial information of its primary operating subsidiary AmeriSteel) and the summaries thereof contained in this Circular, are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP, which, except as disclosed by Gerdau Canada in this Circular, as applied to these companies, does not differ materially from Canadian GAAP.

                                 EXCHANGE RATES

         The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the Bank of Canada Noon Rate and generally reflecting the exchange rates for transactions of Cdn$1 million or more:

                             SIX MONTHS        YEAR ENDED DECEMBER 31,
                               ENDED          -------------------------
                            JUNE 30, 2002      2001     2000      1999
                            -------------     ------   ------    ------
High ....................      1.6132         1.6021   1.5593    1.5298
Low .....................      1.5110         1.4936   1.4341    1.4433
Average .................      1.5744         1.5484   1.4852    1.4858
Period End ..............      1.5187         1.5926   1.5002    1.4433

         The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the Bank of Canada Noon Rate and generally reflecting the exchange rates for transactions of US$1 million or more:

                             SIX MONTHS        YEAR ENDED DECEMBER 31,
                               ENDED          -------------------------
                            JUNE 30, 2002      2001     2000      1999
                            -------------     ------   ------    ------
High ....................      0.6618         0.6695   0.6973    0.6929
Low .....................      0.6199         0.6242   0.6413    0.6537
Average .................      0.6353         0.6460   0.6736    0.6731
Period End ..............      0.6585         0.6279   0.6666    0.6929

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                                     SUMMARY

         The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Circular and the attached Appendices. This summary may not contain all of the information that is important to you. You should carefully read this entire Circular and the other documents referred to for a complete understanding of the Transaction. In particular, you should read the Appendices attached to this Circular, including the Transaction Agreement which is attached to this Circular as Appendix E. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Glossary, which immediately follows this summary, or elsewhere in this Circular. Unless otherwise noted, all dollar amounts in this Circular are expressed in Canadian dollars, except for the pro forma financial statements of Gerdau AmeriSteel set out in Appendix F and the historical financial statements of Gerdau North America set out in Appendices G and H and summarized elsewhere in the Circular, which are in U.S. dollars.

CO-STEEL

         Co-Steel, directly and through its Subsidiaries and joint venture company, Gallatin, is one of the world's largest minimill steel producers and steel scrap processors. Co-Steel's minimill operations consist of: Co-Steel Lasco division, located in Whitby, Ontario; Co-Steel Raritan, Inc., located in Perth Amboy, New Jersey; Co-Steel Sayreville, Inc., located in Sayreville, New Jersey; and Gallatin Steel Company, a 50%-owned flat rolled steel joint venture, located in Gallatin County, Kentucky. Through these facilities, Co-Steel manufactures and markets, reinforcing steel bar and rod, wire rod, merchant bar, structural shapes and flat rolled steel products used principally in the construction, automotive, appliance, machinery and equipment industries. Co-Steel produced 2.3 million tons of finished steel products in fiscal 2001.

         Co-Steel is also a major participant in the sourcing, trading and processing of steel scrap for Co-Steel's own use and for sale to third parties. Through its Co-Steel Recycling division, with recovery sites in Southern Ontario and Western New York, Co-Steel currently recycles over 1.0 million tons of ferrous and non-ferrous material, annually.

         Co-Steel's registered office and executive office are both located at Hopkins Street South, Whitby, Ontario, L1N 5T1.

         See "Description of the Companies -- Co-Steel".

GERDAU AND ITS NORTH AMERICAN OPERATIONS

         The Gerdau North American operations include seven minimills located in Jacksonville, Florida; Charlotte, North Carolina; Jackson and Knoxville, Tennessee; Cartersville, Georgia; Cambridge, Ontario; and Selkirk, Manitoba. Also included are Gerdau North America's 26 value added downstream rebar fabricating and specialty steel processing facilities and six scrap operations. These operations are performed through three Subsidiaries of Gerdau: Gerdau USA, Gerdau Courtice and Gerdau MRM. Gerdau USA indirectly owns approximately 87% of the issued and outstanding shares of AmeriSteel, a Florida corporation. Approximately 4% of the remaining shares of AmeriSteel are owned by an institutional investor and the remaining 9% are owned by executives, employees and other related parties.

         Gerdau North America manufactures and markets a wide range of steel products including concrete reinforcing bars, merchant bars, structural shapes, beams, special sections and, to a lesser extent, rods, in its five minimills located in the eastern United States and in its two minimills located in Manitoba and Ontario, Canada. It also operates 17 rebar fabricating and epoxy coating plants that serve the eastern and midwestern United States in close proximity to its mills, two rail spike manufacturing facilities, a wire mesh and collated nail manufacturing facility and two cold drawn plants. Gerdau North America also operates four specialty processing centers servicing OEMs and six scrap processing operations. Gerdau North America's products are generally sold to steel service centers, fabricators or directly to OEMs for use in a variety of industries, including the construction, automotive industry and equipment manufacturing industry.

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                                       3

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         Gerdau North America is controlled by Brazilian steelmaker Gerdau, a leading producer of long steel products in Brazil, Chile and Uruguay. Within Brazil, Gerdau operates a nationwide network of 70 branch locations dedicated to the distribution of a full range of long and flat steel products. Gerdau's Acominas Subsidiary in Brazil is also one of the largest exporters of semi-finished steel products. Gerdau's legacy and tradition covers an impressive span of 101 years of significant contributions to the development of the Brazilian steel industry. To service the steel requirements of its global customer base, Gerdau has assembled 12 million tons of steel capacity, 16,000 dedicated employees and total assets exceeding US$3 billion. Annually, Gerdau manufactures and distributes US$2.7 billion in steel products for applications in the construction, agricultural, automotive, industrial and other sectors.

         See "Description of the Companies -- Gerdau North America".

THE TRANSACTION

         Pursuant to the Transaction Agreement, Co-Steel will acquire all of the issued and outstanding shares of Gerdau MRM, Gerdau Courtice and Gerdau USA, including AmeriSteel, the primary operating Subsidiary of Gerdau USA, in exchange for Co-Steel Common Shares representing approximately 74% of the Co-Steel Common Shares after giving effect to the Transaction (calculated excluding Co-Steel Common Shares underlying the Co-Steel Debentures and out-of-the money options to purchase Co-Steel Common Shares).

         In particular, if the Transaction is completed pursuant to the terms of the Transaction Agreement, the following will result:

         - Co-Steel will issue 146,588,194 Co-Steel Common Shares to Gerdau Canada, or one of its wholly-owned Subsidiaries, a portion of which will be issued to the AmeriSteel Minority Shareholders pursuant to the AmeriSteel Minority Exchange;

         - Co-Steel will acquire all of the issued and outstanding shares of Gerdau MRM, Gerdau Courtice and Gerdau USA (the holding company of AmeriSteel), and thereby acquire all of Gerdau's North American operations;

         -  the name of Co-Steel will change to "Gerdau AmeriSteel
            Corporation";

         - the existing Co-Steel shareholders will retain approximately 26% of the common shares of Gerdau AmeriSteel after completion of the Transaction;

         - up to an additional approximately 2.9 million common shares of Gerdau AmeriSteel will be reserved for issuance pursuant to outstanding AmeriSteel Options that will be exchanged for options to purchase common shares of Gerdau AmeriSteel pursuant to the AmeriSteel Minority Exchange;

         - the board of directors of Co-Steel will be increased from 10 to 13 persons and reconstituted to consist of a majority of independent directors, initially comprised of seven existing independent directors from Co-Steel, five directors appointed by Gerdau Canada (with Jorge Gerdau Johannpeter serving as Chairman) and Terry Newman (currently President and Chief Executive Officer of Co-Steel serving as Vice-Chairman); and

         - the senior management of Gerdau AmeriSteel will consist of Phillip Casey, Chief Executive Officer and President (currently Chief Executive Officer and President of AmeriSteel), Andre Bier Johannpeter, Chief Operating Officer -- Canada (currently Corporate Executive Vice President of Gerdau), Mike Mueller, Vice President, U.S. Operations (currently Vice President, Steel Mill Operations of AmeriSteel), Andre Beaudry, Vice President, Marketing (currently Vice President, Mill Product Sales of' AmeriSteel), and Tom Landa, Chief Financial Officer (currently Vice-President, Chief Financial Officer and Secretary of AmeriSteel).

         See "The Transaction -- General", "The Transaction -- The Transaction Agreement" and "Description of Gerdau AmeriSteel".

--------------------------------------------------------------------------------

RECOMMENDATION OF CO-STEEL'S BOARD OF DIRECTORS

         In approving the Transaction Agreement, the Co-Steel board of directors determined unanimously that the Transaction is in the best interests of Co-Steel and fair to its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF CO-STEEL UNANIMOUSLY RECOMMENDS THAT CO-STEEL SHAREHOLDERS VOTE IN FAVOUR OF THE TRANSACTION RESOLUTION, THE NAME CHANGE RESOLUTION AND THE BOARD SIZE RESOLUTION. Each of the directors has advised Co-Steel that he intends to vote all of the Co-Steel Common Shares held, directly or indirectly, by him in favour of the Transaction Resolution, the Name Change Resolution and the Board Size Resolution at the Meeting.

REASONS FOR THE TRANSACTION

         The board of directors of Co-Steel unanimously approved the Transaction Agreement and unanimously recommends that Co-Steel shareholders vote in favour of the Transaction because the board believes that Gerdau AmeriSteel will have the financial strength, operational critical mass and professional talent pool to succeed in the difficult North American steel market. Gerdau AmeriSteel will have the potential to realize a stronger competitive position and improved long-term operating and financial results compared to Co-Steel as a stand-alone entity. In approving the Transaction Agreement, the Co-Steel board of directors considered a number of benefits and factors, including (among others):

         - ECONOMIES OF SCALE. Gerdau AmeriSteel will be the second largest North American minimill steel producer with a fully competitive range of steel products and geographical diversification. Gerdau AmeriSteel will have a combined network of 11 minimill facilities in Canada and the U.S. with an annual manufacturing capacity in excess of 6.8 million tons of finished steel products. The combined mills will have downstream outlets with 29 steel fabricating and specialty product facilities and will source a portion of their raw material requirements from Gerdau AmeriSteel's internal network of scrap processing facilities. Through its greater size, operational efficiencies and financial strength and its increase in market presence, Gerdau AmeriSteel will be able to compete more effectively for additional business in its strategic markets.

         - PRODUCT AND GEOGRAPHIC DIVERSIFICATION. Through its network of 11 mill locations in eastern North America, Gerdau AmeriSteel will be able to more effectively and efficiently service its customers throughout the eastern North American market with a fully competitive range of steel products and geographical diversification, resulting in improved operational efficiencies.

         - DOWNSTREAM INTEGRATION. Gerdau AmeriSteel's minimills will be integrated with 29 downstream steel fabricating and specialty product businesses resulting in increased profit margins and a reduction in earnings volatility. The increase in product offerings will reduce the company's risk profile and provide a more stable earnings stream.

         - COST SAVINGS. Co-Steel and Gerdau expect that Gerdau AmeriSteel will realize from the integration of the operations of Co-Steel and Gerdau North America approximately $35 million in annual cost savings through freight rationalization, product rationalization, scheduling efficiencies and scrap rationalization. The full realization of these synergy benefits should be achievable in the near term. Incremental cost savings from operational improvements are also anticipated through the knowledge exchange of best operating practices and coordination of manufacturing technologies.

         - ACCRETIVE TRANSACTION. Co-Steel and Gerdau expect that the Transaction will be accretive to Co-Steel's earnings and cash flow on a pro forma basis for 2002 and going forward.

         - FINANCIAL STRENGTH. Gerdau AmeriSteel will have an improved leverage position compared to Co-Steel, improving its financial strength with a corresponding reduction in financial risk. Stable cash flows combined with moderate capital expenditures are expected to further decrease the leverage position of Gerdau AmeriSteel.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         - EARNINGS STABILITY. The increased scale of operations, higher margins of additional products, cost savings and the decrease in leverage position will result in greater earnings stability. Over the last five financial years, Gerdau North America's earnings have been considerably more stable and consistent than Co-Steel's earnings.

         - STRONG SPONSORSHIP. Gerdau AmeriSteel will have access to the knowledge base of, and sponsorship from, its parent company, Gerdau, one of the largest steel producers in the world with a history of 101 years in the steel industry. Gerdau has installed capacity of 12 million tons under management through 19 steel plants with a network of 70 sales branches. Gerdau AmeriSteel will be able to capitalize on Gerdau's professional management and its expertise in specialty products and steel production.

         -  FAIRNESS OPINION. Co-Steel's financial advisor, CIBC World
            Markets, has delivered a fairness opinion to Co-Steel's board of directors that the consideration to be received by Co-Steel in exchange for the Co-Steel Common Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

         - TERMS OF THE TRANSACTION AGREEMENT. Co-Steel's board of directors considered the terms and conditions of the Transaction Agreement generally, including the parties' respective representations, warranties, conditions and covenants and the circumstances in which a Termination Fee (payable in cash or, at the election of Co-Steel, Co-Steel Common Shares) is payable to Gerdau Canada. In addition, under the terms of the Transaction Agreement, the Co-Steel board of directors is able to respond to any unsolicited Alternative Proposal, if required, in accordance with its fiduciary duties.

         See "The Transaction -- Reasons for the Transaction".

OPINION OF CO-STEEL'S FINANCIAL ADVISOR

         In deciding to approve the Transaction Agreement and the transactions contemplated thereby, Co-Steel's board of directors considered an opinion from its financial advisor, CIBC World Markets. On August 9, 2002, CIBC World Markets delivered its oral opinion (which was subsequently confirmed in writing) to the board of directors of Co-Steel that, as of the date of such opinion, and subject to the limitations and assumptions in such opinion, the consideration to be received by Co-Steel in exchange for the Co-Steel Common Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

         The full text of the CIBC World Markets opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix D to this Circular. Co-Steel shareholders are encouraged to read the opinion carefully. The opinion of CIBC World Markets is addressed to the board of directors of Co-Steel and only relates to the fairness to Co-Steel, from a financial point of view, of the consideration to be received by Co-Steel pursuant to the Transaction. The opinion does not address any other aspects of the Transaction and does not constitute an opinion or recommendation to any shareholder of Co-Steel as to how such shareholder should vote with respect to the Transaction Resolution, the Name Change Resolution or the Board Size Resolution.

         See "The Transaction -- Opinion of Co-Steel's Financial Advisor".

--------------------------------------------------------------------------------

GERDAU AMERISTEEL SUMMARY PRO FORMA FINANCIAL DATA

         This summary of unaudited pro forma consolidated condensed financial information for Gerdau AmeriSteel is a summary of, is derived from and should be read in conjunction with the unaudited pro forma consolidated condensed financial statements of Gerdau AmeriSteel and the notes thereto set out in Appendix F to this Circular. The unaudited pro forma consolidated condensed financial information for Gerdau AmeriSteel, after giving effect to the Transaction, was derived by combining the historical consolidated financial information for Co-Steel, the Gerdau Canada Group and Gerdau USA. The unaudited pro forma consolidated condensed financial information is for illustrative purposes only and shareholders should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Gerdau AmeriSteel will experience upon completion of the Transaction.

                                                    FOR THE            FOR THE
                                               SIX MONTHS ENDED       YEAR ENDED
                                                 JUNE 30, 2002     DECEMBER 31, 2001
                                               ----------------    -----------------
                                                           (Unaudited)
                                               (in millions of United States dollars
                                                 except per share information)
STATEMENT OF EARNINGS (LOSS)
Sales .......................................       815.4            1,511.1
Operating earnings (loss) ...................        38.8              (14.5)
Net earnings (loss) .........................         4.6              (55.9)
Net earnings (loss) per share ($) ...........        0.01              (0.30)

                                                                 AS AT JUNE 30, 2002
                                                               ----------------------
                                                                     (Unaudited)
                                                                   (in millions of
                                                               United States dollars)
BALANCE SHEET
Total assets ...............................................         1,584.4
Total debt, net(1) .........................................           568.8
Shareholders' equity .......................................           620.6

------------------
(1) Bank indebtedness and long-term debt (including current portion), excluding Co-Steel Debentures, and net of cash and cash equivalents.

--------------------------------------------------------------------------------

                                    GLOSSARY

"1933 ACT" means the United States Securities Act of 1933, as amended.

"1934 ACT" means the United States Securities Exchange Act of 1934, as amended.

"AFFILIATE" has the meaning ascribed thereto in the Securities Act.

"ALTERNATIVE PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of the Transaction Agreement) (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel or any of its Material Subsidiaries; (ii) any acquisition of assets representing 20% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; (iii) any acquisition of beneficial ownership of 20% or more of the then issued and outstanding Co-Steel Common Shares in a single transaction or a series of related transactions; (iv) any acquisition by Co-Steel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person that, individually or in the aggregate, are not material to Co-Steel and its Subsidiaries, taken as a whole); or (v) any bona fide proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to an Alternative Proposal.

"AMERISTEEL" means AmeriSteel Corporation, a corporation existing under the state laws of Florida.

"AMERISTEEL MINORITY EXCHANGE" means the exchange by the AmeriSteel Minority Shareholders who hold, in the aggregate, approximately 13% of the outstanding shares of AmeriSteel, of their shares of AmeriSteel for common shares of Gerdau AmeriSteel and the exchange of outstanding AmeriSteel Options for options to purchase up to an additional approximately 2.9 million common shares of Gerdau AmeriSteel, as more particularly set out in Article 3 and Schedule B of the Transaction Agreement.

"AMERISTEEL MINORITY SHAREHOLDERS" means the shareholders, other than Gerdau and its Subsidiaries, who hold, in the aggregate, approximately 13% of the outstanding shares of AmeriSteel.

"AMERISTEEL OPTIONS" means the approximately 300,000 options to purchase shares of common stock of AmeriSteel that, if outstanding at the Effective Time of the Plan of Merger, will be exchanged for options to purchase up to an additional 2.9 million Co-Steel Common Shares pursuant to the AmeriSteel Minority Exchange.

"BOARD SIZE RESOLUTION" means the special resolution, with or without variation, approving the increase in the number of directors of Co-Steel from 10 to 13 persons, conditional on closing of the Transaction, in the form attached as Appendix C to this Circular.

"BUSINESS DAY " means any day other than a Saturday, Sunday or statutory holiday in Ontario.

"CANADIAN GAAP" means Canadian generally accepted accounting principles.

"CIBC WORLD MARKETS" means CIBC World Markets Inc., financial advisor to Co-Steel and its board of directors.

"CIRCULAR" means the Notice of Meeting and this management information circular delivered in connection with the Meeting, as they may be amended.

"COMMISSIONER" means the Commissioner of Competition appointed under the Competition Act.

"COMPETITION ACT" means the Competition Act (Canada), as amended, and includes the Regulations promulgated thereunder.

"CO-STEEL" means Co-Steel Inc., a corporation existing under the laws of the Province of Ontario.

"CO-STEEL COMMON SHARES" means the common shares in the capital of Co-Steel.

"CO-STEEL DEBENTURES" means the unsecured subordinated convertible debentures in the aggregate principal amount of $125 million issued by Co-Steel on April 23, 1997.

"EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Merger.

"EXPENSE FEE" means a payment in the amount of $2.5 million.

"GALLATIN" means the partnership between Co-Steel C.S.M. Corp. and Dofasco Gallatin Inc. carrying on business as Gallatin Steel Company.

"GERDAU" means Gerdau S.A., a corporation existing under the laws of Brazil.

"GERDAU AMERISTEEL" means Co-Steel Inc. (to be renamed Gerdau AmeriSteel Corporation) after completion of the Transaction.

"GERDAU CANADA" means Gerdau Steel Inc., a corporation existing under the federal laws of Canada.

"GERDAU CANADA GROUP" means Gerdau Courtice, Gerdau MRM and their respective Subsidiaries.

"GERDAU COURTICE" means Gerdau Courtice Steel Inc., a corporation existing under the laws of the Province of Saskatchewan.

"GERDAU CREDIT FACILITY" means the Amended and Restated Loan Agreement dated November 8, 1996 among Gerdau Canada, Gerdau Courtice, Gerdau MRM and GUSAP Partners (as borrowers) and certain lenders.

"GERDAU MRM" means Gerdau MRM Holdings Inc., a corporation existing under the federal laws of Canada, and the holding company of Gerdau MRM Steel Inc.

"GERDAU NORTH AMERICA" means Gerdau Courtice, Gerdau MRM and Gerdau USA and each of their respective Subsidiaries, including AmeriSteel.

"GERDAU USA" means Gerdau USA Inc., a corporation existing under the laws of the state of Delaware and the holding company of AmeriSteel.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America.

"ICA" means the Investment Canada Act.

"INDEPENDENT" means, in relation to a director of Co-Steel (Gerdau AmeriSteel), a director who is not related (as defined by the TSX's Guidelines on Corporate Governance) to Co-Steel (Gerdau AmeriSteel), Gerdau or their respective affiliates.

"MATERIAL ADVERSE EFFECT" means, in respect of Gerdau Canada or Co-Steel, any change, effect, event, occurrence or change in state of facts that is, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition, results of operations or prospects of Gerdau North America or Co-Steel and its Subsidiaries, in each case, taken as a whole, other than any change, effect, event, occurrence or change in state of facts relating to (i) general political, financial or economic conditions or the state of securities markets in general, including any reduction in major market indices; (ii) the North American steel industry in general, and not specifically relating to Gerdau North America or Co-Steel and its Subsidiaries, respectively; or (iii) changes in laws of general applicability or interpretations of those laws by Regulatory Authorities. For the purposes of interpreting the term "material adverse effect", a decrease in the market price or trading volume of the Co-Steel Common Shares will not constitute a "material adverse effect" unless such decrease is attributable to or arises as a consequence of any change, effect, event, occurrence or change in state of facts that would otherwise have a material adverse effect on Co-Steel.

"MATERIAL PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of the Transaction Agreement) (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel or any of its Material Subsidiaries, in any case with the effect that Co-Steel shareholders own less than 50% of the resulting entity or combined business; (ii) any acquisition of assets representing 50% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; (iii) any acquisition of beneficial ownership of 50% or more of the then issued and outstanding Co-Steel Common Shares in a single transaction or a series of related transactions; (iv) any acquisition by Co-Steel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person that, individually or in the aggregate, have a value of 50% or less of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole); (v) any sale by Co-Steel or any of its Subsidiaries of two or more minimill facilities (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; or (vi) any bona fide proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to a Material Proposal.

"MATERIAL SUBSIDIARY" means a Subsidiary if (i) the assets of the Subsidiary and its Subsidiaries exceed 5% of the total assets of Co-Steel and its Subsidiaries on a consolidated basis as at December 31, 2001, or (ii) Co-Steel's direct or indirect equity interest in the income (before income taxes and extraordinary items) of the Subsidiary and its Subsidiaries exceeds 5% of such income of Co-Steel and its Subsidiaries on a consolidated basis during the fiscal year ended December 31, 2001.

"MEETING" means the special meeting of holders of Co-Steel Common Shares to be held on September 23, 2002, including any adjournment or postponement thereof, to consider and vote upon the Transaction Resolution, the Name Change Resolution and the Board Size Resolution.

"NAME CHANGE RESOLUTION" means the special resolution, with or without variation, approving the change of name of Co-Steel to Gerdau AmeriSteel Corporation, conditional on closing of the Transaction, in the form attached as Appendix B to this Circular.

"NOTICE OF MEETING" means the notice of special meeting accompanying this Circular and sent to Co-Steel shareholders.

"OBCA" means the Business Corporations Act (Ontario).

"OEM" means original equipment manufacturer.

"PLAN OF MERGER" means the Plan of Merger to give effect to the AmeriSteel Minority Exchange, as set out more particularly in Schedule B to the Transaction Agreement attached as Appendix E to this Circular.

"RARITAN" means Co-Steel Raritan, Inc., a corporation existing under the laws of the State of New Jersey.

"REGULATORY APPROVALS" means the regulatory approvals set out in Schedule A to the Transaction Agreement attached as Appendix E to this Circular.

"REGULATORY AUTHORITY" means any (i) supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, association, institution, or other similar authority,
(ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, delegated by, or for the account of any of the foregoing, (iii) any industry self-regulatory organization or any stock exchange or (iv) any minister, secretary or other governmentally appointed individual, in each case whether domestic or foreign, and includes the Commissioner.

"SAYREVILLE" means Co-Steel Sayreville, Inc., a corporation existing under the laws of the State of Delaware.

"SEC" means the United States Securities and Exchange Commission.

"SUBSIDIARY" of any person means (i) any corporation or other entity of which securities or other owner ownership interests having voting power to elect a majority of the board of directors or of other persons performing similar functions are directly or indirectly owned or controlled by such person, (ii) any partnership of which such person or another of its Subsidiaries is a general partner or owns or controls, directly or indirectly, more than 50% of the ownership interests and (iii) in the case of the representations and warranties of Co-Steel contained in Article 5 of the Transaction Agreement, includes Gallatin.

"SUPERIOR PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of the Transaction Agreement) (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel; (ii) any acquisition of assets representing 65% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; or (iii) any acquisition of beneficial ownership of 65% or more of the then issued and outstanding Co-Steel Common Shares in a single transaction or a series of related transactions; that (a) if completed in accordance with its terms, would result in or would reasonably be expected to result in a transaction more favourable to Co-Steel and its shareholders than the Transaction, and (b) is reasonably capable of completion without undue delay.

"TERMINATION FEE" means a fee of $8 million payable, at the election of Co-Steel, in cash or at the option of Co-Steel, Co-Steel Common Shares, with the number of Co-Steel Common Shares being calculated based on 95% of the average closing price of a Co-Steel Common Share on the TSX on the three trading days prior to the termination date.

"TRANSACTION" means the sale by Gerdau of Gerdau North America to Co-Steel in exchange for Co-Steel Common Shares issued pursuant to the Transaction Agreement and the AmeriSteel Minority Exchange.

"TRANSACTION AGREEMENT" means the Transaction Agreement dated August 12, 2002 among Co-Steel, Gerdau Canada and Gerdau entered into in connection with the Transaction, as amended and restated, attached as Appendix E to the Circular.

"TRANSACTION RESOLUTION" means the resolution, with or without variation, approving the Transaction, in the form attached as Appendix A to the Circular.

"TSX" means the Toronto Stock Exchange.

"U.S. GAAP" means United States generally accepted accounting principles.

                            GENERAL PROXY INFORMATION

GENERAL

         CO-STEEL IS FURNISHING THIS DOCUMENT TO ITS SHAREHOLDERS IN CONNECTION WITH THE SOLICITATION OF PROXIES BY MANAGEMENT OF CO-STEEL FOR USE AT THE SPECIAL MEETING OF CO-STEEL SHAREHOLDERS TO BE HELD ON SEPTEMBER 23, 2002 (THE "MEETING").

PLACE, DATE AND TIME

         The Meeting is to be held at the TSX Conference Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario on Monday the 23rd day of September, 2002 at the hour of 2:00 p.m. (Toronto time).

MATTERS TO BE CONSIDERED

         At the Meeting, Co-Steel shareholders will be asked:

         1. to consider and, if thought fit, to approve the Transaction Resolution approving the acquisition by Co-Steel of Gerdau North America in exchange for Co-Steel Common Shares representing approximately 74% of the outstanding Co-Steel Common Shares after giving effect thereto, all as more particularly described in this Circular and the annexed Transaction Agreement;

         2. to consider and, if thought fit, to approve the Name Change Resolution, approving the change of the name of Co-Steel to Gerdau AmeriSteel Corporation, conditional on the closing of the Transaction;

         3. to consider and, if thought fit, to approve the Board Size Resolution, approving the increase in the number of directors of Co-Steel from 10 to 13 persons, conditional on closing of the Transaction; and

         4. to transact such further and other business as may properly be brought before the Meeting.

         A copy of the Transaction Agreement contemplating the Transaction is attached to this Circular as Appendix E. Co-Steel shareholders are encouraged to read the Transaction Agreement and the other information contained in this Circular and the attached Appendices carefully and in their entirety before deciding how to vote on these matters.

RECOMMENDATION OF THE BOARD

         The Co-Steel board of directors determined unanimously that the Transaction is in the best interest of Co-Steel and is fair to the Co-Steel shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF CO-STEEL UNANIMOUSLY RECOMMENDS THAT CO-STEEL SHAREHOLDERS VOTE IN FAVOUR OF THE TRANSACTION RESOLUTION, THE NAME CHANGE RESOLUTION AND THE BOARD SIZE RESOLUTION. Each of the directors has advised Co-Steel that he intends to vote all of the Co-Steel Common Shares held, directly or indirectly, by him in favour of the Transaction Resolution, the Name Change Resolution and the Board Size Resolution at the Meeting.

RECORD DATE FOR THE MEETING

         The record date for determining the Co-Steel shareholders entitled to notice of and to vote at the Meeting is August 21, 2002. Shareholders holding Co-Steel Common Shares as of this date, will be entitled to vote their Co-Steel Common Shares at the Meeting.

NON-REGISTERED SHAREHOLDERS

         Non-registered shareholders of Co-Steel should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, non-registered shareholders of Co-Steel will not receive the same proxy form as distributed by Co-Steel to registered shareholders but will be provided with either a request for voting instructions or a proxy form executed by the intermediary but otherwise uncompleted. Intermediaries will then submit votes on behalf of the non-registered shareholder. If you are a non-registered shareholder, please submit your voting instructions to your intermediary in sufficient time to ensure that your votes are received by Co-Steel on or before 4:00 p.m. (Toronto time) on September 19, 2002.

SOLICITATION OF PROXIES

         THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY MANAGEMENT OF CO-STEEL TO BE USED AT THE MEETING FOR THE PURPOSES SET FORTH IN THE NOTICE OF MEETING ACCOMPANYING THIS CIRCULAR. The costs of the solicitation will be borne by Co-Steel.

         It is expected that management's solicitation of proxies will be primarily by mail, however, directors, officers and employees of Co-Steel may also solicit proxies by telephone, telecopier, email or in person. In addition, Co-Steel will reimburse brokers and nominees for their reasonable expenses in forwarding proxies and accompanying material to Non-Registered Holders of Co-Steel Common Shares. Furthermore, Co-Steel has engaged CIBC World Markets (the "Dealer Manager") to form a soliciting dealer group comprised of members of the TSX and the Investment Dealers Association of Canada in order to solicit proxies from Co-Steel shareholders in connection with the Meeting. No additional fee will be paid to CIBC World Markets in its capacity as Dealer Manager or for its assistance in forming and managing the soliciting dealer group in connection with the solicitation of proxies in connection with the Meeting. However, Co-Steel has agreed to pay to each member of the soliciting dealer group whose name appears in the designated place on a duly executed and delivered form of proxy a solicitation fee of $0.05 for each Co-Steel Common Share represented by such a proxy in favour of the Transaction Resolution, provided that the solicitation fee in respect of any single shareholder shall not be less than $85 nor more than $1,500.

EXERCISE OF DISCRETION OF PROXIES

         The shares represented by any proxy received by management will be voted or withheld from voting by the persons named in the enclosed form of proxy in accordance with the direction of the shareholders appointing them. IN THE ABSENCE OF ANY DIRECTION TO THE CONTRARY, IT IS INTENDED THAT THE SHARES REPRESENTED BY PROXIES RECEIVED BY MANAGEMENT WILL BE VOTED ON ANY BALLOT: (A) "FOR" THE TRANSACTION RESOLUTION, (B) "FOR" THE NAME CHANGE RESOLUTION AND
(C) "FOR" THE BOARD SIZE RESOLUTION.

         The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to matters not specifically mentioned in the Notice of Meeting, but which may properly come before the Meeting and with respect to amendments or variations of matters identified in the Notice of Meeting.

APPOINTMENT AND REVOCATION OF PROXIES

         THE PERSONS SPECIFIED IN THE ENCLOSED FORM OF PROXY ARE SENIOR OFFICERS OF CO-STEEL. EACH SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT ON THE SHAREHOLDER'S BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY. SUCH RIGHT MAY BE EXERCISED BY STRIKING OUT THE NAMES OF THE SPECIFIED PERSONS AND INSERTING THE NAME OF THE SHAREHOLDER'S NOMINEE IN THE SPACE PROVIDED OR BY COMPLETING ANOTHER APPROPRIATE FORM OF PROXY AND, IN EITHER CASE, DELIVERING THE FORM OF PROXY TO CO-STEEL PRIOR TO THE HOLDING OF THE MEETING.

         Whether or not you are able to attend the Meeting in person, please complete, sign, date and return the enclosed form of proxy in the enclosed envelope or by facsimile addressed to Co-Steel Inc., c/o CIBC Mellon Trust Company, 200 Queen's Quay East, Unit 6, Toronto, Ontario M5A 4K9, facsimile number (416) 368-2502. The form of proxy must be received by CIBC Mellon Trust Company prior to 4:00 p.m. (Toronto time) on September 19, 2002 or, in the event that the Meeting is adjourned or postponed, prior to 4:00 p.m. (Toronto time) on the second Business Day prior to the day fixed for the adjourned or postponed Meeting.

         A Co-Steel shareholder executing the form of proxy enclosed with this Circular has the power to revoke it by an instrument in writing executed by the Co-Steel shareholder or an attorney authorized in writing or, where the Co-Steel shareholder is a corporation, by a duly authorized officer or attorney of the corporation. The instrument of revocation must be delivered to Co-Steel Inc., c/o CIBC Mellon Trust Company, 200 Queen's Quay East, Unit 6, Toronto, Ontario M5A 4K9, facsimile number (416) 368-2502 at any time up to and including the last Business Day preceding the date of the Meeting or to the Chairman of the Meeting on the day of the Meeting before any vote in respect of which the proxy is to be used is taken. A proxy may also be revoked in any other manner permitted by law.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

         The share capital of Co-Steel consists of an unlimited number of Co-Steel Common Shares and an unlimited number of preferred shares, issuable in series. As of the date hereof, 51,503,960 Co-Steel Common Shares and no preferred shares are outstanding.

         Holders of Co-Steel Common Shares of record at the close of business on August 21, 2002, will be entitled to vote at the Meeting except to the extent that a person has transferred any Co-Steel Common Shares after that date and the new holder of such shares establishes proper ownership and requests not later than 10 days before the Meeting to be included in the list of shareholders eligible to vote at the Meeting. Holders of Co-Steel Common Shares are entitled to one vote for each share held.

         To the knowledge of the directors and officers of Co-Steel, no person beneficially owns or exercises control or direction over securities of Co-Steel carrying more than 10% of the voting rights attaching to any class of voting securities of Co-Steel.

QUORUM AND VOTES REQUIRED

         The by-laws of Co-Steel provide that attendance at the Meeting by two shareholders present in person or represented by proxy shall constitute a quorum.

         A simple majority (more than 50%) of the votes cast on the resolution is required to pass the Transaction Resolution. A special majority (2/3) of the votes cast on the resolution is required to pass the Name Change Resolution and the Board Size Resolution. Completion of the Transaction is not conditional upon approval of the Name Change Resolution or the Board Size Resolution.

OTHER MATTERS

         Except as set out in the Notice of Meeting, the Co-Steel board of directors does not currently intend to bring any other business before the Meeting and, to the knowledge of the Co-Steel board of directors, no other matters other than those indicated above are to be brought before the Meeting. If, however, any other matter properly comes before the Meeting, the proxy holders will, in their discretion, vote on such matters in accordance with their own best judgment.

                                 THE TRANSACTION

         The following is a description of the material aspects of the Transaction, including the Transaction Agreement. While Co-Steel believes that the following description covers the material terms of the Transaction, the description may not contain all of the information that is important to you. You should read this Circular and the other documents referred to herein carefully and in their entirety for a more complete understanding of the Transaction. In particular, the following summary of the Transaction Agreement is not complete and is qualified in its entirety by reference to the copy of the Transaction Agreement which is attached as Appendix E and is incorporated by reference into this Circular in its entirety.

GENERAL

         Pursuant to the Transaction Agreement, Co-Steel will acquire all of the issued and outstanding shares of Gerdau MRM, Gerdau Courtice and Gerdau USA, including AmeriSteel, the primary operating Subsidiary of Gerdau USA, in exchange for Co-Steel Common Shares representing approximately 74% of the Co-Steel Common Shares after giving effect to the Transaction (calculated excluding Co-Steel Common Shares underlying the Co-Steel Debentures and out-of-the money options to purchase Co-Steel Common Shares).

         In particular, if the Transaction is completed pursuant to the terms of the Transaction Agreement, the following will result:

         - Co-Steel will issue 146,588,194 Co-Steel Common Shares to Gerdau Canada, or one of its wholly-owned Subsidiaries, a portion of which will be issued to the AmeriSteel Minority Shareholders pursuant to the AmeriSteel Minority Exchange;

         - Co-Steel will acquire all of the issued and outstanding shares of Gerdau MRM, Gerdau Courtice and Gerdau USA (the holding company of AmeriSteel), and thereby acquire all of Gerdau's North American operations;

         - the name of Co-Steel will change to "Gerdau AmeriSteel
           Corporation";

         - the existing Co-Steel shareholders will retain approximately 26% of the common shares of Gerdau AmeriSteel after completion of the Transaction;

         - up to an additional approximately 2.9 million common shares of Gerdau AmeriSteel will be reserved for issuance pursuant to outstanding AmeriSteel Options that will be exchanged for options to purchase common shares of Gerdau AmeriSteel pursuant to the AmeriSteel Minority Exchange;

         - the board of directors of Co-Steel will be increased from 10 to 13 persons and reconstituted to consist of a majority of independent directors, initially comprised of seven existing independent directors from Co-Steel, five directors appointed by Gerdau Canada (with Jorge Gerdau Johannpeter serving as Chairman) and Terry Newman (currently President and Chief Executive Officer of Co-Steel serving as Vice-Chairman); and

         - the senior management of Gerdau AmeriSteel will consist of Phillip Casey, Chief Executive Officer and President (currently Chief Executive Officer and President of AmeriSteel), Andre Bier Johannpeter, Chief Operating Officer-Canada (currently Corporate Executive Vice President of Gerdau), Mike Mueller, Vice President, U.S. Operations (currently Vice President, Steel Mill Operations of AmeriSteel), Andre Beaudry, Vice President, Marketing (currently Vice President, Mill Product Sales of AmeriSteel), and Tom Landa, Chief Financial Officer (currently Vice-President, Chief Financial Officer and Secretary of AmeriSteel).

BACKGROUND OF THE TRANSACTION

         Co-Steel and Gerdau negotiated the Transaction Agreement at arm's length with the assistance of their legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between Co-Steel and Gerdau that preceded the execution of the Transaction Agreement.

         In early 2001, senior management of Co-Steel and Gerdau met on a number of occasions to discuss industry dynamics and possible transactions involving them. During these conversations, terms of a potential transaction were discussed and confidentiality agreements were entered into, but the parties decided not to pursue a transaction and the discussions were terminated.

         Throughout 2001 and the first quarter of 2002, senior management of Co-Steel had discussions with a number of major North American minimill producers with a view to exploring merger possibilities.

         In April 2002, Co-Steel re-initiated discussions with Gerdau with respect to a combination of Gerdau's North American operations and Co-Steel and, on May 17, 2002, Gerdau and Co-Steel entered into a confidentiality agreement for the purposes of exchanging confidential business information and reviewing the merits of the proposed Transaction. On that date and on May 29, 2002, senior management of Co-Steel, Gerdau and Gerdau Canada met to discuss the scope of the proposed Transaction.

         On June 12, 2002, Co-Steel and Gerdau North America commenced their respective due diligence investigations of each other. Legal and financial due diligence continued through to August 12, 2002. Physical due diligence, including site visits, continued until August 23, 2002.

         Between June 27, 2002 and August 12, 2002, senior management and the financial and legal advisors of Co-Steel and Gerdau negotiated the terms of the Transaction as ultimately reflected in the Transaction Agreement.

         On July 24, 2002, Co-Steel's board of directors was apprised by management and its financial advisor as to the status of the negotiations with Gerdau, the merits of a possible transaction and relative valuation considerations.

         On August 9, 2002, the Co-Steel board of directors received a presentation from senior management, a presentation and an oral fairness opinion from CIBC World Markets (which opinion was confirmed by delivery of a written opinion, a copy of which is attached as Appendix D to this Circular) and a review of the terms of the Transaction Agreement. The Co-Steel board of directors then unanimously approved the entering into of the Transaction Agreement, subject to obtaining comfort from certain of the senior lenders under its credit facilities that they were favourably disposed to providing the consents that would be required of them under the Transaction Agreement.

         Between August 6 and August 12, 2002, Co-Steel, Gerdau and their respective advisors held confidential discussions with certain of the senior lenders under their respective credit facilities and, on August 12, 2002, obtained an indication of their willingness to provide the consents that would be required of them under the Transaction Agreement subject to certain conditions to be agreed.

         On August 12, 2002, after the close of trading on the TSX, the parties finalized the terms of the Transaction and entered into the Transaction Agreement.

         On August 13, 2002, prior to the commencement of trading on the TSX, the parties issued a press release disclosing the proposed Transaction.

RECOMMENDATION OF CO-STEEL'S BOARD OF DIRECTORS

         In approving the Transaction Agreement, the Co-Steel board of directors determined unanimously that the Transaction is in the best interests of Co-Steel and fair to its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF CO-STEEL UNANIMOUSLY RECOMMENDS THAT CO-STEEL SHAREHOLDERS VOTE IN FAVOUR OF THE TRANSACTION RESOLUTION, THE NAME CHANGE RESOLUTION AND THE BOARD SIZE RESOLUTION. Each of the directors has advised Co-Steel that he intends to vote all of the Co-Steel Common Shares held, directly or indirectly, by him in favour of the Transaction Resolution, the Name Change Resolution and the Board Size Resolution at the Meeting.

REASONS FOR THE TRANSACTION

         The board of directors of Co-Steel unanimously approved the Transaction Agreement and unanimously recommended that Co-Steel shareholders vote in favour of the Transaction because the board believes that Gerdau AmeriSteel will have the financial strength, operational critical mass and professional talent pool to succeed in the difficult North American steel market. Gerdau AmeriSteel will have the potential to realize a stronger competitive position and improved long-term operating and financial results compared to Co-Steel as a stand-alone entity. In approving the Transaction Agreement, the Co-Steel board of directors considered a number of benefits and factors, including (among others):

         - ECONOMIES OF SCALE. Gerdau AmeriSteel will be the second largest North American minimill steel producer with a fully competitive range of steel products and geographical diversification. Gerdau AmeriSteel will have a combined network of 11 minimill facilities in Canada and the U.S. with an annual manufacturing capacity in excess of 6.8 million tons of finished steel products. The combined mills will have downstream outlets with 29 steel fabricating and specialty product facilities and will source a portion of their raw material requirements from Gerdau AmeriSteel's internal network of scrap processing facilities. Through its greater size, operational efficiencies and financial strength and its increase in market presence, Gerdau AmeriSteel will be able to compete more effectively for additional business in its strategic markets.

         - PRODUCT AND GEOGRAPHIC DIVERSIFICATION. Through its network of 11 mill locations in eastern North America, Gerdau AmeriSteel will be able to more effectively and efficiently service its customers throughout the eastern North American market with a fully competitive range of steel products and geographical diversification, resulting in improved operational efficiencies.

         - DOWNSTREAM INTEGRATION. Gerdau AmeriSteel's minimills will be integrated with 29 downstream steel fabricating and specialty product businesses resulting in increased profit margins and a reduction in earnings volatility. The increase in product offerings will reduce the company's risk profile and provide a more stable earnings stream.

         - COST SAVINGS. Co-Steel and Gerdau expect that Gerdau AmeriSteel will realize from the integration of the operations of Co-Steel and Gerdau North America approximately $35 million in annual cost savings through freight rationalization, product rationalization, scheduling efficiencies and scrap rationalization. The full realization of these synergy benefits should be achievable in the near term. Incremental cost savings from operational improvements are also anticipated through the knowledge exchange of best operating practices and coordination of manufacturing technologies.

         - ACCRETIVE TRANSACTION. Co-Steel and Gerdau expect that the Transaction will be accretive to Co-Steel's earnings and cash flow on a pro forma basis for 2002 and going forward.

         - FINANCIAL STRENGTH. Gerdau AmeriSteel will have an improved leverage position compared to Co-Steel, improving its financial strength with a corresponding reduction in financial risk. Stable cash flows combined with moderate capital expenditures are expected to further decrease the leverage position of Gerdau AmeriSteel.

         - EARNINGS STABILITY. The increased scale of operations, higher margins of additional products, cost savings and the decrease in leverage position will result in greater earnings stability. Over the last five financial years, Gerdau North America's earnings have been considerably more stable and consistent than Co-Steel's earnings.

         - STRONG SPONSORSHIP. Gerdau AmeriSteel will have access to the knowledge base of, and sponsorship from, its parent company, Gerdau, one of the largest steel producers in the world with a history of 101 years in the steel industry. Gerdau has installed capacity of 12 million tons under management through 19 steel plants with a network of 70 sales branches. Gerdau AmeriSteel will be able to capitalize on Gerdau's professional management and its expertise in specialty products and steel production.

         - FAIRNESS OPINION. Co-Steel's financial advisor, CIBC World Markets, has delivered a fairness opinion to Co-Steel's board of directors that the consideration to be received by Co-Steel in exchange for the Co-Steel Common Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

         - TERMS OF THE TRANSACTION AGREEMENT. Co-Steel's board of directors considered the terms and conditions of the Transaction Agreement generally, including the parties respective representations, warranties, conditions and covenants and the circumstances in which a Termination Fee (payable in cash or, at the election of Co-Steel, Co-Steel Common Shares) is payable to Gerdau Canada. In addition, under the terms of the Transaction Agreement, the Co-Steel board of directors is able to respond to any unsolicited Alternative Proposal, if required, in accordance with its fiduciary duties.

         In considering the Transaction, the Co-Steel board of directors recognized that there were certain risks associated with the Transaction, including the risks that the potential benefits of the Transaction may not be realized and that there may be higher than anticipated costs associated with realizing such benefits and the potential that certain regulatory approvals may not be obtained in order to complete the Transaction. The Co-Steel board of directors also considered the factors set forth in this document under the heading "Risk Factors" and considered the advice of its legal and financial advisors and management of Co-Steel.

         The foregoing discussion of the information and factors considered by Co-Steel's board of directors, while not exhaustive, includes the material factors considered by the Co-Steel board of directors. In view of the variety of factors considered in connection with its evaluation of the Transaction, Co-Steel's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

OPINION OF CO-STEEL'S FINANCIAL ADVISOR

         Co-Steel retained CIBC World Markets to act as its financial advisor in connection with the proposed Transaction. CIBC World Markets is a nationally recognized investment banking firm in Canada, and has growing capabilities in the United States, Europe and Asia. CIBC World Markets and its predecessor firms have been actively involved in the securities industry for many years. CIBC World Markets provides a full range of investment, merchant and corporate banking services and merger and acquisition advisory services to corporate, institutional and government clients. CIBC World Markets regularly provides valuations and fairness opinions with respect to proposed transactions and has been involved in a number of transactions involving fairness opinions and valuations of private and publicly traded companies.

         Co-Steel selected CIBC World Markets to act as its financial advisor on the basis of CIBC World Market's experience and expertise in transactions similar to the Transaction and its reputation in the steel industry and investment community.

         On August 9, 2002, CIBC World Markets delivered its oral opinion (which was subsequently confirmed in writing) to Co-Steel's board of directors that, as of that date and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received by Co-Steel in exchange for the Co-Steel Common Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

         The full text of CIBC World Market's written opinion to Co-Steel's board of directors, which sets forth, among other things, assumptions made, information reviewed, matters considered and limitations on the scope of the review undertaken by CIBC World Markets in rendering its opinion, is attached to this document as Appendix D to this Circular, which is incorporated into this document in its entirety. You should read this opinion carefully. The summary set forth herein of CIBC World Market's opinion is qualified in its entirety by reference to the full text of the opinion.

         CIBC World Market's opinion is addressed to Co-Steel's board of directors. It does not constitute a recommendation to shareholders of Co-Steel on how to vote with respect to the Transaction Resolution, the Name Change Resolution or the Board Size Resolution. The opinion addresses only the fairness to Co-Steel, from a financial point of view, of the consideration to be received by Co-Steel pursuant to the Transaction. The opinion does not address the relative merits of the Transaction or any alternatives to the Transaction, the underlying decision of Co-Steel's board of directors to proceed with or effect the Transaction or any other aspect of the Transaction.

         The opinion of CIBC World Markets was rendered on the basis of market, economic, financial and other conditions as they existed as of August 9, 2002, the date the opinion was rendered. Subsequent developments would require a re-evaluation of the opinion and CIBC World Markets does not have any obligation to update, revise, or reaffirm its opinion.

         Pursuant to its letter agreement with CIBC World Markets, Co-Steel has agreed to pay CIBC World Markets a fee for rendering its financing advisory services, a portion of which is contingent upon consummation of the Transaction. Co-Steel has also agreed to indemnify CIBC World Markets and certain related persons against certain liabilities in connection with the engagement of CIBC World Markets, including certain liabilities under securities legislation. See also "General Proxy Information -- Solicitation of Proxies".

ACCOUNTING TREATMENT

         The Transaction will be accounted for using the reverse-take-over method of purchase accounting. Gerdau North America is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholders of Gerdau North America, as a group, will become owners of more than 50 percent of the voting shares of Co-Steel (Gerdau AmeriSteel) on a fully-diluted basis following the Transaction.

THE TRANSACTION AGREEMENT

         Structure of the Transaction

         The Transaction is structured as a share purchase whereby Co-Steel will acquire all of the issued and outstanding shares of Gerdau MRM, Gerdau Courtice and Gerdau USA and their respective Subsidiaries, including AmeriSteel (the primary operating Subsidiary of Gerdau USA), from Gerdau Canada and the AmeriSteel Minority Shareholders, in exchange for 146,588,194 Co-Steel Common Shares, representing approximately 74% of the outstanding Co-Steel Common Shares after giving effect to the Transaction (calculated excluding Co-Steel Common Shares underlying the Co-Steel Debentures and out-of-the money options to purchase Co-Steel Common Shares). A portion of the 146,588,194 shares will be issued to the AmeriSteel Minority Shareholders on completion of the Plan of Merger. As well, up to an additional approximately 2.9 million Co-Steel Common Shares will be reserved for issuance pursuant to outstanding AmeriSteel Options that will be exchanged for options to purchase common shares of Gerdau AmeriSteel on completion of the Plan of Merger as described below under "AmeriSteel Minority Exchange".

         Conditions

         The obligations of Co-Steel and Gerdau Canada to complete the Transaction and the other transactions contemplated by the Transaction Agreement are subject to the satisfaction of each of the following conditions:

         - the Transaction Resolution shall have been approved by the Co-Steel shareholders at the Meeting in the manner required by the TSX or other applicable laws;

         - no provision of any applicable laws and no judgment, injunction, order or decree shall be in effect which restrains or enjoins or otherwise prohibits the Transaction;

         - the Regulatory Approvals shall have been obtained and such Regulatory Approvals shall not impose or contain terms and conditions which would, individually or in the aggregate, have a material adverse effect on Gerdau Canada and Co-Steel and their Subsidiaries on a combined basis, or materially impair either Gerdau Canada's or Co-Steel's ability to perform its respective obligations under the Transaction Agreement or prevent or materially delay the consummation of the Transaction;

         - the lenders under the existing debt facilities of each of Co-Steel, Sayreville, Raritan, Gerdau, Gerdau Canada and Gerdau North America shall have each consented to the Transaction, provided such waivers, consents and amendments as required pursuant to those facilities and confirmation that the Transaction will not result in the maturity date of those facilities occurring on a date that is prior to January 15, 2004, on terms and conditions acceptable to the parties, acting reasonably; and

         - the Transaction Agreement has not been terminated.

         Gerdau Canada's and Co-Steel's respective obligations to complete the Transaction and the other transactions contemplated by the Transaction Agreement are subject to the satisfaction or waiver, in writing, of each of the following additional conditions:

         - each of Gerdau Canada and Gerdau and Co-Steel, respectively, shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants in the Transaction Agreement to be performed and complied with by it on or before the completion of the Transaction;

         - the representations and warranties of each of Gerdau Canada and Gerdau and Co-Steel, respectively, under the Transaction Agreement, shall be true and correct in all respects as of the date of the Transaction Agreement and as of the date the Transaction is to be completed as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a material adverse effect on Co-Steel or Gerdau Canada, as the case may be; and

         - the board of directors of each of Co-Steel and Gerdau Canada shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Co-Steel and Gerdau Canada, to approve and permit the Transaction and to enable Co-Steel and Gerdau Canada, respectively, to perform its obligations under the Transaction Agreement.

         Gerdau Canada's obligation to complete the Transaction is also subject to satisfaction or waiver of the condition that the Co-Steel Common Shares issuable as consideration under the Transaction Agreement (including pursuant to the AmeriSteel Minority Exchange) will have been conditionally approved for listing on the TSX, subject to the filing of required documentation and payment of applicable fees.

         Co-Steel's obligation to complete the Transaction is also subject to satisfaction or waiver of the condition that, except for the guarantees provided by Gerdau Courtice, Gerdau MRM and Gerdau USA under the Gerdau Credit Facility, none of the Gerdau North America companies shall be party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to liabilities, other than liabilities of other Gerdau North America companies. Gerdau Courtice, Gerdau MRM and Gerdau USA have guaranteed the obligations of Gerdau Canada under the Gerdau Credit Facility. However, Gerdau and Gerdau Canada have represented to Co-Steel that Gerdau Canada has not borrowed under the Gerdau Credit Facility and covenanted that Gerdau Canada will not borrow under such facility in the future, will comply with the covenants in such facility and will provide Co-Steel with access to such of the information of Gerdau Canada to enable Co-Steel and its Subsidiaries to satisfy the covenants thereunder. See also "Description of the Companies -- Gerdau North America -- Capital Resources" and "Risk Factors -- Risk Factors Relating to Gerdau AmeriSteel -- Credit Facilities".

         Corporate Governance

         Pursuant to the Transaction Agreement, on completion of the Transaction the board of directors of Gerdau AmeriSteel will be re-constituted such that it will consist of a majority of independent directors, initially comprised of the seven current independent directors of Co-Steel (namely Joseph Heffernan, Kenneth Harrigan, Michael Koerner, Robert Korthals, Spencer Lanthier, Lionel Schipper and Michael Sopko), five persons to be appointed by Gerdau Canada (namely Jorge Gerdau Johannpeter, Phillip Casey, Andre Bier Johannpeter, Frederico Gerdau Johannpeter and Garry Leach) and Terry Newman (currently President and Chief Executive Officer of Co-Steel), who will serve as Vice-Chairman. As well, the Chief Executive Officer of AmeriSteel, Phillip Casey, will become the Chief Executive Officer and President of Gerdau AmeriSteel and the current Chief Executive Officer of Co-Steel, Terry Newman, will become the Vice Chairman of Gerdau AmeriSteel. Please see "Description of the Companies -- Gerdau North America -- Directors and Officers" for certain information regarding each of the persons to be appointed by Gerdau Canada. Additionally, the audit and human resources (compensation) committees will be comprised solely of independent directors. In the year following completion of the Transaction, the board of directors of Gerdau AmeriSteel will review any policies, mandates or other guidelines governing the board of directors and certain of its committees, in particular the audit committee and human resources (compensation) committee, to ensure compliance with North American corporate governance guidelines, including the TSX.

         Regulatory Approvals

         Except as described in this Circular, Co-Steel is not aware of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to completion of the Transaction other than compliance with the OBCA.

Hart-Scott Rodino Antitrust Improvements Act of 1976

         Under the HSR Act, as amended, and the rules promulgated thereunder by the United States Federal Trade Commission ("FTC"), the Transaction may not be consummated until both parties have filed premerger notification forms and related information with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC, and certain statutory waiting period requirements have been satisfied. The applicable waiting period typically expires thirty days after complete premerger notification filings have been made, unless either the FTC or the Antitrust Division requests additional information from the parties. Should such additional information be requested, the waiting period will be suspended until 30 days after all parties comply with the request. Co-Steel and Gerdau completed the filing of such notifications and information on August 16, 2002 at which date the waiting period commenced.

         The Antitrust Division and the FTC frequently scrutinize the legality of merger and acquisition transactions under the antitrust laws. At any time before or after the Meeting, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Transaction or seeking the divestiture of substantial assets of Co-Steel, Gerdau or their Subsidiaries.

         In addition, state antitrust authorities may also bring legal action under state or federal antitrust laws. Such action could include seeking to enjoin the consummation of the Transaction or seeking divestiture of certain assets of Co-Steel or Gerdau or their Subsidiaries. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

         Based upon indications from the FTC and the Antitrust Division received on August 23, 2002, Co-Steel and Gerdau anticipate that early termination of the waiting period under the HSR Act will be granted.

Competition Act

         Under the Competition Act, the parties to certain transactions involving the acquisition of voting shares of a corporation that carries on (or controls a corporation that carries on) an operating business in Canada are required to notify the Commissioner that the transaction is proposed, and to observe a statutory waiting period of prescribed length, before the transaction may be completed. If a transaction is subject to the statutory notification requirements (a "Notifiable Transaction"), notification must be made on the basis of either a short-form filing (in respect of which there is a 14-day statutory waiting period) or a long-form filing (in respect of which there is a 42-day statutory waiting period). Alternatively, where, the Commissioner is satisfied by the parties to a proposed transaction that there would not be sufficient grounds on which to challenge the transaction before the Competition Tribunal (the "Tribunal"), the Commissioner may issue an advance ruling certificate (an "ARC"), which exempts the transaction from the notification requirements. The decision as to whether to make a short-form or long-form filing or to request an ARC is at the discretion of the parties; however, if a short-form filing is made, the Commissioner may, within the 14-day statutory waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the long-form filing. If a request for an ARC is refused and the Commissioner is unwilling to waive the statutory notification obligation, the parties must make a short or long-form filing.

         A Notifiable Transaction may not be completed until the applicable statutory waiting period has expired or been waived or an ARC has been issued. However, the Commissioner's review of a Notifiable Transaction may take longer than the statutory waiting period, in which case the parties may be asked to delay completion of the transaction until the review is completed and the Commissioner has determined his position. Upon completion of the review, the Commissioner may decide to (i) challenge the Notifiable Transaction, if the Commissioner concludes that it is likely to substantially lessen or prevent competition, by seeking an order of the Tribunal (a) prohibiting the completion of the transaction, (b) requiring the divestiture of shares or assets, or (c) with the consent of the person against whom the order is directed, requiring that person to take any other action; (ii) issue a "no-action" letter stating that the Commissioner does not intend, at that time, to make an application to the Tribunal for an order as described in (i) above; or (iii) issue an ARC. Where an ARC is issued, the Commissioner cannot seek an order of the Tribunal in respect of the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Where a "no action" letter is issued in respect of a Notifiable Transaction, the Commissioner reserves the right to apply to the Tribunal for an order in respect of the transaction for a period of three years following its completion.

         The Transaction constitutes a Notifiable Transaction. Accordingly, Co-Steel and Gerdau filed a request for an ARC with the Commissioner on August 26, 2002. The obligations of Co-Steel and Gerdau to consummate the Transaction are conditional upon the Commissioner either issuing an ARC in respect of the Transaction, or the applicable waiting period under Part IX of the Competition Act having expired (or having been waived by the Commissioner) and the Commissioner having advised Gerdau in writing that he does not, at that time, have grounds on which to apply to the Tribunal for an order under the merger provisions of the Competition Act in respect of the Transaction, such advice being on terms and in a form satisfactory to Gerdau, acting reasonably, and not having been rescinded or amended.

Investment Canada Act

         Under the ICA, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian resident are subject to review and cannot be implemented unless the Minister responsible for the ICA is satisfied that the transaction is likely to be of net benefit to Canada. If a transaction is subject to the review requirement (a "Reviewable Transaction"), an application for review must be filed with the Director of Investments appointed under the ICA prior to the implementation of the Reviewable Transaction. The Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada taking into account, among other things, certain factors specified in the ICA and any written undertakings that may be given by the applicant. The ICA contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for a further 30 days (or such longer period as may be agreed by the applicant) to permit completion of the review.

         The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry or business in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies), and the contribution of the investment to Canada's ability to compete in world markets. If the Minister determines that he or she is not satisfied that a Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.

         The Transaction is a Reviewable Transaction and, accordingly, Gerdau filed an application for review with the Director of Investments on August 26, 2002. The Minister has not yet completed the review of the Transaction. The obligations of Co-Steel and Gerdau to consummate the Transaction are subject to required approvals under the ICA.

Industrial Site Recovery Act (New Jersey)

         The Industrial Site Recovery Act (New Jersey) ("ISRA") imposes certain conditions on the transfer of ownership in "industrial establishments" defined under the statute and applicable regulations. Two New Jersey facilities of Co-Steel, Raritan and Sayreville, and a leased portion of Co-Steel's property in Keasbey, New Jersey qualify as "industrial establishments" under ISRA and are subject to its provisions. The ISRA requires owners or operators who are planning to transfer ownership in an "industrial establishment" to notify the New Jersey Department of Environmental Protection (the "NJDEP") before the transaction is completed and, prior to closing, either demonstrate in a negative declaration that remediation is not required, complete remediation, or enter into a Remediation Agreement with the NJDEP committing the owner or operator to investigate and, if necessary, remediate after closing. If a Remediation Agreement is obtained prior to closing, the NJDEP oversees the case after closing until the site in question is investigated and, if necessary, remediated to the satisfaction of the NJDEP, after which the NJDEP issues a no further action letter.

         As a result of a prior transaction, the Sayreville facility and a leased portion of the Keasbey facility are already subject to an existing Remediation Agreement with the NJDEP under the ISRA. In connection with the Transaction, Co-Steel will make an application to the NJDEP to amend that Remediation Agreement to include the contemplated transaction as an additional ISRA trigger. Co-Steel will also apply for a separate Remediation Agreement with respect to the Raritan facility.

Toronto Stock Exchange

         The Transaction and the issuance of the Co-Steel Common Shares issuable in the Transaction is subject to the prior approval of the TSX. Co-Steel has received the conditional approval of the TSX to list the common shares of Gerdau AmeriSteel and the Co-Steel Debentures following completion of the Transaction under the symbol "GNA" and "GNA.DB" respectively, subject to satisfying the requirements of the TSX.

         Representation and Warranties

         Co-Steel, Gerdau and Gerdau Canada made a number of customary representations and warranties to each other in the Transaction Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Transaction.

         Many of the representations and warranties are qualified by thresholds of materiality or to a level of a material adverse effect, and all representations and warranties expire upon completion of the Transaction.

         The representations and warranties contained in the Transaction Agreement are complicated and not easily summarized. You are encouraged to carefully read Articles 5, 6 and 7 of the Transaction Agreement which is attached to this Circular as Appendix E.

         Mutual Standstill

         In the Transaction Agreement each of Gerdau, Gerdau Canada and Co-Steel has agreed until the completion of the Transaction or the termination of the Transaction Agreement that it and its Subsidiaries will not alone or jointly or in concert with any third party, except pursuant to the terms of the Transaction Agreement or with the prior approval of the other, which approval may be given on such terms as the other may determine:

         - in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other;

         - propose or offer to enter into, directly or indirectly, any merger or business combination involving the other;

         - solicit, or participate or join with any person in the solicitation of any proxies to vote, to seek to advise or to influence any person with respect to the voting of any voting securities of the other (other than to vote in favour of the Transaction Resolution);

         - otherwise act alone or in concert with others to seek to control or to influence the management, board of directors or policies of the other;

         - make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

         - advise, assist or encourage any of the foregoing or work in concert with others in respect of the forgoing.

         Covenants of Co-Steel

         Under the terms of the Transaction Agreement, Co-Steel has agreed (subject to certain exceptions), until the earlier of the completion of the Transaction and the termination of the Transaction Agreement, unless Gerdau Canada otherwise agrees in writing or except as disclosed to Gerdau Canada, to conduct, and to cause each of its Subsidiaries to conduct, its and their respective businesses in the ordinary course of business and consistent with past practice.

         Co-Steel has also agreed to use commercially reasonable efforts, and to cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact its and their respective business organizations and goodwill.

         Co-Steel further agreed that it will use commercially reasonable efforts, and to cause its Subsidiaries to use commercially reasonable efforts, to perform all obligations required to be performed by it or any of its Subsidiaries under the Transaction Agreement.

         The covenants contained in the Transaction Agreement are complicated and not easily summarized. You are encouraged to carefully read Article 8 of the Transaction Agreement which is attached to this Circular as Appendix E.

         Covenants of Gerdau and Gerdau Canada

         Under the terms of the Transaction Agreement, Gerdau and Gerdau Canada have agreed (subject to certain exceptions), until the earlier of the completion of the Transaction and the termination of the Transaction Agreement, unless Co-Steel otherwise agrees in writing or except as disclosed to Co-Steel, to cause the Gerdau North America companies to conduct their respective businesses in the ordinary course of business and consistent with past practice.

         Gerdau and Gerdau Canada have also agreed to use commercially reasonable efforts, and to cause the Gerdau North America companies to use commercially reasonable efforts, to preserve intact their respective business organizations and goodwill.

         Gerdau and Gerdau Canada have further agreed to use commercially reasonable efforts, and to cause the Gerdau North America companies to use commercially reasonable efforts, to perform all obligations required to be performed by any of them under the Transaction Agreement.

         The covenants contained in the Transaction Agreement are complicated and not easily summarized. You are encouraged to carefully read Article 8 of the Transaction Agreement which is attached to this Circular as Appendix E.

         AmeriSteel Minority Exchange

         The primary operating company of Gerdau USA is AmeriSteel. Gerdau USA is the beneficial holder of approximately 87% of the outstanding common stock of AmeriSteel and certain of its employees, directors, officers and related persons and an institutional investor are the holders of the remaining approximately 13% (the "AmeriSteel Minority Shareholders").

         Pursuant to the Transaction Agreement, Co-Steel and Gerdau Canada have agreed to cause Gerdau USA to complete a Plan of Merger involving AmeriSteel and another Subsidiary of Gerdau USA that will result in all the common stock held by the AmeriSteel Minority Shareholders being exchanged into Co-Steel Common Shares. In addition, pursuant to the Plan of Merger, AmeriSteel Options, if any, outstanding at the Effective Time of the Plan of Merger will be exchanged for options to purchase up to an additional approximately 2.9 million common shares of Gerdau AmeriSteel. The Plan of Merger is attached as Schedule B to the Transaction Agreement annexed as Appendix E to this Circular. Upon completion of the AmeriSteel Minority Exchange all of the issued and outstanding shares of AmeriSteel will be held by Gerdau USA, which will then be a wholly-owned Subsidiary of Gerdau AmeriSteel. The AmeriSteel Minority Exchange will not require any further approval by shareholders of Co-Steel, Gerdau AmeriSteel, Gerdau USA or AmeriSteel.

         In as much as AmeriSteel currently has more than 500 shareholders (these being the AmeriSteel Minority Shareholders), has assets greater than US$1 million and is engaged in interstate commerce, the shares of AmeriSteel are registered with the SEC. Accordingly, pursuant to the 1934 Act and the Transaction Agreement, in connection with the AmeriSteel Minority Exchange, Co-Steel has agreed to prepare and file with the SEC a registration statement containing a preliminary version of the prospectus to be sent to the AmeriSteel Minority Shareholders in connection with the Plan of Merger as soon as practicable and in any event by October 31, 2002. Once the registration statement has been declared effective, the Plan of Merger can be completed within approximately 40 days thereafter. Co-Steel has agreed to use commercially reasonable efforts to have such registration statement declared effective under the 1933 Act as promptly as practicable after such filing. In connection with the Plan of Merger, the common shares of Gerdau AmeriSteel will be registered with the SEC and Gerdau AmeriSteel will become subject to the reporting requirements of the 1934 Act.

         Alternative and Superior Proposals and Fiduciary Out

         Pursuant to the terms of the Transaction Agreement, Co-Steel and its Subsidiaries have agreed that they will cease and not enter into any discussions with third parties concerning any Alternative Proposal. The directors of Co-Steel may enter into negotiations with respect to an Alternative Proposal provided that they determine that it is necessary in the proper discharge of their fiduciary duties and that such Alternative Proposal is, or if consummated, would be a Superior Proposal.

         In addition, Co-Steel must promptly notify Gerdau Canada of any Alternative Proposal received or of which it becomes aware. To the extent that Co-Steel desires to enter into an agreement in relation to a Superior Proposal it must give notice of same to Gerdau Canada, have determined that it is necessary in order to properly discharge their fiduciary duties, provide Gerdau Canada with a copy of the agreement and give Gerdau Canada five business days with which to amend the Transaction Agreement to provide terms to Co-Steel and its shareholders that are at least as favourable (as determined by Co-Steel) as those contained in the Superior Proposal. If Gerdau Canada so amends the terms of the Transaction Agreement, Co-Steel may not take any further actions in support of the Superior Proposal. If Gerdau Canada does not so amend the Transaction Agreement, Co-Steel may terminate the Transaction Agreement and enter into the agreement in relation to the Superior Proposal upon payment to Gerdau Canada of the Termination Fee.

         Termination of the Transaction Agreement

         The Transaction Agreement can be terminated in the following circumstances:

         - by mutual agreement of Co-Steel and Gerdau Canada, acting reasonably;

         - by Co-Steel or Gerdau Canada, if the Transaction or any part of it is illegal or is otherwise prohibited by any law, injunction or Regulatory Authority;

         - by Co-Steel or Gerdau Canada, if the other (which, in the case of Gerdau Canada includes Gerdau) has breached any of its representations, warranties or covenants, which breach is not cured to the satisfaction of the terminating party within 30 days after notice thereof;

         - by Co-Steel or Gerdau Canada, if the results of Co-Steel's or Gerdau Canada's respective physical due diligence investigations shall have revealed any inaccuracy of the representations and warranties given by the other party, which inaccuracy is not cured to the satisfaction of the other party, within 30 days after notice thereof (such investigations were completed on August 23, 2002 and did not reveal any such inaccuracy);

         - by Co-Steel or Gerdau Canada, if the Transaction is not completed by December 31, 2002 (unless the parties are still seeking Regulatory Approvals or an injunction or order has been made by a Regulatory Authority and is being contested or appealed in which event no later than February 28, 2003);

         - by Co-Steel or Gerdau Canada, if Co-Steel shareholders do not approve the Transaction Resolution at the Meeting;

         - by Gerdau Canada, if (i) the Co-Steel board of directors fails to unanimously recommend or withdraws, modifies or changes its approval or recommendation of the Transaction Agreement or the Transaction in a manner adverse to Gerdau Canada, (ii) the Co-Steel board of directors fails to affirm its approval or recommendation of the Transaction Agreement or the Transaction in certain circumstances,
           (iii) Co-Steel breaches its obligations of non-solicitation or to give Gerdau Canada notice of any Alternative Proposals it wishes to pursue and the right to match, (iv) the Co-Steel board of directors accepts, approves, recommends or enters into an agreement in relation to a Superior Proposal, or (v) through the fault of Co-Steel, the Meeting has not been held before the later of 90 days after the Transaction Agreement and 35 days after the mailing of this Circular; and

         - by Co-Steel, if it determines to enter into an agreement in relation to a Superior Proposal (after having provided Gerdau Canada the right to match).

         Termination Fee and Expense Fee

         If the Transaction Agreement is terminated in certain circumstances, the Transaction Agreement provides that Co-Steel will have to pay the Termination Fee to Gerdau Canada or that Co-Steel or Gerdau Canada will have to pay an Expense Fee to the other.

         The Termination Fee is payable by Co-Steel to Gerdau Canada in the following circumstances:

         - if the Transaction Agreement is terminated as a result of the final two circumstances set out under "Termination of the Transaction Agreement" above;

         - if, prior to the Meeting an Alternative Proposal is publicly announced and the Transaction Agreement is terminated because the Co-Steel shareholders do not approve the Transaction Resolution at the Meeting;

         - if, prior to the Meeting no Alternative Proposal has been publicly announced, the Transaction Agreement is terminated because the Co-Steel shareholders fail to approve the Transaction at the Meeting, and a Material Proposal is consummated within 12 months thereafter; and

         - if Gerdau Canada terminates the Transaction Agreement as a result of Co-Steel or any of its Subsidiaries being in breach of any of its representations, warranties or obligations thereunder and prior to such termination an Alternative Proposal has been publicly announced, then Co-Steel must pay to Gerdau Canada the Expense Fee. If Co-Steel enters into an agreement with respect to such Alternative Proposal or consummates a Material Proposal within 12 months thereafter, it must then pay to Gerdau Canada the Termination Fee less the Expense Fee.

         The Expense Fee is payable in the following circumstances:

         - if Gerdau Canada terminates the Transaction Agreement as a result of Co-Steel or any of its Subsidiaries being in breach of any of its representations, warranties or obligations thereunder and prior to such termination an Alternative Proposal has been publicly announced, Co-Steel must pay the Expense Fee to Gerdau Canada; and

         - if Gerdau Canada or Co-Steel terminates the Transaction Agreement because the other (which, in the case of Gerdau Canada, includes Gerdau) is in breach of any of its representations, warranties or obligations thereunder and prior to such termination no Alternative Proposal has been publicly announced, the breaching party must pay to the other the Expense Fee.

         Payment of the Termination Fee or the Expense Fee, as the case may be, does not relieve either party from liability to the other for any breach of any agreement or covenant contained in the Transaction Agreement.

                            DESCRIPTION OF THE COMPANIES
CO-STEEL

         Co-Steel, directly and through its Subsidiaries and joint venture company, Gallatin, is one of the world's largest minimill steel producers and steel scrap processors. Co-Steel's minimill operations consist of: Co-Steel Lasco division, located in Whitby, Ontario; Co-Steel Raritan, Inc., located in Perth Amboy, New Jersey; Co-Steel Sayreville, Inc., located in Sayreville, New Jersey; and Gallatin Steel Company, a 50%-owned flat rolled steel joint venture, located in Gallatin County, Kentucky. Through these facilities, Co-Steel manufactures and markets, reinforcing steel bar, wire rod, merchant bar, structural shapes and flat rolled steel products used principally in the construction, automotive, appliance, machinery and equipment industries. Co-Steel produced 2.3 million tons of finished steel products in fiscal 2001.

         Co-Steel is also a major participant in the sourcing, trading and processing of steel scrap for Co-Steel's own use and for sale to third parties. Through its Co-Steel Recycling division, with recovery sites in Southern Ontario and Western New York, Co-Steel currently recycles over 1.0 million tons of ferrous and non-ferrous material, annually.

         Co-Steel's registered office and its executive office are both located at Hopkins Street South, Whitby, Ontario, L1N 5T1.

         Co-Steel Facilities

         The following is a description of Co-Steel's minimills and recycling facilities.

Co-Steel Lasco

         Co-Steel Lasco's steel-making plant is located in Whitby, Ontario, 35 miles east of Toronto on a 334-acre site owned by Co-Steel. Co-Steel Lasco has ready access to water, rail and highway transportation. The plant includes an electric arc furnace with a ladle arc refining unit, a continuous caster, a bar mill and a structural mill.

Sayreville

         Co-Steel Sayreville's steel-making plant is located in Sayreville, New Jersey, 30 miles south of New York City on a 116.5-acre site that is owned by Co-Steel. This operation's strategic location in the north eastern U.S. provides a significant freight cost advantage in its home markets and ensures access to the area's surplus scrap markets.

         Co-Steel Sayreville operates a state-of-the-art Consteel furnace, a ladle arc refining unit, a continuous caster, and a bar mill.

Raritan

         Co-Steel Raritan's steel-making plant is located in Perth Amboy, New Jersey, only 6 miles from Co-Steel Sayreville, on a 93-acre site that is owned by Co-Steel. This operation has direct access to water, rail and highway transportation. Co-Steel Raritan operates an electric arc furnace, a ladle arc refining unit, a continuous caster and a rod mill.

Depot Network

         Co-Steel leases distribution warehouses for its long product group in Chicago, Illinois, North Jackson, Ohio, and Montreal, Quebec, and owns a warehouse in Milton, Ontario. These depots allow Co-Steel's long product operations to ship finished product by rail from the mills to the depots, which is less expensive than by trucks, and to provide customers with just-in time inventory management.

Co-Steel Concrete Products

         Co-Steel Concrete Products operates an epoxy plant and cut-to-length operation in New Jersey and a dowel producing facility in North Jackson, Ohio.

Gallatin

         Co-Steel owns 50% of Gallatin's steel-making plant located in Gallatin County, Kentucky, 40 miles southwest of Cincinnati, on a 1,000-acre site that Gallatin Steel owns. The location is convenient to barge, rail and highway transportation. Gallatin operates a direct current twin-shell electric arc furnace with a ladle arc refining unit, a thin slab caster and a high-speed tandem rolling mill.

Co-Steel Recycling

         Co-Steel Recycling operates six Canadian and one U.S. ferrous and non-ferrous scrap collection and processing yards strategically located in key scrap generation areas. These locations range in size from 4.5 to 40 acres. Co-Steel Recycling operates heavy-duty shredders, a heavy media separation plant and two hydraulic balers.

         Principal Products

         Co-Steel Lasco and Co-Steel Sayreville produce merchant bar, structural shapes and reinforcing bar. Merchant bar and structural shapes are produced in the form of rounds, squares, flats, angles and channels. End products include gratings, steel floor and roof joists, safety walkways, stair railings and farm equipment. Reinforcing bar is consumed in a wide variety of end uses, divided into roughly equal portions between private sector and commercial applications, such as construction of commercial, industrial and multi-unit residential buildings, utility construction, agricultural uses and various maintenance and repair applications and public works projects, such as construction of highways and bridges, public buildings and water treatment facilities. These commodity steel products are generally sold to fabricators, steel service centres and machinery and equipment manufacturers.

         Co-Steel Raritan produces industrial quality rod products that are sold to customers in the automotive, agricultural, industrial fastener, welding, appliance and construction industries. End uses of wire rod products include the manufacture of fences, wire mesh, fine wire, chain, welding wire, plating wire, fasteners, springs, reinforcing bar and merchant bar.

         Co-Steel Concrete Products produces epoxy coated reinforcing bar and merchant bar, cut-to-length reinforcing bar and merchant bar, dowels and coiled rebar. These products are generally sold to fabricators.

         Gallatin produces hot band flat rolled steel products that are used in the construction, automotive, appliance, machinery, equipment and packaging industries.

         Additional Information on Co-Steel

         For further information with respect to the business of Co-Steel and historical financial statements, please see "Incorporation of Certain Co-Steel Documents by Reference".

         As a reporting issuer (or its equivalent) in each of the provinces of Canada, Co-Steel is required to file with various securities commissions or similar authorities its continuous disclosure documents, such as its annual financial statements, unaudited interim financial statements, annual reports, annual information forms, proxy materials and material change reports. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at http://www.sedar.com.

GERDAU NORTH AMERICA

         General Development of the Business

         The Gerdau North American operations included in this business combination include seven minimills located in Jacksonville, Florida; Charlotte, North Carolina; Jackson and Knoxville, Tennessee; Cartersville, Georgia; Cambridge, Ontario; and Selkirk, Manitoba. Also included are Gerdau North America's 26 value added downstream rebar fabricating and specialty steel processing facilities and six scrap operations. These operations are performed through three Subsidiaries of Gerdau: Gerdau USA, Gerdau Courtice and Gerdau MRM. Gerdau USA indirectly owns approximately 87% of the outstanding common stock of AmeriSteel, a Florida corporation, with approximately 4% owned by an institutional investor and the remaining 9% owned by executives, employees and other related parties. For purposes of this Circular, the combined Gerdau Courtice and Gerdau MRM businesses are referred to as the "Gerdau Canada
Group" and the combined Gerdau Canada Group and Gerdau USA businesses are referred to as "Gerdau North America".

         Gerdau North America manufactures and markets a wide range of steel products including concrete reinforcing bar, merchant bars, structural shapes, beams, special sections and, to a lesser extent, rods, in its five minimills located in the eastern United States and in its two minimills located in Manitoba and Ontario, Canada. It also operates 17 rebar fabricating and epoxy coating plants that serve the eastern and midwestern United States in close proximity to its mills, two rail spike manufacturing facilities, a wire mesh and collated nail manufacturing facility and two cold drawn plants. Gerdau North America also operates four specialty processing centers servicing OEMs and six scrap processing operations. Gerdau North America's products are generally sold to steel service centers, fabricators, or directly to original equipment manufacturers, for use in a variety of industries, including the construction, automotive industry and equipment manufacturing industry.

         Gerdau North America is controlled by Brazilian steelmaker Gerdau, a leading producer of long steel products in Brazil, Chile and Uruguay. Within Brazil, Gerdau operates a nationwide network of 70 branch locations dedicated to the distribution of a full range of long and flat steel products. Gerdau's Acominas subsidiary in Brazil is also one of the largest exporters of semi-finished steel products. Gerdau's legacy and tradition covers an impressive span of 101 years of significant contributions to the development of the Brazilian steel industry. To service the steel requirements of its global customer base, Gerdau has assembled 12 million tons of steel capacity, 16,000 dedicated employees and total assets exceeding US$3 billion. Annually, Gerdau manufactures and distributes US$2.7 billion in steel products for applications in the construction, agricultural, automotive, industrial and other sectors.

         Significant Acquisitions

         Gerdau's initial investment in the North American steel market began in 1989 when it acquired Gerdau Courtice. In 1995, it acquired Gerdau MRM, and in 1999 it acquired an indirect majority interest in AmeriSteel by forming Gerdau USA.

Gerdau Courtice

         Gerdau Courtice is headquartered and currently operates a minimill in Cambridge, Ontario, Canada. It began operations in 1976 as a re-roller in Bowmanville, Ontario and subsequently built a small melt shop in Cambridge in 1980 to supply billets to the Bowmanville facility. In 1986, it built a new melt shop and in 1987 built a new inline 16-stand rolling mill, at which time it closed Bowmanville. Gerdau Courtice produces merchant bars, which are generally less than 3 inches in dimension (rounds, squares and flats), light structural shapes (angles and channels), steel concrete reinforcing bar ("rebar"), and special bar quality products ("SBQ").

Gerdau MRM

         Gerdau MRM is headquartered and currently operates a minimill in Selkirk, Manitoba, Canada. It began operations in 1906 as a horseshoe producer in Winnipeg and moved to Selkirk, approximately 50km north of Winnipeg, in 1917. Gerdau MRM produces predominantly special sections (cutting edges, rails, super light beams, elevator guide rails, forklift tines, smelter bars), rebar and merchant bar. In addition to its minimill, Gerdau MRM has an interest in two downstream joint ventures: Bradley Steel Processors Inc. ("Bradley") and

SSS/Gerdau MRM Inc. ("SSS/Gerdau MRM"). Bradley is a 50% owned joint venture with John Buhler Inc. Bradley and MFT Acquisition Corp., another Subsidiary of Gerdau MRM, each process the super light beam produced at the Selkirk mill into a truck trailer cross member. The process includes cut to length, punching, welding, and a hot wax dip to prevent corrosion. Gerdau MRM owns a 50% interest in SSS/Gerdau MRM, a joint venture with Monteferro S.p.A., commonly referred to as Canadian Guide Rails that processes elevator guide rails produced at the Selkirk mill into finished kits to be delivered to job sites. The process includes milling, stamping and kit assembly. Gerdau MRM also owns Porter Bros. Corporation ("Porter"), which operates steel service centers in North Dakota and processes steel scrap used by the Selkirk mill, and Mandak Metal Processors ("Mandak"), which operates a scrap yard in Selkirk.

Gerdau USA

         Gerdau USA was incorporated in September 1999 for the purpose of acquiring AmeriSteel. Gerdau USA is a holding company and its only business is to own 100% of the common stock of FLS Holdings Inc. ("FLS") which in turn exists only to own AmeriSteel stock. In September 1999, Gerdau acquired 88% of FLS, and in 2000 purchased the remaining 12% of FLS. As a result, Gerdau owns 100% of FLS, which in turn owns approximately 87% of AmeriSteel's outstanding common stock with the remainder held by minority stockholders. FLS will be merged with Gerdau USA prior to the Plan of Merger.

         AmeriSteel, headquartered in Tampa, Florida, was originally incorporated in Florida in 1937 as a rebar fabricator and subsequently merged with other fabricators to form Florida Steel Corporation in 1956 when it commenced building its first minimill in Tampa. Today, through acquisitions and greenfield sites, it now owns five minimills, and operates 17 rebar fabricating and epoxy coating plants that serve the southeastern and mid-Atlantic markets in close proximity to its mills. The mills produce rebar, merchant bars (angles, channels and flats), structural shapes, (which are generally greater than 3 inches by dimension), and to a lesser extent, rods. The mills are located in Jacksonville, Florida, Charlotte, North Carolina, Jackson and Knoxville, Tennessee, and Cartersville, Georgia. Additionally, AmeriSteel operates two rail spike manufacturing facilities in Paragould, Arkansas and Lancaster, South Carolina, and a wire mesh and collated nail manufacturing facility in New Orleans, Louisiana. In April 2001 it acquired AmeriSteel Bright Bar ("ABB") in Orrville, Ohio, and now produces cold drawn bars. Its most recent minimill acquisition came on December 28, 2001 when it acquired the assets of the Cartersville, Georgia mill from Birmingham Steel Corporation which expanded its structural bar size range and added beams to its product line. On June 24, 2002, the Company acquired certain assets and assumed certain liabilities of Republic Technologies' cold drawn plant in Cartersville, Georgia, a producer of cold drawn merchant bar products to compliment the operations of ABB.

Corporate Chart

The following chart sets forth the principal companies forming part of Gerdau North America:

                              [CORPORATE FLOW CHART]

         Products and Markets

General

         Minimills are steel mills that use electric arc furnaces to melt steel scrap and cast the resulting molten steel into long strands called billets in a continuous casting process. The billets are typically transferred to a rolling mill where they are reheated, passed through roughing mills for size reduction and then rolled into rebar, structural shapes, merchant bars, wire rods or special sections. These products emerge from the rolling mill and are uniformly cooled on a cooling bed. Most merchant and structural products then pass through automated straightening and stacking equipment. Finished products are neatly bundled prior to shipment to customers by rail or truck.

         Minimills generally operate more efficiently than integrated steel operators which typically process iron ore and other raw materials in blast furnaces to produce steel using costlier raw materials, consuming more energy and operating more labor intensive older facilities.

         The U.S. and Canadian minimill steel industry, and international steel industry in general, currently have excess production capacity. This excess capacity has resulted in competitive product pricing and cyclical pressures on industry profit margins. The high fixed costs of operating a minimill encourage mill operators to maintain high levels of output even during periods of reduced demand, which exacerbates the pressures on profit margins. In this environment, efficient production and cost controls are important to domestic minimill steel producers. International overcapacity, weak foreign economies, and a strong U.S. dollar have also resulted in record levels of imports, both into the U.S. and Canada, a majority of which are being sold at prices far below the production and export costs of the originating producers.

Rebar Products (Stock and Fabricated)

         Rebar products are used primarily in two sectors of the construction industry: non-residential building projects, such as institutional buildings, retail sites, commercial offices, apartments, hotels, manufacturing facilities and sports stadiums; and infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities. Rebar products are also used in multi-family residential construction such as apartments, condominiums and multi-family homes. Fabrication includes detailing rebar requirements for architectural and engineering requirements, cutting, bending and delivering the finished product to jobsites.

         AmeriSteel produces rebar products primarily in Knoxville, Jacksonville and Charlotte. The rebar is either sold directly to distributors and independent fabricating companies in stock lengths and sizes or is transferred to AmeriSteel's fabricating plants where it is cut and bent to meet engineering, architectural and other end-product specifications. In the sale of fabricated rebar, AmeriSteel competes with other steel fabricators in its marketing area; some of who purchase their stock rebar from AmeriSteel. Usage of AmeriSteel's rebar products is roughly split evenly between private and public projects.

         Approximately 15% of both Gerdau Courtice's Cambridge and Gerdau MRM's Selkirk mills' production is rebar which is sold primarily to fabricators and service centers in the U.S. and Canada.

Merchant Bars and Structural Products

         Merchant bars consist of rounds, squares, flats, angles and channels with a size dimension of less than three inches. Merchant bars and structural products are generally sold to steel service centers, and to manufacturers who fabricate the steel to meet engineering or end-product specifications. Merchant bars are used to manufacture a wide variety of products, including gratings, transmission towers, floor and roof joists, safety walkways, ornamental furniture, stair railings and farm equipment. Structural products are used in a wide variety of manufacturing applications including housing beams, trailers, structural support for buildings and other construction purposes.

         Merchant bar and structural products typically require more specialized processing and handling than rebar, including straightening, stacking and specialized bundling. Because of the greater variety of shapes and sizes, merchant bars and structural products typically are produced in shorter production runs, necessitating more frequent changeovers in rolling mill equipment. Merchant bar products and structural products historically command higher prices and earn higher profit margins than rebar.

         AmeriSteel produces merchant bars primarily at its Jackson and Charlotte mills and, with the acquisition of the Cartersville mill in late 2001, began producing a wider range of bars and structurals including beams in 2002.

         Approximately 75% of the Cambridge mill's production and up to 15% of the Selkirk mill's production are merchant bars and structurals. The Cambridge mill generally produces smaller sizes in smaller production runs targeted to niche markets that earn higher margins than commodity merchant bars. The Selkirk mill recently increased production capabilities to include large flats.

         ABB purchases flat bars from the Jackson and Cambridge mills and on the open market and processes them by cold drawing the bars to enhance their physical characteristics. ABB currently produces 50 sizes of cold drawn flat bar which are then sold to third party service centers. The Cartersville cold drawn facility expands the cold drawn bar product range to include rounds and other shapes. Its raw material needs will be met by shipments from the Jackson and Cambridge mills and possibly from the Selkirk mill.

         AmeriSteel's plants in Paragould, Arkansas and Lancaster, South Carolina produce rail spikes from small square merchant bars produced at the Charlotte mill.

SBQ (Special Bar Quality) and Special Sections

         SBQ products are widely used in industries as diverse as mining and automobile production. SBQ products typically have more stringent chemical and dimensional tolerance requirements, and therefore are often more costly to produce and command a higher margin. These are generally in merchant bar shapes sold to OEMs. Special sections are generally bar mill products with singular applications, as compared to merchant bar products that are commonly used in multiple applications.

         Approximately 10% of the Cambridge mill's production consist of SBQ products. On average, approximately 75% of the Selkirk mill's shipments are special sections including elevator guide rails, cutting edges and blades, light rails, super light beams, fork flats, and smelter bars sold directly or indirectly to OEMs.

         The SSS/Gerdau MRM joint venture processes the Selkirk mill's guide rail sections for elevator manufacturers such as Otis Elevator Co. and Schindler Elevator Corporation. The Bradley joint venture and MFT Acquisition Corp. fabricate and coat super light beams into cross members for the truck trailer industry.

         AmeriSteel does not produce SBQ or special sections.

Rod

         AmeriSteel produces steel rod at its Jacksonville mill. Most of this rod is sold directly to end users, while the remaining portion, depending on market conditions, may be shipped to the New Orleans, Louisiana facility, where the rod is used in the manufacture of wire mesh and collated nails. AmeriSteel's primary marketing area for rods includes Florida, South Carolina, Georgia, Alabama and Louisiana. AmeriSteel does not expect to expand its marketing beyond these states due to the relatively low margins and prohibitive freight cost associated with wire rod products. The market for rods can be heavily influenced by foreign imports and in recent years, rod sales by foreign competitors has had a significant negative effect on AmeriSteel's rod prices.

         The Gerdau Canada Group does not produce rods.

Billets

         Gerdau North America melt shops produce semi-finished billets for conversion to the finished products listed above in the rolling mills. Because melting capacity generally exceeds its rolling mill capacity, and when market conditions permit, excess billet production is sold in the open market to steel mills for rolling into finished products.

         Marketing

         Principal customers of Gerdau North America include steel distributors, steel service centers located throughout the U.S. and Canada, rebar fabricators, other metal fabricators and OEMs, railroads, building material dealers and contractors. Its fabricated rebar products are sold to contractors performing work for residential and non-residential building, road, bridge, public works, utility and other miscellaneous construction projects.

         Gerdau North America's credit terms to customers are generally determined based on market conditions and customs. Gerdau North America's business is seasonal, with orders in the June and September quarters tending to be stronger than the March and December quarters due primarily to weather related slowdowns in construction activity.

         AmeriSteel conducts its marketing operation through both its own centralized sales personnel and through local sales personnel. The local sales personnel for mill rebar and merchant bar are located in close proximity to major markets and customers. AmeriSteel's salespeople handle rebar, merchant bar and structural sales within a geographic area. This structure has several advantages in that it eliminates duplicate sales calls on customers, enables salespeople to cover smaller geographic areas, improves customer relationships and facilitates flow of reliable market information to AmeriSteel. AmeriSteel's customer service force is centralized in AmeriSteel's Tampa, Florida headquarters, where all order taking, mill production scheduling, inventory management and delivery arrangements are coordinated. Metallurgical service representatives, located at each of AmeriSteel's mills, provide technical support to the sales force.

         AmeriSteel's primary markets are in the eastern and midwestern U.S. During 2001, approximately 64% of AmeriSteel's mill production was rebar. As a result of the 2001 acquisition of the minimill in Cartersville, this percentage is expected to decrease. During calendar 2001, approximately 52% of mill rebar production was sold directly to distributors and independent fabricating companies in stock lengths and sizes. The remaining 48% of the rebar produced by the mills was transferred to AmeriSteel's fabricating plants where value is added by cutting and bending the rebar to meet strict engineering, architectural and other end-product specifications. Approximately 33% of AmeriSteel's 2001 mill production were merchant bars and structurals that are generally sold to steel service centers, OEMs and fabricators in stock lengths and sizes. A small amount of rod is produced at the Jacksonville mill for local markets.

         Fabricated rebar sales personnel are located at AmeriSteel's fabricating facilities where engineering service representatives provide technical and sales support. Sales representatives submit bids for jobs based on architectural or engineering specifications for which AmeriSteel estimates rebar requirements. Fabricated rebar is generally produced in response to specific customer orders. The amount of sales order backlog pertaining to fabrication contracts was approximately 339,000 tons at June 30, 2002. The high level of backlog reflects the overall strength of the U.S. construction industry in the past few years and the long-term nature of the projects. AmeriSteel expects the majority of this backlog to be filled within the next three quarters while new backlog is generated.

         AmeriSteel's business is not dependent upon any single customer. AmeriSteel's customer base is fairly stable from year to year. During calendar 2001 no one customer accounted for more than 3.7% of net sales and the five largest customers accounted for approximately 13.4% of net sales.

         The Cambridge mill formerly conducted its sales independently but as of mid-2001 was integrated with the AmeriSteel sales team. Today, all U.S. sales are handled through Tampa's customer service center and sales to Canadian customers are handled out of Cambridge.

         Gerdau Courtice's primary markets are Ontario, Quebec and the Atlantic Provinces in Canada. Approximately 35% of its sales are generated by customers in the U.S., predominantly around the Great Lakes region. The customer base is typically 65% service centers, 25% fabricators and 10% OEMs.

         Gerdau MRM's Selkirk mill, which is geographically separate and generally serves a specialized market, conducts its sales and marketing independent of Gerdau Courtice and AmeriSteel through employee sales representatives. Gerdau MRM sells approximately 65% of its production to customers in the U.S. market with the remainder being sold in Canada. Approximately 80% of its production is sold directly to OEMs. Neither Gerdau Courtice nor Gerdau MRM has major customer concentrations, with the largest customer for each representing between 8% and 11% of sales, and the top five customers representing 25% to 40% of sales.

         Competition

         Gerdau North America's market area encompasses Canada and the U.S., predominantly throughout the eastern seaboard and the midwest. The products of Gerdau MRM's Selkirk mill are often shipped greater distances, including overseas, due to their specialized nature.

         Gerdau North America experiences substantial competition in the sale of each of its products from numerous competitors in its geographic markets. Rebar, merchant bars and structural shapes are commodity steel products, for which price is the primary competitive factor. Due to the high cost of freight relative to the value of steel products, competition from non-regional producers is somewhat limited. Global economic conditions in recent years have, however, resulted in significant amounts of dumping by foreign steel producers. Rebar deliveries are generally concentrated within a 350 mile radius of a mill, while merchant bar deliveries are generally concentrated within a 500 mile radius of a mill. Except in unusual circumstances, the customer's delivery expense is limited to freight charges from the nearest competitive mill and the supplier absorbs any incremental freight charges.

         Despite the high cost of freight associated with transporting steel bar products, Gerdau North America and other North American steel producers have experienced significant and unfair competition from foreign finished steel bar producers during the past several years, with foreign imports within the past two years being significantly higher than historical levels. Due to unfavourable foreign economic conditions and excess capacity, imports of steel bar products to the U.S. and Canadian markets continued to be at historically high levels and often at prices below their production and export costs, with a corresponding negative impact on domestic prices. Despite favourable anti-dumping rulings on rebar from several countries early in 2001 by the United States International Trade Commission, imports of rebar into the U.S. continued at very high levels. Gerdau North America is participating in and supports continuing efforts to limit the importation of steel at unfair, subsidized prices. In September 2001, the International Trade Commission unanimously found steel imports to be a major cause of material injury to the domestic steel industry and sent proposed remedies to President Bush in December 2001. On March 6, 2002, President Bush initiated remedies that include tariffs of 15% on rebar and 30% on merchant bar imports from several foreign countries (excluding Canada) effective March 20, 2002. The tariffs are imposed for three years and decline from 15% to 12% in the second year and 9% in the third year for rebar, and decline to 24% in the second year and 18% in the third year for merchant bar. Please refer to "Risk Factors -- Risk Factors Relating to Gerdau AmeriSteel". WTO-designated developing countries are excluded from the remedy unless their import volumes surge during the period. Canada is pursuing similar measures through its government regulatory bodies. The tariffs imposed in the United States and any similar actions taken in Canada may not have a positive impact on the North American steel industry and may not reduce the volume or negative impact of unfairly priced imports.

         Despite the commodity characteristics of the rebar and merchant bar markets, Gerdau North America believes that it distinguishes itself from its competitors to some extent due to its product quality, its consistent delivery performance, its capacity to service large orders, and its ability to fill most orders quickly from inventory. Moreover, although construction and infrastructure projects are generally nonrecurring in nature, the steel fabricators, distributors and service centers that supply many of these projects tend to be long-time customers of Gerdau North America. Gerdau North America believes that the reputation of its operations for quality products and service is among the highest in the industry.

         Raw Materials and Energy Costs

         Steel scrap is Gerdau North America's primary raw material and comprises approximately 30% to 45% of its cost of sales, depending on the mill and product mix. Scrap availability is a major factor in the ability of the companies to operate. Scrap is a commodity and its availability is price driven. AmeriSteel's Jackson and Jacksonville mills each have onsite dedicated scrap processing facilities that supply a significant share of their requirements. In addition, the Selkirk mill receives a significant amount of its scrap from Mandak and Porter scrap collection and processing yards. The balance of Gerdau North America's scrap needs are secured in the open market. Various domestic and foreign firms supply other important raw materials or operating supplies required for AmeriSteel's business, including refractories, ferroalloys and carbon electrodes. Gerdau North America has historically obtained adequate quantities of such raw materials and supplies at competitive market prices to permit efficient mill operations. Gerdau North America is not dependent on any one supplier as a source for any particular material and believes there are adequate alternative suppliers available in the marketplace should the need arise to replace an existing one.

         Electricity and natural gas represented approximately 13% and 9%, respectively, of AmeriSteel's mill conversion costs and approximately 10% and 6% respectively of the Gerdau Canada Group's conversion costs. Access to attractively priced electric power and natural gas is an important competitive cost advantage to a minimill. AmeriSteel purchases its power from its utilities under interruptible service contracts. Under such contracts, the utilities provide service at substantially less than firm tariff rates in return for the right to curtail power deliveries during peak demand periods. Such interruptions usually occur with sufficient notice to allow AmeriSteel to curtail production in an orderly manner. Since deregulation of the natural gas industry, natural gas requirements have generally been provided through purchase of well-head gas delivered via the interstate natural gas pipeline system and local distribution companies. Open access to competitively priced supply of natural gas enables AmeriSteel to secure adequate supplies at competitive prices. Although deregulation of both natural gas and wholesale electricity may afford opportunities for lower costs resulting from competitive market forces, price for both of these energy sources have become more volatile in the recent past and may continue to be.

         Employees

         Gerdau North America has been, and continues to be, proactive in establishing and maintaining a climate of good employee relations. Ongoing initiatives include organizational development skills training, team-building programs, opportunities for participation in employee involvement teams, and an "open book" system of management. Gerdau North America believes high employee involvement is a key factor in the success of its operations. Compensation programs are designed to make employees' financial interest congruous with those of Gerdau North America's shareholders.

         AmeriSteel currently employs approximately 2,380 employees, none of whom are covered by a collective bargaining agreement. Approximately 1,300 employees work at the mills and 775 employees at rebar fabricating facilities. AmeriSteel believes that its relations with its employees are good.

         The Cambridge mill employs approximately 279 employees, 196 of whom are represented by the United Steel Workers of America local 8918. The union contract was recently renegotiated and now expires May 15, 2005.

         The Selkirk mill employs approximately 445 employees, 336 of whom are represented by United Steel Workers of America local 5442. The union contract was renegotiated in May 2002 and now expires May 22, 2007. In addition, Mandak has 105 employees, 84 of whom are represented by United Steel Workers of America local 8740. The union contract was renegotiated in June 2001 and expires June 30, 2006. Furthermore, Porter has 45 employees and special sections processing operations has 111 employees.

         Production and Facilities

Minimills

         Gerdau North America operates its mills so that inventory levels are maintained within targeted ranges. While it is normally advantageous to run the mills at full production levels to achieve the lowest per unit costs, producing to targeted inventory levels balances production with marketing and gives management flexibility to limit maintenance delays and other downtime. This approach also results in better working capital management.

         The following table sets forth certain information regarding Gerdau North America's seven mills, including the current estimated annual production capacity and actual production of the mills in thousands of tons. Billets produced in the melting process in excess of rolling needs are often sold to third parties.

                                     APPROX.      YEAR ENDED                    APPROX.     YEAR ENDED
                                     ANNUAL      DECEMBER 31,    CAPACITY       ANNUAL      DECEMBER 31,     CAPACITY
                                    MELTING      2002 MELTING   UTILIZATION     ROLLING     2001 ROLLING   UTILIZATION
LOCATION            # EMPLOYEES    CAPACITY(1)    PRODUCTION    PERCENTAGE     CAPACITY(1)   PRODUCTION     PERCENTAGE
--------            -----------   ------------  -------------  -------------  ------------  -------------  ------------
Charlotte, NC......     254           460            358            78%            400            335            84%
Jackson, TN........     302           670            508            76             600            459            77
Jacksonville, FL...     277           640            557            87             615            581            94
Knoxville, TN......     247           455            427            94             500            433            87
Cambridge, ON......     279           360            325            90             325            303            93
Selkirk, MB........     445           385            354            92             330            306            93
Cartersville, GA...     212           860            500(2)         --             600            288(2)         --
                      -----         -----          -----            --           -----          -----            --
Total(2)...........   2,016         3,830          3,029            85%(3)       3,370          2,417            87%(3)
                      =====         =====          =====            ==           =====          =====            ==

---------------
(1) Annual melting capacities are based on the best historical months of production, annualized and assuming 18 days downtime per year for maintenance and holidays. Annual rolling capacities are based on the best historical rolling mill cycle annualized and assuming 18 days downtime per year for maintenance and holidays. Actual capacity may vary significantly due to changes in customer requirements, sizes, grades and types of products rolled, and production efficiencies. Capacity may change from year to year. Manufacturer's design capacity is not considered relevant due to differences in the product mix and production efficiency assumptions.

(2) Based on run rate production for June 2002 annualized.

(3) Utilization % excludes Cartersville. Operations at Cartersville began under AmeriSteel management in January 2002. Gerdau North America anticipates production at Cartersville will grow gradually as new markets are penetrated and shipments increase. Cartersville production levels are currently less than 50% of capacity, resulting in lower staffing requirements.

         Charlotte Mill

         The Charlotte mill, which began operations in 1961, produces rebar and merchant bars. Rebar produced in Charlotte is marketed primarily in the region from South Carolina to Pennsylvania. Merchant bar produced in Charlotte is marketed primarily within the eastern seaboard states from Florida to Pennsylvania.

         Charlotte's melting equipment includes a 75-ton electric arc furnace utilizing the Consteel process, a continuous scrap feeding and preheating system, and a ladle refining station. The melting facilities also include a 3-strand continuous caster and material handling equipment. Charlotte's rolling mill includes an 80-tons per hour reheat furnace, 15 in-line mill stands, a 200 foot cooling bed, an in-line straightener and flying cut-to-length shear, and an automatic stacker for merchant bars and rebar.

         Jackson Mill

         The Jackson mill, which began operations in 1981, produces mostly merchant bars and some larger size rebar. This mill is AmeriSteel's largest single producer of merchant bars. The merchant bars are marketed primarily in the southeastern U.S., as well as into southern Illinois, Indiana and Ohio.

         Melting equipment includes a 140-ton electric arc furnace and a 4-strand continuous billet caster. The rolling mill consists of a 120-tons per hour reheat furnace, 16 Danieli vertical and horizontal in-line quick-change mill stands, a cooling bed, an in-line straightener, a cut-to-length product shear and an automatic stacker.

         Jacksonville Mill

         The Jacksonville mill, which began operations in 1976, produces rebar and rods. The rebar is marketed primarily in Florida, the nearby Gulf Coast states and Puerto Rico, with coiled rebar being shipped throughout AmeriSteel's marketing area. The rod products are sold throughout the southeastern U.S.

         Jacksonville's melting equipment consists of a 100-ton electric arc furnace and a 4-strand continuous caster. The rolling mill includes a 100 tons per hour reheat furnace, 16 in-line horizontal Danieli rolling mill, a 10-stand Danieli rod block, a cooling bed for straight bars and a controlled cooling line for coiled products, a cut-to-length product shear, and automatic bundling and tying equipment for straight bars and coils.

         Knoxville Mill

         The Knoxville mill, which began operations in 1984 and was acquired by AmeriSteel in 1987, produces almost exclusively rebar. The rebar is marketed throughout the Ohio Valley, including all areas of Ohio and Kentucky and parts of Illinois, Indiana, New Jersey, Maryland, Virginia, West Virginia, Tennessee, and portions of North and South Carolina, Georgia and Alabama.

         Knoxville's melt shop completed a US$34.5 million modernization in July 2000. The new facility includes a 95-ton electric arc furnace utilizing the Consteel process, a continuous scrap feeding and preheating system. The rolling mill consists of a 90-tons per hour reheat furnace, 17 in-line mill stands utilizing the Thermex in-line heat treating process, a cooling bed and a cut-to-length shear line.

         Cartersville Mill

         Gerdau North America acquired the Cartersville, Georgia facility in December 2001. The facility has a melt shop with a 140-ton electric arc furnace, a ladle refining station and 6-strand billet caster. In addition to a wide range of merchant bars, the mill produces structural shapes and beams.

         Cambridge Mill

         The Cambridge mill began operations in 1980 and was acquired by Gerdau in 1989. It produces merchant bar, SBQ shapes and rebar. The melt shop was rebuilt in 1986 and includes a 45-ton electric arc furnace and a 3-strand continuous caster. The rolling mill was commissioned in 1987 and includes a 75-tons per hour reheat furnace, 18 in-line stand rolling mill, 256 foot cooling bed, in-line cut to length and straightening, stacking and bundling finishing end.

         Selkirk Mill

         The Selkirk mill began operations in 1917 and was acquired by Gerdau in 1995. It produces principally special sections, merchant bars, and rebar. The Selkirk mill has a 65-ton electric arc furnace, a ladle refining station and a 3-strand continuous caster installed in 1998. Selkirk operates two rolling mills. Rolling mill #1 has a 15-stand rolling mill. Rolling mill #2 includes two in-line stands, one horizontal (installed in 1998) and the other vertical (installed in 2000) along with a cooling bed installed in 2000. The mill also has finishing, straightening, bundling, stacking, sawing and hole punching capabilities.

Fabrication

         Gerdau North America believes that it operates the largest rebar fabricating group in the United States. Gerdau North America's network consists of 17 rebar fabricating and epoxy coating plants, all located throughout the southeastern and northeastern United States. The facilities are interconnected via satellite for the immediate transfer of customer engineering and production information utilized in its computer assisted design detailing programs. The fabricating plants are a downstream operation of AmeriSteel, and purchase the majority of their rebar from the Jacksonville, Knoxville and Charlotte mills.

         Fabricated rebar is produced by cutting and bending stock rebar to meet engineering, architectural and other end-product specifications. Facilities in Milton and Knoxville apply epoxy coating to fabricated rebar for rust resistant applications. The fabrication division currently employs approximately 775 employees. The following table shows the rebar fabricating plant locations and approximate annual capacity:

                                       CAPACITY
FABRICATING PLANT                     (IN TONS)
-----------------                     ---------
Plant City, FL (Tampa)..............   40,000
Jacksonville, FL....................   35,000
Ft. Lauderdale, FL..................   40,000
Orlando, FL.........................   15,000
Charlotte, NC.......................   40,000
Raleigh, NC.........................   30,000
Duluth, GA (Atlanta)................   40,000
Aiken, SC...........................   15,000
Knoxville, TN ......................   45,000
Nashville, TN.......................   30,000
Collierville, TN (Memphis)..........   20,000
Louisville, KY......................   30,000
York, PA............................   60,000
Baltimore, MD.......................   30,000
Sayreville, NJ......................   30,000
                                      -------
Total...............................  500,000
                                      =======

         In addition to the above fabricating capacity, AmeriSteel operates epoxy coating plants in Knoxville, TN and Milton, PA with combined annual coating capacity of approximately 65,000 tons.

Other Operations

         Gerdau North America's railroad spike operations, located in Lancaster, South Carolina and Paragould, Arkansas, forge steel square bars produced at the Charlotte mill into railroad spikes that are primarily sold on an annual contract basis to various railroad companies. Gerdau North America's facility in New Orleans, Louisiana produces wire from steel rod. The wire is then either manufactured into wire mesh for concrete pavement reinforcement or converted into collated nails for use in high-speed nail machines.

         The ABB plant in Orrville, Ohio is a 42,000 square foot facility equipped with a production line designed to cold draw up to 30,000 tons per year of cold-finished merchant bars. Raw material is procured primarily from the Jackson and Cambridge mills.

         The cold drawn plant in Cartersville, Georgia was constructed in 1989 and contains 90,000 square feet of manufacturing and office space on 16 acres. The plant has two bar-to-bar drawing benches and one coil-to-bar drawing line. The plant is currently operating in startup phase with one shift, however production capacity for the facility is approximately 60,000 tons utilizing a full three shifts.

         Gerdau MRM's Mandak Metal Processors is the scrap division for the Selkirk mill and is also located in Selkirk. It operates two 1,000 ton Harris shears and a 3,000 horsepower 74/90 Hammermill shredder with eddy current separator system. Mandak dismantles railcars at this facility as an additional source of scrap.

         Porter Bros. Corporation is 100% owned by Gerdau MRM and has four locations in Bismarck, Jamestown, Minot and Williston, North Dakota. These facilities operate regional steel service center businesses and also buy and prepare ferrous and non-ferrous grades of scrap metal sold to Mandak Scrap Processor and third parties. Bismarck, Jamestown and Minot are owned facilities while Williston is leased.

         Gerdau MRM also owns a super light beam processing facility in Memphis, TN on leased property.

         Gerdau North America owns its seven minimills and 14 of its 17 rebar fabricating facilities, and leases the three other fabricating facilities. The following table shows Gerdau North America's facilities (other than minimills or fabrication facilities) and the other properties that are currently owned or leased by Gerdau North America:

LOCATION                                            USE                   ACREAGE      FLOOR SPACE
--------                                ------------------------------    -------    ----------------
Tampa, FL (Owned).....................  Closed minimill                    ~50.0
Indiantown, FL (Owned)................  Closed minimill                    151.5      130,340 sq. ft.
New Orleans, LA (Leased)..............  Wire fabric and nail facility        5.0      120,000 sq. ft.
Lancaster, SC (Owned).................  Rail spike facility                 41.0       52,000 sq. ft.
Paragould, AR (Owned).................  Rail spike facility                  7.7       23,000 sq. ft.
Orrville, OH (Leased).................  Cold drawn facility                  6.5       42,000 sq. ft.
Cartersville, GA (Owned)..............  Cold drawn facility                ~16.0      ~90,000 sq. ft.
Tampa, FL (Leased)....................  Corporate offices                             ~37,000 sq. ft.

--------------------------------------------------------------------------------

         Selected Consolidated Financial Information for Gerdau USA

         The following selected consolidated financial data as at, and for the three year period ended December 31, 2001 (for 1999, for the 3 months ended December 31, 1999), is derived from Gerdau USA's unaudited consolidated financial statements, which consolidated financial statements have been reviewed by Arthur Andersen LLP, Independent Certified Public Accountants. The selected consolidated financial data as at, and for the six month period ended June 30, 2002 and 2001 is derived from Gerdau USA's unaudited consolidated financial statements.

         The following financial data is presented in United States dollars applying U.S. GAAP, which, except as disclosed by Gerdau Canada in this Circular, as applied to these companies, does not differ materially from Canadian GAAP. The only significant difference between the accounting policies of Gerdau USA applicable based on U.S. GAAP and the policies applicable based on Canadian GAAP for the financial year ended December 31, 2001, is described in Note D to Gerdau USA's December 31, 2001 consolidated financial statements set out in Appendix H to this Circular. The difference relates to the accounting for derivative instruments. As described in Note D, Gerdau USA has accrued a liability for a loss on the market value of a derivative instrument with an offsetting amount in other comprehensive loss, a component of shareholder's equity. The amount of the loss included in shareholder's equity at June 30, 2002 and December 31, 2001 totalled US$1,028,000 and US$163,000, respectively. Under Canadian GAAP, certain derivative instruments are not recorded at market value. For U.S. GAAP, changes in ''Accumulated Other Comprehensive Loss'', are included as a component of ''Other Comprehensive Income (Loss)''. Under Canadian GAAP, no statement of ''Accumulated Other Comprehensive Loss'' is required.

         When you read the following summary of historical data, it is important that you read it along with the historical financial statements, the related notes which are set out in Appendix H and the related Management Discussion and Analysis.

                                   GERDAU USA
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS EXCEPT PER TON AND RATIO DATA, US$)
                              (UNAUDITED -- US GAAP)

                                                                                                             THREE
                                                   SIX MONTHS ENDED               YEAR ENDED                 MONTHS
                                                 --------------------      ----------------------------      ENDED
                                                  JUNE 30,   JUNE 30,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                    2002       2001           2001             2000          1999(1)
                                                 ---------   --------      ------------    ------------    ------------
                                                     $          $               $                $               $
Gross sales.................................       343,637     333,192         647,422         676,533         163,165
   Cost of sales............................       290,219     284,475         548,996         577,050         130,796
   Cost of sales as percent of net sales....          84.5%       85.4%           84.8%           85.3%           80.2%
   Selling and administrative...............        19,886      16,829          36,066          34,313           8,712
   Depreciation.............................        18,153      18,172          36,753          34,100           7,636
   Amortization of goodwill.................          --         3,268           6,582           6,269           1,532
   Other operating (income) expense.........           914        (668)           (463)          2,738             (12)
                                                   -------     -------         -------         -------         -------
                                                   329,172     322,076         627,934         654,470         148,664
                                                   -------     -------         -------         -------         -------
Income from operations......................        14,465      11,116          19,488          22,063          14,501
   Interest.................................        19,296      20,701          39,394          36,960           7,080
   Amortization of deferred finance costs...           223         222             445             707             235
                                                   -------     -------         -------         -------         -------
(Loss) income before income taxes...........        (5,054)     (9,807)        (20,351)        (15,604)          7,186
Income tax (benefit) expense................          (506)     (1,139)         (2,236)         (1,710)          3,501
                                                   -------     -------         -------         -------         -------
(Loss) income before minority interest......        (4,548)     (8,668)        (18,115)        (13,894)          3,685
Minority interest...........................        (1,074)       (415)           (984)         (2,166)         (1,209)
                                                   -------     -------         -------         -------         -------
(Loss) income before extraordinary item.....        (5,622)     (9,083)        (19,099)        (16,060)          2,476
Extraordinary expense.......................          --          --              --              --            (2,325)
                                                   -------     -------         -------         -------         -------
Net (loss) income...........................        (5,622)     (9,083)        (19,099)        (16,060)            151
                                                   =======     =======         =======         =======         =======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                                                 THREE
                                                          SIX MONTHS ENDED                YEAR ENDED             MONTHS
                                                         -------------------     ---------------------------     ENDED
                                                         JUNE 30,   JUNE 30,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                           2002       2001           2001           2000         1999(1)
                                                         --------   --------     ------------   ------------   ------------
                                                             $         $              $              $              $
SHIPPED TONS (thousands)
Milled finished goods
   Stock rebar..................................            350        375            689            666            137
   Merchant bar.................................            453        303            596            603            155
   Rods.........................................             70         49            102            117             25
                                                          -----       ----          -----          -----           ----
     Subtotal mill finished goods...............            873        727          1,387          1,386            317
Fabricated rebar................................            224        245            495            491            115
Billets.........................................             40         18             22             43             33
                                                          -----       ----          -----          -----           ----
     Total shipped tons.........................          1,137        990          1,904          1,920            465
                                                          =====       ====          =====          =====           ====
AVERAGE SELLING PRICES ($ PER TON)..............
Milled finished goods
   Stock rebar..................................            266        271            273            273            280
   Merchant bar.................................            288        291            289            325            331
Rods............................................            289        288            286            290            289
                                                          -----       ----          -----          -----           ----
     Average mill finished goods.................           279        281            280            297            306
Fabricated rebar.................................           418        427            425            437            444
Billets..........................................           197        201            202            218            215

Average mill finished goods prices (per ton).....           279        281            280            297            306
Average yielded scrap cost (per ton).............            91         88             90            107            107
                                                          -----       ----          -----          -----           ----
Average metal spread (per ton)...................           188        193            190            190            199
                                                          =====       ====          =====          =====           ====
Average mill conversion costs (per ton)...........          127        127            128            130            126
                                                          =====       ====          =====          =====           ====

---------------
(1) Gerdau USA was formed in late September 1999 as a result of Gerdau's acquisition of AmeriSteel. The results for 1999 reflect three months of operations.

                                                 AS AT                     AS AT                 AS AT
                                          --------------------   ---------------------------   ------------
                                          JUNE 30,    JUNE 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            2002        2001        2001           2000           1999
                                          --------    --------   ------------   ------------   ------------
Total current assets..................    242,452     223,031      218,453        231,765       232,670
Net property, plant & equipment.......    392,284     371,230      391,121        374,298       352,529
Total assets..........................    755,265     718,549      730,326        728,969       708,857
Current maturities of LT borrowings...     48,215      20,515       48,245          7,745        86,487
Total current liabilities.............    159,059     114,829      131,761         70,787       167,571
Long term borrowings..................    432,801     422,272      422,178        464,691       308,203
Total liabilities.....................    718,504     667,051      687,202        666,404       629,945
Shareholders' equity..................     36,761      51,498       43,124         62,565        78,912
Current ratio.........................        1.5x        1.9x         1.7x           3.3x          1.4x
Debt to capital ratio.................       92.9%       89.6%        91.6%          88.3%         83.3%

The following table details other operating (income) expenses:

                                                 SIX MONTHS ENDED                  YEAR ENDED                 THREE
                                               ---------------------      ----------------------------        MONTHS
                                               JUNE 30,     JUNE 30,      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                 2002         2001           2001             2000            1999(1)
                                               -------      --------      ------------     ------------     ------------
Settlements from electrode suppliers.....          --            --          (2,778)           (250)              --
Investment writedown/dividends...........          --            --           2,624              --              (12)
Prior year tax refunds...................          --          (668)           (668)             --               --
Jacksonville radiation incident..........          --            --             359              --               --
Knoxville melt shop startup costs........          --            --              --           2,988               --
Fabricating plant closures...............         914            --              --              --               --
Other operating (income) expenses........         914          (668)           (463)          2,738              (12)

---------------
(1) Gerdau USA was formed in late September 1999 as a result of Gerdau's acquisition of AmeriSteel. The results for 1999 reflect three months of operations.

--------------------------------------------------------------------------------

          Management's Discussion and Analysis of Financial Condition and Results of Operations for Gerdau USA

         This report contains certain forward-looking statements that are based on the beliefs of Gerdau USA's management, as well as assumptions made by, and information currently available to, Gerdau USA's management. Such statements include, among others, (i) the highly cyclical nature and seasonality of the steel industry, (ii) the fluctuations in the cost and availability of raw materials, (iii) the possibility of excess production capacity, (iv) the potential costs of environmental compliance, (v) the risks associated with potential acquisitions, (vi) further opportunities for industry consolidation,
(vii) the impact of inflation and (viii) the fluctuations in the cost of electricity. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and Gerdau USA's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. The following presentation of management's discussion and analysis of Gerdau USA's financial condition and results of operations should be read in conjunction with Gerdau USA's unaudited consolidated financial statements and the notes thereto attached as Appendix H to this Circular and summarized elsewhere in this Circular. THE FOLLOWING INFORMATION IS PRESENTED IN UNITED STATES DOLLARS.

Results of Operations

         Gerdau USA is a holding company whose results of operations are derived principally from the operations of AmeriSteel, its 87% owned subsidiary. The results of operations of Gerdau USA are largely dependent on the level of construction and general economic activity in the U.S. Gerdau USA's sales are seasonal, with sales in the June and September quarters generally stronger than the rest of the year. Gerdau USA's cost of sales includes the cost of its primary raw material, steel scrap, the cost of converting the scrap to finished steel products, the cost of warehousing and handling finished steel products and freight costs. The following table sets forth information regarding the unaudited historical results of operations of Gerdau USA:

                                                  YEAR ENDED                   YEAR ENDED              THREE MONTHS ENDED
                                               DECEMBER 31, 2001            DECEMBER 31, 2000           DECEMBER 31, 1999
                                            -----------------------       ---------------------      -----------------------
                                                                    (In thousands, except percentages)
Gross sales..............................     $ 647,422      100.0%       $ 676,533      100.0%      $ 163,165         100.0%
Cost of sales............................       548,996       84.8%         577,050       85.3%        130,796          80.2%
Selling and administrative...............        36,066        5.6%          34,313        5.1%          8,712           5.3%
Depreciation.............................        36,753        5.7%          34,100        5.0%          7,636           4.7%
Amortization of goodwill.................         6,582        1.0%           6,269         .9%          1,532            .9%
Other operating (income) expense.........          (463)       (.1)%          2,738         .4%            (12)           --
                                                -------      -----          -------      -----         -------         -----
Income from operations...................        19,488        3.0%          22,063        3.3%         14,501           8.9%
Interest expense.........................        39,394        6.1%          36,960        5.5%          7,080           4.3%
Amortization of def'd finance costs......           445         --              707         .1%            235            .1%
Income tax (benefit) expense.............        (2,236)       (.3)%         (1,701)       (.2)%         3,501           2.2%
                                                -------      -----          -------      -----         -------         -----
(Loss) income before minority interest...       (18,115)      (2.8)%        (13,894)      (2.1)%         3,685           2.3%
Minority interest........................          (984)       (.2)%         (2,166)       (.3)%        (1,209)          (.8)%
                                                -------      -----          -------      -----         -------         -----
(Loss) income before extraordinary item..       (19,099)      (3.0)%        (16,060)      (2.4)%         2,476           1.5%
Extraordinary item net of tax............            --         --               --         --          (2,325)         (1.4)%
                                                -------      -----          -------      -----         -------         -----
Net (loss) income........................     $ (19,099)      (3.0)%      $ (16,060)      (2.4)%     $     151            .1%
                                                =======      =====          =======      =====         =======         =====

Year Ended December 31, 2001 versus December 31, 2000

                                                                        AVERAGE SELLING PRICES
                                 TONS SHIPPED (THOUSANDS)                    (PER TON)
                             --------------------------------       ------------------------------
                              YEAR ENDED          YEAR ENDED         YEAR ENDED         YEAR ENDED
                             DECEMBER 31,        DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                 2001                2000               2001               2000
                             ------------        ------------       ------------       ------------
Mill Finished Goods:
Stock Rebar............           689                 666              $ 273              $ 273
Merchant Bar...........           596                 603                289                325
Rods...................           102                 118                286                290
                                -----               -----                ---                ---
                                1,387               1,387                280                296
Fabricated Rebar.......           495                 491                425                437
Billets................            22                  42                202                218
                                -----               -----
   Total...............         1,904               1,920
                                =====               =====

         Gross Sales: Selling prices declined significantly in the year ended December 31, 2001 from the prior year due to record high levels of imports as weak foreign economies and a strong dollar encouraged foreign steelmakers to dump product on the U.S. market, forcing domestic steelmakers to lower prices. Average rebar prices remained relatively flat compared with the prior year, however prices remained near ten-year lows. Merchant bar prices declined and actually reached levels not seen since the late 1980s. Gerdau USA management is encouraged by the ITC's and the President's support of Section 201 Trade Relief and the expectation that tariffs will be imposed to dissuade foreign steelmakers from illegally dumping product, and therefore return pricing stability to the market. Despite the pricing, Gerdau USA was able to maintain shipping volumes, primarily through adjusting production away from merchant bar products and to rebar, for which demand has remained strong due to relatively high construction levels in the U.S. Merchant bar demand has declined alongside the general economy as customers reduce cyclically high inventories.

         Cost of Sales: Cost of sales as a percent of sales remained about the same in the year ended December 31, 2001 as in the year ended December 31, 2000 (84.8% in 2001 versus 85.3% in 2000.) Yielded scrap costs, which comprise approximately 30% to 35% of cost of sales, declined from $107 per ton in 2000 to $90 per ton in 2001, however much of these savings remained in inventory at the end of 2001. Yielded scrap costs in 2001 were approximately 16% lower as excessive levels of dumped foreign steel resulted in the slowdown in steel production. Conversion costs, which are the costs of manufacturing scrap into finished goods, declined by approximately $2 per ton from 2000 to 2001primarily due to lower utility costs.

         Selling and Administrative: Selling and administrative expenses as a percentage of revenue for the year ended December 31, 2001 increased from the year ended December 31, 2000 from approximately 5.1% to 5.6% due to increased incentive based payroll partially offset by lower outside service fees relating to environmental issues.

         Depreciation: Depreciation in the year ended December 31, 2001 increased by approximately 8% from the same period in the prior year due to mill modernization and other capital expenditures over the past several years. The AmeriSteel mill modernization program resulted in $123 million spent over the past five calendar years, including $34.5 million at the Knoxville melt shop in July 2000.

         Other Operating (Income) Expenses: Other operating income in the year ended December 31, 2001 consists of a non-recurring net gain of $2.8 million from cash settlements from graphite electrode suppliers and a prior year tax refund of $0.7 million. These are partially offset by a charge of $2.6 million relating to a loss on investment and a $0.4 million charge relating to the melting of a small amount cesium at the Jacksonville mill. Other operating expenses in the year ended December 31, 2000 consist of $3.0 million in startup costs associated with the modernization of the Knoxville melt shop partially offset by $0.3 million from cash settlements from graphite electrode suppliers.

         Income Taxes: Gerdau USA's effective federal and state income tax rate was 40% for both the year ended December 31, 2001 and the year ended December 31, 2000, excluding goodwill amortization which is not deductible for income tax purposes. Gerdau USA files a consolidated federal tax return including AmeriSteel.

Year Ended December 31, 2000 Versus Three Months Ended December 31, 1999 (Year ended December 31, 1999 operating data includes full year AmeriSteel for comparative purposes)

                                     TONS SHIPPED (THOUSANDS)              AVERAGE SELLING PRICES (PER TON)
                              ---------------------------------------   ----------------------------------------
                                               THREE         TWELVE                      THREE         TWELVE
                                               MONTHS        MONTHS                      MONTHS        MONTHS
                               YEAR ENDED      ENDED         ENDED      YEAR ENDED       ENDED         ENDED
                              DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                  2000          1999          1999          2000          1999          1999
                              ------------  ------------  ------------  ------------  ------------  ------------
Mill Finished Goods:
Stock Rebar...............          666          137           634          $273          $280          $279
Merchant Bar..............          603          155           656           325           331           329
Rods......................          117           25           122           290           289           284
                                  -----          ---         -----           ---           ---           ---
                                  1,386          317         1,412           296           306           303
Fabricated Rebar..........          491          115           442           437           444           450
Billets...................           43           33           123           218           215           208
                                  -----          ---         -----
   Total..................        1,920          465         1,977
                                  =====          ===         =====

         Note that Gerdau USA was formed in late September 1999 as a result of Gerdau's acquisition of AmeriSteel. Therefore, results reflect only three months of activity in 1999 compared to the full year results in 2000. Because AmeriSteel operated during the full year 1999, and because it is the only operating unit of Gerdau USA, the AmeriSteel 1999 results are presented to provide a better indication of the results of operations and trends over the periods. Please refer to AmeriSteel's 10-K reports for the periods presented for a more complete discussion of the results for the respective periods.

Six Months Ended June 30, 2002 Versus Six Months Ended June 30, 2001

         The following table sets forth information regarding unaudited interim results of operations:

                                             SIX MONTHS ENDED       SIX MONTHS ENDED
                                              JUNE 30, 2002           JUNE 30, 2001
                                            ------------------     ------------------
                                               (In thousands, except percentages)
Net sales..............................     $ 343,637   100.0%     $ 333,192   100.0%
Cost of sales..........................       290,219    84.5%       284,475    85.5%
Selling and administrative.............        19,886     5.7%        16,829     5.1%
Depreciation...........................        18,153     5.3%        18,172     5.5%
Amortization of goodwill...............          --        --          3,268     1.0%
Other operating expense (income).......           914      .3%          (668)    (.2)%
                                              -------   -----        -------   -----
Income from operations.................        14,465     4.2%        11,116     3.3%
Interest expense.......................        19,296     5.6%        20,701     6.2%
Amortization of def'd finance costs....           223      --            222      --
Income tax benefit.....................          (506)    (.1)%       (1,139)    (.3)%
                                              -------   -----        -------   -----
Loss before minority interest..........        (4,548)   (1.3)%       (8,668)   (2.6)%
Minority interest......................        (1,074)    (.3)%         (415)    (.1)%
                                              -------   -----        -------   -----
Net loss                                       (5,622)   (1.6)%    $  (9,083)   (2.7)%
                                              =======   =====        =======   =====

                                    TONS SHIPPED (THOUSANDS)                AVERAGE SELLING PRICES (PER TON)
                              --------------------------------------     ------------------------------------------
                              SIX MONTHS ENDED      SIX MONTHS ENDED     SIX MONTHS ENDED          SIX MONTHS ENDED
                                JUNE 30, 2002         JUNE 30, 2001        JUNE 30, 2002             JUNE 30, 2001
                              ----------------      ----------------     ----------------          ----------------
Mill Finished Goods:
Stock Rebar.............             350                   375                 $266                      $271
Merchant Bar............             453                   303                  288                       291
Rods....................              70                    49                  289                       288
                                   -----                   ---                  ---                       ---
                                     873                   727                  279                       281
Fabricated Rebar........             224                   245                  418                       427
Billets.................              40                    18                  197                       201
                                   -----                   ---
   Total................           1,137                   990
                                   =====                   ===

         Gross Sales: The acquisition of the Cartersville mill in December 2001 resulted in additional revenues of $43.7 million during the six months ended June 30, 2002 compared to $0 for the six months ended June 30, 2001. Excluding Cartersville, finished tons shipped remained relatively flat in the six month period ended June 30, 2002 compared to the same period in the prior year. While pricing improved modestly from the immediately preceding quarter, prices remain depressed from the same period last year, resulting in $5.9 million less revenue in the six months ended June 30, 2002 compared to the six months ended June 30, 2001. Average selling prices for rebar and merchant products have come off recent 15 year lows to improve slightly in the six months ended June 30, 2002. Recent implementation of Section 201 of the Trade Act of 1974 has resulted in tariffs of 15% on rebar and 30% for merchant bar and should help stabilize pricing in the coming quarters.

         Cost of Sales: Yielded scrap costs, which comprise approximately 35% to 40% of Gerdau USA's cost of sales, averaged $91 per ton and $88 per ton in the six months ended June 30, 2002 and June 30, 2001, respectively. Prices have increased as a result of higher demand for scrap in other domestic steel markets as the Section 201 relief has resulted in increased production at domestic mills, primarily in the flat rolled market. Mill conversion costs have remained flat relative to the same period in the prior year, however the higher costs associated with Cartersville have been offset by reductions in the other mills. Excluding Cartersville, conversion costs were approximately $123 per ton for the six months ended June 30, 2002 compared to $127 per ton for the six months ended June 30, 2001.

         Selling and Administrative: Selling and administrative expenses for the six months ended June 30, 2002 were $3.1 million higher than the same period last year due to higher professional fees, improved performance incentive pay, severance pay and the incremental costs associated with ABB and Cartersville. The increased professional fees relate to consulting engagements for strategic development initiatives. Severance pay increased $135,000 due to the closing of less efficient fabricating plants in Wilmington, Delaware and St. Albans, West Virginia in February.

         Other Operating Expense: Other operating expense in the six months ended June 30, 2002 relate to the closing of the Wilmington and St. Albans fabricating plants. Other operating income in the six months ended June 30, 2001 relate to prior year tax refunds.

         Interest Expense: Interest expense decreased in the six months ended June 30, 2002 from the same period in the prior year due to lower interest rates, which more than offset higher average borrowing. Higher average borrowing resulted from the Cartersville mill and cold drawn acquisitions, and last year's issuance of common and preferred stock which reduced debt in the comparable prior year period. AmeriSteel's debt, which comprises approximately 46% and 42% of the consolidated Gerdau USA debt as of June 30, 2002 and June 30, 2001, respectively, is primarily variable based LIBOR. The remaining debt has fixed interest rates ranging from 9% to 12%.

Liquidity and Capital Resources

         Gerdau USA's subsidiary AmeriSteel's primary financial obligation outstanding as of June 30, 2002 was a credit facility (the ''Revolving Credit Agreement''). It is collateralized by first priority security interests in substantially all accounts receivable and inventory of AmeriSteel as well as a lien on AmeriSteel's Charlotte Mill property, plant and equipment. The $285 million Revolving Credit Agreement includes a $100 million term loan that amortizes at the rate of 25% per year beginning in December 2001. The loan matures in September 2005. The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. AmeriSteel continues to be in compliance with the provisions of the Revolving Credit Agreement. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Prime
Rate) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate on the Revolving Credit Agreement at June 30, 2002 was approximately 4.1%.

         As of June 30, 2002, the Revolving Credit Agreement, including the term loan component, had approximately $181.1 million outstanding of which $38.7 million was allocated to letters of credit (most of which are being provided as credit backing for AmeriSteel's outstanding Industrial Revenue Bonds and insurance obligations). These Industrial Revenue Bonds were issued to construct facilities in Jackson, Tennessee, Charlotte, North Carolina, Jacksonville, Florida, and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate (approximately 3.4%-3.8% at June 30, 2002.) The Industrial Revenue Bonds mature in 2003, 2015 and 2017.

         In addition to the AmeriSteel debt, Gerdau USA has debt payable to affiliated Gerdau companies and partnerships amounting to $258.5 million as of June 30, 2002. The notes bear a fixed interest rate ranging from 9.0% to 12.0%. $22.6 million is due within one year. The remainder have no specified due dates and therefore classified as long term. The entire $258.5 million debt will be converted to equity in the proposed Business Combination.

         Gerdau USA's net cash provided by operating activities for the year ended December 31, 2001 was $73.4 million compared with $5.6 million for the year ended December 31, 2000 primarily due to improved working capital levels. Gerdau USA used $21.7 million for capital expenditures during the year ended December 31, 2001, the largest project being a dust disposal baghouse at the Charlotte mill of approximately $5.3 million. Gerdau USA also used $51.2 million for the acquisition of ABB in April 2001 and the Cartersville mill in December 2001. Total borrowings were paid down during the year ended December 31, 2001 by a net amount of $2.0 million.

         Gerdau USA's net cash provided by operating activities for the six months ended June 30, 2002 was $11.7 million compared to $46.4 million for the same period in the prior year due primarily to the incremental working capital associated with the Cartersville mill and cold drawn acquisitions. In the six months ended June 30, 2002, Gerdau USA spent a combined $20.8 million related to capital projects, including $5.2 million to purchase fabricating facilities in the northeast that had been leased, and $8.4 million related to the acquisition of the Cartersville cold drawn facility from Republic Technologies in June 2002. This compared to $21.4 million spent in the six months ended June 30, 2001, of which $9.5 million related to the acquisition of AmeriSteel Bright Bar. The closure of the Wilmington and St. Albans fabricating facilities did not have a material effect on the cash flows during the six months ended June 30, 2002. Total charges relating to the closures amounted to approximately $915,000 which included severance, lease buyouts and non-cash charges relating to equipment disposals.

         Gerdau USA anticipates spending up to $39.0 million for capital expenditures in 2002, of which $12.4 million was spent in the first six months of 2002.

         In order to reduce its exposure to interest rate fluctuations, AmeriSteel entered into interest rate swap agreements in August and September 2001 that are considered cash flow hedges. The interest rates swaps have a notional value of $55 million with AmeriSteel paying a fixed interest rate and receiving a variable interest rate based on three-month LIBOR. The underlying hedged instruments are specific tranches of LIBOR-based revolving credit and term loan borrowings under AmeriSteel's Revolving Credit Agreement. AmeriSteel tests effectiveness of the swaps on a quarterly basis using the ''change in fair value'' method prescribed by SFAS 133. Each period, the fair value of the interest rate swap agreements is recorded on the balance sheet. The effective portion of the swap agreements is recorded in accumulated other comprehensive income, a component of stockholders' equity, until the hedged transaction occurs and is recognized in income. The ineffective portion of the swap agreements is recognized in income immediately.

Compliance with Environmental Laws and Regulations

         As Gerdau USA is involved in the manufacture of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is EC dust, a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. While EC dust is generated in current production processes, such EC dust is being collected, handled and disposed of in a manner that management believes meets all current federal and state environmental regulations. The costs of collection and disposal of EC dust are being expensed as operating costs when incurred. In addition, Gerdau USA has handled and disposed of EC dust in other manners in previous years, and is responsible for the remediation of certain sites where such EC dust was generated and/or disposed.

         In general, Gerdau USA's estimate of environmental remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. Gerdau USA's process for estimating such remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In such determinations, Gerdau USA may employ outside consultants and providers of such remedial services to assist in making such determinations. Although the ultimate costs associated with the remediation are not known precisely, Gerdau USA estimated the total remaining costs to be approximately $2.7 million with these costs recorded as a liability at June 30, 2002, of which Gerdau USA expects to pay approximately $1.0 million within one year.

         Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by Gerdau USA's consultants and third-party estimates of costs of remediation-related services provided to Gerdau USA or which Gerdau USA and its consultants are aware, Gerdau USA and its consultants believe that Gerdau USA's cost estimates are reasonable. Considering the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

         In April 2001, the Company was notified by the United States Environmental Protection Agency (the ''EPA'') of an investigation that may identify the Company as a potential responsible party (''PRP'') in a Superfund Site in Pelham, Georgia. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, lastly operated by Stoller Chemical Company, a now bankrupt corporation. The EPA recently offered a settlement to the named PRPs under which the Company's allocation was approximately $1.8 million. The Company objects to its inclusion as a PRP in this site and is pursuing legal alternatives, including the addition of larger third parties to the allocation which the Company feels were incorrectly excluded from the original settlement offer. The EPA has filed suit with the Company named as a defendant. As the ultimate exposure to the Company, if any, is uncertain, no liability has been established for this site.

Impact of Inflation

         Gerdau USA's primary costs include ferrous scrap, energy and labor, which can be affected by inflationary conditions. Gerdau USA has generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions driven primarily by the level of construction activity. Other factors that may limit Gerdau USA's ability to pass on cost increases in materials is over-capacity in the steel industry and foreign dumping of steel.

Quantitative and Qualitative Disclosures about Market Risk

         The interest rates charged on Gerdau USA's debt are predominantly variable, the majority of which is based on LIBOR (London Interbank Offered
Rate). In late 2001, Gerdau USA hedged $55 million of its debt via interest rate swaps that in effect result in a fixed interest rate on $55 million for a period of four to five years. As a result, Gerdau USA has reduced its exposure to fluctuations in interest rates with the result being that approximately 33% of Gerdau USA's debt is subject to changes in interest expense due to fluctuations of interest rates in the markets.

         The value of Gerdau USA's interest rate swaps changes from period to period due to changes in the swap yield curve relative to the swap yield curve at the swap's inception, and adjusted for the shortening duration. Generally the market value of the swap instrument will decline as interest rates remain lower than previously forecasted and will increase in value as interest rates rise faster the previously anticipated. GUSA recognizes the changes in these mark-to-market valuations through other comprehensive income in accordance with FAS 133, ''Accounting for Derivative Instruments and Hedging Activities.''

--------------------------------------------------------------------------------

         Selected Historical Combined Financial Information of Gerdau Canada
Group

         The following selected historical combined financial data as at and for the three year period ended December 31, 2001 is derived from the audited combined financial statements of the Gerdau Canada Group, which combined financial statements have been audited by Ernst & Young LLP, Chartered Accountants. The selected combined financial data for the six months ended June 30, 2002 and June 30, 2001 and as at June 30, 2002 and June 30, 2001 is derived from the unaudited combined financial statements of the Gerdau Canada Group.

         When you read the following summary of selected historical financial data, it is important that you read it along with the historical financial statements, the related notes which are set out in Appendix G and the related Management Discussion and Analysis.

         The financial information has been prepared in accordance with Canadian GAAP. The revenues and expenses of the Gerdau Canada Group are normally measured in Canadian dollars, the functional currency of the business. For display purposes in the financial statements and this selected historical combined financial information, the Canadian dollar balances have been translated into United States dollars at the average annual rate for income statement items and period-end rate for balance sheet items.

                               GERDAU CANADA GROUP
                     SELECTED COMBINED FINANCIAL INFORMATION
        (IN THOUSANDS, EXCEPT PER SHARE AND PER TON AND RATIO DATA, US$)

                                              SIX MONTHS ENDED                 YEAR ENDED
                                                  JUNE 30,                     DECEMBER 31,
                                            --------------------     ---------------------------------
                                              2002        2001         2001        2000         1999
                                            --------    --------     --------    --------     --------
                                                 (unaudited)
                                                               (in thousands of US$)
Net sales................................   $ 120,349   $ 126,970    $238,462    $ 253,671    $244,800
  Cost of sales..........................      87,447      93,321     176,136      175,509     167,505
  Cost of sales as percent of net sales..        72.7%       73.5%       73.9%        69.2%       68.4%
  Selling and administrative.............      10,292      11,136      21,760       23,835      19,496
  Depreciation...........................       9,130       8,951      18,124       17,248      15,552
  Other operating (income) expense.......         942        (377)        249         (211)     (1,256)
                                              -------     -------     -------      -------     -------
Income from operations...................      12,538      13,939      22,193       37,290      43,503
  Interest expense.......................       2,662       5,128       9,458       13,400      10,283
                                              -------     -------     -------      -------     -------
Income before income taxes...............       9,876       8,811      12,735       23,890      33,220
Income tax expense.......................       1,221         118         455        3,887      13,243
                                              -------     -------     -------      -------     -------
Net income...............................   $   8,655   $   8,693    $ 12,280    $  20,003    $ 19,977
                                              =======     =======     =======      =======     =======
SHIPPED TONS
Milled finished goods
  Rebar..................................          39          50          95           32          41
  Merchant bar...........................         157         161         307          280         264
  Special sections.......................         114         112         210          249         249
                                              -------     -------     -------      -------     -------
Total shipped tons.......................         310         323         612          561         554

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                     SIX MONTHS ENDED         YEAR ENDED
                                                          JUNE 30,             DECEMBER 31,
                                                     ----------------     ----------------------
                                                     2002        2001     2001     2000     1999
                                                     ----        ----     ----     ----     ----
                                                       (unaudited)
                                                                (in thousands of US$)
AVERAGE SELLING PRICES ($ PER TON)
Milled finished goods
   Rebar........................................     $ 241      $ 236    $ 236    $ 280    $ 275
   Merchant bar.................................       316        323      320      362      359
   Special sections.............................       419        426      416      437      446
                                                       ---        ---      ---      ---      ---
Average mill finished goods prices (per ton)....     $ 344      $ 345    $ 340    $ 391    $ 392
Average yielded scrap cost (per ton)............        95         89       89      102       98
                                                       ---        ---      ---      ---      ---
Average metal spread (per ton)..................     $ 249      $ 256    $ 251    $ 289    $ 294
Average mill conversion costs (per ton).........     $ 137      $ 143    $ 140    $ 152    $ 149

                                                     AS AT                      AS AT
                                                    JUNE 30,                  DECEMBER 31,
                                               ------------------           ------------------
                                               2002          2001           2001          2000
                                               ----          ----           ----          ----
                                                  (unaudited)
                                                         (in thousands of US$)
Total current assets...................     $ 109,066     $ 100,675      $  95,363      $ 99,104
Net property, plant and equipment......       140,848       152,229        140,472       160,892
Total assets...........................       599,316       603,116        573,448       574,848
Current maturities of borrowings.......        52,197        44,818         41,462       105,778
Total current liabilities..............        97,693        93,070         89,566       148,223
Long-term borrowings...................       440,494       462,732        434,589       385,917
Total long-term liabilities............       468,285       490,139        460,684       414,774
Shareholders' equity...................        33,338        19,907         23,198        11,851
Current ratio..........................           1.1x          1.1x           1.1x           .7x
Debt to capital ratio..................          93.7%         96.2%          95.4%         97.6%

--------------------------------------------------------------------------------

         Management's Discussion and Analysis of Financial Condition and Results of Operations for Gerdau Canada Group

         The following contains certain forward-looking statements that are based on the beliefs of Gerdau Canada's management, as well as assumptions made by, and information currently available to, Gerdau Canada's management. Such statements include, among others, (i) the highly cyclical nature and seasonality of the steel industry, (ii) the fluctuations in the cost and availability of raw materials, (iii) the possibility of excess production capacity, (iv) the potential costs of environmental compliance, (v) the risks associated with potential acquisitions, (vi) further opportunities for industry consolidation,
(vii) the impact of inflation and (viii) the fluctuations in the cost of electricity. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and the future results, performance or achievements of the Gerdau Canada Group could differ materially from those expressed in, or implied by, any such forward-looking statements. The following presentation of management's discussion and analysis of the Gerdau Canada Group's financial condition and results of operations should be read in conjunction with the Gerdau Canada Group's Combined Financial Statements and the Notes thereto attached as Appendix G to this Circular and summarized elsewhere in this Circular. THE FOLLOWING INFORMATION IS PRESENTED IN UNITED STATES DOLLARS EXCEPT AS OTHERWISE INDICATED.

Results of Operations

         Cost of sales includes the cost of its primary raw material, steel scrap, the cost of converting the scrap to finished steel products, the cost of warehousing and handling finished steel product. The following table sets forth information regarding the historical results of operations. THE TABLES ARE PRESENTED IN US DOLLARS, HOWEVER THE ASSETS, LIABILITIES, REVENUES AND EXPENSES ARE MEASURED IN CANADIAN DOLLARS, THE FUNCTIONAL CURRENCY OF THE GERDAU CANADA GROUP'S BUSINESS:

                                             YEAR ENDED            YEAR ENDED          YEAR ENDED
                                          DECEMBER 31, 2001     DECEMBER 31, 2000    DECEMBER 31, 1999
                                        -------------------     -----------------   ------------------
                                                    (In thousands, except percentages)
Sales...............................    $ 238,462    100.0%    $ 253,671   100.0%   $ 244,800   100.0%
Cost of sales.......................      176,136     73.9%      175,509    69.2%     167,505    68.4%
Selling and administrative..........       21,760      9.1%       23,835     9.4%      19,496     8.0%
Depreciation........................       18,124      7.6%       17,248     6.8%      15,552     6.3%
Other operating (income) expense....          249      0.1%         (211)   (0.1)%     (1,256)   (0.5)%
                                          -------    -----       -------    ----       ------    ----
Income from operations..............       22,193      9.3%       37,290    14.7%      43,503    17.8%
Interest expense....................        9,458      4.0%       13,400     5.3%      10,283     4.2%
Income tax expense..................          455      0.2%        3,887     1.5%      13,243     5.4%
                                          -------    -----       -------    ----       ------    ----
Net income..........................    $  12,280      5.1%    $  20,003     7.9%   $  19,977     8.2%
                                          =======    =====       =======    ====       ======    ====

Year Ended December 31, 2001 versus December 31, 2000

                                                                          AVERAGE SELLING PRICES
                                   TONS SHIPPED (THOUSANDS)                     (PER TON)
                               --------------------------------       -------------------------------
                                YEAR ENDED          YEAR ENDED         YEAR ENDED         YEAR ENDED
                               DECEMBER 31,        DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                   2001                2000               2001               2000
                               ------------        ------------       ------------       ------------
Mill Finished Goods:
   Rebar..................           95                  32               $236               $280
   Merchant Bar...........          307                 280                320                362
   Special Sections.......          210                 249                416                437
                                    ---                 ---                ---                ---
                                    612                 561               $340               $391
                                    ===                 ===                ===                ===

         Sales: Average selling price declined 13.0% for the year ended December 31, 2001 compared to the year ended December 31, 2000, due primarily to the slowing North American economy and record high levels of imports flooding the market. Because of these factors, Gerdau MRM and Gerdau Courtice were forced to revise their mix to lower priced products. At Gerdau MRM, average Cdn$ selling price declined by 9.1% as mix shifted away from special sections and into merchant bar and rebar. Gerdau Courtice saw its average Cdn$ selling price slide 9.2% as rebar sales doubled. The balance of the selling price decline can be attributed to US$ conversion differences stemming from a weakening Cdn$ in 2001. On a positive note, tons sold increased 9.1% as a result of production efficiencies and a higher output product mix. As well, the average Cdn$ selling price of special sections showed little change during the year. Management is encouraged by the results of the Canadian International Trade Tribunal in July 2002 which found that the domestic industry has been seriously injured from high levels of imports into Canada of several product types including hot rolled shapes and structurals and reinforcing bar which are produced by Gerdau MRM and Gerdau Courtice.

         Cost of Sales: Cost of sales as a percentage of sales for the Gerdau Canada Group increased to 73.9% in the year ended December 31, 2001 from 69.2% in the year ended December 31, 2000, consistent with the significant decline in average selling price over that period. Partially offsetting the declining selling prices was a decline in production costs, lead primarily by reductions in scrap costs. Yielded scrap costs accounts for 30% to 35% of cost of sales during both periods. Cost of scrap in 2001 declined by Cdn$12/ton at Gerdau MRM and Cdn$14/ton at Gerdau Courtice when compared to levels in the year ended December 31, 2000. In addition, increases in costs of hydro and gas in the year ended December 31, 2001 as compared to the year ended December 31, 2000 were offset by production efficiencies and increased production in 2001 compared to 2000.

         Selling and Administrative: Selling and administrative expenses as a percentage of revenue for the year ended December 31, 2001 decreased to 9.1% from approximately 9.4% in the year ended December 31, 2000. Administrative costs were reduced through an overall across the board reduction effort.

         Depreciation: Total depreciation expense for the Gerdau Canada Group for the year ended December 31, 2001 increased approximately US$0.9 million from US$17.2 million in the year ended December 31, 2000 due to ongoing capital expenditures in 2001. Over the last 5 years, Gerdau MRM and Gerdau Courtice have spent a combined Cdn$161.1 million on capital expenditures.

         Other Operating (Income) Expenses: Other operating expense (income) consists of the net foreign exchange effect on Gerdau MRM's and Gerdau Courtice's US$ denominated loans. The decline in the Cdn$ relative to the US$ during the year ended December 31, 2001 led to a net foreign exchange loss on the net US$ denominated obligations payable.

         Interest Expense: Interest expense for the Gerdau Canada Group for the year ended December 31, 2001 declined to 4.0% of sales from 5.3% of sales in the year ended December 31, 2000. The decrease was realized on Gerdau MRM's and Gerdau Courtice's bank debt, most of which carries interest at a floating rate. The declines in lending rates throughout 2001 significantly reduced borrowing costs on the Gerdau Canada Group's declining bank debt.

         Income Taxes: Income taxes for the Gerdau Canada Group which carry a gross combined federal and provincial rate of 43% in 2001 and 45% in 2000 are significantly influenced by foreign tax/rate differentials, representing the expected benefit of certain tax planning. The actual benefit could differ. Taxes are also significantly influenced by unrealized foreign exchange capital losses.

Year Ended December 31, 2000 versus December 31, 1999

                                                                          AVERAGE SELLING PRICES
                                     TONS SHIPPED (THOUSANDS)                   (PER TON)
                                  ------------------------------      -----------------------------
                                   YEAR ENDED       YEAR ENDED        YEAR ENDED       YEAR ENDED
                                   DECEMBER 31,     DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                      2000              1999             2000              1999
                                  -------------    -------------      ------------     ------------
Mill Finished Goods:
  Rebar.....................            32                41               $280             $275
  Merchant Bar..............           280               264                362              359
  Special Sections..........           249               249                437              446
                                       ---               ---                ---              ---
                                       561               554               $391             $392
                                       ===               ===                ===              ===

         Sales: Average selling price for products of the Gerdau Canada Group declined fractionally in the year ended December 31, 2000 compared to the year ended December 31, 1999. The adverse economic conditions which dramatically reduced 2001's average selling price, were not a significant factor to 2000 average selling price. In 2000, despite the overall drop in OEM's activity level, Gerdau MRM was able to maintain its special section product mix percentage. This was achieved by the continued development of new sections and exploring new market niches mainly in the transportation and construction industry.

         Cost of Sales: Cost of sales as a percentage of sales for the Gerdau Canada Group increased slightly to 69.2% in the year ended December 31 2000 from 68.4% in the year ended December 31, 1999. At Gerdau MRM, scrap costs increased by Cdn$2/ton when compared to 1999 levels. Energy costs also increased moderately during the period. At Gerdau Courtice, 2000 scrap costs increased by Cdn$9/ton from the costs in the year ended December 31, 1999 and there was also a moderate increase in energy costs in the year ended December 31, 2000 compared to 1999 levels.

         Selling and Administrative: Selling and administrative expenses as a percentage of revenue for the Gerdau Canada Group for the year ended December 31, 2000 increased to 9.4% from approximately 8.0% in the year ended December 31, 1999. The 1999 cost is reduced as it includes the settlement receipts from the company's electrode law suit.

         Depreciation: Total depreciation expense for the Gerdau Canada Group for the year ended December 31, 2000 increased approximately US$1.7 million from US$15.6 million in the year ended December 31, 1999 due to ongoing capital expenditures in 2000.

         Other Operating (Income) Expenses: Other operating expense (income) for the Gerdau Canada Group for the year ended December 31, 2000 consists of the net foreign exchange effect on Gerdau MRM and Gerdau Courtice's US$ denominated loans.

         Interest Expense: Interest expense for the Gerdau Canada Group for the year ended December 31, 2000 increased to 5.3% from 4.2% of sales in the year ended December 31, 1999. This increase is attributable to increased bank borrowings in late 1999 associated with the acquisition of FLS Holdings, Inc. which controls AmeriSteel.

         Income Taxes: Income taxes for the Gerdau Canada Group which carry a gross combined federal and provincial rate of 45% in 2000 and 45% in 1999 are significantly influenced by foreign tax/rate differentials, representing the expected benefit of certain tax planning. The actual benefit could differ. Taxes are also significantly influenced by unrealized foreign exchange capital losses.

Six Months Ended June 30, 2002 Versus Six Months Ended June 30, 2001

         The following table sets forth information regarding unaudited interim results of operations for the Gerdau Canada Group:

                                                          SIX MONTHS ENDED             SIX MONTHS ENDED
                                                            JUNE 30, 2002                JUNE 30, 2001
                                                       -----------------------     ----------------------
                                                                (In thousands, except percentages)
Net sales............................................    $ 120,349      100.0%       $ 126,970     100.0%
Cost of sales........................................       87,447       72.7%          93,321      73.5%
Selling and administrative...........................       10,292        8.5%          11,136       8.8%
Depreciation.........................................        9,130        7.6%           8,951       7.0%
Other operating expense (income).....................          942        0.8%            (377)     (0.3)%
                                                          --------     ------         --------     -----
Income from operations...............................       12,538       10.4%          13,939      11.0%
Interest expense.....................................        2,662        2.2%           5,128       4.0%
Income tax expense...................................        1,221        1.0%             118       0.1%
                                                          --------     ------         --------     -----
Net income...........................................    $   8,655        7.2%       $   8,693       6.9%
                                                          ========     ======         ========     =====

                                            TONS SHIPPED (THOUSANDS)             AVERAGE SELLING PRICES (PER TON)
                                          -------------------------------      -----------------------------------
                                            SIX MONTHS        SIX MONTHS         SIX MONTHS           SIX MONTHS
                                               ENDED            ENDED               ENDED                ENDED
                                           JUNE 30, 2002    JUNE 30, 2001       JUNE 30, 2002        JUNE 30, 2001
                                          ---------------  --------------      -----------------   ---------------
Mill Finished Goods:
    Rebar..............................          39               50                 $241                 $236
    Merchant Bar.......................         157              161                  316                  323
    Special Sections...................         114              112                  419                  426
                                                ---              ---                  ---                  ---
                                                310              323                 $344                 $345
                                                ===              ===                  ===                  ===

         Sales:   Average US$ selling price for products of the Gerdau Canada
Group remained relatively stable in the six months ended June 30, 2002 as compared to the six months ended June 30, 2001, even as the average exchange between the two currencies saw the Cdn$ weaken during 2002 as compared to 2001. Small declines in selling prices of merchant bar and special sections were offset by price gains in rebar. At Gerdau MRM, average Cdn$ selling price increased by 6.2% during the first half of 2002 compared to the same period in 2001. The main reason for this increase was an improved product mix, with an increase in shipments of value added special sections. The performance of downstream operations also contributed, with an increase in shipments of elevator guide rails. Some improvement was also noted in the transportation industry which showed signs of increased activity. At Gerdau Courtice, average Cdn$ selling price remained flat increasing in the first half of 2002, by 0.1% as compared to the first six months of 2001. In the six months ended June 30, 2002, pricing gains in the merchant bar business were offset with a product mix which had more rebar.

         Overall shipments in the first six months of 2002 were down 4.0% when compared to the first 6 months of 2001. Gerdau MRM's shipments declined by 12.2% compared to the six months ended June 30, 2001, as its product mix shifted to lower volume, higher value products. In addition, during the six months ended June 30, 2002, production at Gerdau MRM was interrupted due to a work stoppage that lasted 12 days. The company and union were able to reach an agreement before affecting any customer supply. At Gerdau Courtice shipments increased 3.7% mostly due to the additional rebar in the product mix.

         Cost of Sales:   Cost of sales as a percentage of sales for the Gerdau
Canada Group decreased to 72.7% in the first 6 months of 2002 compared to 73.5% in the same period of 2001. Scrap purchase price increased by Cdn$8/ton at Gerdau MRM and Cdn$17/ton at Gerdau Courtice. Declining gas prices and production efficiencies in the first 6 months of 2002 compared to the same period in 2001 were able to offset the increased scrap prices.

         Selling and Administrative:   Selling and administrative expenses for
the Gerdau Canada Group as a percentage of revenue for the six months ended June 30, 2002 decreased to 8.5% from 8.8% in the same period ended June 30, 2001. The decline can be attributed to loan losses recorded in 2001 with no corresponding expense in the six months ended June 30, 2002 and ongoing cost reduction efforts at both the Cambridge and Selkirk minimills.

         Depreciation:   There was a moderate increase in depreciation expense
for the Gerdau Canada Group in the first six months of 2002 compared to the same period in 2001. This increase is due to ongoing capital programs at Gerdau MRM and Gerdau Courtice. Depreciation as a percentage of sales for the Gerdau Canada Group in the six months ended June 30, 2002 increased to 7.6% from 7.0% in the six months ended June 30, 2001 as depreciation expense dollars are being compared to a lower amount of sales.

         Other Operating (Income) Expenses:   Other operating expense (income)
for the Gerdau Canada Group consists of the net foreign exchange effect on Gerdau MRM and Gerdau Courtice's US$ denominated loans. The continued decline in the Cdn$ relative to the US$ during the six months ended June 30, 2002 compared to the six months ended June 30, 2001 led to a net foreign exchange loss on the net US$ denominated obligations payable.

         Interest Expense:   Interest expense for the Gerdau Canada Group
declined to 2.2% in the first six months of 2002 from 4.0% of sales in the first six months of 2001. The decrease was realized on Gerdau MRM and Gerdau Courtice's bank debt, most of which carries interest at a floating rate. The steep declines in lending rates during the first half of 2002 compared to the first half of 2001 significantly reduced borrowing costs on the combined companies' declining bank debt over the period.

         Income Taxes:   Tax expense for the Gerdau Canada Group in the six
months ended June 30, 2002 increased as compared to the six months ended June 30, 2001. This increase resulted from increased taxable income for the U.S. Subsidiaries in the Gerdau Canada Group arising from lower interest costs. The effective tax rate in both periods is significantly influenced by unrealized foreign exchange capital losses and by foreign tax/rate differentials representing the expected benefit of certain tax planning. The actual benefit could differ.

Capital Resources

         The primary financial obligation of the Gerdau Canada Group outstanding as of June 30, 2002 was the Gerdau Credit Facility. The revolving component of this facility has an amount authorized of $73 million with $42 million borrowed at June 30, 2002 ($30 million -- June 30, 2001). The revolver facility comes due on September 24, 2002. Loans borrowed under the revolver facility carry interest at floating market rates approximating the bank's prime rate plus 2.25%. The term component of the facility is $114.5 million at June 30, 2002 of which $111.2 million was borrowed at June 30, 2002. At June 2001, the authorized term facility was $152.5 million and was fully drawn. Loans borrowed under the term facility carry interest at floating market rates approximating the bank's prime rate plus 1.75%. Collateral for the credit facility includes: (i) $350 million demand debentures given by each of Gerdau Canada, Gerdau MRM, Gerdau MRM Steel Inc. and Gerdau Courtice, granting a first priority fixed charge on real estate, machinery and equipment, a first priority floating charge on all other assets and a first priority fixed charge on inventory and accounts receivable to a maximum of US$20 million, (ii) pledges of the stock of various Gerdau Canada Group members, (iii) the assets of GUSAP Partners and Porter Bros. Corporation under general security agreements given by each of them, and (iv) a pledge by PASUG Inc. of promissory notes and other amounts owing to it by GUSAP Partners. In addition, an "all risks" insurance policy for full insurable value on a replacement cost basis has been pledged to the lenders. See also "The Transaction -- The Transaction Agreement -- Conditions" and "Risk Factors -- Risk Factors Affecting Gerdau AmeriSteel -- Credit Facilities".

         This credit facility contains certain covenants including, among other restrictions, covenants regarding financial ratios and limitations on indebtedness, investments and disposition of assets and dividends. The Gerdau Canada Group continues to be in compliance with the provisions of this credit facility in all material respects.

         In addition to its bank credit facility, the Gerdau Canada Group has net debt payable to affiliated Gerdau companies amounting to US$61.9 million as of June 30, 2002. The notes payable bear a fixed interest rate ranging from 0%-9.775% while the notes receivable bear interest ranging from 0%-11.95%. Interest expense (income) on these loans are not currently payable (receivable) and are added to loan principal and there are no defined terms for repayment of any affiliated loans. These loans have no security and are subordinated to the bank credit facility. Net affiliated loans and accrued interest will be converted to equity prior to close of the Transaction.

         The Gerdau Canada Group anticipates spending up to Cdn$18.7 million for capital expenditures in 2002, of which Cdn$4.4 million was spent in the first six months of 2002.

         Options to Purchase Securities

         The following table sets out certain information with respect to all options to purchase securities of AmeriSteel which are outstanding as at July 31, 2002.

                                                          PURCHASE                     MARKET VALUE OF
                                           NUMBER OF      PRICE OF                     SECURITIES UNDER        CURRENT MARKET
                                           SECURITIES    SECURITIES                   OPTION ON DATE OF     VALUE OF SECURITIES
                               NUMBER OF     UNDER      UNDER OPTION   EXPIRY DATE          GRANT             UNDER OPTION(1)
HOLDER OF OPTIONS              OPTIONEES     OPTION       (U.S. $)      OF OPTION    (IN U.S.$ THOUSANDS)   (IN U.S.$ THOUSANDS)
-----------------              ---------   ----------   ------------   -----------   --------------------   --------------------
Directors and Executive
  Officers of AmeriSteel....       5         20,201     12.50-13.50     2006-2011           259,513                343,417
Other Employees.............     237        277,256     12.50-28.00     2005-2012         4,983,683              4,713,352

--------------------
(1)      Based on US$17.00.

         Principal Shareholders

         The following table sets forth, as of July 31, 2002, the number of shares of AmeriSteel's common stock beneficially owned by (i) each person known to AmeriSteel as having beneficial ownership of more than 10% of AmeriSteel's common stock together with such person's address if other than AmeriSteel's address, (ii) each of its directors, (iii) each of its executive officers and
(iv) all directors and executive officers as a group:

                                                                             AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER OR NUMBER IN GROUP                                 BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
-------------------------------------------                                 -----------------------    ----------------
Gerdau USA Inc.(2).......................................................           9,000,000                87.1%
Phillip E. Casey(3)......................................................             844,192                 8.2%
Tom J. Landa.............................................................              15,525                   *
Jorge Gerdau Johannpeter.................................................                   0                  --
Frederico C. Gerdau Johannpeter..........................................                   0                  --
Klaus Gerdau Johannpeter.................................................                   0                  --
Andre Bier Johannpeter...................................................                   0                  --
Germano Gerdau Johannpeter...............................................                   0                  --
Carlos J. Petry..........................................................                   0                  --
J. Neal McCullohs........................................................               1,870                   *
James F. Oliver..........................................................               4,271                   *
Michael Mueller..........................................................                   0                  --
All Directors and Executive Officers as a Group (13 persons).............             869,312                 8.4%

------------------
*    Less than one percent

(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date.

(2) Of the shares shown for Gerdau USA, a Delaware corporation, all are directly owned by FLS Holdings, Inc., a Delaware corporation. Gerdau USA owns 100% of the outstanding common stock of FLS Holdings, Inc. and Gerdau USA is a wholly-owned subsidiary of Gerdau.

    (3) Of the shares shown for Mr. Casey, 573,507 are held directly by Carioca Limited Partnership I, a Delaware limited partnership. Carioca, L.L.C., a Delaware limited liability company, owns directly 5,793 shares and is the sole general partner owning 1% of the partnership interests. The Betty Z. Casey Grantor Retained Annuity Trust owns 78.8645% of the limited partnership interests and Mr. Casey is the Trustee with the power to vote and dispose of the limited partnership interests held by the Trust. Mr. Casey, Mrs. Casey and David Casey, Mr. Casey's brother, are the members of Carioca, L.L.C., and David Swayze, an unrelated third party, is the sole manager of Carioca, L.L.C. Mr. Swayze, as manager of Carioca L.L.C., the sole general partner of Carioca Limited Partnership I, has voting and investment control over the shares held by the limited partnership. Mr. and Mrs. Casey acting unanimously have the power to remove the manager of Carioca L.L.C. and therefore may be deemed to share beneficial ownership over the shares held by Carioca Limited Partnership I and Carioca, L.L.C. Mr. Casey's address is 5100 W. Lemon Street, Suite 312, Tampa, Florida 33609 and the address of each of Carioca Limited Partnership I and David Swayze is 1201 Market Street, Wilmington, Delaware 19801.

         Approximately 13% of the issued and outstanding shares of common stock of AmeriSteel are held by executives, employees and other related persons and one institutional shareholder. Following completion of the Transaction, Gerdau AmeriSteel will complete a plan of merger under which the minority shareholders of AmeriSteel will receive shares of Gerdau AmeriSteel and AmeriSteel will become an indirect wholly-owned subsidiary of Gerdau AmeriSteel. See "The Transaction--AmeriSteel Minority Exchange" in the attached Circular.

         All the issued and outstanding shares of Gerdau Courtice, Gerdau MRM and Gerdau USA are held by Gerdau Canada.

         Directors and Officers

         The following table sets forth certain information regarding the directors of AmeriSteel and executive officers of Gerdau Courtice, Gerdau MRM and AmeriSteel as of July 31, 2002. Gerdau Courtice and Gerdau MRM are wholly-owned Subsidiaries of Gerdau Canada and do not have operating boards of directors. No arrangement or understanding exists between any director, officer and any other person under which any director or officer was elected or appointed:

                                                                                                   YEARS AS A
NAME AND MUNICIPALITY OF RESIDENCE    AGE  TITLE, PRINCIPAL POSITION WITH GERDAU                    DIRECTOR
----------------------------------    ---  -------------------------------------                   -----------
Andre Beaudry.......................   44  Vice President, Mill Product Sales of AmeriSteel            n/a
Tampa, Florida, U.S.

Glen Beeby..........................   46  Vice President, Finance and General Manager of              n/a
Waterloo, Ontario, Canada                  Gerdau Courtice

Phillip E. Casey....................   59  President, Chief Executive Officer and Director of           8
Tampa, Florida, U.S.                       AmeriSteel

Jorge Gerdau Johannpeter............   65  Director of AmeriSteel and Chairman and President of         2
Porto Alegre, Rio Grande do Sul,           Gerdau
Brazil

Germano Gerdau Johannpeter..........   70  Director of AmeriSteel and Vice President of Gerdau          2
Rio de Janeiro, Brazil

Klaus Gerdau Johannpeter............   67  Director of AmeriSteel and Vice President of Gerdau          2
Porto Alegre, Rio Grande do Sul,
Brazil

Frederico C. Gerdau Johannpeter.....   59  Director of AmeriSteel and Vice President of Gerdau          2
Porto Alegre, Rio Grande do Sul,
Brazil

Andre Bier Johannpeter..............   39  Director of AmeriSteel and Vice President of Gerdau          2
Porto Alegre, Rio Grande do Sul,
Brazil

Tom J. Landa........................   50  Vice President, Chief Financial Officer, Secretary and       5
Tampa, Florida, U.S.                       Director of AmeriSteel

                                                                                                   YEARS AS A
NAME AND MUNICIPALITY OF RESIDENCE    AGE  TITLE, PRINCIPAL POSITION WITH GERDAU                    DIRECTOR
----------------------------------    ---  -------------------------------------                   -----------
Garry Leach.........................   54  President of Gerdau MRM                                     n/a
St. Paul, Manitoba, Canada

J. Neal McCullohs...................   45  Vice President, Fabricated Reinforcing Steel of             n/a
Tampa, Florida, U.S.                       AmeriSteel

Michael Mueller.....................   55  Group Vice President, Steel Mill Operations of              n/a
Tampa, Florida, U.S.                       AmeriSteel

Robert P. Muhlhan...................   52  Vice President, Material Procurement of AmeriSteel          n/a
Tampa, Florida, U.S.

James F. Oliver.....................   56  Vice President, Strategic Development of AmeriSteel         n/a
Tampa, Florida, U.S.

Carlos J. Petry.....................   61  Director of AmeriSteel and Vice President of Gerdau           2
Porto Alegre, Rio Grande do Sul,
Brazil

James S. Rogers II..................   54  Vice President, Human Resources of AmeriSteel               n/a
Tampa, Florida, U.S.

         ANDRE BEAUDRY has been Vice President, Mill Product Sales, since joining AmeriSteel in September 2001. Prior to this, Mr. Beaudry was employed by Gerdau Courtice of Cambridge, Ontario, Canada since being hired as V.P. Sales & Marketing in 1991. He served as President of Gerdau Courtice from April 1998 through September 2001. Mr. Beaudry has over 20 years experience in the steel industry.

         GLEN BEEBY was transferred to Gerdau Courtice from Gerdau when it was acquired by Gerdau Canada and held the position of V.P.-Finance from 1995 until 2002 and prior to that was the controller. He was promoted to Vice President and General Manager in April 2002. Prior to Gerdau Courtice, he worked as an Export Manager and Planning Manager for Gerdau in Brazil. Mr. Beeby has a Bachelor of Economics from Faculdade de Economia Sao Luiz (Sao Paulo, Brazil).

         PHILLIP E. CASEY has been Chief Executive Officer and a director since June 1994 and President since September 1999. Mr. Casey was Chairman of the Board of AmeriSteel from June 1994 until September 1999.

         JORGE GERDAU JOHANNPETER has been working for the Gerdau companies since 1954. Mr. Jorge Johannpeter and his brothers, Germano, Klaus and Frederico, started as apprentices. Mr. Jorge Johannpeter became an Executive Officer of Gerdau in 1973 and was appointed President in 1983. He received a degree in Law from the Federal University of Rio Grande do Sul, Brazil.

         GERMANO GERDAU JOHANNPETER has worked for Gerdau since 1951. Mr. Germano Johannpeter became an Executive Officer of Gerdau in 1973 and was appointed Vice President in 1983. He received a degree in Business Administration from the Getulio Vargas Foundation, Brazil.

         KLAUS GERDAU JOHANNPETER has worked for the Gerdau companies with his father and brothers since 1954. Mr. Klaus Johannpeter became an Executive Officer of Gerdau in 1973 and was appointed Vice President in 1983. He received a degree in Civil, Electrical and Mechanical Engineering from the Federal University of Rio Grande do Sul, Brazil.

         FREDERICO C. GERDAU JOHANNPETER has worked for the Gerdau companies with his father and brothers since 1961. Mr. Frederico Johannpeter became an Executive Officer of Gerdau in 1973 and was appointed Vice President in 1983. He received a degree in Business Administration from the Federal University of Rio Grande do Sul, Brazil.

         ANDRE BIER JOHANNPETER has been working for the Gerdau companies since 1980. Mr. Andre Johannpeter became an Executive Officer of Gerdau in 1989. In 1998, Mr. Andre Johannpeter was appointed Director of Information Systems and in 1999 became Director of New Business Development and in 2002 he was appointed

Vice President, North American Operations. He received a degree in Business management from the Catholic Pontiff University of Rio Grande do Sul, Brazil.

         TOM J. LANDA has been Chief Financial Officer, Vice President and Secretary of AmeriSteel since April 1995. Mr. Landa was elected a director of AmeriSteel in March 1997. Before joining AmeriSteel, Mr. Landa spent over 19 years in various financial management positions with Exxon Corporation and its affiliates worldwide.

         GARRY LEACH has held the position of President of Gerdau MRM since December 1988. Prior to that he was President of Mandak Metal Processors that he joined just after graduating in 1978. Mr. Leach graduated from the University of Winnipeg with a BA in Economics.

         J. NEAL MCCULLOHS has been Group Vice President, Fabricated Reinforcing Steel since October 2001 and was Vice President, Mill Product Sales from August 1995 through September 2001. Mr. McCullohs joined AmeriSteel in 1978 and has held various sales and operations management positions with AmeriSteel.

         MICHAEL MUELLER has been Group Vice President, Steel Mill Operations, since April 2001. Prior to this, Mr. Mueller served as President and CEO of Auburn Steel from September 1998. Mr. Mueller previously worked for AmeriSteel as Vice President, General Manager from October 1997 through September 1998. Prior to 1997, Mr. Mueller served as a Vice President for Birmingham Steel Corporation for three years. Mr. Mueller has over 32 years of steel industry experience

         ROBERT P. MUHLHAN has been Vice President, Material Procurement, since February 1995. From 1993 until 1995, Mr. Muhlhan was Regional Vice President of National Material Trading. Prior to 1993, Mr. Muhlhan spent 24 years with LTV Steel Company, most recently as Manager -- Production Materials.

         JAMES F. OLIVER is Vice President, Strategic Development since February 2001. Prior to this, Mr. Oliver was Vice President of AmeriSteel's Knoxville Mill since joining AmeriSteel in 1989. Prior to this, Mr. Oliver spent 22 years with C.F. & I. Steel Corporation of Pueblo, Colorado.

         CARLOS J. PETRY has worked for the Gerdau companies since 1965. In 1975, Mr. Petry was appointed to Gerdau's Board of Directors and in 1996, he was appointed a Vice President. Mr. Petry received a degree in Philosophy from the federal University of Rio Grande do Sul.

         JAMES S. ROGERS II, has been Vice President, Human Resources, since June 1997. From 1992 until 1996, Mr. Rogers was Vice President, Human Resources, at Birmingham Steel Corporation.

         Messrs. Jorge, Frederico, Klaus and Germano Johannpeter are brothers. Andre Johannpeter is the son of Jorge Johannpeter. None of the other directors are related to one another.

         Executive Compensation

         The tables and descriptive information set forth below are being furnished with respect to AmeriSteel's Chief Executive Officer and those persons who were AmeriSteel's four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus exceeded US$100,000 for the most recent fiscal year (the "Named Executive Officers"). Tables have been omitted where no compensation was awarded to, earned by or paid to any of the named executives required to be reported in any fiscal year covered by that table.

Summary Compensation Table

         The following table provides information concerning the annual compensation of each of the Named Executive Officers of AmeriSteel for services rendered to AmeriSteel in each of AmeriSteel's last three fiscal years.

=======================================================================================================================
                                                    ANNUAL COMPENSATION                   LONG-TERM COMPENSATION
                                               ------------------------------------------------------------------------
                                                                                    SECURITIES
                                                                     OTHER          UNDERLYING
                                                                    ANNUAL           OPTIONS/     LTIP      ALL OTHER
NAME AND                                        SALARY   BONUS   COMPENSATION          SARS      PAYOUTS  COMPENSATION
PRINCIPAL POSITION              YEAR(1)         (US$)    (US$)     (US$)(2)            (US$)    (US$)(3)    (US$)(4)
-----------------------------------------------------------------------------------------------------------------------
Phillip E. Casey           December 31, 2001   360,000   35,624                                               3,000
President and Chief        December 31, 2000   191,250  255,000                                               1,677
Executive Officer             March 31, 2000   255,000              72,844                                    2,841
-----------------------------------------------------------------------------------------------------------------------
Tom J. Landa               December 31, 2001   205,610   19,831                        5,000                  3,109
Vice President and Chief   December 31, 2000   148,140     --                                                 2,028
Financial Officer             March 31, 2000   190,362  176,745     48,563                       800,000      2,880
-----------------------------------------------------------------------------------------------------------------------
J. Neal McCullohs          December 31, 2001   172,789   22,694                        5,000                  3,384
Group Vice President,      December 31, 2000   105,774     --                                    800,000      2,308
Fabricated Reinforcing        March 31, 2000   135,762  126,199     48,563                                    2,877
Steel
-----------------------------------------------------------------------------------------------------------------------
Michael Mueller            December 31, 2001   164,523   22,377                        4,000                 46,660
Group Vice President,      December 31, 2000
Steel Mill Operations         March 31, 2000
-----------------------------------------------------------------------------------------------------------------------
James F. Oliver            December 31, 2001   165,686   18,842                        7,400                 60,893
Vice President, Strategic  December 31, 2000   107,076     --                                                 2,301
Development                   March 31, 2000   135,726   53,182     34,688                                    2,884
=======================================================================================================================

(1) The period ended December 31, 2000, reflects nine-months due to the change in AmeriSteel's fiscal year from March 31 to December 31. Compensation paid for the interim period April 1, 2000 to December 31, 2000 was paid on a basis consistent with compensation paid for prior years.

(2) These amounts consist of awards under AmeriSteel's Stakeholder Plan and vest over four years. The awards are based on satisfaction of certain company performance goals each year. At the election of the participant, awards may be taken in the form of cash, phantom stock of AmeriSteel or phantom stock of Gerdau, AmeriSteel's indirect parent. Of the awards made during the year ended March 31, 2000, no amounts vested during the year ended December 31, 2000, and during the year ended December 31, 2001, US$13,227, US$5,637, US$8,818 and US$6,299 vested for Messrs. Casey, Landa, McCullohs and Oliver, respectively.

(3) Payments made in the year ended March 31, 2000 represent payments made in conjunction with the immediate vesting of SARs resulting from the change in control of AmeriSteel that was triggered upon the purchase of a majority interest in FLS Holdings Inc. by Gerdau USA in September 1999.

(4) These amounts consist of AmeriSteel matching contributions made pursuant to AmeriSteel's Savings Plan, and moving expenses of US$43,594 for Mr. Mueller and US$57,661 for Mr. Oliver.

Option/SAR Grants Table

         The following table shows information concerning the number of options granted by AmeriSteel to Named Executive Officers for the year ended December 31, 2001.

                                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                         % OF TOTAL                                      ASSUMED ANNUAL RATES OF
                                                          OPTIONS                                       STOCK PRICE APPRECIATION
                                                         GRANTED TO                                   -----------------------------
                                        NUMBER OF       EMPLOYEES IN     BASE PRICE    EXPIRATION           5%              10%
NAME                                 OPTIONS GRANTED     FISCAL YEAR      (US$/SH)        DATE             (US$)           (US$)
----                                 ---------------   ---------------   -----------  -------------   -------------   -------------
James F. Oliver....................       2,400             1.99            13.00       4/22/2011       $19,621.51      $49,724.76

Option/SAR Exercises and Year-End Value Table

         The following table shows information concerning stock option and SAR exercises and values as of December 31, 2001.

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED           IN-THE-MONEY
                                 SHARES                   OPTIONS/SARS AT              OPTIONS/SARS AT
                                ACQUIRED     VALUE       DECEMBER 31, 2001            DECEMBER 31, 2001
                              ON EXERCISE  REALIZED             (#)                          ($)
NAME                              (#)       ($)(1)   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(2)
----                          -----------  --------  -------------------------  ----------------------------
Tom J. Landa...............        960      14,880          14,882/5,382                  $62,750/ -
J. Neal McCullohs..........      5,484      83,202           1,172/5,272                  $ 3,150/ -
Michael Mueller............                                     - /4,000
James F. Oliver............                                  1,174/7,674                  $ 3,150/ -

---------------
(1) This represents the excess of the fair market value of AmeriSteel's common stock as of the date of exercise above the exercise price of the options/SARs.

(2) This represents the excess of the fair market value per share of AmeriSteel's common stock of US$17.00 per share as of December 31, 2001, the date of the latest appraisal of AmeriSteel's stock, above the exercise price of the options/SARs.

Pension Benefit

         The table below sets forth the estimated annual benefits, payable as a single life annuity beginning at retirement at age 65, at various remuneration levels and for representative years of service at normal retirement date, under AmeriSteel's tax qualified non-contributory defined benefit pension plan (the "Retirement Plan"). Also, set forth below this section is information about the estimated annual benefits (also reported as a single life annuity beginning at retirement at age 65) payable under AmeriSteel's Supplemental Retirement Plan.

                                               YEARS OF SERVICE
                                   --------------------------------------------------------
FINAL AVERAGE COMPENSATION         20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
--------------------------         --------    --------    --------    --------    --------
$100,000.......................    $ 26,056    $ 32,570    $ 39,083    $ 45,597    $ 50,597
 150,000.......................      41,056      51,320      61,583      71,847      79,347
 200,000.......................      56,056      70,070      84,083      98,097     108,097

         Under the Retirement Plan, the compensation taken into account generally includes all salary, bonuses and other taxable compensation, subject to an annual compensation limit, which currently is $170,000. As of December 31, 2001, the final average compensation and years of credited service for the Named Executive Officers for purposes of the Retirement Plan were as follows: $164,000 and seven years for Phillip E. Casey; $164,000 and six years for Tom J. Landa; $163,007 and 23 years for J. Neal McCullohs; $170,000 and one year for Michael Mueller; and $163,400 and 12 years for James F. Oliver. The benefits under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts.

         Legal Proceedings

         See "Description of the Companies -- Gerdau North America -- Management's Discussion and Analysis of Financial Condition and Results of Operations for Gerdau USA -- Compliance with Environmental Laws and Regulations" for a discussion of Gerdau USA's liabilities with respect to certain environmental matters. Gerdau North America also is involved in routine litigation arising in the normal course of business. In management's opinion, the adverse resolution of any such routine litigation would not be likely to have a material adverse effect on Gerdau North America's business, financial condition or results of operations.

         Interests of Management and Others in Material Transactions

         As a result of the Transaction, some of the executive officers of Gerdau Courtice and Gerdau MRM will receive change of control benefits pursuant to their employment agreements. Some of AmeriSteel's executive officers, in their capacity as minority shareholders of AmeriSteel, will receive Co-Steel Common Shares and options to purchase common shares of Gerdau AmeriSteel pursuant to the AmeriSteel Minority Exchange.

         In addition, pursuant to the Transaction Agreement, Co-Steel and Gerdau Canada have agreed to cause Gerdau USA to complete a Plan of Merger involving AmeriSteel and another Subsidiary of Gerdau USA that will result in all the common stock held by the AmeriSteel Minority Shareholders being exchanged for Co-Steel Common Shares. In addition, pursuant to the Plan of Merger, outstanding options to acquire AmeriSteel shares will become options to acquire common shares of Gerdau AmeriSteel. Approximately 297,000 AmeriSteel Options are currently outstanding. Upon completion of the Plan of Merger outstanding AmeriSteel Options, if any, will become options to purchase up to approximately
2.9 million common shares of Gerdau AmeriSteel. Upon completion of the Plan of Merger, the outstanding SARs of AmeriSteel will be amended such that they become referable to the price of the Gerdau AmeriSteel share price.

         Auditors

         The firm of Arthur Andersen LLP had been Gerdau USA's and AmeriSteel's auditors since 1995. In light of recent events affecting Arthur Andersen LLP, Gerdau USA and AmeriSteel have retained PricewaterhouseCoopers LLP, Independent Certified Public Accountants, Tampa, Florida.

         The firm of Ernst & Young LLP had been Gerdau Courtice's and Gerdau MRM's auditors since 1990 and 1995, respectively. In the second quarter of 2002, Gerdau Courtice and Gerdau MRM retained PricewaterhouseCoopers LLP, Chartered Accountants, Toronto, Ontario.

         Availability of Public Reports

         AmeriSteel and Gerdau are each subject to the informational reporting requirements of the 1934 Act and in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other materials that are filed through the SEC Data Gathering, Analysis, and Retrieval system. This web site can be accessed at http://www.sec.gov.

           SELECTED PRO FORMA AND HISTORICAL FINANCIAL DATA

GERDAU AMERISTEEL PRO FORMA FINANCIAL DATA

         The following selected unaudited pro forma consolidated condensed balance sheet and statements of earnings (loss) of Co-Steel, after giving effect to the Transaction, are based on the historical consolidated financial statements of Co-Steel, the Gerdau Canada Group and Gerdau USA for the year ended December 31, 2001 and as at and for the six months ended June 30, 2002. The unaudited pro forma statements of earnings (loss) for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the Transaction as if it had occurred on January 1, 2001. The unaudited pro forma balance sheet as at June 30, 2002 gives effect to the Transaction as if it had occurred on June 30, 2002.

         The following selected unaudited pro forma consolidated condensed financial statements should be read in conjunction with the following: (i) the unaudited pro forma consolidated condensed financial statements as set out in the attached Appendix F, (ii) the audited consolidated financial statements included in Co-Steel's 2001 Annual Report as at and for the year ended December 31, 2001, and unaudited consolidated financial statements as at and for the six months ended June 30, 2002 as set out in Co-Steel's 2nd Quarter Report, (iii) the audited combined financial statements as at and for the year ended December 31, 2001 for the Gerdau Canada Group and the unaudited combined financial statements as at and for the six months ended June 30, 2002 as set out in Appendix G, and (iv) the unaudited consolidated financial statements as of and for the year ended December 31, 2001 and as at and for the period ended June 30, 2002 for Gerdau USA as set out in Appendix H.

         The unaudited Gerdau AmeriSteel pro forma consolidated financial statements have been prepared based upon currently available information and assumptions deemed appropriate by management of Co-Steel, Gerdau Canada and Gerdau North America. The unaudited pro forma consolidated condensed financial statements are not necessarily indicative of either the financial position or the results of operations that would have been achieved had the Transaction actually occurred on the dates referred to above, nor is it necessarily indicative of the results of future operations, because such unaudited pro forma consolidated condensed financial statements are based on estimates of financial effects that may prove to be inaccurate over time. The information furnished in the statements does not reflect, among other things, the potential cost savings or the revenue enhancements that may be achieved as a result of the Transaction.

         When you read the following selected unaudited pro forma financial information, it is important that you read it along with the unaudited pro forma financial statements and the related notes which are set out in Appendix F.

                                             FOR THE             FOR THE
                                        SIX MONTHS ENDED        YEAR ENDED
                                          JUNE 30, 2002     DECEMBER 31, 2001
                                       ------------------  -------------------
                                                   (Unaudited)
                                        (in millions of United States dollars
                                          except per share information)
STATEMENT OF EARNINGS (LOSS)
Sales................................         815.4              1,511.1
Operating earnings (loss)............          38.8                (14.5)
Net earnings (loss)..................           4.6                (55.9)
Net earnings (loss) per share ($)....          0.01                (0.30)

                              AS AT JUNE 30, 2002
                            -----------------------
                                  (Unaudited)
                                (in millions of
                            United States dollars)
BALANCE SHEET
Total assets..............          1,584.4
Total debt, net(1)........            568.8
Shareholders' equity......            620.6

----------------
(1) Bank indebtedness and long-term debt (including current portion), excluding Co-Steel Debentures, and net of cash and cash equivalents.

CO-STEEL FINANCIAL DATA

         The following selected consolidated financial data as at, and for the three year period ended December 31, 2001, is derived from Co-Steel's consolidated financial statements, which consolidated financial statements have been audited by PricewaterhouseCoopers LLP, Chartered Accountants. The selected consolidated financial data as at, and for the six month periods ended June 30, 2002 and 2001, is derived from Co-Steel's unaudited consolidated financial statements. The following financial data is presented in Canadian dollars applying Canadian GAAP.

         When you read the following summary of selected historical financial data, it is important that you read it along with the historical consolidated financial statements and the related notes and the related Management Discussion and Analysis which are all incorporated by reference in this Circular. See "Incorporation of Certain Co-Steel Documents by Reference".

                                    CO-STEEL

                         SELECTED FINANCIAL INFORMATION
               (IN MILLIONS OF CANADIAN DOLLARS, EXCEPT AS NOTED)

                                                SIX MONTHS
                                               ENDED JUNE 30             YEAR ENDED DECEMBER 31
                                            -------------------       ----------------------------
                                             2002        2001          2001       2000       1999
                                            --------    -------       -------    ------    -------
                                                (Unaudited)
Sales..................................        598.3      542.9       1,047.6   1,278.8    1,239.8
Operating earnings (loss)..............         17.0      (50.2)       (101.1)     49.5       54.6
Net earnings (loss)
   Continuing operations...............         (5.9)     (59.0)       (115.8)     20.1       24.2
   Discontinued operations.............        --         --            --         18.5        6.5
Earnings (loss) per share ($)
   Continuing operations...............        (0.20)     (2.01)        (3.95)     0.50       0.64
   Net earnings (loss).................        (0.20)     (2.01)        (3.95)     1.10       0.86
Capital expenditures, net..............         10.1       11.9          25.0      17.3       42.4

                                    AS AT                     AS AT
                                   JUNE 30                 DECEMBER 31
                              --------------------       -----------------------
                                2002        2001           2001           2000
                              --------    --------       --------       --------
                                  (Unaudited)
Total assets...............   1,094.6      1,225.7        1,187.0        1,229.8
Total debt, net(1).........     336.7        360.5          387.3          336.8
Shareholders' equity.......     578.2        637.7          600.8          688.6

----------------
(1) Bank indebtedness and long-term debt (including current portion), excluding Co-Steel Debentures, and net of cash and cash equivalents.

GERDAU CANADA GROUP FINANCIAL DATA

     The following selected combined financial data as at, and for the three year period ended December 31, 2001 is derived from Gerdau MRM's and Gerdau Courtice's combined financial statements, which combined financial statements have been audited by Ernst & Young LLP, Chartered Accountants. The selected combined financial data as at, and for the six month period ended June 30, 2002 and 2001, is derived from Gerdau MRM's and Gerdau Courtice's unaudited combined financial statements. The following financial data is presented in United States dollars applying Canadian GAAP.

     When you read the following summary of selected historical financial data, it is important that you read it along with the historical financial statements, the related notes and the related Management Discussion and Analysis which are set out in Appendix G and in "Description of the Companies -- Gerdau North America", respectively.

                               GERDAU CANADA GROUP

                         SELECTED FINANCIAL INFORMATION
             (IN MILLIONS OF UNITED STATES DOLLARS, EXCEPT AS NOTED)

                                                SIX MONTHS
                                               ENDED JUNE 30          YEAR ENDED DECEMBER 31
                                            ------------------     ----------------------------
                                              2002      2001         2001      2000      1999
                                            --------  --------     --------  --------  --------
                                              (Unaudited)
Sales..................................       120.3     127.0        238.5     253.7     244.8
Operating earnings.....................        12.5      13.9         22.2      37.3      43.5
Net earnings...........................         8.7       8.7         12.3      20.0      20.0
Capital expenditures, net..............         4.5      (1.4)         6.7       9.9      38.2

                                           AS AT                AS AT
                                          JUNE 30             DECEMBER 31
                                       -------------       -----------------
                                        2002   2001         2001       2000
                                       ------  -----       ------     ------
                                        (Unaudited)
Total assets.......................    599.3   603.1        573.4      574.8
Total debt, net(1).................    492.7   507.6        476.0      491.7
Shareholder's equity...............     33.3    19.9         23.2       11.9

----------------
(1) Bank indebtedness and long-term debt (including current portion), net of cash and cash equivalents. For purposes of this calculation, long term payables to related parties have been included.

GERDAU USA FINANCIAL DATA

         The following selected consolidated financial data as at, and for the three year period ended December 31, 2001 (for 1999, for the 3 months ended December 31, 1999), is derived from Gerdau USA's unaudited consolidated financial statements, which consolidated financial statements have been reviewed by Arthur Andersen LLP, Independent Certified Public Accountants. The selected consolidated financial data as at, and for the six month period ended June 30, 2002 and 2001 is derived from Gerdau USA's unaudited consolidated financial statements. The following financial data is presented in United States dollars applying U.S. GAAP, which, except as disclosed by Gerdau Canada in this Circular, as applied to these companies, does not differ materially from Canadian GAAP.

         When you read the following summary of selected historical financial data, it is important that you read it along with the historical financial statements, the related notes and the related Management Discussion and Analysis which are set out in Appendix H and in "Description of the Companies -- Gerdau North America", respectively.

                                   GERDAU USA

                         SELECTED FINANCIAL INFORMATION
             (IN MILLIONS OF UNITED STATES DOLLARS, EXCEPT AS NOTED)
                                   (UNAUDITED)

                                                                                                  THREE
                                                                                                  MONTHS
                                                 SIX MONTHS               YEAR ENDED              ENDED
                                                ENDED JUNE 30             DECEMBER 31          DECEMBER 31,
                                             -------------------       -----------------
                                              2002         2001         2001       2000           1999
                                             ------      -------       ------     ------     ----------------
                                                 (Unaudited)                      (Unaudited)
Sales..................................       343.6        333.2        647.4      676.5           163.2
Operating earnings.....................        14.5         11.1         19.5       22.1            14.5
Net earnings (loss)....................        (5.6)        (9.1)       (19.1)     (16.1)            0.2
Capital expenditures, net..............        12.4         11.9         21.7       42.8             8.0

                                        AS AT                   AS AT
                                       JUNE 30               DECEMBER 31
                                   ---------------        -----------------
                                    2002     2001          2001       2000
                                   ------   ------        ------     ------
                                     (Unaudited)             (Unaudited)
Total assets....................    755.3    718.5         730.3      729.0
Total debt, net(1)..............    473.4    440.8         465.3      466.5
Shareholders' equity............     36.8     51.5          43.1       62.6

----------------
(1) Bank indebtedness and long-term debt (including current portion), net of cash and cash equivalents. For purposes of this calculation, long term payables to related parties have been included.

                        DESCRIPTION OF GERDAU AMERISTEEL

         If the Transaction is completed, Gerdau AmeriSteel will encompass the operations of Co-Steel and Gerdau North America and will be the second largest minimill steel producer in North America with a total of 11 minimill facilities in Canada and the United States with annual manufacturing capacity in excess of
6.8 million tons of finished steel products.

BUSINESS

         Gerdau AmeriSteel will continue the historic businesses of Co-Steel, Gerdau MRM, Gerdau Courtice and AmeriSteel. Gerdau AmeriSteel will operate 11 minimill facilities and 29 downstream steel fabricating and speciality product businesses located throughout eastern North America. Gerdau AmeriSteel will continue to manufacture and market merchant bar, structural shapes, concrete reinforcing bar, wire rod, flat rolled steel and specialty shapes used principally in the construction, automotive, appliance, machinery and equipment industries.

         The following map sets out the location of Gerdau AmeriSteel's minimills:

[MAP]

DIRECTORS AND SENIOR OFFICERS

         Subject to the approval of the Board Size Resolution, Gerdau AmeriSteel's board of directors will consist of 13 directors, five of whom will be appointed by Gerdau Canada and seven of whom will be existing independent Co-Steel directors. The following table sets forth certain information regarding the directors and senior officers of Gerdau AmeriSteel:

                                                                                 PRO FORMA OWNERSHIP
NAME AND MUNICIPALITY OF RESIDENCE                  TITLE                           OF SECURITIES
----------------------------------         -----------------------------------   -------------------
Andre Beaudry                              Vice President, Marketing                          --(3)
Tampa, Florida, U.S.

Phillip E. Casey                           Director, Chief Executive Officer           8,036,708(3)
Tampa, Florida, U.S.                       and President

Kenneth W. Harrigan(1)                     Director                                        1,000
Oakville, Ontario, Canada

Joseph J. Heffernan(1)                     Director                                        5,000
Toronto, Ontario, Canada

Jorge Gerdau Johannpeter(2)                Director and Chairman of the Board                 --(3)
Porto Alegre, Rio Grande do Sul, Brazil    of Directors

Frederico C. Gerdau Johannpeter(2)         Director                                           --(3)
Porto Alegre, Rio Grande do Sul, Brazil

Andre Bier Johannpeter(2)                  Director and Chief Operating                       --(3)
Porto Alegre, Rio Grande do Sul, Brazil    Officer, Canada

Michael M. Koerner(1)                      Director                                       13,200
Toronto, Ontario, Canada

Robert W. Korthals(1)                      Director                                        4,000
Toronto, Ontario, Canada

Tom J. Landa                               Chief Financial Officer                         9,758(3)
Tampa, Florida, U.S.

J. Spencer Lanthier(1)                     Director                                        2,043
Toronto, Ontario, Canada

Garry A. Leach                             Director                                           --
St. Paul, Manitoba, Canada

Michael Mueller                            Vice President, U.S. Operations                    --(3)
Tampa, Florida, U.S.

Terry G. Newman                            Director and Vice Chairman of the             117,088
Unionville, Ontario, Canada                Board of Directors

Lionel H. Schipper(1)                      Director                                       15,000
Toronto, Ontario, Canada

Dr. Michael D. Sopko(1)                    Director                                        1,000
Oakville, Ontario, Canada

----------------
(1)   Independent director.

(2)  The Gerdau family, indirectly, controls Metalurgica Gerdau S.A.
     holding, collectively, 71.8% of the voting capital and 23.9% of the total capital and Metalurgica Gerdau S.A. and its controlled companies hold 85% of the voting capital of Gerdau. On completion of the Transaction, Gerdau will own approximately 67% of Gerdau AmeriSteel.

(3) This number is based on the assumed exchange ratio for the AmeriSteel Minority Exchange. This exchange ratio will be fixed on the completion of the Transaction.

         Please see "Directors and Officers" in "Description of the Companies
-- Gerdau North America" for certain information regarding each of the persons to be appointed by Gerdau Canada. Following completion of the Transaction, the board of directors of Gerdau AmeriSteel will review any policies, mandates or other guidelines governing the board of directors and certain of its committees, in particular the audit committee and human resources (compensation) committee, to ensure compliance with North American corporate governance guidelines, including the TSX.

PRINCIPAL HOLDERS OF SHARES AFTER THE TRANSACTION

         Upon completion of the Transaction, the share capital of Gerdau AmeriSteel will consist of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. It is anticipated upon completion of the Transaction (including the AmeriSteel Minority Exchange) that 198,092,154 common shares and no preferred shares will be outstanding.

         To the knowledge of the directors and officers of Co-Steel and Gerdau Canada, after giving effect to the Transaction, the only person expected to beneficially own or exercise control or direction over securities of Gerdau AmeriSteel carrying more than beneficially 10% of the voting rights of Gerdau AmeriSteel attaching to any class of voting securities of Gerdau AmeriSteel will be Gerdau Canada, or one of its wholly-owned Subsidiaries, which will own approximately 134 million common shares of Gerdau AmeriSteel or approximately 67% of the common shares of Gerdau AmeriSteel.

AUDITORS, TRANSFER AGENT AND REGISTRAR

         The auditors of Gerdau AmeriSteel will continue to be PricewaterhouseCoopers LLP, Chartered Accountants, Toronto, Ontario. The transfer agent and registrar for the Gerdau AmeriSteel common shares will continue to be CIBC Mellon Trust Company, at its principal offices in Toronto, Ontario.

STOCK EXCHANGE LISTING

         The Transaction and the issuance of the Co-Steel Common Shares issuable in the Transaction is subject to the prior approval of the TSX. Co-Steel has received the conditional approval of the TSX to list the common shares of Gerdau AmeriSteel and the Co-Steel Debentures following completion of the Transaction under the symbol "GNA" and "GNA.DB" respectively, subject to satisfying the requirements of the TSX.

                                  RISK FACTORS

         You should carefully consider the following risk factors in determining how to vote. These risk factors relate directly to the Transaction and to the business and prospects of Gerdau AmeriSteel following the completion of the Transaction, and should be considered in conjunction with the cautionary statements set forth under the caption "Risks and Uncertainties" in Co-Steel's Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2001 which are incorporated by reference into this Circular. See "Incorporation of Certain Co-Steel Documents By Reference."

RISK FACTORS RELATING TO THE TRANSACTION

         Integration of Co-Steel and Gerdau North America

         The execution of the Transaction involves risks including that the Transaction may not be completed. These risks include the difficulty of integrating the business, operations, products and services of Gerdau North America and Co-Steel and any unanticipated expenses related to such integration. Completion of the Transaction and the subsequent integration of Gerdau North America with Co-Steel will require a substantial amount of management's time. Diversion of management's attention from the existing businesses, as well as problems that may arise in connection with the integration of the operations, may have a material adverse impact on revenues and results of operations of each company prior to the completion of the Transaction and on the revenues and results of operations of Gerdau AmeriSteel after completion of the Transaction. Integration may result in additional expenses, which could negatively affect the results of operations of Gerdau AmeriSteel.

         If the Transaction is not completed or the benefits of the Transaction do not exceed the costs associated with the Transaction, including any dilution to Co-Steel shareholders resulting from the issuance of shares in connection with the Transaction, Gerdau AmeriSteel's financial results, including earnings per share, could be lower than those of Co-Steel which may result in a decrease in Gerdau AmeriSteel's share price.

         Gerdau AmeriSteel may not succeed in addressing these risks or any other problems encountered in connection with the Transaction. Gerdau AmeriSteel may not successfully integrate the businesses, operations or product lines of Co-Steel and Gerdau North America, or realize any of the anticipated benefits of the Transaction. Additionally, the growth rate of Gerdau AmeriSteel may not equal the growth rate that has been experienced by Co-Steel or Gerdau North America in the past.

         Market Price for Co-Steel and Gerdau AmeriSteel's shares

         The market price for Co-Steel Common Shares prior to the completion of the Transaction and for the shares of Gerdau AmeriSteel after completion could fluctuate significantly in response to various factors and events, including the differences between Co-Steel's and Gerdau North America's actual financial or operating results and those expected by investors and analysts, changes in analysts' projections or recommendations, changes in general economic or market conditions and broad market fluctuations. The market value of the common shares of Gerdau AmeriSteel after consummation of the Transaction may not equal or exceed the market value of the Co-Steel Common Shares held by such shareholders prior to the completion of the Transaction.

         Failure to complete the Transaction

         If the Transaction is not completed, Co-Steel may be subject to a number of material risks, including the following:

         - Co-Steel may be required under certain circumstances to pay to Gerdau Canada the Termination Fee or Expense Fee;

         - to the extent that the current market price for Co-Steel Common Shares reflects a market assumption that the Transaction will be completed, the price of Co-Steel Common Shares may decline;

         - certain costs related to the Transaction, such as legal, accounting and financial advisor fees, including in certain circumstances the Expense Fee, must be paid even if the Transaction is not completed;

         - Co-Steel's and Gerdau North America's customers and strategic partners, in response to the announcement of the Transaction, may delay or defer decisions concerning Co-Steel. Any delay or deferral in those decisions by customers, strategic partners or suppliers could have a material adverse effect on the business and operations of Co-Steel, regardless of whether the Transaction is ultimately completed. Similarly, current and prospective Co-Steel and Gerdau North America employees may experience uncertainty about their future roles with Co-Steel until Gerdau North America's strategies with regard to Co-Steel are announced or executed. This may adversely affect Co-Steel's ability to attract and retain key management, sales, marketing and technical personnel; and

         - if the Transaction is terminated and Co-Steel's board of directors determines to seek another merger or business combination, there can be no assurance that any such merger or business combination will offer Co-Steel consideration equivalent to or more attractive than is to be received pursuant to the Transaction.

         Costs of the Transaction

         The estimated fees, costs and expenses of Gerdau AmeriSteel in connection with the Transaction including, without limitation, financial advisors' fees, filing fees, legal and accounting fees and printing and mailing costs are anticipated to be approximately US$15 million. Co-Steel believes Gerdau AmeriSteel may incur charges to operations, which are not currently reasonably estimable, but may be material in the quarter in which the Transaction is completed or the following quarters, to reflect costs associated with integrating Gerdau North

America and Co-Steel. There can be no assurance that Gerdau AmeriSteel will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Transaction.

         Regulatory Approvals

         The Transaction is subject to merger notification requirements pursuant to the antitrust laws of the United States and Canada and is subject to review under the ICA. Co-Steel, Gerdau and Gerdau Canada intend to make all necessary filings where required by law. It is a condition to the completion of the Transaction that all waiting periods under applicable antitrust laws in the United States and Canada expire or are terminated and that all government approvals are obtained so that the Transaction is not prohibited.

         Gerdau AmeriSteel may be required to agree to various operating restrictions or other conditions, before or after receipt of shareholder approval, in order to obtain the necessary approvals of the Transaction under U.S. and Canadian antitrust laws and Canadian investment review laws, or to ensure that U.S. or Canadian governmental authorities do not seek to block the Transaction. No additional Co-Steel shareholder approval is expected to be required or sought for any decision by Co-Steel after the Meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the Transaction. Co-Steel or its Subsidiaries or Gerdau North America may be required to divest capital stock, businesses, assets or property of Co-Steel or its Subsidiaries or Gerdau North America. In addition, operating restrictions or other conditions required to secure U.S. or Canadian regulatory approval may include the imposition of a material limitation on the ability of any of these parties to conduct their businesses or to own or exercise control of such assets, properties and stock. Any of these operating restrictions or conditions could have a material adverse effect on Gerdau AmeriSteel's ability to operate following consummation of the transaction or to obtain the desired benefits of the Transaction. Even if all applicable waiting periods have expired and regulatory approvals have been obtained, the laws of the U.S. and certain other jurisdictions permit federal, state and governmental entities and any private person to challenge the Transaction at any time before or after its completion. Please see "The Transaction Agreement -- Regulatory Approvals".

         Minority Position

         Following the Transaction, Gerdau (indirectly) will control approximately 67% of the combined voting power of Gerdau AmeriSteel's common shares. Accordingly, subject to applicable laws, Gerdau will exercise a controlling influence over Gerdau AmeriSteel's business and affairs and will have the power to determine all matters submitted to a vote of Gerdau AmeriSteel's shareholders, including the election of directors and approval of significant corporate transactions, such as amendments to Gerdau AmeriSteel's constating documents, mergers and the sale of all or substantially all of Gerdau AmeriSteel's assets. Such concentration of voting power could have the effect of deterring or preventing a change in control of Gerdau AmeriSteel that might otherwise be beneficial to Gerdau AmeriSteel's shareholders.

RISK FACTORS RELATING TO GERDAU AMERISTEEL

         Co-Steel shareholders should consider carefully the risks and uncertainties that Gerdau AmeriSteel may experience as described below. These risks and uncertainties are the same as those currently affecting Co-Steel and Gerdau North America. These risks and uncertainties are not the only ones facing Gerdau AmeriSteel. Additional risks and uncertainties not presently known to Co-Steel or Gerdau Canada or that Co-Steel or Gerdau Canada deems immaterial may also impair Gerdau AmeriSteel's business operations. If any such risks actually occur, Gerdau AmeriSteel's business, financial condition and operating results could be materially harmed.

         Competition

         The global steel industry is highly competitive and capital intensive. Gerdau AmeriSteel will compete with foreign and domestic producers, including both integrated and minimill producers, some of which have greater financial and capital resources than those of Gerdau AmeriSteel and continue to invest heavily to achieve increased production efficiencies and improved product quality. Competition is based on price, quality, and the ability to meet customers' product specifications and delivery schedules. In addition, in the case of certain product applications, steel competes with a number of other materials such as plastic, aluminium and composite materials. The highly competitive nature of the industry, combined with excess capacity, the potential for currently idled facilities to be restarted, excess supply of some products and a number of potential steel substitutes, may in the future exert downward pressure on prices for certain of Gerdau AmeriSteel's products.

         All of Gerdau AmeriSteel's production facilities will be minimills -- production facilities that produce steel by melting scrap metal in electric arc furnaces. The competitiveness of minimills relative to integrated mills (production facilities that produce steel from coke and iron ore) is influenced somewhat by the cost of scrap, which represents a significant production cost for minimills. If scrap prices were to increase significantly without a commensurate increase in finished steel selling prices, the competitive position of minimills compared to integrated mills could be materially adversely affected. There can be no assurance that future increases in the prices paid for scrap and other inputs will not materially adversely affect Gerdau AmeriSteel.

         The North American steel industry has historically faced significant competition from foreign steel producers. Some non-market economy foreign steel producers are owned, controlled or subsidized by their governments and their decisions with respect to production, sales and exports may be influenced more by political and economic policy considerations than by prevailing market conditions. In addition, foreign steel producers may be subject to less restrictive regulatory and environmental regimes that could provide a cost advantage relative to North American producers. Some foreign steel producers have continued to sell steel in the North American markets despite decreasing profit margins, or losses. If current and future trade cases do not provide relief from such trade practices, relevant United States or Canadian trade laws weaken, world demand for steel decreases, or the U.S. or Canadian dollars fail to compete against foreign currencies, an increase in the market share of imports into the United States or Canada may occur, which could materially adversely affect Gerdau AmeriSteel. There can be no assurance that Gerdau AmeriSteel will be able to compete effectively in the future.

         At this time the most significant challenge facing the steel industry in Canada and the United States is the continued entry of unfairly priced steel products into the market. The international oversupply of steel has resulted in a significant reduction in steel prices in Canada and the United States in recent years. Although U.S. and Canadian steel producers have responded by exercising remedies available under trade law, unfairly priced imports continue to be a significant challenge.

         Trade Regulation, Market Conditions and Industry Developments

         The World Trade Organization (WTO) Agreement on Safeguards and the General Agreement on Tariffs and Trade (GATT) permit a WTO member country to initiate a safeguard action if substantial surges of imports, unfairly traded or not, cause or threaten serious injury to a domestic industry, and to legally impose tariffs or quotas to give the injured domestic producers time to adjust. During 2001 an investigation was initiated in the United States under the safeguard provisions of section 201 of the United States Trade Act of 1974 (the "201 case"). During the fourth quarter of 2001, the U.S. International Trade Commission (ITC) made positive findings respecting certain products including hot rolled sheet, rebar and merchant bar/light shapes. The ITC recommended various remedies including quotas and tariffs of varying severity. Canadian trade law also provides for safeguard actions. A group of Canadian steel producers requested a safeguard action that could have the same potential effects on the Canadian marketplace as the 201 case had in the United States.

         In March, 2002, President Bush imposed tariffs and quotas on certain steel products imported into the United States. Duties were imposed for three years and will decline over that period. The following table summarizes the duties for certain steel products:

                                                                 SECTION 201 IMPORT TARIFFS BY PRODUCT
                                          --------------------------------------------------------------------------------
TYPE                                             YEAR 1                       YEAR 2                       YEAR 3
                                          ----------------------       ----------------------       ----------------------
Slab                                        5.4-min. Short-Ton           5.9-min. Short-Ton           6.4-min. Short-Ton
                                                  Quota                        Quota                        Quota
                                          With Over-Quota Tariff       With Over-Quota Tariff       With Over-Quota Tariff
                                                 Of 30%                       Of 24%                       Of 18%
Finished Flat Products                             30%                         24%                           18%
(plate, hot-rolled sheet,
cold-rolled sheet, coated
sheet)

Hot-Rolled Bar                                     30                          24                            18

Cold-Finished Bar                                  30                          24                            28

Rebar                                              15                          12                             9

-----------------
Source: Office of The United States Trade Representative, Bloomberg.

         Canada and Mexico have been excluded from section 201 tariffs as parties to NAFTA. Canada and Mexico are now concerned that steel imports initially destined to the U.S. may now be rerouted to Canada and Mexico resulting in a substantial surge of imports into these countries causing a further price depression in these counties. In March 2002, the government of Canada initiated a safeguard investigation. In July 2002, the Canadian International Trade Tribunal (the "CITT") made a finding of serious injury in respect of reinforcing bar and structural shapes. On August 20, 2002, the CITT recommended that Canada impose a 15% declining tariff on reinforcing bar and a tariff rate quota on structural shapes. Although the recommendations are not binding on the federal government, the federal government stated in a press release that they will respond to the recommendations "soon".

         The section 201 remedy and CITT findings may not reduce imports or result in improved prices. In addition, the U.S. and Canadian safeguard remedies have limited time horizons, and therefore, there is no assurance that unfairly priced imports into North American markets will not enter into the North American markets at a future date resulting in further price depressions.

         Raritan is party to a United States wire rod anti-dumping and countervailing duty case against a number of countries and steel producers. The Department of Commerce ("DOC") has made a preliminary determination of injury against certain countries and producers with respect to both anti-dumping and countervailing duties. The DOC has made preliminary determinations of countervailing and anti-dumping duties against certain countries and producers and that range from 7% to 369%. While there have been recent increases in rod pricing as a result of these duties a considerable amount of imported rod continues to enter U.S. markets.

         The Organization for Economic Cooperation and Development ("OECD") recently initiated a process to deal with worldwide overcapacity in the steel industry. Although meetings have been held by the OECD Steel Committee to discuss methods to reduce this steel surplus, there is no certainty that such efforts will lead to a satisfactory resolution of this issue.

         Cyclicality of the North American Steel Industry

         The steel industry is highly cyclical in nature and is affected significantly by prevailing economic conditions in the major world economies. Gerdau AmeriSteel will be particularly sensitive to trends in cyclical industries such as the construction, appliance, machinery and equipment and transportation industries, which are significant markets for Gerdau AmeriSteel's products. In addition, certain of Gerdau AmeriSteel's customers have been adversely affected by the recent North American and worldwide recession, particularly following the events of September 11, 2001, which has resulted in and which may in the future result in defaults in the payment of accounts receivable owing to Gerdau AmeriSteel.

         Market conditions for steel products in the North American market have fluctuated over the years and have been difficult since the third quarter of 2000. The United States economy consumes significantly more steel than it did a decade ago and traditionally produces less steel than is consumed in its market, with the deficiency being supplied by imports. Some excess production capacity continues to exist in Europe at times of less than peak steel demand and the European Commission is seeking to reduce this excess. Excess production capacity coupled with the impact of steel imports, especially from eastern European countries, could continue to exert downward pressure on steel prices in Europe. In addition, a significant portion of Gerdau AmeriSteel's products is destined for the construction industry and the steel service industry. Both of these markets have experienced lower demand in recent periods. No assurance can be given that events having an adverse effect on the steel industry or Gerdau AmeriSteel may not occur or continue, such as an economic downturn, an increase in steel imports, an increase in production resulting in over-supply in the markets in which Gerdau AmeriSteel will operate, an increase in the strength of the U.S. dollar, Canadian dollar or pound sterling relative to other currencies or an increase in North American or international competition.

         Significance of the Construction Industry -- Volatility in Financial Results

         Demand for Gerdau AmeriSteel's finished steel products, notably concrete reinforcing bar and rod (rebar), light structural shapes and flat rolled steel, will be significantly affected by the relative strength of the construction sector in North America. As a result, Gerdau AmeriSteel's financial results may fluctuate substantially, not only due to changes taking place in the construction industry, but also due to the cyclicality of the steel industry and end user markets, as well as other factors which include but are not limited to prevailing prices of and demand for Gerdau AmeriSteel's products, price and availability of raw materials (particularly steel scrap, electricity and natural gas), electrical power outages, changes in product mix toward lower margin products, or difficulties or delays in capital projects.

         Raw Materials and Energy Costs

         All of Gerdau AmeriSteel's production facilities will be minimills -- production facilities that produce steel by melting scrap metal in electric arc furnaces. Gerdau AmeriSteel's operating results are strongly linked to the cost of steel scrap and scrap substitutes, which are the primary input for Gerdau AmeriSteel's minimill facilities. Steel scrap prices are relatively higher during the winter months due to the impact of weather on collection and supply efforts. Realized selling prices for Gerdau AmeriSteel's end products cannot always be adjusted in the short-term to recover the cost of increases in steel scrap prices, but generally tend to reflect increases or decreases in these prices.

         Approximately half of all steel products in North America currently are made in electric arc furnaces that utilize steel scrap. The increasing rate of steel scrap consumption has placed upward pressure on the price of steel scrap. The availability of and prices for scrap are subject to market forces and governmental regulation largely beyond the control of Gerdau AmeriSteel, including demand by North American and international steel producers, freight costs and speculation. If scrap prices were to increase significantly without a commensurate increase in finished steel selling prices, profit margins could be materially adversely affected. There can be no assurance that future increases in the prices paid for scrap and other inputs will not materially adversely affect Gerdau.

         Gerdau AmeriSteel will have long term contracts for natural gas and oxygen at fixed prices. However, upon expiration of these agreements, there can be no assurance that Gerdau AmeriSteel will be able to enter into new agreements with its suppliers or others on price and other terms that would enable it to compete effectively.

         Most of Gerdau Ameristeel's operations will have long-term electricity supply contracts with either major utilities or energy suppliers. These contracts typically have two components to them; a firm portion, which supplies a base load for each plant's rolling mill and auxiliary services, and an interruptible portion, which supplies the electric arc furnace load. The interruptible portion of the contract represents up to 60% to 70% of the total load and, for the most part, is based on a spot market price of electricity at the time it is being used and as such Gerdau Ameristeel will have significant exposure to the variances of the electricity spot market. Gerdau

AmeriSteel may not be able to pass on increases in the price of steel scrap or other raw materials and, consequently, any such increases may adversely impact profitability and materially adversely affect Gerdau AmeriSteel.

         Although each Gerdau AmeriSteel's plants can use oil as an alternate fuel when natural gas has been interrupted, any interruption in the supply of energy to Gerdau AmeriSteel, whether scheduled or unscheduled, could materially adversely affect costs, revenues and earnings of Gerdau AmeriSteel.

         Environmental Matters

         Gerdau AmeriSteel's business units will be required to comply with an evolving body of environmental laws and regulations concerning, among other things, emissions into air, discharges to surface groundwater, noise control, and the generation, handling, storage, transportation and disposal of toxic and hazardous substances and the cleanup of contamination. These laws and regulations vary depending on the location of the facility and can fall within federal, provincial, state, or municipal jurisdictions.

         Gerdau AmeriSteel will generate certain wastes, such as electric arc furnace dust, that are classified as hazardous wastes and must be properly disposed of under applicable environmental laws and regulations. In the United States and Canada, certain environmental laws and regulations impose joint and several liability on certain classes of persons for the costs of investigation and cleanup of contaminated properties regardless of fault or the legality of the original disposal. Some of Gerdau AmeriSteel's present and former facilities have been in operation for many years and, over such time, the facilities have used substances and disposed of wastes that may require cleanup, for which Gerdau AmeriSteel could be liable. There is no assurance that the costs of such cleanups or the cleanup of any potential contamination not yet discovered will not materially adversely affect Gerdau AmeriSteel.

         No assurance can be given that unforeseen changes, such as new laws or enforcement policies, or a crisis at one of Gerdau AmeriSteel's properties or operations, will not have a material adverse effect on the business, financial condition or results of operations of Gerdau AmeriSteel. Gerdau AmeriSteel's business units will be required to have governmental permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits and approvals may adversely affect the operations of Gerdau AmeriSteel and may subject Gerdau AmeriSteel to penalties. In addition, Gerdau AmeriSteel may be required to obtain additional operating permits or governmental approvals and incur additional costs. There can be no assurance that Gerdau AmeriSteel will be able to meet all applicable regulatory requirements. There is no assurance that Gerdau AmeriSteel's environmental capital expenditures will not materially increase in the future. Moreover, Gerdau AmeriSteel may be subject to fines, penalties or other liabilities arising from its actions imposed under environmental legislation or regulations.

         Pension Plan Funding

         The Co-Steel Lasco Salaried Employees Pension Plan is fully funded on a going concern and solvency basis, but has a deficiency of $4,173,800 on a wind-up basis as of January 1, 2002. The Co-Steel Lasco Hourly-Rated Employees' Pension Plan has a going concern deficiency of $7,293,500, a solvency deficiency of $11,139,900 and a wind-up deficiency of $40,585,600 as at January 1, 2002. Co-Steel anticipates that payments of approximately $10,700,000 will be required in 2002 in addition to regular funding obligations. Co-Steel has an unfunded liability in respect of the Group Supplementary Retirement Plans for Senior Management Employees of Co-Steel in the estimated amount of $10,113,000, taking into consideration the change of control provisions contained in the employment arrangements of certain senior executives of Co-Steel. This liability is secured by a letter of credit.

         The defined benefit pension plan with respect to AmeriSteel Retirement Plan has a deficiency of approximately US$6.5 million. The Pension Plan for Union Employees of Mandak Metal Processors has a going concern deficiency of $120,000.

         Both Co-Steel and Gerdau Canada anticipate the above deficiencies to be larger based on the recent performance of the North American stock markets.

         Labour

         Gerdau AmeriSteel will have approximately 4,800 employees of which approximately 1,200 are represented by the United Steelworkers of America under four collective bargaining agreements that have different expiry dates beginning February, 2004. Certain recycling facilities having employees are represented by three different unions and have collective agreements that expire beginning in June 2002. There is no assurance Gerdau AmeriSteel will be able to successfully negotiate new collective bargaining agreements for these employees without any labour disruption.

         In addition, there can be no assurance that labour organizing activities at one or more of Gerdau AmeriSteel's other facilities will not occur or that any such activities, or any other labour difficulties at Gerdau AmeriSteel or any other company upon which Gerdau AmeriSteel is dependent for raw materials, transportation or other services, would not result in a significant loss of production and revenue and have a material adverse effect on the business, financial condition or results of operation of Gerdau AmeriSteel.

         Operating Risks

         Gerdau AmeriSteel's manufacturing processes will be dependent upon certain critical pieces of equipment, such as electric arc furnaces, continuous billet casters and rolling mill equipment, which, on occasion, may be out of service due to routine scheduled maintenance or as a result of equipment failures. Such interruptions in Gerdau AmeriSteel's production capabilities could result in fluctuations in Gerdau AmeriSteel's sales and income. No assurance can be given that a significant shutdown will not occur in the future or that such a shutdown will not have a material adverse effect on the business, financial condition or results of operations of the Company.

         Credit Facilities

         It is a condition to closing of the Transaction that the lenders under the existing debt facilities of each of Co-Steel, Sayreville, Raritan, Gerdau, Gerdau Canada and Gerdau North America shall have each consented to the Transaction and have provided such waivers, consents and amendments as required pursuant to those facilities, on terms and conditions acceptable to the parties, acting reasonably. Co-Steel and Gerdau may agree to various operating restrictions or other conditions, before or after receipt of Co-Steel shareholder approval, in order to obtain the necessary consents, waivers and amendments, any of which could have a material adverse effect on Gerdau AmeriSteel's ability to operate following consummation of the transaction. No additional Co-Steel shareholder approval is expected to be required or sought for any decision by Co-Steel after the Meeting to agree to any terms and conditions necessary to obtain the required consents, waivers and amendments. Co-Steel has received indications from certain of the senior lenders of its credit facilities of their willingness to provide the consents that are required of them under the Transaction Agreement, subject to certain conditions to be agreed.

         In addition, the credit facilities contain numerous restrictive covenants that will place significant restrictions on, among other things, the ability of the company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or to make certain other payments, investments, loans and guarantees or to sell or dispose of assets and merge of consolidate with another entity. In addition, the credit facilities contain a number of financial covenants that will require Gerdau AmeriSteel to meet certain financial ratios and financial condition tests. Some of these covenants and conditions relate to companies other than Gerdau AmeriSteel and its Subsidiaries, such as Gerdau Canada, and could be affected by circumstances outside the control of Gerdau AmeriSteel, such as a defualt by Gerdau Canada under its credit facility. A failure to comply with the covenants or conditions in the credit facilities could result in a default which, if not cured or waived, could permit acceleration of the relevant indebtedness under the credit facility. If the credit facilities were to be accelerated, Gerdau AmeriSteel may be unable to repay the indebtedness. There can be no assurance that such facilities will be renewed, or if renewed, that the renewal will not occur on less favourable terms. See also "The Transaction -- The Transaction Agreement -- Conditions" and "Description of the Companies -- Gerdau North America -- Capital Resources".

         Currency Fluctuations

         A substantial portion of the Gerdau AmeriSteel's net sales and operating costs are in U.S. dollars. As a result, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar, may affect Gerdau AmeriSteel's reported results, competitive position, domestic and export prices of raw materials and finished products.

         Gerdau AmeriSteel will finance its foreign operations in the currency of those operations in order to reduce its exposure to currency fluctuations. Where transactions are denominated in foreign currencies, Gerdau AmeriSteel will mitigate its exposure to these foreign currency risks by hedging in the currency of the transaction through foreign exchange contracts.

                    INTERESTS OF INSIDERS IN THE TRANSACTION

         In considering the recommendation of Co-Steel's board of directors with respect to the Transaction, you should be aware that some of the directors and officers of Co-Steel have interests in the Transaction that may present them with actual or potential conflicts of interest in connection with the Transaction. The Co-Steel board of directors was aware of these interests and considered them, among other matters, when it approved the Transaction Agreement. These interests include the following:

         - change of control benefits in employment agreements with two senior officers of Co-Steel;

         - the acceleration and vesting of shares held under certain management incentive plans; and

         - a covenant by Gerdau and Gerdau Canada in the Transaction Agreement to maintain directors' and officers' liability insurance for a period of six years following completion of the Transaction.

         Certain of the executive officers of Co-Steel are parties to employment agreements with Co-Steel encompassing compensation and pension arrangements details of which are set out more particularly under "Summary Compensation Table" in the management information circular of Co-Steel dated March 15, 2002 incorporated herein by reference. These employment agreements are substantially identical except for the compensation provisions. In the event of a termination of employment without cause, or in the case of Messrs. Newman and Waisberg (the President and Chief Executive Officer and the Executive Vice President, Finance and Administration, respectively) if the executive terminates the agreement within 90 days after a change in control of Co-Steel, the executive is entitled to a lump sum payment in the amount of two times (three, in the case of Messrs. Newman and Waisberg) the executive's annual base salary and the average annual incentive. In those circumstances, the executive will also have two (three, in the case of Messrs. Newman and Waisberg) additional years of service credited to them under the Supplementary Executive Retirement Plans. Co-Steel has also agreed to maintain life insurance on the life of each participant of the Executive Share Loan Plan until death or repayment of the loan. The Transaction will result in a change in control of Co-Steel. Notwithstanding, Mr. Newman has agreed that he will defer his right to terminate his employment. Mr. Newman has also agreed to give up his options and is entitled to an unreduced pension on termination. See also "Summary Compensation Table", "Stock Option Plan", "Defined Benefit Retirement Plans" in the management information circular of Co-Steel dated March 15, 2002 incorporated herein by reference.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Transaction will be passed upon for Co-Steel by Goodmans LLP and on behalf of Gerdau and Gerdau Canada by Torys LLP.

            INCORPORATION OF CERTAIN CO-STEEL DOCUMENTS BY REFERENCE

         The following documents of Co-Steel, which have been filed with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this Circular:

         (a)  Annual Information Form of Co-Steel dated March 15, 2002;

         (b) Audited Consolidated Financial Statements of Co-Steel as at and for the years ended December 31, 2001 and 2000, together with the related notes and auditors' report thereon located in Co-Steel's 2001 Annual Report;

         (c) Management's Discussion and Analysis of Financial Condition and Results of Operation for the year ended December 31, 2001 compared with the years ended December 31, 2000 and December 31, 1999 located in Co-Steel's 2001 Annual Report;

         (d) Audited Consolidated Financial Statements of Co-Steel as at and for the years ended December 31, 2000 and 1999, together with the related notes and auditors' report thereon located in Co-Steel's 2000 Annual Report;

         (e) Management's Discussion and Analysis of Financial Condition and Results of Operation for the year ended December 31, 2000 compared with the years ended December 31, 1999 and December 31, 1998 located in Co-Steel's 2000 Annual Report;

         (f)  Unaudited Interim Consolidated Financial Statements of
              Co-Steel as at and for the six months ended June 30, 2002 and 2001, together with the related notes and Management's Discussion and Analysis contained in Co-Steel's Second Quarter Report to Shareholders;

         (g) Management Information Circular dated March 15, 2002 prepared in connection with Co-Steel's Annual and Special Meeting of Shareholders held on May 2, 2002 (excluding those portions that, pursuant to National Policy 44-101 of the Canadian Securities Administrators are not required to be incorporated by reference into a prospectus of Co-Steel);

         (h) Material Change Report dated August 19, 2002, regarding the execution of the Transaction Agreement;

         (i) Material Change Report dated March 14, 2002 regarding the completion of the treasury offering of 20,907,000 Co-Steel Common Shares at a price of $3.35 per share for gross proceeds of $70,038,450 pursuant to the Short-Form Prospectus dated March 4, 2002; and

         (j) Material Change Report dated February 21, 2002 describing (i) Co-Steel's agreement in principle with its senior lenders, (ii) Co-Steel's preliminary financial results for the fourth quarter and year ended December 31, 2001 and (iii) the offering contemplated by the Short Form Prospectus dated March 4, 2002.

         Any documents of the type referred to above (excluding confidential material change reports), any information circulars, annual filings of reporting issuer, and any interim and annual financial statements subsequently filed by Co-Steel with a securities commission or similar regulatory authority in Canada after the date of this Circular and prior to the Meeting shall be deemed to be incorporated by reference into this Circular. These documents are available through the Internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at http://www.sedar.com, or upon request to the Secretary of Co-Steel.

         ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS CIRCULAR, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSE THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE A PART OF THIS CIRCULAR.

                            ADDITIONAL INFORMATION

         Co-Steel will provide any person or company, upon request to the Secretary of Co-Steel, with any of the following documents:

         - one copy of the most recent annual information form of Co-Steel, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the annual information form;

         - one copy of the comparative financial statements of Co-Steel for its most recently completed financial year for which financial statements have been filed together with the accompanying report of the auditor and one copy of any interim financial statements of Co-Steel subsequent to the financial statements for its most recently completed financial year; and

         - one copy of the information circular of Co-Steel in respect of its most recent annual meeting of shareholders that involves the election of directors or one copy of any annual filing prepared instead of that information circular, as appropriate.

         Co-Steel may require the payment of a reasonable charge if the request is made by a person or company that is not a shareholder of Co-Steel.

                       CONSENT OF CIBC WORLD MARKETS INC.

TO: Co-Steel Inc. ("Co-Steel") and its Board of Directors

     We hereby consent to the inclusion in the management information circular (the "Circular") dated August 26, 2002 of Co-Steel of our opinion dated August 9, 2002 to the Board of Directors of Co-Steel, a complete copy of which is attached as Appendix D to the Circular and any reference to such opinion in the Circular.

DATED at Toronto, Ontario, Canada this 26th day of August, 2002.

                                                (Signed) CIBC WORLD MARKETS INC.

                  APPROVAL BY CO-STEEL INC. BOARD OF DIRECTORS

     The Board of Directors of Co-Steel Inc. has approved the contents (other than those sections relating to Gerdau and its Subsidiaries, including Gerdau North America) and the sending of this Management Information Circular.

                                          /S/ Lorie Waisberg
                                          LORIE WAISBERG
                                          Director, Executive Vice President,
                                          Finance and Administration

                APPROVAL BY GERDAU STEEL INC. BOARD OF DIRECTORS

     The Board of Directors of Gerdau Steel Inc. has approved the contents of this Management Information Circular as it relates to Gerdau and its Subsidiaries, including Gerdau North America and Gerdau AmeriSteel.

                                          /S/ Glen Beeby
                                          GLEN BEEBY
                                          Chief Financial Officer

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
                                   APPENDIX A

                             TRANSACTION RESOLUTION

                                  CO-STEEL INC.
                              (the "CORPORATION")

BE IT RESOLVED THAT:

1. the entering into of the transaction agreement among the Corporation, Gerdau Steel Inc. and Gerdau S.A. dated August 12, 2002, as amended and restated (the "Transaction Agreement") and the consummation of the transactions contemplated thereby, including the issuance of 146,588,194 common shares in the capital of the Corporation, the reservation for issuance of up to an additional approximately 2.9 million common shares of the Corporation pursuant to the AmeriSteel Corporation options and the purchase of all the issued and outstanding shares of the companies comprising the North American operations of Gerdau S.A. (including Gerdau MRM Holdings Inc., Gerdau Courtice Steel Inc. and Gerdau USA Inc. and their Subsidiaries, including Gerdau MRM Steel Inc. and AmeriSteel Corporation), all as more particularly described in the management information circular of the Corporation dated August 26, 2002, is hereby approved;

2. subject to the terms of the Transaction Agreement, the board of directors of the Corporation is hereby authorized to (i) amend the Transaction Agreement as deemed necessary, and (ii) revoke this resolution at any time prior to the close of the Transaction and to determine not to proceed with the Transaction, all without further approval of the shareholders of the Corporation; and

3. the directors and officers of the Corporation are hereby authorized to take such steps and execute all documents as they deem necessary or desirable in connection with the Transaction or the Transaction Agreement.

                 (This page has been left blank intentionally.)

                                   APPENDIX B

                             NAME CHANGE RESOLUTION

                                  CO-STEEL INC.
                              (the "CORPORATION")

BE IT RESOLVED THAT:

1. in accordance with the terms of the transaction agreement among the Corporation, Gerdau Steel Inc. and Gerdau S.A. dated August 12, 2002, as amended and restated (the "Transaction Agreement"), and subject to the completion of the transactions contemplated thereby, the name of the Corporation be and is hereby changed from Co-Steel Inc. to Gerdau AmeriSteel Corporation and the articles of the Corporation be amended accordingly;

2. the directors and officers of the Corporation are hereby authorized to file articles of amendment and take such other steps and execute all documents as they deem necessary or desirable in order to change the name of the Corporation; and

3. if they deem such action necessary, the board of directors of the Corporation are hereby authorized to revoke this resolution at any time prior to the close of the transactions contemplated in the Transaction Agreement without further approval of the shareholders of the Corporation.

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
                                   APPENDIX C

                              BOARD SIZE RESOLUTION

                                  CO-STEEL INC.
                              (the "CORPORATION")

BE IT RESOLVED THAT:

1. subject to the completion of the transactions contemplated by the transaction agreement among the Corporation, Gerdau Steel Inc. and Gerdau S.A. dated as of August 12, 2002, as amended and restated (the "Transaction Agreement"), the number of directors of the Corporation be and is hereby increased from 10 to 13 persons;

2. the directors and officers of the Corporation are hereby authorized to take such other steps and execute all documents as they deem necessary or desirable in order to increase the number of directors of the Corporation from 10 to 13 persons; and

3. if they deem such action necessary, the board of directors of the Corporation are hereby authorized to revoke this resolution at any time prior to the close of the transactions contemplated in the Transaction Agreement without further approval of the shareholders of the Corporation.

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
                                   APPENDIX D

                          OPINION OF CIBC WORLD MARKETS

[LETTER HEAD OF CIBC WORLD MARKETS]

                                                       CIBC WORLD MARKETS INC.
                                                       BCE Place, P.O. Box 500
                                                       161 Bay Street, 6th floor
                                                       Toronto, ON M5J 2S8
                                                       Tel: (416) 594-7000

August 9, 2002

The Board of Directors
Co-Steel Inc.
Hopkins Street South
Whitby, ON
L1N 5T1

Members of the Board:

         CIBC World Markets Inc. ("CIBC World Markets", "we", "us" or "our") understands that Co-Steel Inc. ("Co-Steel" or the "Company") is contemplating entering into a Transaction Agreement with Gerdau Steel Inc. ("Gerdau") and Gerdau S.A. ("Gerdau SA") pursuant to which:

         (a) Co-Steel will acquire all of the issued and outstanding shares (collectively, the "Purchased Shares") of Gerdau MRM Holdings Inc. ("Gerdau MRM"), Gerdau Courtice Steel Inc. ("Gerdau CS"), and Gerdau USA, Inc. ("Gerdau USA");

         (b) Gerdau SA and its subsidiaries will complete a plan of merger (the "Plan of Merger"), pursuant to which the current minority shareholders of AmeriSteel Corporation ("AmeriSteel") will exchange their AmeriSteel common shares (the "AmeriSteel Minority Shares") for that number of newly-issued common shares of Co-Steel determined by the Plan of Merger;

         (c) Co-Steel will issue 146,588,194 Co-Steel common shares (the "Shares") in exchange for the Purchased Shares and the AmeriSteel Minority Shares (together, the "Consideration"); and

         (d) after giving effect to the transactions described above (collectively, the "Proposed Transaction");

              (i) Gerdau will own, directly or indirectly, approximately 74% of the issued and outstanding common shares of Co-Steel;

              (ii) Gerdau MRM, Gerdau CS and Gerdau USA will become wholly-owned subsidiaries of Co-Steel; and

              (iii) AmeriSteel will become a wholly-owned subsidiary of Gerdau
                    USA.

         The completion of the Proposed Transaction is conditional upon, among other things, the approval by the holders of Co-Steel common shares at a special meeting of the shareholders of Co-Steel expected to be held in late September 2002. The Proposed Transaction will be more fully described in a Management Information Circular of Co-Steel that will be mailed to holders of Co-Steel common shares in connection with the special meeting.

BACKGROUND TO CIBC WORLD MARKETS ENGAGEMENT

         Pursuant to an engagement agreement dated July 24, 2002, Co-Steel confirmed the engagement of CIBC World Markets as financial advisor to the Company and its board of directors (the "Board of Directors") with regard to the Proposed Transaction and certain related matters. In connection with its consideration of the Proposed Transaction, the Company has requested CIBC World Markets to provide an opinion (the "Opinion") to the Board of Directors as to the fairness, from a financial point of view, of the Consideration to be received by Co-Steel in exchange for the Shares pursuant to the Proposed Transaction. We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets, securities or liabilities of Co-Steel or Gerdau and our Opinion should not be construed as such. We have not been asked to solicit expressions of interest from or negotiate with any third parties concerning potential alternatives to the Proposed Transaction. However, CIBC World Markets has conducted such financial analyses as we considered appropriate and necessary in the circumstances to support the conclusions reached in our Opinion.

         CIBC World Markets will be paid a fee for rendering our Opinion. In addition, we will be paid a fee for our services as financial advisor to Co-Steel, part of which is contingent upon the successful completion of the Proposed Transaction. Co-Steel has also agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of its engagement.

         CIBC World Markets is a subsidiary of Canadian Imperial Bank of Commerce, which is a lender to Co-Steel. CIBC World Markets has, in the past, acted as an underwriter for public offerings of the Company's securities and as a financial advisor to the Company in connection with acquisition and divestiture matters unrelated to the Proposed Transaction. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and Gerdau for our and such affiliates' own accounts and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. CIBC World Markets may continue providing investment banking services to Co-Steel following completion of the Proposed Transaction.

CREDENTIALS OF CIBC WORLD MARKETS

         CIBC World Markets is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

SCOPE OF REVIEW

(i)    a draft dated August 8, 2002 of the Transaction Agreement;

(ii) a draft dated August 8, 2002 of the Notice of Special Meeting of Shareholders of Co-Steel and the Management Proxy Circular with respect to the Proposed Transaction;

(iii) the audited financial statements, annual reports and annual information forms of Co-Steel for the fiscal years ended December 31, 1999, 2000 and 2001;

(iv) the interim reports and unaudited financial statements of Co-Steel for the quarters ended March 31, 2002 and June 30, 2002;

(v) the reports on Form 10-K for AmeriSteel for the fiscal years ended March 31, 1998, 1999, 2000 and December 31, 2001;

(vi) the reports on Form 10-Q for AmeriSteel for the quarters ended December 31, 1997, 1998, 1999 and March 31, 2002;

(vii) the audited financial statements of Gerdau MRM for the years ended December 31, 1999, 2000 and 2001;

(viii) the audited financial statements of Gerdau CS for the years ended December 31, 1999, 2000 and 2001;

(ix) the management forecasts of Co-Steel for the years ending December 31, 2002 and December 31, 2003;

(x) the management forecasts of AmeriSteel, Gerdau MRM and Gerdau CS for the years ending December 31, 2002 and December 31, 2003;

(xi) certain internal financial, operational, legal, corporate and other information prepared or provided by the management of Co-Steel and Gerdau;

(xii) discussions with the senior management of Co-Steel with regard to, among other things, the business, operations and prospects for Co-Steel resulting from the Proposed Transaction;

(xiii) discussions with the senior management of Gerdau with regard to, among other things, the business, operations and prospects for Gerdau;

(xiv) meetings with the senior management of Co-Steel and its advisors regarding the results of their due diligence investigations concerning Gerdau's business, operations, legal, tax, auditing and other matters;

(xv) trading histories and selected financial information of Co-Steel and other selected public steel producers considered by us to be relevant;

(xvi) public data with respect to other transactions of a comparable nature to the Proposed Transaction considered by us to be relevant;

(xvii) certificates addressed to us, dated as of the date hereof, from senior officers of Co-Steel as to the completeness and accuracy of the information upon which this Opinion is based; and

(xviii) such other information, analyses, investigations, and discussions as we considered appropriate in the circumstances.

ASSUMPTIONS AND LIMITATIONS

         Our Opinion is subject to the assumptions, explanations and limitations set forth below.

         With your approval, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company and Gerdau and their respective advisors in connection with our engagement by Co-Steel, and our Opinion is conditional on such completeness, accuracy and fair presentation. We have not attempted to verify independently the accuracy or completeness of any such information, data, advice, opinions and representations. We have also relied upon the accuracy of the representations and warranties made by each of the parties to the Transaction Agreement, without independent verification. In addition, senior officers of Co-Steel have represented to us, in certificates delivered as at the date hereof, among other things, that the information, opinions and other materials (the "Information") provided to us by or on behalf of Co-Steel are complete and correct at the date the Information was provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the position of Co-Steel, or its assets, liabilities (contingent or otherwise), business or operations and there has been no change of any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

         We have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Transaction Agreement, without any material modification or waiver.

         With respect to financial projections prepared by management of Co-Steel and Gerdau, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management as to the future financial performance of Co-Steel and Gerdau, respectively, and that each of Co-Steel and Gerdau will perform substantially in accordance with such projections. With respect to such managements' estimates of the cost savings that are anticipated to result from completion of the Proposed Transaction, we have assumed that such cost savings will be realized substantially in accordance with those estimates.

         Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Co-Steel, Gerdau and their respective subsidiaries as they are reflected in the information and documents reviewed by us and as they were represented to us in our discussions with management. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

         The Opinion is given as of the date hereof and CIBC World Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to CIBC World Markets' attention after the date hereof. Notwithstanding the foregoing, if we discover that any material fact or information that we relied upon in preparing this Opinion was incorrect or incomplete, or if there occurs any material change affecting Co-Steel, Gerdau or their respective subsidairies that affects our Opinion, CIBC World Markets reserves the right to change, modify or withdraw the Opinion.

         The Opinion has been provided for the exclusive use of the Board of Directors and may not be copied, published or used by any other person or relied upon by any other person other than the Board of Directors without the express prior written consent of CIBC World Markets. The Opinion is not and should not be construed as a recommendation to any holder of Co-Steel common shares as to how to vote in connection with any approval to be obtained in connection with the Proposed Transaction. In addition, we are not expressing any opinion as to the market price or value of the common shares of Co-Steel after completion of the Proposed Transaction.

OPINION

         Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be received by Co-Steel in exchange for the Shares to be issued pursuant to the Proposed Transaction is fair, from a financial point of view, to Co-Steel.

Yours very truly,

(Signed) CIBC WORLD MARKETS INC.

                                   APPENDIX E

                             TRANSACTION AGREEMENT

                                     BETWEEN

                                GERDAU STEEL INC.

                                       AND

                                   GERDAU S.A.

                                       AND

                                  CO-STEEL INC.

                                 AUGUST 12, 2002

                               TABLE OF CONTENTS

                                   ARTICLE 1.
                                 INTERPRETATION

1.1.     Definitions  ............................................................   E-5
1.2.     Interpretation Not Affected by Headings, etc  ...........................  E-11
1.3.     Rules of Construction  ..................................................  E-11
1.4.     Date For Any Action  ....................................................  E-11
1.5.     Subsidiaries  ...........................................................  E-11
1.6.     Schedules  ..............................................................  E-11
1.7.     Accounting Matters  .....................................................  E-12
1.8.     Material Adverse Effect  ................................................  E-12

                                       ARTICLE 2.
                                    THE TRANSACTION

2.1.     The Transaction  ........................................................  E-12
2.2.     Approvals and Recommendations  ..........................................  E-12
2.3.     Calling of Meeting  .....................................................  E-13
2.4.     Circular  ...............................................................  E-13

                                       ARTICLE 3.
                               AMERISTEEL PLAN OF MERGER

3.1.     Creation of Florida Co  .................................................  E-14
3.2.     Merger of Gerdau USA and FLS Holdings  ..................................  E-14
3.3.     Registration Statement  .................................................  E-14
3.4.     Gerdau USA Approval  ....................................................  E-14
3.5.     Issuance of Co-Steel Shares  ............................................  E-15
3.6.     Notice of the Plan of Merger  ...........................................  E-15

                                       ARTICLE 4.
                            PUBLICITY AND PROXY SOLICITATION

4.1.     Publicity  ..............................................................  E-15
4.2.     Proxy Solicitation  .....................................................  E-15

                                       ARTICLE 5.
                       REPRESENTATIONS AND WARRANTIES OF CO-STEEL

5.1.     Organization and Standing  ..............................................  E-16
5.2.     Capitalization  .........................................................  E-16
5.3.     Authority and No Conflicts  .............................................  E-17
5.4.     Consents and Approvals  .................................................  E-17
5.5.     No Defaults  ............................................................  E-18
5.6.     Absence of Certain Changes or Events  ...................................  E-18
5.7.     Public Disclosure  ......................................................  E-18
5.8.     Financial Statements and Financial Matters  .............................  E-19
5.9.     Inventory Valuation  ....................................................  E-19
5.10.    Indebtedness  ...........................................................  E-19
5.11.    As to Certain Contracts In and Out of the Ordinary Course  ..............  E-20
5.12.    Employment Matters  .....................................................  E-20
5.13.    Litigation  .............................................................  E-21
5.14.    Tax Matters  ............................................................  E-21
5.15.    Pension and Employee Benefits  ..........................................  E-22

5.16.    Title to Assets  ........................................................  E-23
5.17.    Title to Owned Real Property  ...........................................  E-23
5.18.    Leased Real Property  ...................................................  E-23
5.19.    Zoning and Other Matters Relating to Real Property  .....................  E-23
5.20.    Environmental Matters  ..................................................  E-24
5.21.    Compliance with Laws and Permits; Regulatory Matters  ...................  E-24
5.22.    Restrictions on Business Activities  ....................................  E-25
5.23.    Customers and Suppliers  ................................................  E-25
5.24.    Insurance  ..............................................................  E-25
5.25.    Brokerage and Finders' Fees  ............................................  E-26
5.26.    Representations Complete  ...............................................  E-26

                                   ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF GERDAU

6.1.     Organization and Standing  ..............................................  E-26
6.2.     Capitalization  .........................................................  E-27
6.3.     Authority and No Conflicts  .............................................  E-27
6.4.     Consents and Approvals  .................................................  E-28
6.5.     No Defaults  ............................................................  E-28
6.6.     Absence of Certain Changes or Events  ...................................  E-29
6.7.     Public Disclosure  ......................................................  E-29
6.8.     Financial Statements  ...................................................  E-29
6.9.     Inventory Valuation  ....................................................  E-30
6.10.    Indebtedness  ...........................................................  E-31
6.11.    As to Certain Contracts In and Out of the Ordinary Course  ..............  E-31
6.12.    Employment Matters  .....................................................  E-31
6.13.    Litigation  .............................................................  E-32
6.14.    Tax Matters  ............................................................  E-32
6.15.    Pension and Employee Benefits  ..........................................  E-33
6.16.    Title to Assets  ........................................................  E-34
6.17.    Title to Owned Real Property  ...........................................  E-34
6.18.    Leased Real Property  ...................................................  E-34
6.19.    Zoning and Other Matters Relating to Real Property  .....................  E-34
6.20.    Environmental Matters  ..................................................  E-35
6.21.    Compliance with Laws and Permits; Regulatory Matters  ...................  E-35
6.22.    Restriction on Business Activities  .....................................  E-36
6.23.    Customers and Suppliers  ................................................  E-36
6.24.    Insurance  ..............................................................  E-36
6.25.    Brokerage and Finders' Fees  ............................................  E-37
6.26.    Representations Complete  ...............................................  E-37

                                      ARTICLE 7.
                    REPRESENTATIONS AND WARRANTIES OF GERDAU S.A.

7.1.     Public Disclosure  ......................................................  E-37

                                   ARTICLE 8.
                     COVENANTS RELATING TO THE TRANSACTION

8.1.     Covenants of Co-Steel  ..................................................  E-37
8.2.     Covenants of Gerdau S.A. and Gerdau  ....................................  E-40
8.3.     Access to Information  ..................................................  E-44
8.4.     Physical Due Diligence  .................................................  E-45
8.5.     Mutual Standstill  ......................................................  E-46

8.6.     Regulatory Approvals  ...................................................  E-46
8.7.     Third Party Consents  ...................................................  E-47
8.8.     Non-Solicitation of Alternative Proposals  ..............................  E-47
8.9.     Notice of Superior Proposal  ............................................  E-48
8.10.    Adjourning or Postponing the Meeting  ...................................  E-49
8.11.    Corporate Governance Matters  ...........................................  E-49
8.12.    Directors' and Officers' Insurance  .....................................  E-50

                                      ARTICLE 9.
                                      CONDITIONS

9.1.     Mutual Conditions  ......................................................  E-50
9.2.     Additional Conditions to the Obligations of Gerdau  .....................  E-51
9.3.     Additional Conditions to the Obligations of Co-Steel  ...................  E-51
9.4.     Closing Matters  ........................................................  E-51

                                     ARTICLE 10.
                          TERMINATION, AMENDMENT AND WAIVER

10.1.    Termination  ............................................................  E-52
10.2.    Effect of Termination  ..................................................  E-53
10.3.    Termination Fee and Expenses  ...........................................  E-53
10.4.    Amendment  ..............................................................  E-54
10.5.    Waiver  .................................................................  E-54

                                  ARTICLE 11.
                                    GENERAL

11.1.    Investigation  ..........................................................  E-54
11.2.    Survival of Representations and Warranties  .............................  E-54
11.3.    Notices  ................................................................  E-54
11.4.    Assignment  .............................................................  E-56
11.5.    Binding Effect  .........................................................  E-56
11.6.    Further Assurances  .....................................................  E-56
11.7.    Expenses  ...............................................................  E-56
11.8.    Governing Law  ..........................................................  E-56
11.9.    Time of Essence  ........................................................  E-56
11.10.   Entire Agreement  .......................................................  E-56
11.11.   Severability  ...........................................................  E-56
11.12.   Remedies  ...............................................................  E-57
11.13.   Counterparts  ...........................................................  E-57

SCHEDULE A--REGULATORY APPROVALS AND CONSENTS  ...................................  E-58
SCHEDULE B--AMERISTEEL PLAN OF MERGER  ...........................................  E-59

                             TRANSACTION AGREEMENT

         This agreement between Gerdau Steel Inc. ( "Gerdau "), Gerdau S.A. and Co-Steel Inc. ( "Co-Steel ") dated as of August 12, 2002, as amended and restated on August 23, 2002.

WHEREAS:

A. The board of directors of Co-Steel has determined that the Transaction is in the best interests of Co-Steel and fair to its shareholders and has agreed to recommend to Co-Steel Shareholders that they vote in favour of the Transaction and has determined to take all reasonable action to support and effect the Transaction.

B. The board of directors of Gerdau has determined that it is in the best interests of Gerdau to enter into this agreement and has determined to take all reasonable action to support and effect the Transaction.

         The parties agree as follows.

                                   ARTICLE 1.
                                 INTERPRETATION

1.1.     DEFINITIONS.

         In this agreement:

         "AFFILIATE" has the meaning specified in the Securities Act;

         "ALTERNATIVE PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1. of this agreement) (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel or any of its Material Subsidiaries,
         (ii) any acquisition of assets representing 20% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, (iii) any acquisition of beneficial ownership of 20% or more of the then issued and outstanding Co-Steel Shares in a single transaction or a series of related transactions, (iv) any acquisition by Co-Steel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person that, individually or in the aggregate, are not material to Co-Steel and its Subsidiaries, taken as a whole), or (v) any bona fide proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to an Alternative Proposal;

         "AMERISTEEL" means AmeriSteel Corporation;

         "AMERISTEEL CREDIT FACILITY" has the meaning specified in the Gerdau Disclosure Letter;

         "AMERISTEEL FINANCIAL STATEMENTS" has the meaning specified in section 6.8.3;

         "AMERISTEEL MANAGEMENT INCENTIVE PLANS" means AmeriSteel Equity Ownership Plan, AmeriSteel Employee Stock Purchase/SAR Plan, AmeriSteel Corporation 2000 Long Term Incentive Stakeholder Plan, AmeriSteel Corporation Strategic Value Added Executive Short-Term Incentive Plan and 1995 AmeriSteel Stock Purchase/Stock Option Plan;

         "AMERISTEEL OPTIONS" means the options to purchase shares of AmeriSteel granted under the AmeriSteel Management Incentive Plans;

         "AMERISTEEL PUBLIC DISCLOSURE DOCUMENTS" has the meaning specified in section 6.7.2;

         "APPROVAL DATE" means the date on which all of the approvals specified in sections 9.1.1, 9.1.3 and 9.1.4 have been obtained;

         "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in Ontario;

         "CANADIAN GROUP FINANCIAL STATEMENTS" has the meaning specified in section 6.8.1;

         "CERCLA" has the meaning specified in section 5.20.1.5;

         "CHARGE" means any security interest, lien, charge, pledge, encumbrance, mortgage, hypothec, option, lease, license, right of possession, restrictive covenant, adverse claim or title retention agreement of any nature or kind;

         "CIRCULAR" means the notice of the Meeting and accompanying management information circular prepared by Co-Steel to be delivered to the Co-Steel Shareholders in connection with the Meeting;

         "CLOSING DATE" means the third Business Day after the Approval Date;

         "CLOSING TIME" means 8:00 a.m. on the Closing Date;

         "COMMISSIONER" means the Commissioner of Competition appointed under the Competition Act;

         "COMPETITION ACT" means the Competition Act (Canada), as amended, and includes the Regulations promulgated thereunder;

         "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement dated May 17, 2002 between Co-Steel and Gerdau;

         "CO-STEEL CREDIT FACILITIES" means the credit agreements dated as of April 30, 2002 entered into as part of the debt restructuring of Co-Steel and certain of its Subsidiaries;

         "CO-STEEL DEBENTURES" means the 6.5% convertible unsecured subordinated debentures issued by Co-Steel pursuant to a Trust Indenture between Co-Steel and The R-M Trust Company dated April 23, 1997;

         "CO-STEEL DISCLOSURE LETTER" means the letter of disclosure dated the date of this agreement and signed by an authorized senior officer of Co-Steel and delivered by Co-Steel to Gerdau concurrently with this agreement;

         "CO-STEEL MANAGEMENT INCENTIVE PLANS" means the Co-Steel Executive Annual Incentive Plan, the Co-Steel Executive Long-Term Incentive Plan, the Co-Steel Executive Share Purchase Plan, the Amended and Restated Key Employee Share Loan Plan, the Stock Option Plan, the Co-Steel Annual Incentive Plan and the Equity Based (DSU) Incentive Plan for Non-Employee Directors;

         "CO-STEEL OPTIONS" means the options to purchase Co-Steel Shares granted under the Co-Steel Stock Option Plan;

         "CO-STEEL PLAN" has the meaning specified in section 5.15.1;

         "CO-STEEL PREMISES" means all real property, buildings and facilities, including any part of any such property, building or facility, owned, leased, or operated by Co-Steel and its Subsidiaries in connection with their businesses;

         "CO-STEEL PUBLIC DISCLOSURE DOCUMENTS" has the meaning specified in section 5.7.2;

         "CO-STEEL SHAREHOLDERS" means the holders of Co-Steel Shares;

         "CO-STEEL SHARES" means the common shares in the capital of Co-Steel;

         "ENVIRONMENT" means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

         "ENVIRONMENTAL LAW" means all federal, provincial, state, municipal or local statues, regulations, by-laws, Environmental Permits, orders, decrees or rules, and any policies or guidelines of any Regulatory Authority, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of dangerous goods and occupational health and safety;

         "ENVIRONMENTAL PERMITS" means all permits, licences, approvals, consents, authorizations, registrations and certificates issued by or provided to, as the case may be, any Regulatory Authority pursuant to an Environmental Law;

         "EXPENSE FEE" means a payment in the amount of $2,500,000;

         "FLORIDA ACT" means the Florida Business Corporation Act;

         "FLORIDA CO." has the meaning specified in section 3.1;

         "FLS HOLDINGS" means FLS Holdings, Inc.;

         "GALLATIN" means the partnership between Co-Steel C.S.M. Corp. and Dofasco Gallatin Inc., carrying on business as Gallatin Steel Company;

         "GERDAU S.A. PUBLIC DISCLOSURE DOCUMENTS" has the meaning specified in section 7.1;

         "GERDAU COMPANIES" means Gerdau CS, Gerdau MH, Gerdau USA, AmeriSteel and each of their respective Subsidiaries including Gerdau MRM Steel Inc., GUSAP Partners, FLS Holdings, Inc., Gerdau MRM America Holding Corp., 3038482 Nova Scotia Company, Porter Bros. Corporation, MFT Acquisition Corp., PASUG Inc., AmeriSteel Bright Bar, Inc. and Mandak Car Crusher Inc.;

         "GERDAU CREDIT FACILITY" has the meaning given to the term in the Gerdau Disclosure Letter;

         "GERDAU CS" means Gerdau Courtice Steel Inc.;

         "GERDAU DISCLOSURE LETTER" means the letter of disclosure dated the date of this agreement and signed by an authorized senior officer of Gerdau and delivered by Gerdau to Co-Steel concurrently with this agreement;

         "GERDAU MH" means Gerdau MRM Holdings Inc.;

         "GERDAU PARTIES" means Gerdau and Gerdau S.A.;

         "GERDAU PLAN" has the meaning specified in section 6.15.1;

         "GERDAU PREMISES" means all real property, buildings and facilities, including any part of any such property, building or facility, owned, leased, or operated by the Gerdau Companies in connection with their businesses;

         "GERDAU USA" means Gerdau USA Inc.;

         "GOVERNING DOCUMENTS" means, with respect to any person, the letters patent, certificate or articles of incorporation, amalgamation, continuance or amendment, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America;

         "ICA" means the Investment Canada Act;

         "INDEPENDENT" means, for the purposes of sections 8.11.3 and 8.11.4, a director that is not related (as defined by the TSX's Guidelines on Corporate Governance) to Co-Steel, Gerdau S.A. or their respective affiliates;

         "INFORMATION" has the meaning specified in section 8.3.1;

         "INTELLECTUAL PROPERTY" means trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and other similar property, whether registered or unregistered, and includes computer software;

         "KNOWLEDGE" means, with respect to Gerdau, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Gerdau Disclosure Letter, and with respect to Co-Steel, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Co-Steel Disclosure Letter;

         "LAWS" means any law, statute, rule, regulation, by-law, judgment or order of general application, or any direction, policy, guideline, bulletin, ruling, judgment, order or requirement, including of a Regulatory Authority (whether or not having the force of law, but if it does not have the force of law being of a nature with which a prudent person would comply);

         "LIABILITY" means any liability, obligation, claim or cause of action of any kind or nature, whether absolute, accrued, contingent or other, including any liability, obligation, claim or cause of action arising pursuant to or as a result of any contract;

         "MANDAK" means Mandak Car Crusher Inc.;

         "MATERIAL CONTRACT" means any contract, agreement or commitment requiring payment of or having a fair market value in excess of $2,000,000 that is (i) made in the ordinary course of business if it requires or may require the provision to any person of goods or services, (ii) for the purchase of materials, supplies or services,
         (iii) for the purchase or sale of any equipment or fixed or capital assets or (iv) in the nature of a lease or agreement to lease whether as lessor or lesseee, and whether in respect of real property or personal property;

         "MATERIAL PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of this agreement): (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel or any of its Material Subsidiaries, in any case with the effect that Co-Steel Shareholders own less than 50% of the resulting entity or the combined business; (ii) any acquisition of assets representing 50% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; (iii) any acquisition of beneficial ownership of 50% or more of the then issued and outstanding Co-Steel Shares in a single transaction or a series of related transactions; (iv) any acquisition by Co-Steel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person that, individually or in the aggregate, have a value of 50% or less of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole); (v) any sale by Co-Steel or any of its Subsidiaries of two or more minimill facilities (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions; or (vi) any bona fide proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to a Material Proposal;

         "MATERIAL SUBSIDIARY" means a Subsidiary if (i) the assets of the Subsidiary and its Subsidiaries exceed 5% of the total assets of Co-Steel and its Subsidiaries on a consolidated basis as at December 31, 2001 or (ii) Co-Steel's direct or indirect equity interest in the income (before income taxes and extraordinary items) of the Subsidiary and its Subsidiaries exceeds 5% of such income of Co-Steel and its Subsidiaries on a consolidated basis during the fiscal year ended December 31, 2001;

         "MEETING" means the special meeting of Co-Steel Shareholders to consider the Transaction Resolution and the Name Change Resolution;

         "MONTEFERRO" means Monteferro Latina;

         "MRM AMERICA" means Gerdau MRM America Holding Corp.;

         "NAME CHANGE RESOLUTION" means a special resolution of the Co-Steel Shareholders to approve the change of Co-Steel's corporate name to Gerdau AmeriSteel Corporation at the Closing Time;

         "OBCA" means the Business Corporations Act (Ontario);

         "OSC" means the Ontario Securities Commission;

         "PERMITS" has the meaning specified in section 5.21.2.1;

         "PERMITTED CHARGES" means, with respect to any property or asset of any person, the following Charges:

         (a) any Charge for taxes, local improvement charges, levies, rates, assessments or utility charges not yet due or being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

         (b) any carriers, warehousemen, mechanics or materialmen's lien in respect of charges accruing in favour of any Person, so long as the charges are not yet due or are being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

         (c) undetermined or inchoate liens, privileges or charges incidental to current operations which have not at such time been filed pursuant to law against the Person's property or assets or which relate to obligations not due or delinquent;

         (d) any Charges in connection with all statutory liens, deemed trusts and preferred claims of any Person, including claims for employee wages, vacation pay, termination or severance pay, employee withholdings, pension plan contributions, workers' compensation assessments, municipal Taxes and claims by public utilities;

         (e) minor encumbrances and those municipal agreements, easements, rights of way, servitudes, rights in the nature of an easement, reservations, restrictions and other similar rights in land granted to or reserved by other persons, rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties which do not in the aggregate materially detract from the value of the real properties or materially impair their use or operation as they are currently used;

         (f) Charges arising out of judgments or awards against such person with respect to which enforcement has been stayed and such person at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which such person has created adequate reserves or has adequate insurance protection; provided, however, that at no time may the aggregate dollar amount of such liens exceed $2,000,000;

         (g) any right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the person, or by an statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

         (h) security given by the person to a utility or any governmental authority when required by such utility or governmental authority in connection with the operations of the person and in the ordinary course of its business;

         (i) reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown or State, as applicable;

         (j) any Charge granted securing the obligations of any of the Gerdau Companies in connection with the Gerdau Credit Facility or the AmeriSteel Credit Facility;

         (k) any Charge granted securing the obligations of Co-Steel in connection with the Co-Steel Credit Facilities; and

         (l) any Charge securing a purchase money obligation, provided that (a) no such Charge affects any property other than the property acquired by the incurring of such purchase money obligation; and
             (b) such Charge does not secure an amount in excess of the original purchase price of such property, less repayments made from time to time;

         provided, however, that no Charge described in clauses (a) through (l) above shall constitute a Permitted Charge, if such Charge materially detracts from the value of property of the person or materially impairs its use in the operation of the business of the person;

         "PERSON" includes any individual, firm, partnership, joint venture, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, unincorporated association or organization, Regulatory Authority, syndicate or other entity, whether or not having legal status;

         "PLAN OF MERGER" has the meaning specified in section 3.4;

         "PURCHASED SHARES" means (a) all of the issued and outstanding shares of Gerdau CS and Gerdau MH and (b) all of the issued and outstanding shares of Gerdau USA owned directly or indirectly by Gerdau;

         "RARITAN" means Co-Steel Raritan Inc.;

         "REGULATORY APPROVALS" means the rulings, consents, orders, exemptions, permits and other approvals of Regulatory Authorities as set out in Schedule A;

         "REGULATORY AUTHORITY" means any (i) supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, association, institution, or other similar authority, (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, delegated by, or for the account of any of the foregoing, (iii) any industry self-regulatory organization or any stock exchange or (iv) any minister, secretary or other governmentally appointed individual, in each case whether domestic or foreign, and includes the Commissioner;

         "REPRESENTATIVES" means all employees, directors, officers, agents, lawyers, accountants and financial advisors of a party or the party's Subsidiaries;

         "SAYREVILLE" means Co-Steel Sayreville Inc.;

         "SEC" means the U.S. Securities and Exchange Commission;

         "SECURITIES ACT" means the Securities Act (Ontario);

         "SECURITIES LAWS" means the Securities Act, other Canadian provincial securities laws, United States federal and state securities laws and any other applicable Laws regulating the issuance of or the trading in securities;

         "SOLICITING AGENTS" has the meaning specified in section 4.2;

         "SUBSIDIARY" of any person means (i) any corporation or other entity of which securities or other owner ownership interests having voting power to elect a majority of the board of directors or of other persons performing similar functions are directly or indirectly owned or controlled by such person, (ii) any partnership of which such person or another of its Subsidiaries is a general partner or owns or controls, directly or indirectly, more than 50% of the ownership interests and
         (iii) in the case of the representations and warranties of Co-Steel contained in Article 5, includes Gallatin;

         "SUBSTANCE" means any substance or material which under any Environmental Law is defined to be "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "pollutant", a "dangerous good", a "waste", a "source of contamination" or a source of a "pollutant ";

         "SUPERIOR PROPOSAL" means (other than the Transaction or transactions permitted by section 8.1 of this agreement) (i) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Co-Steel, (ii) any acquisition of assets representing 65% or more of the consolidated net revenues, net income or assets of Co-Steel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, or (iii) any acquisition of beneficial ownership of 65% or more of the then issued and outstanding Co-Steel Shares in a single transaction or a series of related transactions; that (a) if completed in accordance with its terms, would result in or would reasonably be expected to result in a transaction more favourable to Co-Steel and its shareholders than the Transaction and (b) is reasonably capable of completion without undue delay;

         "TAX" and "TAXES" have the respective meanings specified in section 5.14.5;

         "TAX ACT" means the Income Tax Act (Canada);

         "TAX RETURNS" has the meaning specified in section 5.14.5;

         "TERMINATION FEE" means a fee of $8,000,000 payable in cash or, at the option of Co-Steel, Co-Steel Shares with the number of Co-Steel Shares being calculated based on 95% of the average closing price of a Co-Steel Share on the TSX on the three trading days prior to the termination date;

         "TRANSACTION" means the sale by Gerdau of the Gerdau Companies in exchange for Co-Steel Shares pursuant to this agreement;

         "TRANSACTION RESOLUTION" means a resolution of the Co-Steel Shareholders to approve the Transaction;

         "TSX" means the Toronto Stock Exchange;

         "USA FINANCIAL STATEMENTS" has the meaning specified in section 6.8.2;

         "U.S. EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended; and

         "U.S. TAX CODE" has the meaning specified in section 5.14.3.

1.2.     INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

         The division of this agreement into articles, sections and other parts and the use of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement.

1.3.     RULES OF CONSTRUCTION.

         Unless otherwise specifically indicated or the context otherwise requires, (i) all references to "dollars" or "$" mean Canadian dollars, (ii) all references to "US$" means U.S. dollars, (iii) words importing the singular include the plural and vice versa and words importing any gender include all genders, (iv) "include," "includes" and "including" are deemed to be followed by the words "without limitation" and (v) references to a statute are to the statute as amended or replaced from time to time and include any regulations, rules, guidelines, bulletins and policy statements made under the statute.

1.4.     DATE FOR ANY ACTION.

         If the date on which any action is required to be taken under this agreement by either party is not a Business Day, that action will be required to be taken on the next day that is a Business Day.

1.5.     SUBSIDIARIES.

         1.5.1. To the extent any covenants in this agreement relate, directly or indirectly, to a Subsidiary of either party, each such provision will be construed as a covenant by such party to cause such Subsidiary to perform the required action.

         1.5.2. To the extent any representations and warranties of Co-Steel in this agreement relate to Gallatin: (i) each such representation and warranty will be read as being given to the knowledge of Co-Steel; (ii) "knowledge" means the actual knowledge, after reasonable inquiries, of the individuals identified in the Co-Steel Disclosure Letter for this purpose; and (iii) "reasonable inquiry" is limited to review of the management reports provided to Co-Steel and its Subsidiaries (other than Gallatin) in respect of Gallatin.

1.6.     SCHEDULES.

         The following are the Schedules attached to and forming part of this agreement:

         Schedule A-- Regulatory Approvals and Consents

         Schedule B-- AmeriSteel Plan of Merger

1.7.     ACCOUNTING MATTERS.

         Unless otherwise stated, all accounting terms used in this agreement have the meanings attributed to them under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made will be made in a manner consistent with Canadian generally accepted accounting principles.

1.8.     MATERIAL ADVERSE EFFECT.

         The term "material adverse effect" means, in respect of Gerdau or Co-Steel, any change, effect, event, occurrence or change in state of facts that is, or would reasonably be expected to be, material and adverse to the business, assets, Liabilities, financial condition, results of operations or prospects of the Gerdau Companies or Co-Steel and its Subsidiaries, in each case, taken as a whole, other than any change, effect, event, occurrence or change in state of facts relating to (i) general political, financial or economic conditions or the state of securities markets in general, including any reduction in major market indices, (ii) the North American steel industry in general, and not specifically relating to the Gerdau Companies or Co-Steel and its Subsidiaries, respectively, or (iii) changes in Laws of general applicability or interpretations of those Laws by Regulatory Authorities. For the purposes of interpreting the term "material adverse effect ", a decrease in the market price or trading volume of the Co-Steel Shares will not constitute a "material adverse effect" unless such decrease is attributable to or arises as a consequence of any change, effect, event, occurrence or change in state of facts that would otherwise have a material adverse effect on Co-Steel.

                                   ARTICLE 2.
                                THE TRANSACTION

2.1.     THE TRANSACTION.

         2.1.1. At the Closing Time, Gerdau or one of its wholly-owned Subsidiaries shall sell, assign and transfer the Purchased Shares (or the shares of a wholly-owned Subsidiary that owns the Purchased Shares) to Co-Steel in exchange for 146,588,194 Co-Steel Shares less the number of Co-Steel Shares to be issued pursuant to section 3.5, on the terms and conditions set out in this agreement.

         2.1.2. Subject to the terms and conditions of this agreement, Co-Steel and the Gerdau Parties agree to the Transaction and will use, and each agrees that it will cause its respective Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to support approval of and to complete the Transaction.

         2.1.3. Gerdau and Co-Steel agree to file a joint election under subsection 85(1) of the Tax Act within the time prescribed in subsection 85(6) of the Tax Act, electing proceeds on the disposition of the Purchased Shares (or the shares of a wholly-owned Subsidiary that owns the Purchased Shares) equal to the adjusted cost base of those shares as determined for purposes of the Tax Act.

2.2.     APPROVALS AND RECOMMENDATIONS.

         2.2.1. Co-Steel confirms that its board of directors, following consultation with its advisors, has determined unanimously:

             2.2.1.1. that the Transaction is fair to the Co-Steel Shareholders;

             2.2.1.2. that the Transaction is in the best interests of Co-Steel; and

             2.2.1.3. to recommend to the Co-Steel Shareholders that they vote to approve the Transaction Resolution and the Name Change Resolution.

         2.2.2. Co-Steel represents and warrants that its board of directors has obtained advice from its financial advisors, CIBC World Markets Inc., that the consideration to be received by Co-Steel in exchange for the Co-Steel Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

         2.2.3. Co-Steel covenants that the Circular will include, among other things, (i) the unanimous recommendation of the board of directors of Co-Steel as described in section 2.2.1.3, (ii) a statement that the members of the board of directors of Co-Steel have informed Co-Steel that they intend to vote the Co-Steel Shares held directly or indirectly by them in favour of the Transaction Resolution and the Name Change Resolution at the Meeting and (iii) the fairness opinion of CIBC World Markets Inc. to the effect that the consideration to be received by Co-Steel in exchange for the Co-Steel Shares to be issued by Co-Steel pursuant to the Transaction is fair, from a financial point of view, to Co-Steel.

         2.2.4. The parties agree that the approval of the Name Change Resolution or any other items requested by Gerdau to be put before Co-Steel Shareholders at the Meeting pursuant to section 2.3 at the Meeting is not a condition to closing the Transaction.

2.3.     CALLING OF MEETING.

         Co-Steel will take all actions necessary under the OBCA and other applicable Laws to call, give notice of and hold the Meeting as soon as reasonably practicable, and in any event no later than 60 days after the date of this agreement (subject to (a) extension by mutual agreement of the parties, (b) delay caused by any failure of Gerdau to provide such information as it is required to provide pursuant to this agreement as may be requested by Co-Steel for purposes of the Circular or (c) as may result as a consequence of TSX prior review), on a date selected by Co-Steel, in consultation with Gerdau. The purpose of the Meeting will be to consider and vote on the Transaction Resolution, the Name Change Resolution and any other routine items of business or items dealing with options as reasonably requested by Gerdau and agreed by Co-Steel acting reasonably.

2.4.     CIRCULAR.

         2.4.1. As soon as reasonably practicable and in any event within 15 days after the date of this agreement (subject to (a) extension by mutual agreement of the parties, (b) delay caused by any failure of Gerdau to provide such information as it is required to provide pursuant to this agreement and as may be requested by Co-Steel for purposes of the Circular or (c) as may result as a consequence of TSX prior review), Co-Steel will prepare the Circular together with any other documents required by the Securities Laws or other applicable Laws in connection with the approval of the Transaction Resolution and the Name Change Resolution by the Co-Steel Shareholders.

         2.4.2. Co-Steel will give Gerdau a reasonable opportunity to review and comment on the Circular and all other documentation referred to in section 2.4.1 (including the form of proxy) and the Circular and any other documents must be in form and content satisfactory to Gerdau, acting reasonably, before the Circular or such documentation is sent to the Co-Steel Shareholders or filed as required by applicable Securities Laws.

         2.4.3. Co-Steel will cause the Circular and any other documentation required in connection with the Meeting to be sent to each Co-Steel Shareholder as required by applicable Laws and filed as required by applicable Securities Laws, in each case as soon as reasonably practicable after the date of this agreement and in any event no later than 20 days after the date of this agreement (subject to (a) extension by mutual agreement of the parties, (b) delay caused by any failure of Gerdau to provide such information as it is required to provide pursuant to this agreement as may be requested by Co-Steel for purposes of the Circular or (c) as may result as a consequence of TSX prior review).

         2.4.4. Except with respect to the information relating to and provided by Gerdau for inclusion in the Circular, Co-Steel will ensure that the Circular complies with all applicable Laws and, in particular, that the Circular does not contain any misrepresentation (as defined in the Securities Act). Gerdau will ensure that all information provided by it or the Gerdau Companies for inclusion in the Circular complies with all applicable Laws and does not contain any misrepresentation (as defined in the Securities Act). Gerdau will prepare all historical financial statements of the Gerdau Companies and will co-operate with Co-Steel in the preparation of all pro forma financial statements required by applicable Laws to be included in the Circular. Gerdau and Co-Steel will ensure that the historical and pro forma financial statements prepared by them for inclusion in the Circular present fairly the financial position of the applicable entity at the applicable time and are prepared in accordance with applicable Securities Laws and with Canadian generally accepted accounting principles. Co-Steel will ensure that the Circular provides Co-Steel Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting; provided, however, that Gerdau will provide all information required in respect of Gerdau and its affiliates (including the Gerdau Companies) in order that Co-Steel Shareholders will be provided with information in respect of Gerdau and its affiliates (including the Gerdau Companies) in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting. For this purpose, the parties shall refer to the disclosure that would be required in a prospectus if the Circular were a prospectus for guidance as to what is material, except as otherwise agreed by the other parties hereto, acting reasonably.

         2.4.5. Each of Gerdau and Co-Steel will promptly notify the other if at any time before or after the Meeting it becomes aware that the Circular or any application for any Regulatory Approval contains any misrepresentation (as defined in the Securities Act) or otherwise requires an amendment or supplement to the Circular or such application. In any such event, Gerdau and Co-Steel will cooperate in the preparation of a supplement or amendment to the Circular or other document and, if required, will cause it to be distributed to the Co-Steel Shareholders or filed with the relevant securities regulatory authorities.

                                   ARTICLE 3.
                           AMERISTEEL PLAN OF MERGER

3.1.     CREATION OF FLORIDA CO.

         As soon as practicable after the Closing Date, and in any event no later than 3 days after the Closing Date, Co-Steel and Gerdau agree to, and shall cause Gerdau USA to, incorporate a wholly-owned subsidiary under the laws of the State of Florida ("Florida Co.").

3.2.     MERGER OF GERDAU USA AND FLS HOLDINGS.

         On or before the Closing Date, Gerdau agrees to cause Gerdau USA to liquidate or wind-up FLS Holdings or complete a plan of merger which has the effect of making AmeriSteel a direct subsidiary of Gerdau USA.

3.3.     REGISTRATION STATEMENT

         Co-Steel shall as soon as practicable and in any event no later than October 31, 2002, prepare and file with the SEC a registration statement containing a preliminary version of the prospectus to be sent to minority shareholders of AmeriSteel in connection with the Plan of Merger, Gerdau shall cooperate with Co-Steel in such preparation and filing, and Co-Steel and Gerdau will each use their commercially reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information and to file any amendments or supplements thereto as may be requested by the SEC or required by applicable Law. Co-Steel shall use commercially reasonable efforts to have such registration statement declared effective under the United States Securities Act of 1933, as amended, as promptly as practicable after such filing. Co-Steel shall also take any other action reasonably required to be taken under any applicable state Securities Laws in connection with the issuance of Co-Steel Shares under section 3.5.

3.4.     GERDAU USA APPROVAL.

         As soon as practicable after the later of the Closing Date, the completion of the actions required by sections 3.1, 3.2 and 3.3 and the effective date of the registration statement referred to in section 3.3, Co-Steel and Gerdau agree to, and shall cause Gerdau USA and its Subsidiaries to, approve a plan of merger, substantially in the form attached as Schedule B (the "Plan of Merger "), with the effect that:

         3.4.1. AmeriSteel will be the surviving corporation (as such term is defined in the Florida Act);

         3.4.2. the common shares of Florida Co. will be cancelled;

         3.4.3. the common shares of AmeriSteel, other than the common shares of AmeriSteel owned by Gerdau USA, will be converted into Co-Steel Shares based on the exchange ratio set out in the Plan of Merger; and

         3.4.4. the common shares of AmeriSteel owned by Gerdau USA will remain as common shares of the surviving corporation.

3.5.     ISSUANCE OF CO-STEEL SHARES.

         Subject to approval of the Plan of Merger as contemplated by section 3.4, Co-Steel agrees to issue the required number of Co-Steel Shares to the shareholders of AmeriSteel, other than Gerdau USA, pursuant to the Plan of Merger.

3.6.     NOTICE OF THE PLAN OF MERGER.

         3.6.1. As soon as practicable after the later of the approval of the Plan of Merger as contemplated in section 3.4, and the effective date of the registration statement referred to in section 3.3, Gerdau USA and Co-Steel agree to give notice of the Plan of Merger to the shareholders of Florida Co. and AmeriSteel, unless a shareholder waives such notice requirement, all in accordance with all applicable Laws.

         3.6.2. Co-Steel agrees not to deliver the articles of merger to the Department of State (as such term is defined in the Florida Act) for filing until at least 30 days after the date the notice was mailed to the shareholders of Florida Co. and AmeriSteel.

                                   ARTICLE 4.
                        PUBLICITY AND PROXY SOLICITATION

4.1.     PUBLICITY.

         4.1.1. The Gerdau Parties and Co-Steel will consult with the other with respect to any press release or other public written statements by themselves or their respective Subsidiaries (including any statements to any of their respective employees, customers or suppliers) relating to the Transaction or this agreement with a view to achieving co-ordinated and consistent public news releases and other public written statements. None of the Gerdau Parties, Co-Steel nor their respective Subsidiaries will issue any such press release or make any such public written statement prior to consulting with the other, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with a stock exchange, but only after using its commercially reasonable efforts to consult the other party, taking into account the time constraints to which it is subject as a result of such Laws or obligations.

         4.1.2. Gerdau and Co-Steel will issue a joint press release immediately following the execution of this agreement.

         4.1.3. Co-Steel will provide Gerdau with a reasonable opportunity to review and comment on any material change report filed pursuant to applicable Canadian Securities Laws in respect of this agreement and the Transaction.

         4.1.4. Gerdau will provide Co-Steel with a reasonable opportunity to review and comment on any material change report, or similar report, filed by AmeriSteel pursuant to applicable Securities Laws in respect of this agreement and the Transaction.

         4.1.5. None of the Gerdau Parties, Co-Steel nor their respective Subsidiaries will make any public oral statements or announcements (including statements to any of their respective employees, customers or suppliers) which are inconsistent, as determined by the other party acting reasonably, with any of the public written statements issued under this section 4.1.

4.2.     PROXY SOLICITATION.

         Co-Steel will retain, in consultation with Gerdau, one or more firms to act as proxy solicitation agents (the "Soliciting Agents ") in connection with the Meeting to solicit proxies in favour of the Transaction. Co-Steel will be responsible for the cost of the Soliciting Agents.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF CO-STEEL

         Co-Steel represents and warrants to Gerdau and Gerdau S.A. as follows, in each case except as set forth in the Co-Steel Disclosure Letter (and each disclosure in the Co-Steel Disclosure Letter shall be deemed to be disclosure for all purposes of this agreement):

5.1.     ORGANIZATION AND STANDING.

         5.1.1. Co-Steel and each of its Material Subsidiaries has been duly incorporated, organized or formed and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted, and is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or registered, except where, individually or in the aggregate, the failure to be so qualified, licensed or registered would not have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

         5.1.2. The Co-Steel Disclosure Letter contains a complete and accurate list of each of Co-Steel's Subsidiaries, together with (i) the nature of the legal organization of such person and (ii) the jurisdiction of organization or formation of such person. Except as set out in the Co-Steel Disclosure Letter, Co-Steel owns beneficially, directly or indirectly, all the outstanding shares (or equivalent equity or ownership interests) of its Subsidiaries and all such shares (or equivalent equity or ownership interests) are owned free of any Charges other than Permitted Charges.

         5.1.3. Co-Steel has made available to Gerdau complete and accurate copies of the governing documents (including all minutes and resolutions) for itself and Sayreville, Raritan, Co-Steel Distribution Canada Limited and Co-Steel USA Distribution Inc.

         5.1.4. None of Co-Steel or its Subsidiaries has any ownership interest in, or has agreed to acquire any ownership interest in, any person, other than a Subsidiary of Co-Steel or Gallatin, that is material to the consolidated financial position of Co-Steel.

5.2.     CAPITALIZATION.

         5.2.1. The authorized capital of Co-Steel consists of (i) an unlimited number of non-voting preferred shares, issuable in series, and (ii) an unlimited number of Co-Steel Shares, of which the only shares outstanding are 51,503,960 Co-Steel Shares. 1,391,900 Co-Steel Options have been duly granted and are outstanding permitting the holders to purchase a total of 1,391,900 Co-Steel Shares and $125,000,000 principal amount of Co-Steel Debentures are outstanding and are convertible into 4,761,905 Co-Steel Shares. The Co-Steel Disclosure Letter includes an accurate list of outstanding Co-Steel Options that includes details about the date of grant, the option holders, the exercise prices, the expiry dates and other similar terms.

         5.2.2. All of the outstanding Co-Steel Shares have been duly authorized and were validly issued as fully paid and non-assessable shares, were not issued in violation of pre-emptive or similar rights or any other agreement binding on Co-Steel and were issued in compliance with all applicable Securities Laws and the governing documents of Co-Steel.

         5.2.3. Other than the Co-Steel Options and the Co-Steel Debentures and except as set out in the Co-Steel Disclosure Letter, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Co-Steel or any of its Subsidiaries to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any shares of Co-Steel or any of its Subsidiaries nor are there outstanding any securities or obligations of any kind of Co-Steel or any of its Subsidiaries which are convertible into or exercisable or exchangeable for any shares of Co-Steel or any of its Subsidiaries or any other person and none of Co-Steel or any of its

         Subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities (except in connection with internal financing transactions among Co-Steel and its whollyowned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities). Except as disclosed in the Co-Steel Disclosure Letter or pursuant to the Co-Steel Management Incentive Plans, none of Co-Steel or any of its Subsidiaries has outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments.

         5.2.4. No holder of securities issued by Co-Steel has any right to compel Co-Steel to register or otherwise qualify such securities for public sale in Canada or the United States.

5.3.     AUTHORITY AND NO CONFLICTS.

         5.3.1. Co-Steel has all requisite corporate power and authority to enter into and to perform its obligations under this agreement. Co-Steel has taken all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this agreement.

         5.3.2. This agreement has been duly executed and delivered by Co-Steel and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally and by general principles of equity.

         5.3.3. None of the execution and delivery of this agreement by Co-Steel, the performance by it of its obligations under this agreement or the completion of the Transaction will:

             5.3.3.1. conflict with, or violate any provision of, the governing documents of Co-Steel or any of its Material Subsidiaries;

             5.3.3.2. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a breach of any Laws applicable to Co-Steel or any of its Material Subsidiaries;

             5.3.3.3. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in section 8.6 and Schedule A being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate or accelerate, or require any consent or waiver under, any agreement, mortgage, indenture, lease, license or other obligation or instrument to which Co-Steel or any of its Material Subsidiaries is a party or by which Co-Steel or any of its Material Subsidiaries or any of its or their property is bound or subject;

             5.3.3.4. result in the imposition of any Charge on any of Co-Steel's assets or the assets of any of its Material Subsidiaries; or

             5.3.3.5. result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Co-Steel or any Subsidiary or increase any benefits under any Co-Steel Plan or result in the acceleration of time of payments or vesting of any such benefits, including the time of exercise of Co-Steel Options, except, in the case of sections 5.3.3.2 through 5.3.3.5, as set out in the Co-Steel Disclosure Letter, and for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.4.     CONSENTS AND APPROVALS.

         Except as set out in the Co-Steel Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Regulatory Authority is required by or with respect to Co-Steel or any of its Material Subsidiaries in connection with the execution and delivery of this agreement by Co-Steel, the performance of its obligations under this agreement or the completion of the Transaction other than (i) filings required under Securities Laws as contemplated by this agreement, (ii) any filings by Co-Steel in connection with the Regulatory Approvals, (iii) the Regulatory Approvals and consents relating to Co-Steel as set out in Schedule A to this agreement and (iv) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.5.     NO DEFAULTS.

         None of Co-Steel or any of its Material Subsidiaries is in default under or in violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination or acceleration of, any term, condition or provision of (i) their respective governing documents or (ii) any agreement, mortgage, indenture, lease, license or other obligation or instrument to which Co-Steel or any of its Material Subsidiaries is a party or by which Co-Steel or any of its Material Subsidiaries or any of its or their property is bound or subject, except, defaults, violations, terminations or accelerations that, individually or in the aggregate, would not have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.6.     ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Except as publicly announced or as disclosed in the Co-Steel Disclosure Letter or the Co-Steel Public Disclosure Documents filed prior to the date of this agreement, since December 31, 2001, each of Co-Steel and its Subsidiaries has conducted its business only in the ordinary course in a manner consistent with past practice and there has not been:

         5.6.1. any material change (as defined in the Securities Act) in its affairs or in its business, assets, liabilities, financial condition, results of operations or prospects;

         5.6.2. any acquisition, sale or transfer of any material assets of Co-Steel or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

         5.6.3. any change in accounting methods, practices, policies or principles (including any change in depreciation or amortization policies or rates) by Co-Steel or any of its Subsidiaries or any revaluation by Co-Steel of any of its or any of its Subsidiaries' assets;

         5.6.4. any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Co-Steel, or any direct or indirect redemption, purchase or other acquisition by Co-Steel of any of its shares;

         5.6.5. any failure by Co-Steel or any of its Subsidiaries to replenish its respective inventory in a usual and customary manner consistent with past practices over the last five years;

         5.6.6. any material contract entered into by Co-Steel or any of its Subsidiaries, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which Co-Steel or any of its Subsidiaries is a party or by which it is bound;

         5.6.7. any agreement by Co-Steel or any of its Subsidiaries to do any of the things described in the preceding sections 5.6.1 through 5.6.6 (other than negotiations with Gerdau and its representatives regarding the Transaction); or

         5.6.8. any agreement or arrangement to take any action which, if taken prior to the date of this agreement, would have made any representation or warranty set forth in this agreement materially untrue or incorrect as of the date when made.

5.7.     PUBLIC DISCLOSURE.

         5.7.1. Co-Steel is a reporting issuer under the Securities Act and other applicable Securities Laws and is not in material default of the requirements of the Securities Act or any such other applicable Canadian

         Securities Laws. The Co-Steel Shares and the Co-Steel Debentures are not listed on any stock exchange or to the knowledge of Co-Steel traded in any over-the-counter market other than the TSX.

         5.7.2. After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by Co-Steel under the Securities Act and other applicable Canadian Securities Laws since December 31, 2000 (the "Co-Steel Public Disclosure Documents ") do not contain any misrepresentation (as defined in the Securities Act). The Co-Steel Public Disclosure Documents are all the filings required to be made since December 31, 2000 and, at the time filed, complied in all material respect with applicable Canadian Securities Laws. Co-Steel has not filed any confidential material change report with the OSC or any other securities authority or stock exchange which remains confidential.

5.8.     FINANCIAL STATEMENTS AND FINANCIAL MATTERS.

         5.8.1. The consolidated financial statements of Co-Steel (including any related notes) included in any Co-Steel Public Disclosure Documents (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved, (ii) comply in all material respects with the requirements of applicable Securities Laws and (iii) fairly present, in all material respects, the consolidated financial position of Co-Steel and the results of operations, changes in equity and changes in cash flows of Co-Steel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material.

         5.8.2. Except as set out in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries has any Liabilities or is a party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to Liabilities, other than (i) Liabilities reflected in accordance with Canadian generally accepted accounting principles in Co-Steel's audited consolidated financial statements for the year ended December 31, 2001 and Co-Steel's unaudited financial statements for the periods ending March 31, 2002 and June 30, 2002, (ii) Liabilities incurred or arising since the date of such financial statements in the ordinary course of business consistent with past practice or (iii) Liabilities which would not, individually or in the aggregate, have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.9.     INVENTORY VALUATION.

         The inventory of Co-Steel and it Subsidiaries reflected on the balance sheet forming part of Co-Steel's consolidated financial statements for the year ended December 31, 2001 was, and the current inventory of Co-Steel is, in usable and saleable condition in the ordinary course of business (other than alloys, refractories, rolls and guides used in the manufacturing process) and in the case of inventory reflected on such balance sheet at an amount not less than the amounts carried therein. The finished goods, work in process, raw materials and other materials and supplies included in such inventory are of a standard which is not lower than the generally accepted standard prevailing in the steel industry.

5.10.    INDEBTEDNESS.

         Except as set out in the Co-Steel Public Disclosure Documents, neither Co-Steel nor any Subsidiary has outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one year after the date of their original creation or issuance and neither Co-Steel nor any Subsidiary has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance, other than with respect to internal financings among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities.

5.11.    AS TO CERTAIN CONTRACTS IN AND OUT OF THE ORDINARY COURSE.

         Except as set out in the Co-Steel Disclosure Letter, neither Co-Steel nor any of its Subsidiaries is a party to or bound by any:

         5.11.1. contracts or agreements with any officer, director, employee, shareholder or any other person with whom Co-Steel or any of its Subsidiaries is not dealing at arm's length (within the meaning of the Tax Act) or any affiliate of any of the foregoing, other than contracts of employment or contracts or agreements made solely between Co-Steel and any of its Subsidiaries or between any of the Subsidiaries;

         5.11.2. management agreement or similar contract, agreement or commitment;

         5.11.3. consulting, agency or similar contract, agreement or commitment which requires payment of more than $1,000,000;

         5.11.4. contract, agreement or commitment to make any gift of any of its property, other than donations made in the ordinary course of business, consistent with past practice;

         5.11.5. contract, agreement or commitment which materially adversely affects or could materially adversely affect Co-Steel or any of its Subsidiaries or their financial condition or any of their assets or is or could be materially burdensome to Co-Steel or any of its Subsidiaries;

         5.11.6. Material Contract; or

         5.11.7. contract, agreement or commitment which was not made in the ordinary course of business, consistent with past practice.

         For the purposes of the foregoing, if a particular contract, agreement or commitment falls within more than one of the categories established by sections 5.11.1 through 5.11.7, it need not be set out more than once in the Co-Steel Disclosure Letter.

5.12.    EMPLOYMENT MATTERS.

         5.12.1. Except as described in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries is a party to any employment, consulting, retention, severance or termination of employment agreement, oral or written, other than agreements providing for annual compensation of less than $150,000 or that may be terminated on reasonable notice or payment in lieu of notice in accordance with applicable Laws.

         5.12.2. Except for the Co-Steel Management Incentive Plans and as described in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries have established and there are no current or former employees of Co-Steel entitled to participate in any incentive compensation, profit sharing, bonus, option, share purchase or share compensation plan.

         5.12.3. Except as described in the Co-Steel Disclosure Letter, none of Co-Steel or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of Co-Steel or its Subsidiaries. There is no strike or labour dispute, slowdown, lockout or stoppage pending or, to the knowledge of Co-Steel, threatened against or affecting Co-Steel or any of its Subsidiaries. Except as disclosed in the Co-Steel Disclosure Letter, to the knowledge of Co-Steel, there are no current union organizing activities involving employees of Co-Steel.

         5.12.4. None of Co-Steel or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of Co-Steel or its Subsidiaries that contains an extension of recognition clause or other provision requiring the employer to recognize the existing union as the bargaining agent for employees of any business acquired by the employer other than as a result of Co-Steel or its Subsidiaries employing such employees or as a result of a successful related or successor employer application being brought before the applicable Regulatory Authority as a result of such acquisition.

         5.12.5. Except as disclosed in the Co-Steel Disclosure Letter, there are no current or pending or, to the knowledge of Co-Steel, threatened proceedings involving Co-Steel or its Subsidiaries before any board or tribunal or claims with respect to employment and labour Laws, including employment and labour standards, unfair labour practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, other than such proceedings and claims which, individually or in the aggregate, would not have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.13.    LITIGATION.

         Except as disclosed in the Co-Steel Disclosure Letter and as described in the Co-Steel Public Disclosure Documents, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Co-Steel, threatened against Co-Steel or any of its Subsidiaries before any arbitrator or Regulatory Authority (and Co-Steel has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation), including in relation to the sales or marketing of its products or the Environment, that would be reasonably expected to have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.14.    TAX MATTERS.

         5.14.1. Except as disclosed in the Co-Steel Disclosure Letter, Co-Steel and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all material respects based on Co-Steel's reasonable filing position. Co-Steel and each of its Subsidiaries has paid all Taxes which are due and payable by it as reasonably determined by Co-Steel, other than those which are being contested in good faith and in respect of which adequate reserves have been provided, based on quantifiable Taxes assessed, in the most recently published financial statements of Co-Steel. Co-Steel's audited consolidated financial statements contain adequate provision, in accordance with Canadian generally accepted accounting principles, for Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Co-Steel and each of its Subsidiaries has made adequate provision, in accordance with Canadian generally accepted accounting principles, in its books and records for any amount of Taxes material to Co-Steel on a consolidated basis and accruing in respect of any accounting period ending after the period covered by such financial statements.

         5.14.2. Except as disclosed in the Co-Steel Disclosure Letter, there are no actions, suits, proceedings, investigations or claims made (or, to the knowledge of Co-Steel, threatened) against Co-Steel or any of its Subsidiaries in respect of Taxes or any matters under discussion with any Regulatory Authority relating to Taxes asserted by any such authority, in each case, which may have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction. There have been no waivers of statutes of limitations or objections to any assessments or reassessments involving Taxes given, filed or requested with respect to Co-Steel or any of its Subsidiaries except in circumstances where the Taxes under objection have been paid or adequate provision for the payment thereof has been made.

         5.14.3. None of Co-Steel or any of its Subsidiaries (i) has made an election to be treated as a "consenting corporation" under section 341(f) of the United States Internal Revenue Code of 1986 (the "U.S. Tax Code ") or (ii) is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with Co-Steel or any of its Subsidiaries) pursuant to which Co-Steel or any of its Subsidiaries has or could have any material liabilities in respect of Taxes. Co-Steel has not made an election under section 897(i) of the U.S. Tax Code to be treated as a domestic corporation for purposes of section 897, 1445 and 6039C of the U.S. Tax Code.

         5.14.4. Except as set out in the Co-Steel Disclosure Letter, Co-Steel and each of its Subsidiaries has collected, withheld and remitted all Taxes required to be collected, withheld and remitted by it in accordance with applicable Laws.

         5.14.5. "Tax" and "Taxes" means, with respect to any person (i) all taxes, charges, fees, levies or other assessments, including income taxes (including any tax on or based on net income, gross income, income as specially defined, earnings, profits or selected items of income, earning or profits), taxes under Part XII.3 of the Tax Act, capital taxes, gross receipts taxes, environmental taxes, taxes on registered investments or in respect of excessive holdings of foreign property, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, disability taxes, withholding taxes, payroll taxes, employment taxes, employer health, pension plan premiums, excise taxes, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, alternative or add-on minimum taxes, goods and services taxes, customs duties or other taxes, fees, imposts, assessment or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (Canadian or foreign) on such entity, and any interest, fines, penalties, additional taxes and additions to tax imposed with respect to the foregoing and (ii) any Liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of section 6901 of the United States Internal Revenue Code or any other applicable Laws) of another entity or a member of an affiliated or combined group. "Tax Returns" means all returns, reports, information returns, tax slips and statements filed or required to be filed in connection with Taxes.

5.15.    PENSION AND EMPLOYEE BENEFITS.

         5.15.1. The Co-Steel Disclosure Letter lists each registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, program or arrangement, formal or informal, oral or written, maintained or contributed to by Co-Steel or any of its Subsidiaries (each plan, program or arrangement, together with the Co-Steel Management Incentive Plans a "Co-Steel Plan"). Each Co-Steel Plan has been administered, established, invested, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of such pension or retirement plans and all required contributions thereunder have been made in material compliance with all applicable Laws and the terms of such Co-Steel Plan. Correct and complete copies of all the Co-Steel Plans and all related documents (including current actuarial reports and draft actuarial reports relating to such Co-Steel Plans), or, where oral, correct and complete written summaries of their terms as set out in the Co-Steel Disclosure Letter have been provided to Gerdau.

         5.15.2. No amendments or improvements have been made or promised respecting (i) any Co-Steel Plan for which actuarial reports are prepared since the effective date of the last actuarial report relating to such plan, and (ii) any other Co-Steel Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement.

         5.15.3. There have been no withdrawals of, or applications made to withdraw, surplus from any Co-Steel Plan, and all withdrawals and transfer of assets, and contribution holidays respecting any Co-Steel Plan, have been undertaken and completed in accordance with the relevant terms of each plan and all Laws.

         5.15.4. There has been no partial or full wind-up of any Co-Steel Plan, no event has occurred which would entitle any person to partially or fully wind-up, or require the partial or full winding-up, any Co-Steel Plan or which could adversely affect the registered or qualified tax status of, any Co-Steel Plan and the Transaction will not constitute a basis for a partial or full wind-up of any Co-Steel Plan.

         5.15.5. Except as disclosed in the Co-Steel Disclosure Letter, the assets of each Co-Steel Plan which is a registered pension plan are at least equal to the liabilities, contingent or otherwise, of such Co-Steel Plan on a going concern, solvency and wind-up basis and each such Co-Steel Plan is fully funded on a going concern, solvency and wind-up basis in accordance with its terms, applicable actuarial assumptions and methods and applicable Laws. Member data and asset information used in making the foregoing determinations was accurate and complete in all material respects at the time the foregoing determinations were made.

         5.15.6. Except as disclosed in the Co-Steel Disclosure Letter, no Co-Steel Plan is a multi-employer plan within the meaning of applicable pension Laws or the terms of any collective agreement. No commitments have been made to increase the benefits under any Co-Steel Plan, except as required by applicable Laws. No Co-Steel Plan may be required to be wound up, in whole or in part, have its registration revoked or be required to pay any material amounts of Taxes, fees or penalties under applicable Laws.

         5.15.7. Liabilities under the Co-Steel Plans which provide supplemental retirement benefits are properly accrued in Co-Steel's most recent financial statements.

5.16.    TITLE TO ASSETS.

         5.16.1. Co-Steel and its Subsidiaries are the absolute beneficial owners of, and have good and marketable title, free of all Charges other than Permitted Charges, to all the assets (other than the real property referred to in section 5.17) owned by Co-Steel and its Subsidiaries used in connection with their respective businesses.

         5.16.2. All the physical assets of Co-Steel and its Subsidiaries are in reasonably good operating condition and in a state of reasonably good maintenance and repair having regard to the use to which the assets are put and the age thereof, except for such immaterial assets whose condition, taken individually or in the aggregate, would not have a material adverse effect on Co-Steel.

5.17.    TITLE TO OWNED REAL PROPERTY.

         The Co-Steel Disclosure Letter contains a complete list of the municipal addresses (including a brief description of the size of parcel and type of improvements located on the property), and legal descriptions to the extent possible, for all of the real property owned by Co-Steel and its Subsidiaries. Co-Steel or one of its Subsidiaries is the absolute beneficial owner of, and has good and marketable title in fee simple to, such real property, free of all Charges, except for:

         5.17.1. Permitted Charges; and

         5.17.2. title defects which do not, in the aggregate, materially adversely affect the use of such real property as it is presently used by Co-Steel and its Subsidiaries.

         Each of the Charges has been complied with and is in good standing in all material respects.

5.18.    LEASED REAL PROPERTY.

         The Co-Steel Disclosure Letter contains the municipal addresses for all of the premises used by Co-Steel and its Subsidiaries which are leased, subleased, licenced or otherwise occupied by Co-Steel and its Subsidiaries.

5.19.    ZONING AND OTHER MATTERS RELATING TO REAL PROPERTY.

         5.19.1. The buildings, improvements and other structures located on the real property owned or leased by Co-Steel or its Subsidiaries and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws (except with respect to any non-compliance with Environmental Laws, as otherwise disclosed pursuant to this agreement); none of such buildings, improvements or other structures encroaches upon any land not owned or leased by Co-Steel or any of its Subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any material way restrict or prohibit the use of such land, buildings, improvements or structures for the purposes for which they are presently being used.

         5.19.2. Except as set out in the Co-Steel Disclosure Letter, there are no expropriation, condemnation or similar proceedings, actual or threatened, of which Co-Steel or any of its Subsidiaries has received notice against any of the real property owned or leased by Co-Steel or any of its Subsidiaries or any part thereof.

5.20.    ENVIRONMENTAL MATTERS.

         5.20.1. Except as disclosed in the Co-Steel Disclosure Letter or except as would not have a material adverse effect on Co-Steel,

             5.20.1.1. none of Co-Steel or any of its Subsidiaries, or any person has emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Substances on or to the Co-Steel Premises, or in connection with the operation of the business of Co-Steel or any of its Subsidiaries, except in compliance with Environmental Law;

             5.20.1.2. the soil and subsoil, and the surface and ground water in, on or under the Co-Steel Premises do not contain any Substances, nor do the Co-Steel Premises contain any underground storage tanks; all Substances which have been or are being treated or stored on the Co-Steel Premises have been generated, treated and stored in compliance with Environmental Law;

             5.20.1.3. no polychlorinated biphenyls, asbestos containing materials, lead or urea-formaldehyde or has ever been on, at, or in under the Co-Steel Premises;

             5.20.1.4. none of Co-Steel or any of its Subsidiaries has permitted the Co-Steel Premises to be used for the disposal of any Substance;

             5.20.1.5. none of the Co-Steel Premises, nor any real property formerly owned by Co-Steel or any of its Subsidiaries, nor any real property to which Co-Steel or any of its Subsidiaries transported or arranged for the transportation of any Substances, are listed or proposed for listing on the National Priorities List promulgated pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any similar state, provincial or foreign list of sites requiring investigation or remediation;

             5.20.1.6. none of Co-Steel or any of its Subsidiaries has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Substances, or arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Substances, at any onsite or offsite location, so as to give rise to any corrective or remedial obligation under any Environmental Law;

             5.20.1.7. none of Co-Steel or any of its Subsidiaries has received any notification that it is a potentially responsible party for investigation or remediation of any site, nor has it received any request for information with respect to such potential responsibility;

             5.20.1.8. all environmental Permits obtained by Co-Steel and its Subsidiaries in connection with the business of each are valid and in full force and effect; and

             5.20.1.9. there are no proceedings against or involving Co-Steel or any of its Subsidiaries, either in progress, pending or, to the knowledge of Co-Steel, threatened which allege the violation of, or non-compliance with, any Environmental Law.

         5.20.2. Co-Steel and its Subsidiaries have delivered or made available to Gerdau copies of all environmental reports and environmental audits, in each case disclosing any material environmental matter and in their possession, custody or control with respect to the Co-Steel Premises, their former real properties, and their operations.

         5.20.3. For greater certainty, the representations and warranties contained in sections 5.3.3, 5.4 and section 5.21 apply to Environmental Permits.

5.21.    COMPLIANCE WITH LAWS AND PERMITS; REGULATORY MATTERS.

         5.21.1. Co-Steel and its Subsidiaries are in compliance with all applicable Laws (including Environmental Laws) except for any non-compliance which (alone or together with any other such non-compliance) has not had and would not reasonably be expected to have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

         5.21.2. Except as disclosed in the Co-Steel Disclosure Letter or as would not reasonably be expected to have a material adverse effect on Co-Steel,

             5.21.2.1. Co-Steel and its Subsidiaries hold all authorizations, licenses, registrations, permits, consents, certificates, approvals and orders (including all Environmental Permits) (collectively "Permits");

             5.21.2.2. all Permits are valid and in good standing, and are not subject to any qualifications or restrictions except for such standard qualifications and restrictions ordinarily imposed in connection with the issuance of these permits which qualifications or restrictions do not in any manner restrict or impair the business currently conducted by Co-Steel;

             5.21.2.3. no Permits are, and (on the basis of facts or circumstances known to Co-Steel at the date of this agreement) none would reasonably be expected to be, the subject of any suspension, modification or revocation or proceedings related thereto; and

             5.21.2.4. to the knowledge of Co-Steel, no facts, circumstances or conditions exist that would prevent the timely renewal of any Permits.

         5.21.3. Co-Steel and its Subsidiaries are not, and (on the basis of facts or circumstances known to Co-Steel at the date of this agreement) would not reasonably be expected to be, subject to any restrictive injunction or order of, or agreement with, any Regulatory Authority that (alone or together with other such matters) would reasonably be expected to have a material adverse effect on Co-Steel or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

5.22.    RESTRICTIONS ON BUSINESS ACTIVITIES.

         Except as set out in the Co-Steel Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding on Co-Steel or any of its Subsidiaries that has, or could be reasonably expected to have, the effect of prohibiting, restricting or materially impairing any current business practice of Co-Steel or any of its Material Subsidiaries or the conduct of business by Co-Steel or any of its Material Subsidiaries.

5.23.    CUSTOMERS AND SUPPLIERS.

         Since December 31, 2001, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the consolidated gross revenues of Co-Steel and its Subsidiaries for the fiscal year ended on December 31, 2001. Co-Steel has no reason to believe that the benefits of any relationship with any of the customers or suppliers of Co-Steel and its Subsidiaries will not continue after the Closing Date in substantially the same manner as prior to the date of this agreement.

5.24.    INSURANCE.

         Co-Steel has furnished or made available to Gerdau true and complete copies of all the existing insurance policies of Co-Steel and its Material Subsidiaries, or evidence of the existence of such policies with accurate particulars of the policies of insurance maintained by Co-Steel and its Material Subsidiaries at the date of this agreement, including the name of the insurer, the risks insured against and the amount of coverage. All such policies are in full force and effect. None of Co-Steel or its Material Subsidiaries or, to the knowledge of Co-Steel, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has Co-Steel or its Material Subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of Co-Steel, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of Co-Steel and its Material Subsidiaries will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

5.25.    BROKERAGE AND FINDERS' FEES.

         Except for Co-Steel's obligations to CIBC World Markets Inc., none of Co-Steel or any of its Subsidiaries has incurred or will incur any brokerage, finders' or similar fee in connection with the Transaction. Co-Steel has disclosed to Gerdau all the material financial and other terms of the retainer agreement with CIBC World Markets Inc. At the Closing Date, there will not be any material obligations of Co-Steel in favour of CIBC World Markets Inc., except as disclosed in the Co-Steel Disclosure Letter.

5.26.    REPRESENTATIONS COMPLETE.

         None of the representations or warranties made by Co-Steel herein, including the Co-Steel Disclosure Letter, or in the Co-Steel Public Disclosure Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES OF GERDAU

         Gerdau represents and warrants to Co-Steel as follows, in each case except as set forth in the Gerdau Disclosure Letter (and each disclosure in the Gerdau Disclosure Letter shall be deemed to be disclosure for all purposes of this agreement):

6.1.     ORGANIZATION AND STANDING.

         6.1.1. Each of Gerdau and the Gerdau Companies has been duly incorporated, organized or formed and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted, and is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or registered, except where, individually or in the aggregate, the failure to be so qualified, licensed or registered would not have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

         6.1.2. The Gerdau Disclosure Letter contains a complete and accurate list of each of the Gerdau Companies, together with (i) the nature of the legal organization of such person and (ii) the jurisdiction of organization or formation of such person. Except as set out in the Gerdau Disclosure Letter, Gerdau or one or more of the Gerdau Companies owns beneficially, directly or indirectly, all the outstanding shares (or equivalent equity or ownership interests) of the Gerdau Companies and all such shares (or equivalent equity or ownership interests) are owned free of any Charges except for Permitted Charges.

         6.1.3. Except as disclosed in the Gerdau Disclosure Letter, Gerdau owns beneficially, directly or indirectly, all the outstanding Purchased Shares (or equivalent equity or ownership interests) and all such shares (or equivalent equity or ownership interests) are owned free of any Charges except for Permitted Charges.

         6.1.4. Except as disclosed in the Gerdau Disclosure Letter, after completion of the Transaction, Co-Steel will own, directly or indirectly, all of the shares of the Gerdau Companies.

         6.1.5. Gerdau has made available to Co-Steel complete and accurate copies of the governing documents (including all minutes and resolutions) for itself and each of Gerdau CS, Gerdau MH and Gerdau USA.

         6.1.6. Gerdau has made available to Co-Steel complete and accurate copies of the governing documents (including any minutes and resolutions since January 1, 1996) for AmeriSteel.

         6.1.7. None of the Gerdau Companies has any ownership interest in, or has agreed to acquire an ownership interest in, any person other than a Gerdau Company, that is material to the consolidated financial position of the Gerdau Companies.

6.2.     CAPITALIZATION.

         6.2.1. The authorized capital of Gerdau CS consists of an unlimited number of common shares, of which the only shares outstanding are the 632,122 common shares held by Gerdau.

         6.2.2. The authorized capital of Gerdau MH consists of an unlimited number of common shares, of which the only shares outstanding are the 100,000 common shares held by Gerdau.

         6.2.3. The authorized capital of Gerdau USA consists of 1,000 common shares (with a par value of $0.01 per share) and 2,500 preferred shares (with a par value of $0.01 per share), of which the only shares outstanding are the 750 common shares held by Gerdau and the 250 common shares held by 3038482 Nova Scotia Company.

         6.2.4. The authorized capital of AmeriSteel consists of 100,000,000 shares of common stock, par value US$0.01 per share, and 10,000,000 shares of preferred stock, par value US$0.01 per share. The only shares outstanding are 10,336,372 common shares, of which 9,000,000 are held by FLS Holdings. The Gerdau Disclosure Letter lists all of the shareholders of AmeriSteel and the number of shares held by each. As of August 9, 2002, 297,457 AmeriSteel Options have been duly granted and are outstanding under the AmeriSteel Management Incentive Plans permitting the holders to purchase a total of 297,457 shares of AmeriSteel. Except as disclosed in the Gerdau Disclosure Letter, the Gerdau Disclosure Letter includes an accurate list of outstanding AmeriSteel Options that includes details about the date of grant, the option holders, the exercise prices, the expiry dates and other similar terms.

         6.2.5. The authorized capital of FLS Holdings consists of 1,000 common shares (with a par value of $0.1 per share), of which the only shares outstanding are the 200 common shares held by Gerdau USA.

         6.2.6. All of the Purchased Shares have been duly authorized and were validly issued as fully paid and non-assessable shares, were not issued in violation of pre-emptive or similar rights or any other agreement binding on any of the Gerdau Companies and were issued in compliance with all applicable Securities Laws and the governing documents of each of Gerdau CS, Gerdau MH and Gerdau USA.

         6.2.7. Except as set out in section 6.2.4 or as disclosed in the Gerdau Disclosure Letter, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Gerdau or any of the Gerdau Companies to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any shares of Gerdau or any of the Gerdau Companies nor are there outstanding any securities or obligations of any kind of Gerdau or any of the Gerdau Companies which are convertible into or exercisable or exchangeable for any shares of Gerdau or any of the Gerdau Companies or any other person and none of Gerdau or any of the Gerdau Companies has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. Except as disclosed in the Gerdau Disclosure Letter, none of Gerdau or any of the Gerdau Companies has outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments.

         6.2.8. No holder of securities issued by Gerdau or any of the Gerdau Companies has any right to compel Gerdau or any of the Gerdau Companies to register or otherwise qualify such securities for public sale in Canada or the United States.

6.3.     AUTHORITY AND NO CONFLICTS.

         6.3.1. Gerdau has all requisite corporate power and authority to enter into and to perform its obligations under this agreement. Gerdau has taken all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this agreement.

         6.3.2. This agreement has been duly executed and delivered by Gerdau and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally and by general principles of equity.

         6.3.3. None of the execution and delivery of this agreement by Gerdau, the performance by it of its obligations under this agreement or the completion of the Transaction will:

             6.3.3.1. conflict with, or violate any provision of, the governing documents of Gerdau or the Gerdau Companies;

             6.3.3.2. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a breach of any Laws applicable to Gerdau or the Gerdau Companies;

             6.3.3.3. subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Section 8.6 and Schedule A being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate or accelerate, or require any consent or waiver under, any agreement, mortgage, indenture, lease, license or other obligation or instrument to which any of Gerdau or the Gerdau Companies is a party or by which any of Gerdau or the Gerdau Companies or any of its property is bound or subject;

             6.3.3.4. result in the imposition of any Charge on any of Gerdau's assets or the assets of the Gerdau Companies; or

             6.3.3.5. result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Gerdau Companies or increase any benefits under any Gerdau Plan or result in the acceleration of time of payments or vesting of any such benefits, including the time of exercise of AmeriSteel Options, except, in the case of sections 6.3.3.2 through 6.3.3.5, for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of any of the Transaction.

6.4.     CONSENTS AND APPROVALS.

         No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Regulatory Authority is required by or with respect to Gerdau or the Gerdau Companies in connection with the execution and delivery of this agreement by Gerdau, the performance of its obligations under this agreement, or the completion of the Transaction other than (i) filings required under Securities Laws as contemplated by this agreement, (ii) any filings by Gerdau in connection with the Regulatory Approvals, (iii) the Regulatory Approvals and consents relating to Gerdau as set out in Schedule A to this agreement and (iv) any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of any of the Transaction.

6.5.     NO DEFAULTS.

         None of Gerdau or the Gerdau Companies is in default under or in violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination or acceleration of, any term, condition or provision of (i) its governing documents or (ii) any agreement, mortgage, indenture, lease, license or other obligation or instrument to which Gerdau or any of the Gerdau Companies is a party or by which any of Gerdau or the Gerdau Companies or any of its property is bound or subject, except defaults, violations, terminations or accelerations that, individually or in the aggregate, would not have a material adverse effect on Gerdau or materially impair its ability to perform the obligation under this agreement or prevent or materially delay the consummation of any of the Transaction.

6.6.     ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Except as publicly announced or as disclosed in the Gerdau Disclosure Letter or in the AmeriSteel Public Disclosure Documents filed prior to the date of this agreement, since December 31, 2001, each of the Gerdau Companies has conducted its respective business only in the ordinary course in a manner consistent with past practice and there has not been:

         6.6.1. any material change (as defined in the Securities Act) in its affairs or in its business, assets, liabilities, financial condition, results of operations or prospects;

         6.6.2. any acquisition, sale or transfer of any material assets of any of the Gerdau Companies other than in the ordinary course of business and consistent with past practice;

         6.6.3. any change in accounting methods, practices, policies or principles (including any change in depreciation or amortization policies or rates), by any of the Gerdau Companies or any revaluation by any of the Gerdau Companies assets;

         6.6.4. any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of any of the Gerdau Companies, or any direct or indirect redemption, purchase or other acquisition by any of the Gerdau Companies of any of its shares;

         6.6.5. any failure by any of the Gerdau Companies to replenish its respective inventory in a usual and customary manner consistent with past practice over the last five years;

         6.6.6. any material contract entered into by any of the Gerdau Companies, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which any of the Gerdau Companies is a party or by which it is bound;

         6.6.7. any agreement by any of the Gerdau Companies to do any of the things described in the preceding sections 6.6.1 through 6.6.6 (other than negotiations with Co-Steel and its representatives regarding the Transaction); or

         6.6.8. any agreement or arrangement to take any action which, if taken prior to the date of this agreement, would have made any representation or warranty set forth in this agreement materially untrue or incorrect as of the date when made.

6.7.     PUBLIC DISCLOSURE.

         6.7.1. AmeriSteel is a registrant under the U.S. Exchange Act and is not in material default of the requirements of the U.S. Exchange Act or any such other applicable Securities Laws. The shares of AmeriSteel are not listed on any stock exchange or to the knowledge of Gerdau traded in any over-the-counter market.

         6.7.2. After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by AmeriSteel with the SEC since December 31, 2000 (the "AmeriSteel Public Disclosure Documents") do not contain any misrepresentation (as defined under applicable Securities Laws). The AmeriSteel Public Disclosure Documents are all the filings required to be made since December 31, 2000 and, at the time filed, complied in all material respect with applicable Securities Laws. AmeriSteel has not filed any confidential material change report with any securities authority or stock exchange which remains confidential.

6.8.     FINANCIAL STATEMENTS.

         6.8.1. The combined financial statements of Gerdau CS and Gerdau MH (including any related notes) listed in the Gerdau Disclosure Letter (the "Canadian Group Financial Statements") (i) except as disclosed in the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (ii) except as disclosed in the notes thereto, represent the combined businesses of Gerdau CS, Gerdau MH and each of their respective Subsidiaries (excluding, for greater certainty, Gerdau USA and AmeriSteel and their respective Subsidiaries) and (iii) fairly present, in all material respects, the combined financial position of

         Gerdau CS and Gerdau MH and the results of operations, changes in equity and changes in cash flows of Gerdau CS and Gerdau MH as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material. Gerdau has made available to Co-Steel true and complete copies of the Canadian Group Financial Statements.

         6.8.2. The consolidated financial statements of Gerdau USA (including any related notes) listed in the Gerdau Disclosure Letter (the "USA Financial Statements") (i) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved, which, as applied to these companies, does not differ materially from Canadian generally accepted accounting principles except as Gerdau will disclose in the Circular and (ii) fairly present, in all material respects, the consolidated financial position of Gerdau USA and its Subsidiaries and the results of operations, changes in equity and changes in cash flows of Gerdau USA and its Subsidiaries on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material. Gerdau has made available to Co-Steel true and complete copies of the USA Financial Statements.

         6.8.3. The consolidated financial statements of AmeriSteel (including any related notes) (the "AmeriSteel Financial Statements") included in any AmeriSteel Public Disclosure Documents (i) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved, (ii) comply in all material respects with the requirements of applicable Securities Laws and (iii) fairly present, in all material respects, the consolidated financial position of AmeriSteel and the results of operations, changes in equity and changes in cash flows of AmeriSteel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material. Gerdau has made available to Co-Steel true and complete copies of the AmeriSteel Financial Statements.

         6.8.4. None of the Gerdau Companies has any Liabilities or is a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to Liabilities, other than (i) Liabilities reflected in accordance with Canadian generally accepted accounting principles in the Canadian Group Financial Statements and Liabilities reflected in accordance with U.S. generally accepted accounting principles in the USA Financial Statements or the AmeriSteel Financial Statements, (ii) Liabilities incurred or arising since the date of such financial statements in the ordinary course of business consistent with past practice or (iii) Liabilities which would not, individually or in the aggregate, have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

         6.8.5. There is no material information regarding the financial position and results of operations of the Gerdau Companies not reflected in any of the Canadian Group Financial Statements, the USA Financial Statements and the AmeriSteel Financial Statements taken together.

6.9.     INVENTORY VALUATION.

         The inventory reflected on the balance sheet forming part of each of the Canadian Group Financial Statements, USA Financial Statements and AmeriSteel Financial Statements, in each case for the year ended December 31, 2001, was, and the current inventory of the Gerdau Companies is, in usable and saleable condition in the ordinary course of business (other than alloys, refractories, rolls and guides used in the manufacturing process) and in the case of inventory reflected on such balance sheet at an amount not less than the amounts carried therein. The finished goods, work in process, raw materials and other materials and supplies included in such inventory are of a standard which is not lower than the generally accepted standard prevailing in the steel industry.

6.10.    INDEBTEDNESS.

         Except as set out in the USA Financial Statements, the Canadian Group Financial Statements or the AmeriSteel Financial Statements, none of the Gerdau Companies has outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one year after the date of their original creation or issuance and none of the Gerdau Companies has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance, other than with respect to internal financings among Gerdau and the Gerdau Companies.

6.11.    AS TO CERTAIN CONTRACTS IN AND OUT OF THE ORDINARY COURSE.

         Except as set out in the Gerdau Disclosure Letter, none of the Gerdau Companies is a party to or bound by any:

         6.11.1. contracts or agreements with any officer, director, employee, shareholder or any other person with whom any of the Gerdau Companies or any of their Subsidiaries is not dealing at arm's length (within the meaning of the Tax Act) or any affiliate of any of the foregoing, other than contracts of employment or contracts or agreements made solely between any of the Gerdau Companies and any of their Subsidiaries or between any of the Subsidiaries;

         6.11.2. management agreement or similar contract, agreement or commitment;

         6.11.3. consulting, agency or similar contract, agreement or commitment which requires payment of more than $1,000,000;

         6.11.4. contract, agreement or commitment to make any gift of any of its property, other than donations made in the ordinary course of business, consistent with past practice;

         6.11.5. contract, agreement or commitment which materially adversely affects or could materially adversely affect any of the Gerdau Companies or any of their Subsidiaries or their financial condition or any of their assets or is or could be materially burdensome to any of the Gerdau Companies or any of their Subsidiaries;

         6.11.6. Material Contract; or

         6.11.7. contract, agreement or commitment which was not made in the ordinary course of business, consistent with past practice.

         For the purposes of the foregoing, if a particular contract, agreement or commitment falls within more than one of the categories established by sections 6.11.1 through 6.11.7, it need not be set out more than once in the Gerdau Disclosure Letter.

6.12.    EMPLOYMENT MATTERS.

         6.12.1. Except as described in the Gerdau Disclosure Letter or disclosed in writing to Co-Steel, none of the Gerdau Companies is a party to any employment, consulting, retention, severance or termination of employment agreement, oral or written, other than agreements providing for annual compensation of less than $150,000 or that may be terminated on reasonable notice or payment in lieu of notice in accordance with applicable Laws.

         6.12.2. Except for the AmeriSteel Management Incentive Plans and as disclosed in the Gerdau Disclosure Letter, none of the Gerdau Companies has established and there are no current or former employees of any of the Gerdau Companies entitled to participate in any incentive compensation, profit sharing, bonus, option, share purchase or share compensation plan.

         6.12.3. Except as disclosed in the Gerdau Disclosure Letter, none of the Gerdau Companies is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of the Gerdau Companies. There is no strike or labour dispute, slowdown, lockout or stoppage pending or, to the knowledge of Gerdau, after appropriate inquiries and investigations, threatened against or affecting any of the Gerdau Companies. To the knowledge of Gerdau, there are no current union organizing activities involving employees of the Gerdau Companies.

         6.12.4. None of the Gerdau Companies is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of the Gerdau Companies that contains an extension of recognition clause or other provision requiring the employer to recognize the existing union as the bargaining agent for employees of any business acquired by the employer other than as a result of the Gerdau Companies employing such employees or as a result of a successful related or successor employer application being brought before the applicable Regulatory Authority as a result of such acquisition.

         6.12.5. There are no current or pending or, to the knowledge of Gerdau, threatened proceedings involving the Gerdau Companies before any board or tribunal or claims with respect to employment and labour Laws, including employment and labour standards, unfair labour practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, other than such proceedings and claims which, individually or in the aggregate, would not have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

6.13.    LITIGATION.

         Except as disclosed in the Gerdau Disclosure Letter, there are no claims, actions, proceedings or investigations pending or, to the knowledge of Gerdau, threatened against any of the Gerdau Companies before any arbitrator or Regulatory Authority (and Gerdau has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation), including in relation to the sales or marketing of its products or the Environment, that would be reasonably expected to have a material adverse effect on any of the Gerdau Companies or materially impair Gerdau's ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

6.14.    TAX MATTERS.

         6.14.1. Except as disclosed in the Gerdau Disclosure Letter, each of the Gerdau Companies has duly and timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all material respects based on such Gerdau Company's reasonable filing position. Each of the Gerdau Companies has paid all Taxes which are due and payable by it as reasonably determined by such Gerdau Company, other than those which are being contested in good faith and in respect of which adequate reserves have been provided, based on quantifiable Taxes assessed in the audited financial statements of each of the Gerdau Companies. Each of the Canadian Group Financial Statements, USA Financial Statements and AmeriSteel Financial Statements for the most recent period contains adequate provision, in accordance with U.S. or Canadian generally accepted accounting principles, as applicable, for Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns and there is nothing material not reflected in such financial statements. Each of the Gerdau Companies has made adequate provision, in accordance with U.S. or Canadian generally accepted accounting principles, as applicable, in its respective books and records for any amount of Taxes material to the Gerdau Companies on a consolidated basis and accruing in respect of any accounting period ending after the period covered by such financial statements.

         6.14.2. Except as described in the Gerdau Disclosure Letter, there are no actions, suits, proceedings, investigations or claims made (or, to the knowledge of Gerdau, threatened) against any of the Gerdau Companies in respect of Taxes or any matters under discussion with any Regulatory Authority relating to Taxes asserted by any such authority, in each case, which may have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction. There have been no waivers of statutes of limitations or objections to any assessments or reassessments involving Taxes given, filed or requested with respect to any of the

         Gerdau Companies except in circumstances where the Taxes under objection have been paid or adequate provision for the payment thereof has been made.

         6.14.3. None of the Gerdau Companies (i) has made an election to be treated as a "consenting corporation" under section 341(f) of the United States Internal Revenue Code of 1986 (the "U.S. Tax Code") or
         (ii) is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with any of the Gerdau Companies) pursuant to which any of the Gerdau Companies has or could have any material liabilities in respect of Taxes. None of the Gerdau Companies has made an election under section 897(i) of the U.S. Tax Code to be treated as a domestic corporation for purposes of section 897, 1445 and 6039C of the U.S. Tax Code.

         6.14.4. Each of the Gerdau Companies has collected, withheld and remitted all Taxes required to be collected, withheld and remitted by it in accordance with applicable Laws.

6.15.    PENSION AND EMPLOYEE BENEFITS.

         6.15.1. The Gerdau Disclosure Letter lists each registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, program or arrangement, formal or informal, oral or written, maintained or contributed to by any of the Gerdau Companies (each plan, program or arrangement, together with the AmeriSteel Management Incentive Plans an "Gerdau Plan"). Except as disclosed in the Gerdau Disclosure Letter, each Gerdau Plan has been administered, established, invested, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of such pension or retirement plans and all required contributions thereunder have been made in material compliance with all applicable Laws and the terms of such Gerdau Plan. Correct and complete copies of all the Gerdau Plans and all related documents (including current actuarial reports and draft actuarial reports relating to such Gerdau Plans), or, where oral, correct and complete written summaries of their terms as set out in the Gerdau Disclosure Letter have been provided to Co-Steel.

         6.15.2. Except as disclosed in the Gerdau Disclosure Letter or as permitted by section 8.2 no amendments or improvements have been made or promised respecting (i) any Gerdau Plan for which actuarial reports are prepared since the date of the last actuarial report relating to such plan, and (ii) any other Gerdau Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement.

         6.15.3. There have been no withdrawals of, or applications made to withdraw, surplus from any Gerdau Plan, and all withdrawals and transfer of assets, and contribution holidays respecting any Gerdau Plan, have been undertaken and completed in accordance with the relevant terms of each plan and all Laws.

         6.15.4. Except as disclosed in the Gerdau Disclosure Letter, there has been no partial or full wind-up of any Gerdau Plan, no event has occurred which would entitle any person to partially or fully wind-up, or require the partial or full winding-up, any Gerdau Plan or which could adversely affect the registered or qualified tax status of, any Gerdau Plan and the Transaction will not constitute a basis for a partial or full wind-up of any Gerdau Plan.

         6.15.5. Except as disclosed in the Gerdau Disclosure Letter, the assets of each Gerdau Plan which is a registered pension plan are at least equal to the liabilities, contingent or otherwise, of such Gerdau Plan on a going concern, solvency and wind-up basis and each such Gerdau Plan is fully funded on a going concern, solvency and wind-up basis in accordance with its terms, applicable actuarial assumptions and methods and applicable Laws. Member data and asset information used in making the foregoing determinations was accurate and complete in all material respects at the time the foregoing determinations were made.

         6.15.6. No Gerdau Plan is a multi-employer plan within the meaning of applicable pension Laws or the terms of any collective agreement. No commitments have been made to increase the benefits under any Gerdau Plan, except as required by applicable Laws. No Gerdau Plan may be required to be wound up, in whole or in part, have its registration revoked or be required to pay any material amounts of Taxes, fees or penalties under applicable Laws.

         6.15.7. Liabilities under the Gerdau Plans which provide supplemental retirement benefits are properly accrued in the most recent Canadian Group Financial Statements or AmeriSteel Financial Statements.

6.16.    TITLE TO ASSETS.

         6.16.1. Except as disclosed in the Gerdau Disclosure Letter, the Gerdau Companies are the absolute beneficial owners of, and have good and marketable title, free of all Charges other than Permitted Charges, to all the assets (other than the real property referred to in section 6.17) owned by the Gerdau Companies used in connection with their respective businesses.

         6.16.2. Except as disclosed in the Gerdau Disclosure Letter, all the physical assets of the Gerdau Companies are in reasonably good operating condition and in a state of reasonably good maintenance and repair having regard to the use to which the assets are put and the age thereof, except for such immaterial assets whose condition, taken individually or in the aggregate, would not have a material adverse effect on Gerdau.

6.17.    TITLE TO OWNED REAL PROPERTY.

         The Gerdau Disclosure Letter contains a complete list of municipal addresses (including a brief description of the size of parcel and type of improvements located on the property), and legal descriptions to the extent possible, for all of the real property owned by the Gerdau Companies. One or more of the Gerdau Companies is the absolute beneficial owner of, and has good and marketable title in fee simple to, its respective real property, free of all Charges, except for:

         6.17.1. the Charges set out in the Gerdau Disclosure Letter;

         6.17.2. Permitted Charges; and

         6.17.3. title defects which do not, in the aggregate, materially adversely affect the use of such real property as it is presently used by the Gerdau Companies. Each of the Charges has been complied with and is in good standing in all material respects.

6.18.    LEASED REAL PROPERTY.

         The Gerdau Disclosure Letter contains the municipal addresses for all of the premises used by the Gerdau Companies which are leased, subleased, licenced or otherwise occupied by the Gerdau Companies.

6.19.    ZONING AND OTHER MATTERS RELATING TO REAL PROPERTY.

         6.19.1. The buildings, improvements and other structures located on the real property owned or leased by the Gerdau Companies and the operation and maintenance thereof, as now operated and maintained, comply in all material respects with all applicable Laws (except with respect to any non-compliance with Environmental Laws, as otherwise disclosed pursuant to this agreement); none of such buildings, improvements or other structures encroaches upon any land not owned or leased by Co-Steel or any of its Subsidiaries; and there are no restrictive covenants, municipal by-laws or other Laws which in any material way restrict or prohibit the use of such land, buildings, improvements or structures for the purposes for which they are presently being used.

         6.19.2. There are no expropriation, condemnation or similar proceedings, actual or threatened, of which any of the Gerdau Companies has received notice against any of the real property owned or leased by Co-Steel or any of its Subsidiaries or any part thereof.

6.20.   ENVIRONMENTAL MATTERS.

         6.20.1. Except as disclosed in the Gerdau Disclosure Letter or except as would not have a material adverse effect on Gerdau,

              6.20.1.1. none of the Gerdau Companies, or any person has emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Substances on or to the Gerdau Premises, or in connection with the operation of the business of any of the Gerdau Companies, except in compliance with Environmental Law;

              6.20.1.2. the soil and subsoil, and the surface and ground water in, on or under the Gerdau Premises do not contain any Substances, nor do the Gerdau Premises contain any underground storage tanks; all Substances which have been or are being treated or stored on the Gerdau Premises have been generated, treated and stored in compliance with Environmental Law;

              6.20.1.3. no polychlorinated biphenyls, asbestos containing materials, lead or urea-formaldehyde or has ever been on, at, or in under the Gerdau Premises;

              6.20.1.4. none of the Gerdau Companies has permitted the Gerdau Premises to be used for the disposal of any Substance;

              6.20.1.5. none of the Gerdau Premises, nor any real property formerly owned by the Gerdau Companies or any of their Subsidiaries, nor any real property to which the Gerdau Companies or any of the Subsidiaries transported or arranged for the transportation of any Substances, are listed or proposed for listing on the National Priorities List promulgated pursuant to the CERCLA, or on any similar state, provincial or foreign list of sites requiring investigation or remediation;

              6.20.1.6. none of the Gerdau Companies has generated, treated, transported, stored, recycled, discharged, emitted, disposed of or released any Substances, or arranged for the generation, treatment, transport, storage, recycling, discharge, emission, disposal or release of any Substances, at any onsite or offsite location, so as to give rise to any corrective or remedial obligation under any Environmental Law;

              6.20.1.7. none of the Gerdau Companies has received any notification that any of them are a potentially responsible party for investigation or remediation of any site, nor have any of them received any request for information with respect to such potential responsibility;

              6.20.1.8. all Environmental Permits obtained by the Gerdau Companies in connection with the business of each are valid and in full force and effect; and

              6.20.1.9. there are no proceedings against or involving any of the Gerdau Companies, either in progress, pending or, to the knowledge of Gerdau, threatened which allege the violation of, or non-compliance with, any Environmental Law.

         6.20.2. The Gerdau Companies and their Subsidiaries have delivered or made available to Co-Steel copies of all environmental reports and environmental audits, in each case disclosing any material environmental matter and in their possession, custody or control with respect to the Gerdau Premises, their former real properties, and their operations.

         6.20.3. For greater certainty, the representations and warranties contained in sections 6.3.3, 6.4 and section 6.21 apply to Environmental Permits.

6.21.    COMPLIANCE WITH LAWS AND PERMITS; REGULATORY MATTERS.

         6.21.1. Except as disclosed in the Gerdau Disclosure Letter, each of the Gerdau Companies is in compliance with all applicable Laws (including Environmental Laws) except for any non-compliance which (alone or together with any other such non-compliance) has not had and would not reasonably be expected to have a material adverse effect on Gerdau or materially impair its ability to perform its obligations under this agreement or prevent or materially delay the consummation of the Transaction.

         6.21.2. Except as would not reasonably be expected to have a material adverse effect on the Gerdau Companies,

             6.21.2.1. Gerdau Companies and their Subsidiaries hold all Permits (including Environmental Permits);

             6.21.2.2. all Permits are valid and in good standing and are not subject to any qualifications or restrictions except for such standard qualifications and restrictions ordinarily imposed in connection with the issuance of these permits which qualifications or restrictions do not in any manner restrict or impair the business currently conducted by the Gerdau Companies;

             6.21.2.3. no Permits are, and (on the basis of facts or circumstances known to any of the Gerdau Companies at the date of this agreement) none would reasonably be expected to be, the subject of any suspension, modification or revocation or proceedings related thereto; and

             6.21.2.4. to the knowledge of the Gerdau Companies, no facts, circumstances or conditions exist that would prevent the timely renewal of any Permits.

         6.21.3. The Gerdau Companies and their Subsidiaries are not, and (on the basis of facts or circumstances known to any of the Gerdau Companies at the date of this agreement) would not reasonably be expected to be, subject to any restrictive injunction or order of, or agreement with, any Regulatory Authority that (alone or together with other such matters) would reasonably be expected to have a material adverse effect on any of the Gerdau Companies or materially impair their ability to perform their obligations under this agreement or prevent or materially delay the consummation of the Transaction.

6.22.    RESTRICTION ON BUSINESS ACTIVITIES.

         There is no agreement, judgment, injunction, order or decree binding on any of the Gerdau Companies that has, or could reasonably be expected to have, the effect of prohibiting, restricting or materially impairing any current business practice of Gerdau or the Gerdau Companies or the conduct of business by Gerdau or the Gerdau Companies.

6.23.    CUSTOMERS AND SUPPLIERS.

         Since December 31, 2001, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any customer or group of customers which singly or in the aggregate provided more than 10% of the gross revenues of any of the Gerdau Companies for the fiscal year ended on December 31, 2001. Gerdau has no reason to believe that the benefits of any relationship with any of the customers or suppliers of any of the Gerdau Companies will not continue after the Closing Date in substantially the same manner as prior to the date of this agreement.

6.24.    INSURANCE.

         Gerdau has furnished or made available to Co-Steel true and complete copies of all the existing insurance policies of the Gerdau Companies, or evidence of the existence of such policies with accurate particulars of the policies of insurance maintained by the Gerdau Companies at the date of this agreement, including the name of the insurer, the risks insured against and the amount of coverage. All such policies are in full force and effect. None of the Gerdau Companies or, to the knowledge of Gerdau, any of the other parties thereto, is in default or breach of, whether as to the payment of premiums or otherwise, nor has any of the Gerdau Companies received any notice of material default or termination under, any such policy and, to the knowledge of Gerdau, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. There is no reason to believe that any of the existing insurance policies of the Gerdau Companies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

6.25.    BROKERAGE AND FINDERS' FEES.

         Except for Gerdau's obligations to TD Securities Inc., Gerdau has not incurred or will incur any brokerage, finders' or similar fee in connection with the Transaction. Gerdau has disclosed to Co-Steel all the material financial and other terms of the retainer agreement with TD Securities Inc. At the Closing Date, there will not be any material obligations of Gerdau in favour of TD Securities Inc., except as disclosed in the Gerdau Disclosure Letter.

6.26.    REPRESENTATIONS COMPLETE.

         None of the representations or warranties made by Gerdau herein, including the Gerdau Disclosure Letter, or in the AmeriSteel Public Disclosure Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 7.
                 REPRESENTATIONS AND WARRANTIES OF GERDAU S.A.

         Gerdau S.A. represents and warrants to Co-Steel as follows:

7.1.     PUBLIC DISCLOSURE.

         After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by Gerdau S.A. with the SEC since December 31, 2000 (the "Gerdau S.A. Public Disclosure Documents") do not contain any misrepresentation (as defined under applicable Securities Laws) with respect to the Gerdau Companies; it being understood that the materiality standard applied in the Gerdau S.A. Public Disclosure Documents is the appropriate standard at the Gerdau S.A. level but may differ from the standard that would be appropriate at the Gerdau Companies level, and that the financial information contained in the Gerdau S.A. Public Disclosure Documents is not based on U.S. generally accepted accounting principles. The Gerdau S.A. Public Disclosure Documents are all the filings required to be made since December 31, 2000 and, at the time filed, complied in all material respect with applicable Securities Laws. Gerdau S.A. has not filed any confidential material change report with any securities authority or stock exchange which remains confidential.

                                   ARTICLE 8.
                     COVENANTS RELATING TO THE TRANSACTION

8.1.     COVENANTS OF CO-STEEL.

         8.1.1. Co-Steel agrees that, until the earlier of the Closing Time and the termination of this agreement in accordance with section 10.1, unless Gerdau otherwise agrees in writing or except as contemplated by this agreement or disclosed in the Co-Steel Disclosure Letter:

             8.1.1.1. it will conduct, and will cause each of its Subsidiaries to conduct, its and their respective businesses only in, and not take any action except in, the ordinary course of business and consistent with past practice;

             8.1.1.2. it will not, and it will not permit any of its Subsidiaries to, do any of the following:

                 8.1.1.2.1. enter into, or make any commitment to enter into, any significant new line of business;

                 8.1.1.2.2. authorize, or enter into, any agreement, arrangement or understanding with respect to, (A) any acquisition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other acquisitions made in reliance on this clause, would exceed $5,000,000 in the aggregate or (B) any disposition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other dispositions made in reliance on this clause, would exceed $5,000,000 in the aggregate, other than, in either case, (x) any transactions in the ordinary course effected at fair market value, at arm's length and in the exercise of reasonable business judgment and (y) any transactions in the course of implementation at the date of this agreement;

                 8.1.1.2.3. amend or propose to amend its or their governing documents;

                 8.1.1.2.4. subdivide, consolidate or reclassify any of its or their outstanding securities, or declare, set aside or pay any dividend or other distribution (in cash or any other property) with respect to its or their securities, except as among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities;

                 8.1.1.2.5. issue, sell, pledge, reserve, set aside, dispose of or encumber, repurchase, redeem or otherwise acquire, any of its or their shares or any securities or obligations convertible into, exercisable or exchangeable for, or any rights, warranties or options to acquire, any such shares, except (A) as required by the terms of any securities outstanding on the date of this agreement, (B) pursuant to fully vested Co-Steel Options granted prior to the date of this agreement and (C) and as among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities (provided that it does not increase the number of Co-Steel Shares issued and outstanding);

                 8.1.1.2.6. reorganize, amalgamate or merge with any other person, except as among Co-Steel and its wholly-owned operating Subsidiaries or as otherwise specifically permitted by sections 10.01(10), (11) and (12) of the Co-Steel Credit Facilities (provided that it does not increase the number of Co-Steel Shares issued and outstanding); or

                 8.1.1.2.7. incur or commit to incur, in excess of $2,000,000 in any single transaction or series of related transactions or $5,000,000 in the aggregate, any indebtedness for borrowed money or purchase money indebtedness or assume or guarantee any indebtedness except for borrowings in the ordinary course of business and consistent with past practice;

             8.1.1.3. it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact its respective business organizations and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

             8.1.1.4. subject to the exercise by the board of directors of its fiduciary duties as provided herein, it will use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it or any of its Subsidiaries under this agreement, it will not take any action that would be inconsistent with this agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and where appropriate, cause its Subsidiaries to:

                 8.1.1.4.1. use all commercially reasonable efforts to obtain the approvals of its shareholders to the Transaction Resolution;

                 8.1.1.4.2. not change the date of or adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Meeting without Gerdau's prior written consent (not to be unreasonably withheld), except as provided in section 8.10 or as required by valid shareholder action or applicable Laws;

                 8.1.1.4.3. defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this agreement or the consummation of the Transaction;

                 8.1.1.4.4. use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

                 8.1.1.4.5. cooperate with the other party to this agreement in connection with the performance by them of their obligations hereunder;

                 8.1.1.4.6. subject to section 8.3 hereof and applicable Laws, make and cooperate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction and take all commercially reasonable actions in connection therewith, including without limitation, in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to coordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

                 8.1.1.4.7. conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 9.2;

             8.1.1.5. except as disclosed in the Co-Steel Disclosure Letter or as required by applicable Laws or any agreement to which Co-Steel or any of its Subsidiaries is a party at the date of this agreement (including the Co-Steel Management Incentive Plans) and, in the case of sections 8.1.1.5.1 and 8.1.1.5.2 except for ordinary course salary and compensation increases for 2002 as have already been approved by Co-Steel, it will, and cause each of its Subsidiaries to, not do any of the following:

                 8.1.1.5.1. increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of Co-Steel or any of its Subsidiaries;

                 8.1.1.5.2. increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or consultant of Co-Steel or any of its Subsidiaries, except for normal increases for persons who are not directors or officers made in the ordinary course of business consistent with past practice, provided that the overall compensation budget will not increase by more than 3% on an annual basis;

                 8.1.1.5.3. no amendments or improvements will be made or promised prior to the Closing Date respecting (i) any Co-Steel Plan for which actuarial reports are prepared since the effective date of the last actuarial report relating to such plan, and (ii) any other Co-Steel Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement;

                 8.1.1.5.4. accelerate the release of, or the expiry date of any hold period relating to, any Co-Steel Shares held in the Co-Steel Plans, or otherwise amend, vary or modify such plans or the Co-Steel Management Incentive Plans; or

                 8.1.1.5.5. adopt, establish, enter into or implement, or permit any of its Subsidiaries to adopt, establish, enter into or implement, any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of Co-Steel or any of its Subsidiaries holding, in the case of any officer or employee, a position of vice president or any position senior thereto or amend, or permit any of its Subsidiaries to amend, any employee benefit plan, policy, severance or termination agreement;

             8.1.1.6. it will, and cause each of its Subsidiaries to, not pay, discharge, satisfy, compromise or settle any claims or Liabilities prior to their being due which, individually or in the aggregate, are in excess of $5,000,000 or unless required by Law;

             8.1.1.7. it will, and cause each of its Subsidiaries to, not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction prior to the Closing Date without the prior written consent of Gerdau, which shall not be unreasonably withheld;

             8.1.1.8. except as required by applicable Laws, it will, and will cause each of its Subsidiaries to, not enter into, terminate or waive any provision of, exercise any option or relinquish any contractual rights under, or modify in any material respect, any agreement, guarantee, lease or other commitment or obligation which is material to Co-Steel or any of its Subsidiaries or any agreement or commitment which involves payments or receipts, individually or in the aggregate, by Co-Steel or any of its Subsidiaries of more than $5,000,000 over the term of such agreement or commitment;

             8.1.1.9. it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to comply promptly with all material requirements which applicable Laws may impose on it or its Subsidiaries with respect to the Transaction;

             8.1.1.10. it will, and cause each of its Subsidiaries to, not make any change to its existing accounting practices, methods and principles except as required by Canadian generally accepted accounting principles as advised by Co-Steel's independent auditors; and

             8.1.1.11. except as permitted by section 8.8, it will, and cause each of its Subsidiaries to, not enter into any confidentiality or standstill agreement, amend, release any third party from its obligations or grant any consent under any confidentiality or standstill provision or fail to enforce fully any such provision; provided that the restrictions contained in this section 8.1.1.11 shall not apply to confidentiality agreements (i) that relate only to confidential information about entities other than Co-Steel and its Subsidiaries and are not entered into in connection with or contemplation of transactions not permitted by this agreement; and
             (ii) entered into with financial institutions in connection with Co-Steel's financing activities permitted hereunder.

         8.1.2. Co-Steel will promptly advise Gerdau in writing:

             8.1.2.1. of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of Co-Steel in this agreement to be untrue or inaccurate at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

             8.1.2.2. of any breach by Gerdau of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of Co-Steel and might reasonably be expected to cause any representation or warranty of Co-Steel in this agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

             8.1.2.3. of any change affecting Co-Steel or any event, occurrence or development or any Regulatory Authority's or third party's complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to have a material adverse effect on Co-Steel or to prevent or materially delay the consummation of the Transaction; and

             8.1.2.4. of any material breach by Co-Steel of any of its covenants, obligations or agreements contained in this agreement.

8.2.     COVENANTS OF GERDAU S.A. AND GERDAU.

         8.2.1. Each of the Gerdau Parties agrees that, until the earlier of the Closing Time and the termination of this agreement in accordance with section 10.1, unless Co-Steel otherwise agrees in writing or except as contemplated by this agreement or disclosed in the Gerdau Disclosure
         Letter:

             8.2.1.1. it will cause each of the Gerdau Companies to conduct their respective businesses only in, and not take any action except in, the ordinary course of business and consistent with past practice;

             8.2.1.2. it will not permit any of the Gerdau Companies to do any of the following:

                 8.2.1.2.1. enter into, or make any commitment to enter into, any significant new line of business;

                 8.2.1.2.2. authorize, or enter into, any agreement, arrangement or understanding with respect to, (A) any acquisition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other acquisitions made in reliance on this clause, would exceed $5,000,000 in the aggregate or (B) any disposition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $2,000,000 (including in a series of related transactions) or, taken together with any other dispositions made in reliance on this clause, would exceed $5,000,000 in the aggregate, other than, in either case, (x) any transactions in the ordinary course effected at fair market value, at arm's length and in the exercise of reasonable business judgment and (y) any transactions in the course of implementation at the date of this agreement;

                 8.2.1.2.3. amend or propose to amend its or their governing documents;

                 8.2.1.2.4. subdivide, consolidate or reclassify any of its or their outstanding securities, or declare, set aside or pay any dividend or other distribution (in cash or any other property) with respect to its or their securities, except as among Gerdau and the Gerdau Companies;

                 8.2.1.2.5. issue, sell, pledge, reserve, set aside, dispose of or encumber, repurchase, redeem or otherwise acquire, any of its or their shares or any securities or obligations convertible into, exercisable or exchangeable for, or any rights, warranties or options to acquire, any such shares, except (A) as required by the terms of any securities outstanding on the date of this agreement, (B) pursuant to vested AmeriSteel Options granted prior to the date of this agreement and (C) as among Gerdau and the Gerdau Companies;

                 8.2.1.2.6. reorganize, amalgamate or merge with any other person, except as among the Gerdau Companies; or

                 8.2.1.2.7. incur or commit to incur, in excess of $2,000,000 in any single transaction or series of related transactions or $5,000,000 in the aggregate, any indebtedness for borrowed money or purchase money indebtedness or assume or guarantee any indebtedness except for borrowings in the ordinary course of business and consistent with past practice;

             8.2.1.3. it will use commercially reasonable efforts to cause each of the Gerdau Companies to use commercially reasonable efforts, to preserve intact their respective business organizations and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, agents, distributors, customers and others having business relationships with the Gerdau Companies;

             8.2.1.4. it will use commercially reasonable efforts, and cause each of the Gerdau Companies to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it under this agreement, the Gerdau Companies will not take any action that would be inconsistent with this agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and will cause the Gerdau Companies to:

                 8.2.1.4.1. defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this agreement or the consummation of the Transaction;

                 8.2.1.4.2. use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

                 8.2.1.4.3. cooperate with the other party to this agreement in connection with the performance by them of their obligations hereunder, including the obligations under Article 3 and the Plan of Merger;

                 8.2.1.4.4. subject to section 8.3 hereof and applicable Laws, make and cooperate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction and take all commercially reasonable actions in connection therewith, including without limitation, in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to coordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

                 8.2.1.4.5. conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 9.3;

             8.2.1.5. except as described in the Gerdau Disclosure Letter or as required by applicable Laws or any agreement to which each of the Gerdau Companies is a party at the date of this agreement and, in the case of sections 8.2.1.5.1 and 8.2.1.5.2 except for ordinary course salary and compensation increases for 2002 as have already been approved by each of the Gerdau Companies will cause each of the Gerdau Companies not to do any of the following:

                 8.2.1.5.1. increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of any of the Gerdau Companies;

                 8.2.1.5.2. increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or consultant of any of the Gerdau Companies, except for normal increases for persons who are not directors or officers made in the ordinary course of business consistent with past practice, provided that the overall compensation budget will not increase by more than 3% on an annual basis;

                 8.2.1.5.3. no amendments or improvements will be made or promised prior to the Closing Date respecting (i) any Gerdau Plan for which actuarial reports are prepared since the date of the last actuarial report relating to such plan, and (ii) any other Gerdau Plan since December 31, 2001, in each case, other than those required by any Laws or the terms of any collective agreement;

                 8.2.1.5.4. accelerate the release of, or the expiry date of any hold period relating to, any shares held in the Gerdau Plans, or otherwise amend, vary or modify such plans or the AmeriSteel Management Incentive Plans; or

                 8.2.1.5.5. adopt, establish, enter into or implement, or permit any of its Subsidiaries to adopt, establish, enter into or implement, any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of the Gerdau Companies holding, in the case of any officer or employee, a position of vice president or any position senior thereto or amend, or permit any of its Subsidiaries to amend, any employee benefit plan, policy, severance or termination agreement;

             8.2.1.6. the Gerdau Parties will cause each of the Gerdau Companies not to pay, discharge, satisfy, compromise or settle any claims or Liabilities prior to their being due which, individually or in the aggregate, are in excess of $5,000,000;

             8.2.1.7. the Gerdau Parties will cause each of the Gerdau Companies not to settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction prior to the Closing Date without the prior written consent of Co-Steel, which shall not be unreasonably withheld;

             8.2.1.8. except as required by applicable Laws, the Gerdau Parties will cause each of the Gerdau Companies not to enter into, terminate or waive any provision of, exercise any option or relinquish any contractual rights under, or modify in any material respect, any agreement, guarantee, lease or other commitment or obligation which is material to any of the Gerdau Companies or any agreement or commitment which involves payments or receipts, individually or in the aggregate, by any of the Gerdau Companies of more than $5,000,000 over the term of such agreement or commitment;

             8.2.1.9. it will use commercially reasonable efforts to cause each of the Gerdau Companies to use commercially reasonable efforts to comply promptly with all material requirements which applicable Laws may impose on each of the Gerdau Companies with respect to the Transaction;

             8.2.1.10. the Gerdau Parties will cause each of the Gerdau Companies not to, make any change to its existing accounting practices, methods and principles except as required by Canadian or U.S. generally accepted accounting principles, as applicable, as advised by Gerdau's independent auditors; and

             8.2.1.11. except as permitted by section 8.8, the Gerdau Parties will cause each of the Gerdau Companies not to enter into any confidentiality or standstill agreement, amend, release any third party from its obligations or grant any consent under any confidentiality or standstill provision or fail to enforce fully any such provision;

         8.2.2. the Gerdau Parties will promptly advise Co-Steel in writing:

             8.2.2.1. of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of the Gerdau Parties in this agreement to be untrue or inaccurate at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

             8.2.2.2. of any breach by Co-Steel of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of the Gerdau Parties and might reasonably be expected to cause any representation or warranty of Gerdau in this agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

             8.2.2.3. of any change affecting the Gerdau Companies or any event, occurrence or development or any Regulatory Authority's or third party's complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to have a material adverse effect on Gerdau or to prevent or materially delay the consummation of the Transaction;

             8.2.2.4. of any material breach by either of the Gerdau Parties of any of its covenants, obligations or agreements contained in this agreement.

         8.2.3. On or before the Closing Date, the Gerdau Parties will, and will cause each of their respective Subsidiaries to, suspend and waive the rights to receive all payments (other than the payments of amounts owing with respect to the period prior to the Closing Date) under all agreements, arrangements and understandings, whether written or oral, among them and any of their non-arm's length parties (including the Gerdau Parties and their respective Subsidiaries other than the Gerdau Companies) and the Gerdau Companies, unless and until the members of the board of directors of Co-Steel not appointed or nominated by Gerdau otherwise agree.

         8.2.4. Each of the Gerdau Parties covenants and agrees that, at the Closing Time, all of the net debt of the Gerdau Companies to related parties, except for the accounts payable to related parties owing under agreements described in the Gerdau Disclosure Letter, will have been converted to equity in a manner consistent with the assumptions and presentation of the pro forma financial statements of Gerdau AmeriSteel Corporation contained in the Circular.

         8.2.5. Each of the Gerdau Parties represents and warrants that Gerdau has not borrowed under the Gerdau Credit Facility and covenants and agrees as follows:

             8.2.5.1. Gerdau will not borrow under such facility in future;

             8.2.5.2. Gerdau will comply with the covenants in the Gerdau Credit Facility; and

             8.2.5.3. Gerdau will provide Co-Steel, after the Closing Date, with access to the information necessary to enable Co-Steel and its Subsidiaries to satisfy the covenants under the Gerdau Credit Facility.

8.3.     ACCESS TO INFORMATION.

         8.3.1. Subject to sections 8.3.2 to and including 8.3.10 and applicable Laws, upon reasonable notice, each of Co-Steel and Gerdau will (and will cause each of its Subsidiaries to) afford the Representatives of the other party hereto access, during normal business hours from the date hereof and until the earlier of the Closing Date or the termination of this agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, each party will (and will cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as such party may reasonably request (the "Information").

         8.3.2. The Information will be kept strictly confidential and shall not, without the prior written consent of the disclosing party, be disclosed by the receiving party, or by its Representatives, in any manner whatsoever, in whole or in part, and shall not be used by the receiving party or its Representatives other than in connection with the Transaction. Moreover, the receiving party agrees to reveal the Information only to its Representatives who have a reasonable need to know the Information for the purposes of evaluating or implementing the Transaction, who are informed by the receiving party of the confidential nature of the Information and who have agreed to act in accordance with the terms and conditions of this agreement. Notwithstanding such agreement, the receiving party shall continue to be responsible for any breach of this agreement by its Representatives and shall indemnify and save the disclosing party harmless from any breach by any of the receiving party's Representatives.

         8.3.3. The receiving party shall keep a record of the Information delivered to it, in any medium other than oral, and the location of such Information. All copies of the Information, except for that portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives will be returned to the disclosing party immediately upon its request. That portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives, will be destroyed upon the disclosing party's request and any oral Information will continue to be subject to the terms of this agreement. Upon the request of the disclosing party, the receiving party shall provide a certificate certifying as to the complete return and destruction of all Information in accordance with the terms of this paragraph.

         8.3.4. The receiving party shall keep all of the Information disclosed or delivered to it, whether electronically stored or in a tangible form, segregated from all of its property and in a safe and secure environment and will use commercially reasonable efforts to protect and keep safe all of the Information disclosed from any loss, harm, theft, unauthorized use, tampering, sabotage, unauthorized duplication, destruction, addition, deletion, damage or interference whatsoever.

         8.3.5. The receiving party acknowledges that the Information is confidential and a valuable asset of the disclosing party and all right, title and interest in and to the Information (including all intellectual property) is and at all time shall remain the exclusive property of the disclosing party.

         8.3.6. If the receiving party or anyone to whom the receiving party transmits the Information pursuant to this agreement becomes legally compelled to disclose any of the Information, the receiving party will provide the disclosing party with prompt notice so that the disclosing party may seek a protection order or other appropriate remedy and/or waive compliance with the provisions of this agreement. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the provisions of this agreement, the receiving party will furnish only that portion of the Information which it is advised, by written opinion of counsel, addressed to the receiving party and to the disclosing party, is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

         8.3.7. The parties each acknowledge that disclosure of any Information may cause significant damage and harm to a disclosing party, its affiliates, Subsidiaries and shareholders and that remedies at law may be inadequate to protect against breach of this agreement, and the parties hereby in advance agree to the granting of injunctive relief in favour of the disclosing party without proof of actual damages, in addition to any other remedy the disclosing party may be entitled to.

         8.3.8. The parties acknowledge that certain information may be competitively sensitive and that disclosure thereof will be limited to that which is reasonably necessary for the purpose of (i) preparing submissions or applications in order to obtain any appropriate Regulatory Approvals and (ii) preparing the Circular.

         8.3.9. The provisions of section 8.3.2 to and including section 8.3.8 and this section 8.3.9 will survive the termination of this agreement.

         8.3.10. The provisions of this section 8.3 will supersede the terms of the Confidentiality Agreement.

8.4.     PHYSICAL DUE DILIGENCE

         8.4.1. In addition to the obligations under section 8.3.1, Co-Steel will afford Gerdau, any of the Gerdau Companies and their affiliates and Gerdau's Representatives full and complete access, whether during normal business hours or not, from the date hereof and until the earlier of 10 days after the date hereof or the termination of this agreement, to (i) any of the properties and plants of Co-Steel or its Subsidiaries in order for Gerdau to conduct or cause to be conducted physical due diligence (including environmental testing) on the property and plants of Co-Steel and its Subsidiaries solely for the purpose of confirming the accuracy of the representations and warranties contained in this agreement and other information provided by Co-Steel prior to the date hereof, and (ii) any of the personnel and management of Co-Steel and its Subsidiaries to whom access is reasonably required in connection with the physical due diligence referred to in (i).

         8.4.2. In addition to the obligations under section 8.3.1, Gerdau will afford Co-Steel, any of its Material Subsidiaries and their affiliates and Co-Steel's Representatives full and complete access, whether during normal business hours or not, from the date hereof and until the earlier of 10 days after the date hereof or the termination of this agreement, to (i) any of the properties and plants of the Gerdau Companies in order for Co-Steel to conduct or cause to be conducted physical due diligence (including environmental testing) on the property and plants of the Gerdau Companies solely for the purpose of confirming the accuracy of the representations and warranties contained in this agreement and other information provided by Gerdau prior to the date hereof, and (ii) any of the personnel and management of the Gerdau Companies to whom access is reasonably required in connection with the physical due diligence referred to in (i).

         8.4.3. In the event that a material inaccuracy of the representations and warranties given by either party pursuant to this agreement is revealed to either party during, or as a result of, the physical due diligence pursuant to this section, such party shall give prompt notice of such inaccuracy to the other party.

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
8.5.     MUTUAL STANDSTILL

         Until the Closing Date or the termination of this agreement, each of the Gerdau Parties and Co-Steel agrees that it will not, alone or jointly or in concert with any third party, directly or indirectly, otherwise than pursuant to this agreement (including without limitation section 8.9), or with the prior approval of the other, which approval may be given on such terms as the other may determine:

         8.5.1. in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other;

         8.5.2. propose or offer to enter into, directly or indirectly, any merger or business combination involving the other;

         8.5.3. solicit, or participate or join with any person in the solicitation of any proxies to vote, to seek to advise or to influence any person with respect to the voting of any voting securities of the other (but for greater certainty (a) Co-Steel acknowledges that Gerdau and its agents and advisors (including TD Securities Inc.) will be entitled to solicit proxies and otherwise influence any person to vote in favour of the Transaction Resolution at the Meeting and (b) Gerdau acknowledges that Co-Steel and its agents and advisors (including CIBC World Markets Inc.) will be entitled to solicit proxies and otherwise influence any person to vote in favour of the Transaction Resolution at the Meeting);

         8.5.4. otherwise act alone or in concert with others to seek to control or to influence the management, board of directors or policies of the other;

         8.5.5. make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

         8.5.6. advise, assist or encourage any of the foregoing or work in concert with others in respect of the forgoing.

For the purpose of this section 8.5, each reference to Gerdau or Co-Steel shall include the Gerdau Companies and Co-Steel's Subsidiaries, respectively, and each of their successors. The termination of this Agreement shall also terminate sections 5(a), (b) and (c) of the Confidentiality Agreement.

8.6.     REGULATORY APPROVALS.

         8.6.1. Each of Gerdau and Co-Steel will use its commercially reasonable efforts to obtain all Regulatory Approvals and all other approvals under Laws that are applicable in connection with the Transaction as soon as is reasonably practicable.

         8.6.2. Subject to sections 2.4 and 8.3 and applicable Laws, each of Gerdau and Co-Steel will make and cooperate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction (including obligations under applicable Securities Laws, the ICA, the HSR Act and the Competition Act) and will take all reasonable actions in connection therewith, including in connection with the Regulatory Approvals, and by participating and appearing in any proceedings of either party before Regulatory Authorities, and will use its commercially reasonable efforts to co-ordinate the parties' discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain significant approvals or make significant filings.

         8.6.3. Subject to sections 2.4 and 8.3 and applicable Laws, each of Gerdau and Co-Steel will (i) consult with each other in making any filings with any Regulatory Authority, (ii) enable the other party to review and comment on all such filings that are significant prior to their release, (iii) consider all such comments reasonably and in good faith, (iv) provide a copy of each such filing to the other party, (v) consult with the other party in connection with all material enquiries from or with any material Regulatory Authority and the possible resolution of all material issues and (vi) not participate in any substantive meeting or discussion with any Regulatory Authority in connection with any proceedings under or relating to any applicable Laws as they concern the Transaction, unless it consults with the other party in advance and, to the extent permitted by the Regulatory Authority, gives the other party the opportunity to attend or participate therein.

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
         8.6.4. Each of the Gerdau Parties and Co-Steel will promptly furnish to the other all information concerning it and its affiliates as may be required to effect the actions described in section 2.4 and this section 8.6 and each covenants that none of the information furnished or to be furnished by it in connection with such actions or otherwise in connection with the Transaction will contain any misrepresentation (as defined in the Securities Act).

8.7.     THIRD PARTY CONSENTS.

         Each of Gerdau and Co-Steel will use its commercially reasonable efforts to obtain consents, waivers or approvals from other parties to contracts, agreements, guarantees, leases, debt obligations or other commitments or obligations to which it is or any of its Subsidiaries is a party or by which it or they are bound that are applicable in connection with the Transaction as soon as is reasonably practicable.

8.8.     NON-SOLICITATION OF ALTERNATIVE PROPOSALS.

         8.8.1. Co-Steel will immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any person by Co-Steel, any of its Subsidiaries or any of their Representatives with respect to any Alternative Proposal, whether or not initiated by Co-Steel, and, in connection therewith, Co-Steel will request (and exercise all rights it has to require) the return or destruction of information regarding Co-Steel and its Subsidiaries previously provided to any such person or any other person and will request (and exercise all rights it has to require) the destruction of all materials including or incorporating any information regarding Co-Steel and its Subsidiaries.

         8.8.2. Subject to sections 8.8.3, 8.8.5, 8.8.6 and 8.9, Co-Steel will not do any of the following or permit any of its Subsidiaries or any of their Representatives to do any of the following:

             8.8.2.1. solicit, initiate or encourage any inquiry or the making of any proposal to it or its shareholders from any person which constitutes, or may reasonably be expected to lead to (in either case in one transaction or a series of transactions), an Alternative Proposal;

             8.8.2.2. enter into or participate in or continue any discussions or negotiations regarding, agree to or endorse or recommend, or enter into or propose to enter into any agreement, arrangement or understanding in relation to, an Alternative Proposal; or

             8.8.2.3. furnish to any person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of Co-Steel or any of its Subsidiaries in circumstances under which it knows, or it ought reasonably to know, that such information will be used by the recipient in connection with, or in order to make or evaluate making, an Alternative Proposal.

         8.8.3. Subject to section 8.8.5, at any time after the date of this agreement and before the Meeting, the directors of Co-Steel may consider, participate in discussions or negotiations with, or provide information to, any person who has delivered to Co-Steel a bona fide written Alternative Proposal (with respect to which Co-Steel is not in violation of section 8.8.2) provided that the board of directors of Co-Steel, after consultation with its financial and legal advisors, has determined that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties and that such Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal.

         8.8.4. Co-Steel will not release any person from any confidentiality agreement or standstill agreement by which such person is bound unless such person has made a Superior Proposal.

         8.8.5. Co-Steel will notify Gerdau as soon as possible (and in any event within 24 hours of receipt) of any bona fide written Alternative Proposal of which its senior management or board of directors becomes aware, or any request for non-public information relating to it or any of its Subsidiaries in connection with an Alternative Proposal or for access to the properties, books or records of it or any of its Subsidiaries by any person that informs it or any of its Subsidiaries or any of its Representatives that such person is considering making, or has made, an Alternative Proposal. Such notice must include a description of the material terms and conditions of any proposal, including the identity of the person making such proposal, inquiry or contact.

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
         8.8.6. If Co-Steel receives a request for material non-public information from a person who proposes a bona fide written Alternative Proposal, and its directors determine that such Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal, then, and only in that case, but subject to the execution of a confidentiality agreement substantially similar to the Confidentiality Agreement, the directors of Co-Steel may provide such person with access to information regarding Co-Steel, provided that Co-Steel sends a copy of any such confidentiality agreement to Gerdau immediately on its execution and Gerdau is provided with a list of the information provided to such person and immediately provided with access to similar information to which such person was provided.

         8.8.7. Co-Steel shall promptly reaffirm its recommendation of the Transaction by press release after: (a) any Alternative Proposal (which is subsequently determined by Co-Steel not to be a Superior Proposal) is publicly announced or made; or (b) Gerdau and Co-Steel enter into an amendment to this agreement pursuant to section 8.9.1.6; any such press release shall be prepared in accordance with section 4.1.

         8.8.8. Co-Steel will be responsible for the breach of this section 8.8 by any of its Subsidiaries or Representatives.

8.9.     NOTICE OF SUPERIOR PROPOSAL.

         8.9.1. Co-Steel may accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of an Alternative Proposal (provided that this section 8.9 shall not apply to a confidentiality agreement that complies with section 8.8.6) on the basis that it constitutes or, if consummated in accordance with its terms, would reasonably be expected to constitute a Superior Proposal, provided that:

             8.9.1.1. it gives notice to Gerdau that it proposes to do so, promptly after so determining;

             8.9.1.2. after consultation with its financial advisors, the board of directors of Co-Steel has determined in good faith, after the consultation with its outside legal counsel, that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties;

             8.9.1.3. it provides to Gerdau a copy of the agreement relating to the Alternative Proposal, if any;

             8.9.1.4. it provides Gerdau with the opportunity, for a period of five Business Days from the later of the date Gerdau received notice under (i) section 8.9.1.1 and (ii) section 8.8.5, to negotiate to amend this agreement and the terms of the Transaction to provide for terms that to Co-Steel and the Co-Steel Shareholders are (in the good faith determination of the directors of Co-Steel) as favourable as, or superior to, the terms of the Superior Proposal;

             8.9.1.5. if at any time during but not later than the end of the five Business Day period referred to in section 8.9.1.4 Gerdau elects to make a proposal that (in the good faith determination of the directors of Gerdau) provides for terms that to Co-Steel and the Co-Steel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal and delivers to Co-Steel an executed amendment to this agreement reflecting the new proposal, the directors of Co-Steel will:

                 8.9.1.5.1. call and hold a meeting of the directors to consider Gerdau's proposal as soon as reasonably possible but not later than three Business Days after receipt of such proposal;

                 8.9.1.5.2. in good faith consider such proposal and permit Gerdau and its Representatives to make a presentation to the meeting in respect of the relative merits of Gerdau's proposal and the Superior Proposal but not otherwise to attend or participate in the meeting or the deliberation of the directors; and

                 8.9.1.5.3. not later than the date the meeting is required to be held under section 8.9.1.5.1, determine in good faith and advise Gerdau as to whether Co-Steel's board of directors has determined that Gerdau's proposal provides for terms that to Co-Steel and the Co-Steel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal; and

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                 8.9.1.6. in the event that the determination referred to in section 8.9.1.5.3 is made by Co-Steel's board of directors, immediately thereafter execute the amendment to this agreement delivered by Gerdau pursuant to section 8.9.1.5 and not take any actions in furtherance or support of the Superior Proposal.

         8.9.2. If despite its consideration of any proposal made by Gerdau under section 8.9.1.5, the board of directors of Co-Steel continues to believe, in good faith, and after consultation with its financial advisor and outside counsel, that the Superior Proposal continues to be a Superior Proposal in respect of the Gerdau proposal made pursuant to section 8.9.1.5, and therefore rejects Gerdau's amended proposal, then, subject to payment of the Termination Fee to Gerdau as provided in section 10.3.6, Co-Steel may thereupon terminate this agreement.

         8.9.3. Each successive material modification of any Alternative Proposal will constitute a new Alternative Proposal for purposes of sections 8.8 and 8.10 and the requirement under section 8.9.1.4 to start an additional five Business Day notice period.

         8.9.4. Co-Steel will not have any rights under sections 8.8.3, 8.8.6 and 8.9.1 after the Meeting if the Transaction Resolution is approved at the Meeting.

8.10.    ADJOURNING OR POSTPONING THE MEETING.

         8.10.1. Where at any time before the Meeting (i) Co-Steel has provided Gerdau with a notice under section 8.8.5, (ii) an Alternative Proposal has been publicly disclosed or announced or (iii) Gerdau reasonably believes that a person intends to make an Alternative Proposal, and the five Business Day period under section 8.9.1.4 has not elapsed, then, subject to applicable Laws, at Gerdau's request, Co-Steel will postpone or adjourn the Meeting at the Meeting (but not beforehand without Gerdau's consent) to a date acceptable to Gerdau but not later than 20 days after the scheduled date of the Meeting.

         8.10.2. If Co-Steel provides Gerdau with notice under section 8.9.1.1 on a date that is less than five Business Days before the date of the Meeting and Gerdau has not made a proposal in accordance with section
         8.9.1.5 that the directors of Co-Steel have determined in accordance with section 8.9.1.5 provides for terms that to Co-Steel and the Co-Steel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal in respect of which notice was given under section 8.9.1.1, subject to applicable Laws, Co-Steel will postpone or adjourn the Meeting to a date that is at least five Business Days but not more than 10 Business Days after the scheduled date of the Meeting.

8.11.    CORPORATE GOVERNANCE MATTERS

         The parties agree that the following corporate governance arrangements will become effective on the Closing Date:

         8.11.1. on the Closing Date, the Chief Executive Officer of AmeriSteel shall be the Chief Executive Officer of Co-Steel;

         8.11.2. on the Closing Date, the Chief Executive Officer of Co-Steel shall be the Vice Chairman of Co-Steel;

         8.11.3. the board of directors of Co-Steel will be reconstituted to be comprised of a majority of independent directors, and will include such number of individuals appointed by Gerdau as would not cause the board to be comprised of a majority of non-independent directors. Co-Steel will take all steps legally available to it (but on a commercially reasonable basis) to cause the appointment of all such individuals by the Closing Date. The parties agree to seek approval of Co-Steel's shareholders to increase the size of the board by fixing it at thirteen persons. The board of directors of Co-Steel agrees to recommend that the shareholders approve such resolution. If the shareholders approve such resolution (it being agreed that the Transaction is not conditional upon this increase being approved by shareholders), Co-Steel will take all steps legally available to it (but on a commercially reasonable basis) to give effect to the resolution;

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
         8.11.4. the audit committee and human resources (compensation) committee of the Co-Steel board of directors will consist only of independent directors;

         8.11.5. following the Closing Date, the registered office of Co-Steel will be in Whitby, Ontario with its executive office in Tampa, Florida;

         8.11.6. following the Closing Date, subject to the receipt of TSX approval, the securities of Co-Steel will remain listed on the TSX; and

         8.11.7 during the first fiscal year following the Closing Date, the board of directors of Co-Steel will review any policies, mandates or other guidelines governing the board of directors and certain of its committees, in particular the audit committee and human resources (compensation) committee, to ensure compliance with North American corporate governance guidelines, including the TSX.

8.12.    DIRECTORS' AND OFFICERS' INSURANCE

         The Gerdau Parties agree that, for the period from and including the Closing Date until six years after the Closing Date, it will cause Co-Steel or any successor to Co-Steel to maintain Co-Steel's current directors' and officers' insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of Co-Steel than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Co-Steel, covering claims made prior to or within six years from and after the Closing Date, to the extent that directors' and officers' liability insurance coverage is commercially available at a cost no less than two times the cost as of the date hereof. The Gerdau Parties also agree that after the expiration of such six-year period it will use commercially reasonable efforts to cause such directors and officers (other than former directors and officers of Co-Steel as at the date of this agreement) to be covered under its then existing director's and officer's insurance policy, if any, to the extent that directors' and officers' liability insurance coverage is commercially available at a cost no less than two times the cost as of the date hereof. After the Closing Date, the Gerdau Parties will cause Co-Steel (or its successor) to indemnify the directors and officers of Co-Steel in accordance with its existing governing documents and any contracts of indemnity and consistent with the practice of Gerdau S.A. in respect of its own directors and officers.

                                   ARTICLE 9.
                                   CONDITIONS

9.1.     MUTUAL CONDITIONS.

         The obligations of Gerdau and Co-Steel to complete the Transaction are subject to the satisfaction of the following conditions (each of which is for their mutual benefit) on or before the Closing Date:

         9.1.1. the Transaction Resolution has been approved by the Co-Steel Shareholders at the Meeting in the manner required by the TSX or other applicable Laws;

         9.1.2. no provision of any applicable Laws and no judgment, injunction, order or decree is in effect which restrains or enjoins or otherwise prohibits the Transaction;

         9.1.3. the Regulatory Approvals in Schedule A have been obtained and such Regulatory Approvals do not impose or contain terms and conditions which would, individually or in the aggregate, have a material adverse effect on Gerdau and Co-Steel and their Subsidiaries on a combined basis, or materially impair either Gerdau or Co-Steel's ability to perform its respective obligations under this agreement or prevent or materially delay the consummation of the Transaction;

         9.1.4. the lenders under the existing debt facilities of each of Co-Steel, Sayreville, Raritan, Gerdau, Gerdau S.A and the Gerdau Companies shall have each consented to the Transaction, provided such waivers, consents and amendments as required pursuant to those facilities and confirmed that the Transaction will not result in the maturity date of those facilities occurring on a date that is prior to January 15, 2004, on terms and conditions acceptable to the parties, acting reasonably; and

         9.1.5. this agreement has not been terminated pursuant to Article 10.

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9.2.     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF GERDAU.

         The obligation of Gerdau to complete the Transaction will be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Gerdau and may be waived by it on or before the Closing Date):

         9.2.1. Co-Steel has performed or complied with, in all material respects, each of its obligations, agreements and covenants in this agreement to be performed and complied with by it on or before the Closing Time;

         9.2.2. the representations and warranties of Co-Steel under this agreement (which for purposes of this section 9.2.2 shall be read as though none of them contained any material adverse effect or other materiality qualification), shall be true and correct in all respects on the date of this agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a material adverse effect on Co-Steel;

         9.2.3. the board of directors of Co-Steel has adopted all necessary resolutions, and all other necessary corporate action has been taken by Co-Steel, to approve and permit the Transaction and to enable Co-Steel to perform its obligations under this agreement; and

         9.2.4. the Co-Steel Shares issuable as consideration for the Purchased Shares, pursuant to the Plan of Merger and on exercise of the options into which the AmeriSteel Options will be converted thereunder have been conditionally approved for listing on the TSX, subject to the filing of required documentation and payment of applicable fees.

9.3.     ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CO-STEEL.

         The obligation of Co-Steel to complete the Transaction will be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of Co-Steel and may be waived by it on or before the Closing Date):

         9.3.1. Each of the Gerdau Parties has performed or complied with, in all material respects, each of its obligations, agreements and covenants under this agreement to be performed and complied with by it on or before the Closing Time;

         9.3.2. the representations and warranties of each of the Gerdau Parties under this agreement (which for purposes of this section 9.3.2 shall be read as though none of them contained any material adverse effect or other materiality qualification), shall be true and correct in all respects on the date of this agreement and as of the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects would not be reasonably expected to have a material adverse effect on Gerdau;

         9.3.3. except for the guarantees provided by Gerdau CS, Gerdau MRM and Gerdau USA under the Gerdau Credit Facility, none of the Gerdau Companies shall be party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to Liabilities, other than Liabilities of other Gerdau Companies; and

         9.3.4. the board of directors of Gerdau has adopted all necessary resolutions, and all other necessary corporate action has been taken by Gerdau, to enable Gerdau to perform its obligations under this agreement.

9.4.     CLOSING MATTERS.

         Each of Gerdau and Co-Steel will deliver, at the Closing Time, any customary certificates, resolutions, legal opinions and other closing documents as may be required by the other party, acting reasonably, including a certificate signed by two senior officers of each party confirming compliance with the condition in sections 9.2.1 to 9.2.4, in the case of Co-Steel, and sections 9.3.1 to 9.3.4, in the case of Gerdau.

                                  ARTICLE 10.
                       TERMINATION, AMENDMENT AND WAIVER

10.1.    TERMINATION.

         This agreement may be terminated at any time prior to the Closing Time (even if the Co-Steel Shareholders have approved the Transaction Resolution at the Meeting):

         10.1.1. by mutual agreement of Gerdau and Co-Steel acting reasonably;

         10.1.2. by Gerdau or Co-Steel, if any Laws make the Transaction or any part of it illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Regulatory Authority enjoining Gerdau or Co-Steel from proceeding with or completing the Transaction or any part of it is entered and such judgment, injunction, order or decree has become final and non-appealable;

         10.1.3. by Gerdau or Co-Steel, if the Closing Date does not occur on or prior to December 31, 2002; provided, however, that if the Closing Date is delayed by (x) an injunction or order made by a Regulatory Authority of competent jurisdiction or (y) the parties not having obtained any Regulatory Approval which is necessary to permit the completion of the Transaction then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, and there is a reasonable prospect that it will be obtained, as applicable, this agreement may not be terminated pursuant to this section 10.1.3 until February 28, 2003; and further provided that the right to terminate this agreement pursuant to this paragraph will not be available to a party whose failure to perform any material covenant, agreement or obligation under this agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

         10.1.4. by Gerdau if: (i) the board of directors of Co-Steel fails to unanimously recommend or withdraws, modifies or changes its approval or recommendation of this agreement or the Transaction in a manner adverse to Gerdau; (ii) the board of directors of Co-Steel fails to affirm its approval or recommendation of this agreement or the Transaction within five Business Days after any written request to do so from Gerdau, unless the request is made after an Alternative Proposal is publicly disclosed or made, in which case such affirmation shall be in accordance with section 8.8.7; (iii) Co-Steel has breached its obligations under section 8.8 or 8.9; (iv) the board of directors of Co-Steel accepts, approves, recommends or enters into an agreement (other than a confidentiality agreement that complies with section 8.8.6) with any person with respect to a Superior Proposal; or (v) subject to section 8.10, through the fault (whether by commission or omission) of Co-Steel, the Transaction Resolution is not, prior to the later of 90 days after the date hereof and 35 days after the mailing of the Circular in accordance with section 2.4.3, submitted for the approval of the holders of the Co-Steel Shares at the Meeting;

         10.1.5. by either Gerdau or Co-Steel, if at the Meeting the requisite votes of the holders of Co-Steel Shares to approve the Transaction Resolution are not obtained;

         10.1.6. by Gerdau, in the event that the results of the investigations conducted pursuant to section 8.4.1 shall have, in the determination of Gerdau, acting reasonably, revealed any material inaccuracy of the representations and warranties given by Co-Steel pursuant to this agreement, which inaccuracy is not cured to the satisfaction of Gerdau, acting reasonably, within 30 days of notice thereof given by Gerdau to Co-Steel pursuant to section 8.4.3;

         10.1.7. by Co-Steel, in the event that the results of the investigations conducted pursuant to section 8.4.2 shall have, in the determination of Co-Steel, acting reasonably, revealed any material inaccuracy of the representations and warranties given by Gerdau pursuant to this agreement, which inaccuracy is not cured to the satisfaction of Co-Steel, acting reasonably, within 30 days of notice thereof given by Co-Steel to Gerdau pursuant to section 8.4.3;

         10.1.8. by Co-Steel, in the circumstances described in section 8.9.2;

         10.1.9. by Gerdau, if Co-Steel or any of its Subsidiaries has breached any of its representations, warranties, agreements or obligations in this agreement (other than those referred to in section 10.1.4), the breach of which would result in the failure to satisfy one or more conditions in section 9.2.1 or 9.2.2 and such breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Co-Steel; and

         10.1.10. by Co-Steel, if the Gerdau Parties or any of the Gerdau Companies has breached any of its representations, warranties, agreements or obligations in this agreement, the breach of which would result in the failure to satisfy one or more conditions set forth in sections 9.3.1 and 9.3.2 and such breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Gerdau.

10.2.    EFFECT OF TERMINATION.

         If this agreement is terminated in accordance with section 10.1, neither party will have any further Liability to perform its obligations under this agreement except for those under section 8.3, this section and sections
10.3 and 11.7, which will continue in effect, but nothing in this agreement (including payment of the Termination Fee or the Expense Fee) will relieve either party from Liability for any breach of any agreement or covenant contained in this agreement prior to such termination.

10.3.    TERMINATION FEE AND EXPENSES.

         10.3.1. If this agreement is terminated by Gerdau pursuant to section 10.1.4, then, within three Business Days following any such termination, Co-Steel will pay the Termination Fee to Gerdau.

         10.3.2. If (i) prior to the date of the Meeting any proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, and (ii) this agreement is terminated by either party pursuant to section 10.1.5, Co-Steel will pay the Termination Fee to Gerdau forthwith.

         10.3.3. If (i) prior to the date of the Meeting no proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, (ii) this agreement is terminated by either party pursuant to section 10.1.5 and (iii) within 12 months after the date of such termination a bona fide Material Proposal is consummated, Co-Steel will pay the Termination Fee to Gerdau forthwith.

         10.3.4. If this agreement is terminated (i) by Gerdau pursuant to section 10.1.9 and prior to such termination no proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, or (ii) by Co-Steel pursuant to section 10.1.10, then, within three Business Days following notice of such termination, Co-Steel or Gerdau, as applicable, will pay to the terminating party in cash by wire transfer in immediately available funds to an account designated by the terminating party an amount equal to the Expense Fee as payment in full of the terminating party's costs and expenses in connection with the Transaction.

         10.3.5. If this agreement is terminated by Gerdau pursuant to section
         10.1.9 and prior to such termination a proposal or expression of interest by a third party regarding an Alternative Proposal has been publicly disclosed or announced, then (i) within three Business Days following any such termination, Co-Steel will pay to Gerdau in cash by wire transfer in immediately available funds to an account designated by Gerdau an amount equal to the Expense Fee as payment in full of Gerdau's costs and expenses in connection with the Transaction and (ii) if at any time within 12 months following the date of such termination, Co-Steel enters into any agreement for such Alternative Proposal or a bona fide Material Proposal is consummated, then, immediately prior to such agreement being entered into or such consummation, Co-Steel will pay to Gerdau forthwith the Termination Fee minus the amount of the Expense Fee previously paid under this section 10.3.5.

         10.3.6. If this agreement is terminated (i) by Gerdau pursuant to section 10.1.6 or (ii) by Co-Steel pursuant to section 10.1.7, then, within three Business Days following notice of such termination, Co-Steel or Gerdau, as applicable, will pay to the terminating party in cash by wire transfer in immediately available funds to an account designated by the terminating party an amount equal to the Expense Fee as payment in full of the terminating party's costs and expenses in connection with the Transaction.

         10.3.7. If this agreement is terminated by Co-Steel pursuant to section 10.1.8, then, prior to such termination, Co-Steel will pay the Termination Fee to Gerdau.

10.4.    AMENDMENT.

         This agreement may not be amended except by mutual written agreement of the parties.

10.5.    WAIVER.

         Gerdau or Co-Steel, as applicable, may (i) extend the time for the performance by the other of any of its obligations or other acts, (ii) waive compliance by the other with any of its agreements or the fulfilment of any conditions to its own obligations contained in this agreement or (iii) waive inaccuracies in any of the other's representations or warranties contained in this agreement or in any document delivered pursuant to this agreement.

                                  ARTICLE 11.
                                    GENERAL

11.1.    INVESTIGATION.

         Any investigation by either party and its advisors will not mitigate, diminish or affect the representations and warranties of the other party.

11.2.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         Except as otherwise provided in this agreement, the representations, warranties, agreements and covenants contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Time except Article 3, which shall survive until the effective date of the registration statement, Article 4 and sections 8.1, 8.2, 8.11.7, 8.12 and 11.7.

11.3.    NOTICES.

         All notices and other communications under this agreement must be in writing and may be delivered personally or sent by telecopier or by a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

         (a) in the case of Gerdau:

             Gerdau Steel Inc.
             c/o Gerdau Courtice Steel Inc.
             160 Orion Place
             Cambridge, Ontario
             N1T 1R9

             Attention: General Manager
             Telecopier No: (519) 740-2601

             with a copy to:

             AmeriSteel Corporation
             5100 West Lemon Street
             Suite 312

             Tampa, Florida 33609
             U.S.A.

             Attention: President
             Telecopier No: (813) 207-2225

             with a copy to:

             Torys LLP
             Suite 3000

             79 Wellington Street West
             Box 270, TD Centre
             Toronto, Ontario
             M5K 1N2
             Attention: Peter E.S. Jewett
             Telecopier No: (416) 865-7380

         (b) in the case of Gerdau S.A.:

             Gerdau S.A.
             Av. Farrapos
             1811 - 90220 - 005
             Porto Alegre, RS
             Brazil

             Attention: General Counsel
             Telecopier No: (011-55) (51) 3323-2279

         (c) in the case of Co-Steel:

             Co-Steel Inc.
             Hopkins Street South
             Whitby, Ontario
             L1N 5T1

             Attention: Lorie Waisberg
             Telecopier No: (905) 665-3718

             with a copy to:

             Goodmans LLP
             2400 - 250 Yonge Street
             Toronto, Ontario
             M5B 2M6

             Attention: Dale Lastman
             Telecopier No: (416) 979-1234

or at such other address of which either party may advise, from time to time, the other party by notice in writing given in accordance with the foregoing. Any such notice or other communication if delivered personally will be deemed to have been given and received on the date on which it was delivered to the relevant address (if a Business Day and, if not, on the next Business Day), if sent by telecopier, will be deemed to have been given and received at the time of receipt and despite the foregoing, if any notice or other communication is received after 4:00 p.m. (Toronto time) on any Business Day or on a day other than a Business Day, it will be deemed to have been given and received the next Business Day.

11.4.    ASSIGNMENT.

         Neither party may assign this agreement or any of its rights, interests or obligations under this agreement (whether by operation of law or otherwise).

11.5.    BINDING EFFECT.

         This agreement is binding on, enures to the benefit of and is enforceable by, the parties and their respective successors and permitted assigns.

11.6.    FURTHER ASSURANCES.

         Each party from time to time will and will at all times hereafter, at the request of the other party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as reasonably required in order to fully perform and carry out the terms and intent of this agreement.

11.7.    EXPENSES.

         11.7.1. If the Transaction closes and subject to section 10.3, Co-Steel will be responsible for all expenses in relation to this agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs.

         11.7.2. If the Transaction does not close and subject to section 10.3, each party will be responsible for its own costs and expenses in relation to this agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, provided that all such costs and expenses related to the HSR Act filing will be split equally between Co-Steel and Gerdau. In particular, Co-Steel will be responsible for all costs associated with the Meeting, including printing and mailing costs and Gerdau will be responsible for any costs incurred in relation to the Plan of Merger under Article 3.

11.8.    GOVERNING LAW.

         This agreement will be governed by and construed in accordance with the Laws of Ontario and the Laws of Canada applicable in Ontario.

11.9.    TIME OF ESSENCE.

         Time is of the essence of this agreement.

11.10.   ENTIRE AGREEMENT.

         This agreement, including the disclosure letters, constitutes the entire agreement of the parties and supersedes all other prior agreements (other than the Confidentiality Agreement, except as specifically amended by this agreement), understandings, negotiations and discussions (oral or written) between the parties with respect to the subject matter hereof and thereof.

11.11.   SEVERABILITY.

         If any provision of this agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent possible.

11.12.   REMEDIES.

         Gerdau and Co-Steel acknowledge and agree that an award of money damages would be inadequate for any breach of this agreement by the other party or its Representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, Gerdau and Co-Steel agree that, in the event of any breach or threatened breach of this agreement by the other party or its Representatives, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided it is not in material default under this agreement.

11.13.   COUNTERPARTS.

         This amended and restated agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

         The parties have executed this amended and restated agreement.

                                            GERDAU STEEL INC.

                                            (Signed) "Glen A. Beeby"
                                                     Chief Financial Officer

                                            GERDAU S.A.

                                            (Signed) "Osvaldo B. Shirmer"

                                            CO-STEEL INC.

                                            (Signed) "Lorie Waisberg"
                                                     Executive Vice President,
                                                     Finance and Administration

                                   SCHEDULE A
                        REGULATORY APPROVALS AND CONSENTS

(a) any required approvals under the ICA;

(b) either the Commissioner shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the Transaction, or the applicable waiting period under Part IX of the Competition Act shall have expired (or shall have been waived by the Commissioner or a person authorized by him) and the Commissioner shall have advised Gerdau in writing that he does not, at that time, have grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the Competition Act in respect of the Transaction, such advice being on terms and in a form satisfactory to Gerdau, acting reasonably, and not having been rescinded or amended;

(c) the expiry or termination of any applicable waiting periods, and the receipt of any required approvals, under the HSR Act and other applicable competition or anti-trust Laws in the U.S. or elsewhere;

(d) conditional approval of the TSX of (i) the listing of the Co-Steel Shares issuable as consideration for the Purchased Shares, (ii) the listing of the Co-Steel Shares issuable pursuant to the Plan of Merger and on exercise of the options into which the AmeriSteel Options will be converted thereunder and (iii) the Transaction;

(e) consents under each of Co-Steel's and Gerdau's debt facilities as described in section 9.1.4; and

(f) apply for and obtain (i) an amendment to the existing remediation agreement under New Jersey Industrial Site Recovery Act ("ISRA") for Sayreville's properties in Keasbey, New Jersey and Sayreville, New Jersey and (ii) a remediation agreement under ISRA for Raritan's property in Perth Amboy, New Jersey.

                                   SCHEDULE B
                            AMERISTEEL PLAN OF MERGER

                                 PLAN OF MERGER
                                     BETWEEN
                             AMERISTEEL CORPORATION
                                       AND
                              GERDAU FLORIDA, INC.

                                    ARTICLE 1
                                     GENERAL

    A. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Gerdau Florida, Inc., a Florida corporation, ("Florida Co.") shall be merged (the "Merger") with and into AmeriSteel Corporation, a Florida corporation, (the "Corporation"), whereupon the separate corporate existence of Florida Co.
shall cease and the Corporation shall be the surviving corporation (sometimes, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida. Each of the Corporation and Florida Co. is a subsidiary of Gerdau USA, with such parent corporation owning at least 80% of the outstanding shares of each class of outstanding stock of each subsidiary. Accordingly, the Merger shall be effected pursuant to the provisions of Section 607.1104, Florida Statutes.

    B. Articles of Merger; Effective Time. Thirty one days (or the next business day thereafter if such 31st day is a Saturday, Sunday or holiday) after notice of this Plan of Merger has been mailed to the stockholders of Florida Co. and the Corporation, in accordance with the provisions of Section 607.1104, Florida Statutes, the parties hereto shall cause the Merger to be consummated by the execution and filing of Articles of Merger with the Secretary of State of the State of Florida (the "Articles of Merger"), together with the appropriate fees. The merger shall become effective immediately upon the acceptance of the filing of the Articles of Merger by the Secretary of State of the State of Florida. The time and date when the Merger shall become effective is hereinafter referred to as the "Effective Time."

    C. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation, until amended. At the Effective Time, the Bylaws of the Corporation as in effect immediately prior to the Effective Time, shall be and remain the Bylaws of the Surviving Corporation until amended.

    D. Property and Liabilities of Constituent Corporations. The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Corporation shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Florida Co. shall be merged into the Corporation. The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers, and franchises of whatsoever nature and description, of a public as well as of a private nature, of Florida Co. and of the Corporation; all rights, privileges, powers, and franchises of each of the Corporation and of Florida Co., and all property, real, personal, and mixed, and debts due to either of the Corporation or of Florida Co. on whatever account shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Corporation and Florida Co. The title to any real estate vested by deed or otherwise in either of the Corporation or Florida Co. shall not revert or be in any way impaired by reason of the Merger. From and after the Effective Time, all rights of creditors and all liens upon the property of Florida Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Florida Co. shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

                                    ARTICLE 2
                        CONVERSION AND EXCHANGE OF STOCK

    A.   Stock of the Corporation.

    (a) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time, other than the shares owned by Gerdau USA Inc. ("Gerdau USA"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to
receive   -   common shares of Co-Steel Inc. (to be renamed Gerdau AmeriSteel
Corporation) ("Newco"). No fractional shares of Newco shall be issued, but each holder who would otherwise be entitled to a fractional share shall instead be entitled to receive an amount in cash (rounded to the nearest whole cent)
equal to the product of (i) the fraction multiplied by (ii) $   -   .

    (b) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time that is owned by Gerdau USA shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding as one share of common stock of the Corporation.

    B. Stock of Florida Co. Each share of common stock of Florida Co. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled.

    C. Options of the Corporation. Each issued and outstanding stock option to purchase shares of the Corporation's common stock (an "Option") granted under any stock option or compensation plan or arrangement of the Corporation, whether or not then exercisable, shall at the Effective Time be converted into an option (the "Newco Option") to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time and which option shall be considered issued under and subject to
the terms of the Newco   -   Stock Option Plan (the "Newco Plan"), the number of
Newco common shares determined by multiplying the number of shares of the Corporation's common stock that were covered by such Option immediately prior to
the Effective Time by   -    (the "Option Exchange Ratio") (rounded as
hereinafter provided) at a price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of the Corporation's common stock immediately prior to the Effective Time under such Option divided by (ii) the Option Exchange Ratio; provided, however, that with respect to Options with the same exercise price and option term, the number of Newco common shares to be represented by the Newco Option shall be computed on an aggregate basis so as to create options for whole Newco common shares, with any then remaining fractional share rounded up the nearest whole share. As soon as practicable after the Effective Time, Newco shall deliver to each holder of an Option a stock option agreement or certificate issued under the Newco Plan as a replacement for the stock option certificate previously provided to such holder by the Corporation and evidencing the Newco Option and setting forth such holder's rights pursuant thereto, including the number of Newco common shares purchasable under the converted stock option and replacement option agreement or certificate and the corresponding exercise price thereunder. In addition, Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco common shares for delivery upon exercise of a Newco Option. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or appropriate forms), or another appropriate form, with respect to the shares of Newco common stock subject to the Newco Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Options remain outstanding.

    D. Exchange of Stock Certificates. As of the Effective Time, all shares of the Corporation's common stock previously outstanding, other than the shares owned by Gerdau USA, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive with respect to each share represented thereby the consideration, if any, set forth in Section 2.1(a) and any cash in lieu of fractional shares of Newco common stock to be issued or paid in consideration therefor upon the surrender of such certificate, without interest. Immediately after the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of the Corporation's common stock shall surrender the same to the Surviving Corporation or to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive such consideration, without interest.

                                   APPENDIX F
        PRO FORMA FINANCIAL STATEMENTS FOR GERDAU AMERISTEEL CORPORATION

                               COMPILATION REPORT

To the Directors of
CO-STEEL INC.

         We have reviewed, as to compilation only, the accompanying pro forma consolidated condensed balance sheet of GERDAU AMERISTEEL CORPORATION (a continuation of Gerdau North America) as at June 30, 2002 and the pro forma consolidated condensed statements of earnings (loss) for the six months ended June 30, 2002 and the year ended December 31, 2001. These pro forma consolidated condensed financial statements have been prepared to accompany the Management Information Circular of Co-Steel Inc. dated August 26, 2002 relating to the acquisition by Co-Steel Inc. of the issued and outstanding common shares of Gerdau MRM Holdings Inc., Gerdau Courtice Steel Inc. and Gerdau USA Inc., and the related issue of common shares of Co-Steel.

         In our opinion, these pro forma consolidated condensed financial statements have been properly compiled to give effect to the proposed transaction and the assumptions described in the accompanying notes thereto.

Toronto, Canada                                      PricewaterhouseCoopers LLP
August 26, 2002                                           Chartered Accountants

                          GERDAU AMERISTEEL CORPORATION
            (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
                PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                   (UNAUDITED)
                               AS AT JUNE 30, 2002

                                 GERDAU                             GERDAU                                        CONDENSED
                                 CANADA    GERDAU   COMBINATION      NORTH                 PRO FORMA              PRO FORMA
                                 GROUP      USA       ENTRIES       AMERICA    CO-STEEL    ADJUSTMENTS           CONSOLIDATED
                                   $         $           $             $           $            $         NOTES       $
                                -------   -------   ------------   ---------   ---------  --------------  -----  ------------
                                                     (note 3)                  (note 4)
                                                      (in thousands of United States dollars)
ASSETS
Current assets...............   109,067   242,452     (1,269)3a)    350,250     239,923      (1,405)       6b)      588,768
Property, plant and equipment   140,848   392,284         --        533,132     449,476     (72,971)       6a)      905,717
                                                                                             (3,920)       6c)
Goodwill and other assets....   349,402   120,529   (233,684)3a)    216,761       2,221     (92,596)       6b)      126,386
                                                     (19,486)3c)
Future income taxes..........        --        --         --             --      28,538      24,000        6a)      (36,462)
                                                                                            (89,000)       6a)
                                -------   -------   --------      ---------     -------    --------               ---------
                                599,317   755,265   (254,439)     1,100,143     720,158    (235,892)              1,584,409
                                =======   =======   ========      =========     =======    ========               =========
LIABILITIES
Current liabilities..........    97,693   159,059    (35,419)3a)    220,305     104,624      (7,271)       6b)      317,658
                                                      (1,028)3f)
Long-term debt ..............   440,494   432,801   (200,194)3a)    673,101     216,183      15,000        6a)      493,284
                                                                                              7,000        6a)
                                                                                           (418,000)       6b)
                                                                                              8,359        6e)
                                                                                             (8,359)       6e)
Other long-term liabilities..     1,306    21,273         --         22,579      18,928      11,000        6a)       52,507
Future income taxes..........    26,485    73,827         --        100,312          --          --                 100,312
Non-controlling interest.....        --    31,544         --         31,544          --     (31,544)       6d)           --
                                -------   -------   --------      ---------     -------    --------               ---------
                                565,978   718,504   (236,641)     1,047,841     339,735    (423,815)                963,761
Shareholders' equity.........    33,339    36,761        660 3e)     52,302     380,423     160,299        6b)      620,648
                                                     (19,486)3c)                             (3,920)       6c)
                                                       1,028 3f)                             31,544        6d)
                                -------   -------   --------      ---------     -------    --------               ---------
                                599,317   755,265   (254,439)     1,100,143     720,158    (235,892)              1,584,409
                                =======   =======   ========      =========     =======    ========               =========

                          GERDAU AMERISTEEL CORPORATION
              (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
          PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF EARNINGS (LOSS)
                                   (UNAUDITED)
                        FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                    GERDAU                            GERDAU                                        CONDENSED
                                    CANADA    GERDAU   COMBINATION     NORTH                 PRO FORMA              PRO FORMA
                                    GROUP      USA       ENTRIES      AMERICA    CO-STEEL    ADJUSTMENTS           CONSOLIDATED
                                      $         $           $            $           $            $         NOTES       $
                                   -------   -------   ------------  ---------   ---------  --------------  -----  ------------
                                                        (note 3)                  (note 4)
                                                         (in thousands of United States dollars)
Sales ..........................   120,349   343,637      (887)3d)     463,099     381,052    (28,735)       7d)       815,416
                                   -------   -------   -------         -------    --------    -------              -----------
Cost of sales                       87,447   290,219      (887)3d)     376,779     341,967    (28,735)       7d)       690,011
Depreciation and amortization ..     9,130    18,153        --          27,283      20,997     (1,824)       7a)        47,341
                                                                                                 (111)       7c)
                                                                                                  996        7e)
Selling, general and
    administrative expenses ....    10,292    19,886                    30,178      11,254         --                   41,432
Other expenses (income) ........       942       914        --           1,856      (3,995)        --                   (2,139)
                                   -------   -------   -------         -------    --------    -------              -----------
                                   107,811   329,172      (887)        436,096     370,223    (29,674)                 776,645
                                   -------   -------   -------         -------    --------    -------              -----------
Operating earnings .............    12,538    14,465        --          27,003      10,829        939                   38,771
                                   -------   -------   -------         -------    --------    -------              -----------
Interest expense -- net ........     2,662    19,296   (12,316)3b)      21,958      11,601         93        7b)        27,905
                                                        12,316 3b)                             (5,747)       7g)
Other expense -- net ...........        --       223        --             223       5,560         --                    5,783
                                   -------   -------   -------         -------    --------    -------              -----------
                                     2,662    19,519        --          22,181      17,161     (5,654)                  33,688
Earnings (loss) before income
    taxes ......................     9,876    (5,054)       --           4,822      (6,332)     6,593                    5,083
Income tax recovery (expense) ..    (1,221)      506        --            (715)      2,563     (2,308)       7h)          (460)
                                   -------   -------   -------         -------    --------    -------              -----------
Net earnings (loss) before
    non-controlling interest ...     8,655    (4,548)       --           4,107      (3,769)     4,285                    4,623
Non-controlling interest .......        --    (1,074)       --          (1,074)         --      1,074        7f)            --
                                   -------   -------   -------         -------    --------    -------              -----------
Net earnings (loss) for the
    period .....................     8,655    (5,622)       --           3,033      (3,769)     5,359                    4,623
                                   =======   =======   =======         =======    ========    =======              ===========
Basic and diluted earnings per
    share ......................                                                                             7i)          0.01
                                                                                                                   ===========
Weighted average number of
    common shares outstanding ..                                                                                   198,092,154
                                                                                                                   ===========

                          GERDAU AMERISTEEL CORPORATION
              (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
          PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF EARNINGS (LOSS)
                                   (UNAUDITED)
                        FOR THE YEAR ENDED DECEMBER 31, 2001

                                    GERDAU                            GERDAU                                         CONDENSED
                                    CANADA                             NORTH                  PRO FORMA              PRO FORMA
                                    GROUP    GERDAU     COMBINATION   AMERICA    CO-STEEL    ADJUSTMENTS           CONSOLIDATED
                                      $       USA $      ENTRIES $       $           $            $         NOTES        $
                                   -------   -------   ------------  ---------   ---------  --------------  -----  ------------
                                                        (note 3)                  (note 4)
                                            (in thousands of United States dollars, except per share amounts)
Sales ..........................   238,462   647,422    (1,020)3d)     884,864     675,903    (49,666)       7d)     1,511,101
                                   -------   -------   -------         -------    --------    -------              -----------
Cost of sales ..................   176,136   548,996    (1,020)3d)     724,112     656,729    (49,666)       7d)     1,331,175
Depreciation and amortization...    18,124    43,335        --          61,459      49,605     (3,648)       7a)       102,628
                                                                                                 (177)       7c)
                                                                                               (4,611)       7e)
Selling, general and
  administrative expenses ......    21,760    36,066      (660)3e)      57,166      26,431         --                   83,597
Other expenses (income) ........       249      (463)       --            (214)      8,387         --                    8,173
                                   -------   -------   -------         -------    --------    -------              -----------
                                   216,269   627,934    (1,680)        842,523     741,152    (58,102)               1,525,573
                                   -------   -------   -------         -------    --------    -------              -----------
Operating earnings (loss).......    22,193    19,488       660          42,341     (65,249)     8,436                  (14,472)
                                   -------   -------   -------         -------    --------    -------              -----------
Interest expense -- net ........     9,458    39,394   (24,342)3b)      48,852      26,767        784        7b)        47,163
                                                        24,342 3b)                            (29,240)       7g)
Other expense -- net ...........        --       445        --             445      11,043         --                   11,488
                                   -------   -------   -------         -------    --------    -------              -----------
                                     9,458    39,839        --          49,297      37,810    (28,456)                  58,651
                                   -------   -------   -------         -------    --------    -------              -----------
Earnings (loss) before income
  taxes ........................    12,735   (20,351)      660          (6,956)   (103,059)    36,892                  (73,123)
Income tax recovery (expense) ..      (455)    2,236        --           1,781      28,380    (12,912)       7h)        17,249
Net earnings (loss) before
  non-controlling interest .....     2,280   (18,115)      660          (5,175)    (74,679)    23,980                  (55,874)
Non-controlling interest .......        --      (984)       --            (984)         --        984        7f)            --
                                   -------   -------   -------         -------    --------    -------              -----------
Net earnings (loss) for the
  year .........................    12,280   (19,099)      660          (6,159)    (74,679)    24,964                  (55,874)
                                   =======   =======   =======         =======    ========    =======              ===========
Basic and diluted loss per
  share ........................                                                                             7i)         (0.30)
                                                                                                                   ===========
Weighted average number of
  common shares outstanding                                                                                        198,092,154
                                                                                                                   ===========

                          GERDAU AMERISTEEL CORPORATION
             (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
         NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                 (UNAUDITED)
                                JUNE 30, 2002
         (IN THOUSANDS OF UNITED STATES DOLLARS UNLESS OTHERWISE NOTED)

 1. BASIS OF PRESENTATION

    The pro forma consolidated condensed financial statements (the "pro forma statements") give effect to the proposed business combination ("Proposed Business Combination") of Co-Steel Inc. ("Co-Steel") and Gerdau MRM Holdings Inc., Gerdau Courtice Steel Inc. (together, "Gerdau Canada Group"), and Gerdau USA Inc. ("Gerdau USA"), including each of their respective Subsidiaries (collectively "Gerdau North America"). Each of these companies are direct or indirect Subsidiaries of Gerdau Steel Inc., a Canadian corporation. It is expected that all of the issued and outstanding common shares of the companies comprising the Gerdau Group will effectively be transferred to Co-Steel in return for common shares of Co-Steel. Subsequent to the Proposed Business Combination, non-controlling shareholders holding, in the aggregate, approximately 13% of the issued and outstanding shares of Ameristeel Corporation, the principal operating subsidiary of Gerdau USA, will have their holdings exchanged for Co-Steel common shares (the "AmeriSteel Minority Exchange"). Total shares issued by Co-Steel in exchange for Gerdau North America and the related AmeriSteel Minority Exchange, are expected to be 146,588,194. Upon completion of the Proposed Business Combination and the AmeriSteel Minority Exchange, the existing shareholders of Co-Steel will retain an approximate 26% interest in the combined entity (without taking into account any dilution from the Co-Steel 6.5% convertible debentures).

    These pro forma statements have been prepared by management in accordance with Canadian generally accepted accounting principles ("GAAP"). The pro forma statements for the six months ended June 30, 2002 are based on the unaudited combined financial statements of Gerdau Canada Group and the unaudited consolidated financial statements of Co-Steel and Gerdau USA (after adjustments to conform the Gerdau USA statements to Canadian GAAP) as at June 30, 2002 and for the six months ended June 30, 2002. The pro forma statement for the year ended December 31, 2001 is based on the audited combined financial statements of Gerdau Canada Group, the audited consolidated financial statements of Co-Steel and the unaudited consolidated financial statements of Gerdau USA (after adjustments to conform the Gerdau USA statements to Canadian GAAP) as at December 31, 2001 and for the year ended December 31, 2001.

    The pro forma statements of earnings (loss) for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the Proposed Business Combination as though it had taken place on January 1, 2001. The pro forma balance sheet as at June 30, 2002 gives effect to the Proposed Business Combination as if it had occurred as of June 30, 2002.

    The pro forma statements are not necessarily indicative of what the results of operations and financial position would have been, nor do they purport to project the company's results of operations for any future periods. The pro forma statements also do not include synergy benefits and potential cost savings arising from the Proposed Business Combination, if any. The pro forma statements should be read in conjunction with the description of the Offer and the audited and unaudited financial statements of Gerdau Canada Group, Gerdau USA and Co-Steel referred to above and included or incorporated by reference in the Circular. In the opinion of management of Co-Steel and Gerdau North America, these unaudited pro forma statements include all adjustments necessary for a fair presentation.

 2. ACCOUNTING TREATMENT FOR THE PROPOSED BUSINESS COMBINATION

    The Proposed Business Combination of Gerdau North America (which is comprised of Gerdau Canada Group and Gerdau USA, including each of their respective Subsidiaries) and Co-Steel will be accounted for using the reverse take-over method of purchase accounting. Gerdau North America is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholders of Gerdau North America, as a group, will become owners of more than 50 percent of the voting shares of Co-Steel on a fully diluted basis following the Proposed Business Combination. The results of operations of Co-Steel are included from the assumed date of the Proposed Business Combination.

 3. COMBINATION ENTRIES

    Under the terms of the Proposed Business Combination, and just prior to the transaction taking place, Gerdau Canada Group and Gerdau USA will in substance combine. As Gerdau Canada Group and Gerdau USA are under common control, their historical cost base is carried forward. For the purposes of these pro forma statements, certain related party transactions and intercompany balances in respect to related party debt of Gerdau Canada Group and Gerdau USA have been eliminated between the entities in the combination. In addition, certain other adjustments are required in the pro forma statements to consistently apply accounting policies for the entities involved. Accordingly, to combine Gerdau Canada Group and Gerdau USA, the following pro forma combination entries are required:

    a) existing intercompany receivables and payables between Gerdau Canada Group and Gerdau USA have been eliminated on combination;

                          GERDAU AMERISTEEL CORPORATION
              (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
   NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)
                                  JUNE 30, 2002
         (IN THOUSANDS OF UNITED STATES DOLLARS UNLESS OTHERWISE NOTED)

 3. COMBINATION ENTRIES (CONTINUED)

    b) interest expense and interest income relating to the intercompany debt noted in a) above has been eliminated;

    c) the Gerdau Canada Group investment in Gerdau USA has been eliminated;

    d) related party transactions in respect of inventory purchases between Gerdau Canada Group and Gerdau USA have been eliminated;

    e) a writedown of a related party receivable between Gerdau USA and Gerdau Canada Group, which was recorded by Gerdau Canada Group in 2001, has been eliminated; and

    f) other comprehensive losses in Gerdau USA have been eliminated to correspond to Canadian GAAP. Management has determined that the unaudited consolidated statements of Gerdau USA for the year ended December 31, 2001 and for the six months ended June 30, 2002 conform to Canadian GAAP in all other material respects.

 4. FOREIGN CURRENCY TRANSLATION OF CO-STEEL

    For the purposes of the pro forma financial statements, the audited and unaudited financial statements of Co-Steel have been translated from Canadian dollars into United States dollars, as this is expected to be the company's primary reporting currency subsequent to the Proposed Business Combination. The current rate method has been used for translation, with the balance sheet converted at the exchange rate in effect at June 30, 2002 of US$1 equal Cdn$1.52, and the statements of earnings (loss) converted at the average exchange rate of US$1 equal Cdn$1.55 for the year ended December 31, 2001 and US$1 equal Cdn$1.57 for the six months ended June 30, 2002. The actual exchange rate used for the Proposed Business Combination will depend on future exchange rates and could vary materially from the rate used in these pro forma statements.

    The table below shows the Canadian dollar historical amounts in the financial statements of Co-Steel Inc. for the year ended December 31, 2001 and the unaudited financial statements for the six months ended June 30, 2002, and their U.S. dollar translated values in the pro forma statements:

                                                       CONSOLIDATED
                                                         CONDENSED          U.S. DOLLAR
                                                       BALANCE SHEET         TRANSLATED
                                                       JUNE 30, 2002        BALANCE SHEET
                                                             $                    $
                                                    ------------------    -----------------
                                                        (THOUSANDS OF CANADIAN DOLLARS)
ASSETS
Current assets ..................................          364,683              239,923
Property, plant and equipment ...................          683,203              449,476
Goodwill and other assets .......................            3,376                2,221
Future income taxes .............................           43,378               28,538
                                                         ---------              -------
                                                         1,094,640              720,158
                                                         =========              =======
LIABILITIES
Current liabilities .............................          159,028              104,624
Long-term debt ..................................          328,598              216,183
Other long-term liabilities .....................           28,771               18,928
                                                         ---------              -------
                                                           516,397              339,735
Shareholders' Equity ............................          578,243              380,423
                                                         ---------              -------
                                                         1,094,640              720,158
                                                         =========              =======

                              GERDAU AMERISTEEL CORPORATION
              (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
   NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)
                                  JUNE 30, 2002
         (IN THOUSANDS OF UNITED STATES DOLLARS UNLESS OTHERWISE NOTED)

4.  FOREIGN CURRENCY TRANSLATION OF CO-STEEL (CONTINUED)

                                                   SIX MONTHS ENDED JUNE 30, 2002         YEAR ENDED DECEMBER 31, 2001
                                                 ----------------------------------    ------------------------------------
                                                   CONSOLIDATED     U.S. DOLLAR         CONSOLIDATED        U.S. DOLLAR
                                                    CONDENSED        TRANSLATED           CONDENSED          TRANSLATED
                                                   STATEMENT OF      STATEMENT OF        STATEMENT OF       STATEMENT OF
                                                  EARNINGS (LOSS)   EARNINGS (LOSS)     EARNINGS (LOSS)    EARNINGS (LOSS)
                                                 ----------------  ----------------    -----------------  -----------------
                                                       $                 $                   $                   $
                                                  (thousands of                         (thousands of
                                                 Canadian dollars)                     Canadian dollars)
Sales .........................................     598,252           381,052            1,047,649            675,903
                                                   --------           -------            ---------           --------
Cost of sales .................................     536,888           341,967            1,017,930            656,729
Depreciation and amortization .................      32,966            20,997               76,887             49,605
Selling, general and administrative expenses ..      17,668            11,254               40,968             26,431
Other expenses (income) .......................      (6,272)           (3,995)              13,000              8,387
                                                   --------           -------            ---------           --------
                                                    581,250           370,223            1,148,785            741,152
                                                   --------           -------            ---------           --------
Operating earnings (loss) .....................      17,002            10,829             (101,136)           (65,249)
                                                   --------           -------            ---------           --------
Interest expense ..............................      18,214            11,601               41,489             26,767
Other expense .................................       8,729             5,560               17,116             11,043
                                                   --------           -------            ---------           --------
                                                     26,943            17,161               58,605             37,810
                                                   --------           -------            ---------           --------
Loss before income taxes ......................      (9,941)           (6,332)            (159,741)          (103,059)
Income tax recovery ...........................       4,023             2,563               43,989             28,380
                                                   --------           -------            ---------           --------
Net loss for the period .......................      (5,918)           (3,769)            (115,752)           (74,679)
                                                   ========           =======            =========           ========

5.  PRO FORMA GENERAL ASSUMPTIONS AND PURCHASE PRICE ALLOCATION

    GENERAL ASSUMPTIONS

    Co-Steel offers to acquire all of the issued and outstanding common shares of Gerdau North America in exchange for Co-Steel common shares. The pro forma statements assume the following:

    - Co-Steel will obtain consent for the Proposed Business Combination from its senior lenders with respect to existing credit facilities;

    - all outstanding shares of Gerdau Canada Group and Gerdau USA, representing all of Gerdau Steel Inc.'s North American mini-mill operations, will be acquired by Co-Steel;

    - the market value of a Co-Steel common share used to value the transaction will be Cdn$3.90 (US$2.47), which is assumed to be the trading price of a Co-Steel share on the Toronto Stock Exchange at the date the terms of the Proposed Business Combination were agreed and publicly announced;

    - the number of common shares of Co-Steel as of the date of acquisition has been assumed to be 51,503,960, which are the number of issued and outstanding shares as at June 30, 2002. The actual number of shares could vary;

    - following the completion of the Proposed Business Combination, the minority shareholders holding in the aggregate, approximately 13% of the issued and outstanding shares of Ameristeel Corporation (the principal operating subsidiary of Gerdau USA) will have their holdings in Ameristeel Corporation exchanged for Co-Steel common shares at an approximate ratio of 9.5 shares of Co-Steel for each share of Ameristeel Corporation. For the purposes of these pro forma financial statements, Cdn$3.90 or US$2.47 has been used for the value of each Co-Steel share;

    - existing Gerdau Canada Group and Gerdau USA net debt of $331,270 to related parties will be converted into equity prior to the Proposed Business Combination. This amount may vary and will be dependent on the existing amounts on the date of the Proposed Business Combination; and

                          GERDAU AMERISTEEL CORPORATION
              (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
   NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)
                                  JUNE 30, 2002
         (IN THOUSANDS OF UNITED STATES DOLLARS UNLESS OTHERWISE NOTED)

5.  PRO FORMA GENERAL ASSUMPTIONS AND PURCHASE PRICE ALLOCATION (CONTINUED)

    - the existing Co-Steel shareholders will retain an approximate 26% interest in the combined entity after completion of the Proposed Business Combination, including the AmeriSteel Minority Exchange, but prior to any potential future dilution of the Co-Steel 6.5% convertible debenture.

    PURCHASE PRICE ALLOCATION

    The Proposed Business Combination has been accounted for as a reverse takeover, with Gerdau North America as the acquirer. In accordance with Canadian generally accepted accounting principles, the acquisition has been accounted for by the purchase method. Accordingly, certain preliminary estimated adjustments have been recorded to the assets and liabilities of Co-Steel to reflect their estimated fair values as follows:

    a) fair valuation of property, plant and equipment reflecting a decrease of approximately $73 million. The net assets of Co-Steel at historical book value acquired are expected to exceed the cost of the transaction and, accordingly, the resultant excess has been allocated in the purchase as a reduction of property, plant and equipment;

    b) an increase of $11,000 in other long-term liabilities consisting of $8,500 to adjust estimated pension and post-retirement benefit obligations to fair value, reflecting unamortized net actuarial losses and unamortized past service costs, and an estimated $2,500 to reflect certain "out of the money" contracts as at June 30, 2002;

    c) an increase of $24,000 in deferred tax assets reflecting the future income tax effect of item a) above;

    d) a decrease of $89,000 to the company's future tax assets to reflect the estimated expiry of certain loss carry-forwards in Co-Steel on a change in control; and

    e) an increase of $7,000 in long-term debt, reflecting the fair value of fixed rate reducing term loans.

    The preliminary allocation of the purchase price is summarized in the attached table below:

                                                                                           HISTORICAL     FAIR VALUE
                                                                                         JUNE 30, 2002    ADJUSTMENTS   ALLOCATION
                                                                                                $              $             $
                                                                                         --------------  -------------  ----------
Net assets (liabilities) acquired
    Current assets ....................................................................     239,923            --         239,923
    Current liabilities ...............................................................    (104,624)           --        (104,624)
    Property, plant and equipment .....................................................     449,476       (72,971)  a)    376,505
    Other assets ......................................................................       2,221            --           2,221
    Long-term debt ....................................................................    (216,183)       (7,000)  e)   (223,183)
    Other long-term liabilities .......................................................     (18,928)      (11,000)  b)    (29,928)
    Future income taxes ...............................................................      28,538        24,000   c)    (36,462)
                                                                                                          (89,000)  d)
Plus: Convertible debentures -- equity ................................................     (82,237)                      (82,237)
                                                                                                                        ---------
Purchase consideration, representing 51,503,960 Co-Steel shares at $2.47 per share for
    a total of $127,215 plus an accrual for estimated transaction costs of $15,000 ....                                   142,215
                                                                                                                        =========

    As more detailed information becomes available to thoroughly assess and determine the fair values of assets and liabilities, the fair value adjustments for the purchase allocation will be updated. Secondly, the business conditions between the preparation date of the pro forma statements and the closing date of the Proposed Business Combination could impact materially the ultimate fair value allocation. Based on preliminary estimates, management has allocated the majority of the purchase price discrepancy to a decrease in property, plant and equipment. The assigned values will be adjusted on the closing date of the transaction for changes in the fair values of these assets and liabilities, as appropriately determined.

                          GERDAU AMERISTEEL CORPORATION
              (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
   NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)
                                  JUNE 30, 2002
         (IN THOUSANDS OF UNITED STATES DOLLARS UNLESS OTHERWISE NOTED)

6.  PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

    The pro forma consolidated condensed balance sheet incorporates the following pro forma adjustments:

    a)   the purchase price allocations noted in note 5;

    b)   the following adjustments to shareholders' equity;

                                                                                                   $
                                                                                                --------
Elimination of Co-Steel shareholders' equity (less convertible debentures) ..................   (298,186)
Purchase of Co-Steel ........................................................................    127,215
Intercompany debt converted to equity .......................................................    331,270 (i)
                                                                                                --------
                                                                                                 160,299
                                                                                                ========

----------------
(i) Intercompany debt converted to equity consists of the following adjustments to the pro forma balance sheet:

                                                                                              $
                                                                                           -------
Current assets ........................................................................     (1,405)
Goodwill and other assets .............................................................    (92,596)
Current liabilities ...................................................................      7,271
Long-term debt ........................................................................    418,000
                                                                                           -------
Net adjustment ........................................................................    331,270
                                                                                           =======

         Co-Steel has outstanding convertible debentures in the aggregate principal amount of Cdn$125 million. The debentures bear interest at 6.5% per annum, mature on April 30, 2007, and at the holders' option are convertible into common shares of Co-Steel at a predetermined conversion price. In addition, the debentures are redeemable at the option of Co-Steel at par plus accrued interest. Co-Steel has the right to settle the principal amount by the issuance of common shares based on their market value, as determined by the debenture agreement, at the time of redemption or maturity. As the convertible debentures can be redeemed by the company through the issuance of common shares, this debenture obligation was, and will continue to be, classified as a component of shareholders' equity after the Proposed Business Combination has been completed and accordingly, a pro forma adjustment is not required. The Cdn$125 million (US$82 million) is considered part of the purchase price;

    c) an adjustment to property, plant and equipment in Gerdau USA to write off previously capitalized interest on projects to conform to the interest capitalization policy which the company expects to adopt going forward;

    d) an adjustment to reflect the proposed buy-out of the minority interest of AmeriSteel Corporation in accordance with the terms of the Proposed Business Combination; and

    e) an adjustment to reflect estimated intercompany debt that will be replaced with bank debt. This amount may vary and will be dependent on the existing intercompany amounts on the date of the Proposed Business Combination.

 7. PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (LOSS)

    The pro forma consolidated condensed statements of earnings (loss) incorporate the following adjustments:

    a) adjusted depreciation and amortization of property, plant and equipment and other assets over the expected useful lives of the associated assets (estimated at 20 years for purposes of the pro forma presentation), reflecting the purchase price allocations in note 5;

    b) increase in interest expense for Gerdau USA reflecting an adjustment to conform to the interest capitalization policy which the company expects to adopt in the future;

                          GERDAU AMERISTEEL CORPORATION
              (A CONTINUATION OF GERDAU NORTH AMERICA AND CO-STEEL)
   NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)
                                  JUNE 30, 2002
         (IN THOUSANDS OF UNITED STATES DOLLARS UNLESS OTHERWISE NOTED)

7.  PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (LOSS) (CONTINUED)

    c) decrease in depreciation charges reflecting the change in capitalization policy noted in b);

    d) costs of delivery charges for Gerdau USA have been reclassified from cost of sales to sales to conform with the company's expected accounting policy;

    e) an adjustment to depreciation expense to reflect Co-Steel inventory on a full absorption cost basis to conform to the financial statement presentation which the company expects to adopt on a go forward basis;

    f) an adjustment to reflect the proposed buy-out of the minority interest of Ameristeel Corporation in accordance with the terms of the Proposed Business Combination;

    g) an adjustment to interest and foreign exchange to reflect the conversion of intercompany debt to equity;

    h) adjusted income tax expense to tax effect certain pro forma adjustments noted above, assuming a rate of 35%; and

    i) earnings per share for the six months ended June 30, 2002 reflects $1,800 ($3,500 for the year ended December 31, 2001) of interest on convertible debentures, which is included for purposes of the earnings per share calculation.

                 (This page has been left blank intentionally.)

                                   APPENDIX G
           HISTORICAL FINANCIAL STATEMENTS FOR THE GERDAU CANADA GROUP

                                                                                                            PAGE
                                                                                                            ----
Unaudited Financial Statements for the Gerdau Canada Group as at and for the six months ended
June 30, 2002 and June 30, 2001.........................................................................     G-2
Audited Combined Financial Statements for the Gerdau Canada Group as at and for the years ended
December 31, 2001, 2000 and 1999........................................................................     G-6

                             GERDAU CANADA GROUP
                           COMBINED BALANCE SHEETS
                               (US$, Cdn. GAAP)

                                                              JUNE 30, 2002   JUNE 30, 2001
                                                                   $               $
                                                              -------------   -------------
                                                               (unaudited)     (unaudited)
ASSETS
CURRENT
Accounts receivable ......................................     34,343,535       34,940,696
Inventory ................................................     74,461,466       65,328,161
Prepaid expenses .........................................        260,881          406,532
                                                              -----------      -----------
TOTAL CURRENT ASSETS .....................................    109,065,882      100,675,389
                                                              -----------      -----------
Related party loans receivable ...........................    326,279,689      325,710,874
Capital assets ...........................................    140,847,801      152,229,129
Investments ..............................................     19,419,991       20,259,331
Deferred financing costs .................................      1,661,797        2,417,190
Accrued pension asset ....................................      2,040,468        1,824,475
                                                              -----------      -----------
TOTAL ASSETS .............................................    599,315,628      603,116,388
                                                              ===========      ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT
Bank indebtedness ........................................     29,150,987       21,757,118
Current portion of long-term debt ........................     23,046,026       23,061,211
Taxes payable ............................................        445,345          426,000
Accounts payable and accrued liabilities .................     45,050,535       47,826,145
                                                              -----------      -----------
TOTAL CURRENT LIABILITIES ................................     97,692,893       93,070,474
                                                              -----------      -----------
LONG TERM LIABILITIES
Long term debt ...........................................     49,734,635       74,125,321
Related party loans payable ..............................    390,759,772      388,607,117
Other long term liabilities ..............................      1,305,443          564,268
Future income taxes ......................................     26,485,272       26,842,054
                                                              -----------      -----------
                                                              468,285,122      490,138,760
                                                              -----------      -----------
SHAREHOLDER'S EQUITY
Share capital ............................................          8,283            8,283
Retained earnings ........................................     32,788,362       20,545,992
Foreign currency translation adjustment ..................        540,968         (647,121)
                                                              -----------      -----------
TOTAL SHAREHOLDER'S EQUITY ...............................     33,337,613       19,907,154
                                                              -----------      -----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ...............    599,315,628      603,116,388
                                                              ===========      ===========

                              GERDAU CANADA GROUP
                           COMBINED INCOME STATEMENTS
                                (US$, Cdn. GAAP)

                                                            6 MONTHS ENDED   6 MONTHS ENDED
                                                             JUNE 30, 2002    JUNE 30, 2001
                                                                  $                $
                                                            --------------   --------------
                                                              (unaudited)      (unaudited)
SALES ....................................................     120,348,902      126,969,846
Cost of sales ............................................      87,446,504       93,321,444
Depreciation .............................................       9,129,511        8,950,902
                                                               -----------      -----------
GROSS MARGIN .............................................      23,772,887       24,697,500
                                                               -----------      -----------
EXPENSES
Administrative and other..................................       9,124,421        9,908,558
Selling ..................................................       1,168,160        1,227,230
Foreign exchange loss (gain) .............................         942,080         (376,529)
                                                               -----------      -----------
                                                                11,234,661       10,759,259
                                                               -----------      -----------
Income before undernoted items ...........................      12,538,226       13,938,241
Interest .................................................       2,661,774        5,127,812
                                                               -----------      -----------
INCOME BEFORE PROVISION FOR TAXES ........................       9,876,452        8,810,429
Provision for taxes ......................................       1,221,491          117,913
                                                               -----------      -----------
NET INCOME ...............................................       8,654,961        8,692,516
                                                               ===========      ===========

                              GERDAU CANADA GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                (US$, Cdn. GAAP)

                                                                    SIX MONTHS ENDED
                                                             ------------------------------
                                                             JUNE 30, 2002    JUNE 30, 2001
                                                                    $              $
                                                             -------------    -------------
                                                               (unaudited)     (unaudited)
OPERATING ACTIVITIES
Net income ................................................      8,654,961        8,692,516
Add (deduct) non-cash items:
  Depreciation ............................................      9,129,511        8,950,902
  Future income taxes .....................................       (543,298)      (2,309,246)
  Accrued interest on related party loans .................     (1,351,020)      (2,259,249)
  Unrealized foreign exchange on related party loans ......      4,044,260       (3,281,821)
  Deferred costs ..........................................        301,468           67,054
  (Increase) decrease in non-cash working capital balances.    (13,823,908)       4,141,999
                                                               -----------      -----------
CASH PROVIDED BY OPERATING ACTIVITIES .....................      6,411,974       14,002,155
                                                               -----------      -----------
INVESTING ACTIVITIES:
Purchase of capital assets.................................     (4,539,413)       1,379,098
Investment in Gerdau USA...................................       (155,461)        (310,825)
                                                               -----------      -----------
CASH (APPLIED TO) INVESTING ACTIVITIES.....................     (4,694,874)       1,068,273
                                                               -----------      -----------
FINANCING ACTIVITIES:
Increase (decrease) in bank indebtedness...................      8,972,685      (13,829,576)
(Decrease) in long term liabilities -- net.................    (10,689,785)      (1,240,852)
                                                               -----------      -----------
CASH (APPLIED TO) PROVIDED BY FINANCING ACTIVITIES.........     (1,717,100)     (15,070,428)
                                                               -----------      -----------
NET CHANGE IN CASH DURING THE YEAR AND CASH, END OF YEAR...             --               --
                                                               ===========      ===========
SUPPLEMENTARY INFORMATION:
Cash interest paid.........................................      4,082,409        6,827,817
Cash taxes paid............................................      1,221,491          117,913
                                                               ===========      ===========

                              GERDAU CANADA GROUP
                    COMBINED STATEMENTS OF RETAINED EARNINGS
                                (US$, Cdn. GAAP)

                                                                   SIX MONTHS ENDED
                                                             ------------------------------
                                                             JUNE 30, 2002    JUNE 30, 2001
                                                                    $              $
                                                             -------------    -------------
                                                               (unaudited)     (unaudited)

Retained earnings, beginning of period....................      24,133,401       11,853,476
Net income................................................       8,654,961        8,692,516
                                                                ----------       ----------
Retained earnings, end of period..........................      32,788,362       20,545,992
                                                                ==========       ==========

                           Canadian GAAP/U.S. Dollar
                         Combined Financial Statements

                              GERDAU CANADA GROUP
                        December 31, 2001, 2000 and 1999

                                AUDITORS' REPORT

To the Directors of
GERDAU STEEL INC.

         We have audited the combined balance sheets of the Gerdau Canada Group [note 1] as at December 31, 2001 and 2000 and the combined statements of income, retained earnings and cash flows for each of the years in the three year period ended December 31, 2001. These combined financial statements are the responsibility of the management of Gerdau Steel Inc. Our responsibility is to express an opinion on these combined financial statements based on our audit.

         We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion these combined financial statements present fairly, in all material respects, the financial position of the Gerdau Canada Group as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

         The combined financial statements are a component of Gerdau Steel Inc. and have no separate legal status or existence. Transactions with Gerdau Steel Inc. are described in note 9.

                                                          /S/  Ernst & Young LLP

Kitchener, Canada,                                         Chartered Accountants
August 9, 2002

                              GERDAU CANADA GROUP
                            COMBINED BALANCE SHEETS
                                    (NOTE 1)

          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

                                                                    AS AT DECEMBER 31
                                                               ----------------------------
                                                                  2001              2000
                                                                    $                 $
                                                               -----------      -----------
ASSETS
CURRENT
Accounts receivable.........................................    28,481,876       27,704,322
Taxes recoverable...........................................            --        2,534,364
Inventory (note 3)..........................................    66,724,580       68,167,441
Prepaid expenses............................................       156,283          697,618
                                                               -----------      -----------
TOTAL CURRENT ASSETS........................................    95,362,739       99,103,745
                                                               -----------      -----------
Related party loans receivable (note 9).....................   315,087,161      290,669,301
Capital assets (note 4).....................................   140,472,168      160,892,495
Investment (note 5).........................................    18,579,859       19,726,703
Deferred financing costs....................................     1,906,002        2,458,238
Accrued pension asset (note 12).............................     2,040,001        1,997,204
                                                               -----------      -----------
TOTAL ASSETS................................................   573,447,930      574,847,686
                                                               ===========      ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT
Bank indebtedness (note 6(a))...............................    19,150,555       35,348,493
Accounts payable and accrued charges........................    46,858,092       42,445,140
Taxes payable...............................................     1,246,022               --
Current portion of long-term liabilities (note 6(b))........    22,311,460       70,429,090
                                                               -----------      -----------
TOTAL CURRENT LIABILITIES...................................    89,566,129      148,222,723
                                                               -----------      -----------
LONG-TERM LIABILITIES
Long-term debt (note 6(b))..................................    65,002,106       88,858,498
Related party loans payable (note 9)........................   369,587,012      297,058,061
                                                               -----------      -----------
                                                               434,589,118      385,916,559
                                                               -----------      -----------
Future income taxes (note 11)...............................    26,094,805       28,857,428
                                                               -----------      -----------
SHAREHOLDER'S EQUITY
Share capital (note 7)......................................         8,283            8,283
Retained earnings...........................................    24,133,401       11,853,476
Foreign currency translation adjustment.....................      (943,806)         (10,783)
                                                               -----------      -----------
TOTAL SHAREHOLDER'S EQUITY..................................    23,197,878       11,850,976
                                                               -----------      -----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................   573,447,930      574,847,686
                                                               ===========      ===========

                             See accompanying notes

                              GERDAU CANADA GROUP
                    COMBINED STATEMENTS OF RETAINED EARNINGS
                                    (NOTE 1)

          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

                                                                   YEAR ENDED DECEMBER 31
                                                                ---------------------------
                                                                   2001             2000
                                                                     $                $
                                                                ----------       ----------
RETAINED EARNINGS, BEGINNING OF YEAR.........................   11,853,476        8,481,305
Net income...................................................   12,279,925       20,002,922
                                                                ----------       ----------
                                                                24,133,401       28,484,227
Less: dividends..............................................           --       16,630,751
                                                                ----------       ----------
RETAINED EARNINGS, END OF YEAR...............................   24,133,401       11,853,476
                                                                ==========       ==========

                             See accompanying notes

                              GERDAU CANADA GROUP
                         COMBINED STATEMENTS OF INCOME
                                    (NOTE 1)

          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

                                                                           YEAR ENDED DECEMBER 31
                                                               ---------------------------------------------
                                                                   2001            2000            1999
                                                                    $                $               $
                                                               -----------      -----------      -----------
SALES.......................................................   238,462,434      253,671,000      244,799,595
Cost of sales...............................................   176,135,537      175,508,872      167,504,611
Depreciation................................................    18,123,681       17,248,480       15,552,103
                                                               -----------      -----------      -----------
GROSS MARGIN................................................    44,203,216       60,913,648       61,742,881
                                                               -----------      -----------      -----------
EXPENSES
Administrative and other....................................    19,242,991       21,702,158       17,681,419
Selling.....................................................     2,517,313        2,132,565        1,813,683
Foreign exchange loss (gain)................................       249,343         (210,849)      (1,255,587)
                                                               -----------      -----------      -----------
                                                                22,009,647       23,623,874       18,239,515
                                                               -----------      -----------      -----------
Income before undernoted items..............................    22,193,569       37,289,774       43,503,366
Interest, net (note 10).....................................     9,458,331       13,399,997       10,283,489
                                                               -----------      -----------      -----------
INCOME BEFORE PROVISION FOR (RECOVERY OF) INCOME TAXES          12,735,238       23,889,777       33,219,877
                                                               -----------      -----------      -----------
Provision for (recovery of) income taxes (note 11)
Current.....................................................     1,655,979        5,613,110        8,823,747
Future......................................................    (1,200,666)      (1,726,255)       4,419,447
                                                               -----------      -----------      -----------
                                                                   455,313        3,886,855       13,243,194
                                                               -----------      -----------      -----------
NET INCOME..................................................    12,279,925       20,002,922       19,976,683
                                                               ===========      ===========      ===========

                             See accompanying notes

                              GERDAU CANADA GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                    (NOTE 1)

          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

                                                                         YEAR ENDED DECEMBER 31
                                                               --------------------------------------------
                                                                   2001            2000             1999
                                                                    $               $                $
                                                               -----------      -----------      ----------
OPERATING ACTIVITIES
Net income..................................................    12,279,925       20,002,922      19,976,683
Add (deduct) non-cash items:
  Depreciation..............................................    18,123,681       17,248,480      15,552,103
  Future income taxes.......................................    (1,200,666)      (1,726,255)      4,419,447
  Accrued interest on related party loans...................    14,143,549        6,651,443       2,527,352
  Unrealized foreign exchange on related party loans........    (6,252,924)      (6,443,755)      4,133,580
  Deferred financing costs..................................       876,515          755,146       3,537,663
                                                               -----------      -----------      ----------
                                                                37,970,080       36,487,981      50,146,828
(Increase) in non-cash working capital balances ............    (7,696,680)     (11,329,542)    (49,770,940)
                                                               -----------      -----------      ----------
CASH PROVIDED BY OPERATING ACTIVITIES.......................    30,273,400       25,158,439         375,888
                                                               -----------      -----------      ----------
INVESTING ACTIVITIES
Purchase of capital assets..................................    (6,739,766)      (9,885,717)    (38,219,587)
Investment..................................................            --               --     (20,000,000)
                                                               -----------      -----------      ----------
CASH (APPLIED TO) INVESTING ACTIVITIES......................    (6,739,766)      (9,885,717)    (58,219,587)
                                                               -----------      -----------      ----------
FINANCING ACTIVITIES
(Decrease) increase in bank indebtedness....................   (16,197,938)      (1,857,596)     38,055,479
(Decrease) increase in long-term debt.......................   (71,974,022)    (110,631,981)    198,874,077
Increase (decrease) in related party debt...................    64,638,326       97,216,855    (179,085,857)
                                                               -----------      -----------      ----------
CASH (APPLIED TO) PROVIDED BY FINANCING ACTIVITIES .........   (23,533,634)     (15,272,722)     57,843,699
                                                               -----------      -----------      ----------
NET CHANGE IN CASH DURING THE YEAR AND CASH, END OF YEAR                --               --              --
                                                               ===========      ===========      ==========
SUPPLEMENTARY INFORMATION:
Cash interest paid..........................................    11,656,538       18,156,047       6,379,210
Cash taxes paid for current year............................            --        8,452,294      12,308,118
                                                               ===========      ===========      ==========

                             See accompanying notes

                              GERDAU CANADA GROUP
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                                    (NOTE 1)

                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The combined financial statements are special purpose financial statements prepared in connection with a proposed business combination between the Gerdau Canada Group and a third party, Co-Steel Inc. with the combined group expected to be known as Gerdau AmeriSteel Corporation. The combined financial statements include the results and accounts of companies that represent the Canadian operations of the Gerdau Group of Companies, namely, Gerdau Courtice Steel Inc., Gerdau MRM Holdings Inc., Gerdau MRM Steel Inc., Gerdau MRM America Holding Corp., Porter Bros. Corporation, GUSAP Partners, Mandak Car Crusher Inc., MFT Acquisition Corp., 3038482 Nova Scotia Company and PASUG Inc.

     The combined financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The assets, liabilities, revenues and expenses of the Gerdau Canada Group are measured in Canadian dollars, the functional currency of the business. For display purposes in these financial statements, the Canadian dollar balances have been translated into United States dollars at the average annual rate for income statement and cash flow items and year-end rate for balance sheet items, with the resulting foreign currency adjustment being reported as a component of the foreign currency translation adjustment which is included in shareholder's equity.

     The combined financial statements also include the Gerdau Canada Group's proportionate share of the assets, liabilities and results of operations of its integrated joint venture activities (note 13). The Gerdau Canada Group also owns a 25% interest in Gerdau USA Inc. Management has accounted for this investment on the cost basis as management believes that this investment is distinct and separate from the rest of the companies included in these financial statements.

     INVENTORY

     Scrap, consumables and spare parts are valued at the lower of cost (calculated on an average basis) and replacement value. Consumables include rolls, which are recorded at cost and amortized based on usage. Billets and finished goods are valued at the lower of cost and net realizable value.

     REVENUE RECOGNITION

     Revenue is recognized when goods are shipped.

     FINANCIAL INSTRUMENTS

     The Gerdau Canada Group's management believes short-term financial instruments, including accounts receivable, bank indebtedness and accounts payable and accrued liabilities, have fair values, which approximate their carrying value. Trade credit is extended by the Gerdau Canada Group based on an evaluation of the customer's financial conditions. Credit losses have been provided for in the financial statements. A portion of the Gerdau Canada Group's business is transacted in currencies other than the Canadian dollar; however, no financial instruments have been used to hedge this exposure. The Gerdau Canada Group has entered into interest rate swap agreements in order to manage the interest rate exposure associated with specific debt obligations.

     CAPITAL ASSETS

     Capital assets are recorded at cost and include construction-in-progress. Depreciation is provided using the straight-line method applied to the cost of the assets at rates based on their estimated useful life.

     The following annual depreciation rates are in effect:

Buildings......................................................  2.5%-5%
Plant and equipment............................................   7%-10%
Mobile equipment and computer..................................      20%

     Repair and maintenance costs are expensed as incurred except for the costs related to major overhauls of production facilities, which are capitalized and depreciated as per the applicable rates above.

                              GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)

                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     DEFERRED FINANCING COSTS

     Deferred financing costs are amortized on a straight-line basis over the life of the related loan agreement.

     PENSION COSTS AND OBLIGATIONS

     Certain employees of Gerdau Courtice Steel Inc. and Gerdau MRM Holdings Inc. are covered by defined benefit pension plans. The pension obligations of the defined benefit pension plans are valued using the accrued benefit actuarial method and management's best estimate assumptions. The assets of these pension plans are valued on the basis of market-related values. Current service costs are determined using the projected benefit method pro-rated on services. Adjustments arising from past service benefits and experience gains and losses are amortized on a straight-line basis over the average remaining service lives of the employee groups covered by the plans.

     Contributions to other pension plans which provide pensions based on contributions and investment earnings are charged to operations as they are made.

     FOREIGN EXCHANGE

     The functional currency of the Gerdau Canada Group is Canadian dollars. For display purposes, these financial statements have been presented in United States dollars (see note 1--basis of presentation).

     The accounting policies applied, prior to the translation to United States dollars for presentation purposes, are as follows:

     The financial statements of the Gerdau Canada Group's integrated foreign operations and foreign currency balances of domestic operations are translated using year-end exchange rates for monetary items. All non-monetary assets and liabilities are translated using historical rates. Revenue and expenses are translated using average exchange rates prevailing during the year. Exchange adjustments resulting from the translation of balances and transactions are included in the statement of income. For the purposes of these special purpose financial statements, the Gerdau Canada Group retroactively adopted the new recommendations of the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 1650,
     Foreign Currency Translation. Under this new recommendation the Gerdau Canada Group includes in the statements of income all foreign exchange adjustments resulting from the translation of long-term debt with specified repayment terms. Prior to adoption of these new recommendations, exchange gains and losses on translation of long-term debt with specified repayment terms were deferred and amortized on a straight-line basis over the remaining life of the debt.

     The financial statements of self-sustaining foreign subsidiaries are translated under the current rate method. Net unrealized exchange adjustments arising on translation of the net investment in self-sustaining foreign operations are included in shareholder's equity as unrealized foreign currency translation adjustments.

     INCOME TAXES

     The Gerdau Canada Group follows the liability method of tax allocation in accounting for income taxes. Under this method, future tax benefits and obligations are determined based on differences between the financial reporting and tax bases of assets and liabilities and measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     USE OF ESTIMATES

     The preparation of these financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

2.   ACCOUNTING CHANGES

     Effective January 1, 1999, the Gerdau Canada Group changed the method for accounting for exchange gains and losses on translation of long-term debt with specified repayment terms. As permitted under these new rules, the prior years' financial statements have been restated. As a result, fiscal 1999 foreign exchange loss has decreased, and net income has increased by $3,889,907; fiscal 2000 foreign

                               GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)
                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

2.   ACCOUNTING CHANGES (CONTINUED)

     exchange gain and net income have decreased by $5,186,011; and fiscal 2001 foreign exchange loss increased and net income have decreased by $3,311,849.

3.   INVENTORY

     Inventory consists of:

                                                                           2001              2000
                                                                             $                 $
                                                                        ----------        ----------
Scrap...............................................................     8,329,469         7,324,973
Billets.............................................................     7,238,284         4,786,558
Finished goods......................................................    36,220,256        40,074,697
Consumables.........................................................     7,182,861         8,207,722
                                                                        ----------        ----------
                                                                        58,970,870        60,393,950
Spare parts.........................................................     7,753,710         7,773,491
                                                                        ----------        ----------
                                                                        66,724,580        68,167,441
                                                                        ==========        ==========

4.   CAPITAL ASSETS

                                                                             ACCUMULATED       NET BOOK
                                                                 COST        DEPRECIATION       VALUE
2001                                                               $              $               $
----                                                          -----------    ------------    -----------
Buildings.................................................     25,376,579      4,925,778      20,450,801
Plant and equipment.......................................    204,928,913     88,461,389     116,467,524
Mobile equipment and computer.............................      2,743,684      1,834,143         909,541
Land......................................................      2,644,302             --       2,644,302
                                                              -----------     ----------     -----------
                                                              235,693,478     95,221,310     140,472,168
                                                              ===========     ==========     ===========

                                                                             ACCUMULATED       NET BOOK
                                                                 COST        DEPRECIATION       VALUE
2000                                                               $              $               $
----                                                          -----------    ------------    -----------
Buildings.................................................     26,759,071      4,330,499      22,428,572
Plant and equipment.......................................    211,100,978     76,215,251     134,885,727
Mobile equipment and computer.............................      2,552,719      1,769,828         782,891
Land......................................................      2,795,305             --       2,795,305
                                                              -----------     ----------     -----------
                                                              243,208,073     82,315,578     160,892,495
                                                              ===========     ==========     ===========

     Construction-in-progress in the amount of $1,614,630 ($2,132,872 in 2000) is included in capital assets.

5.   INVESTMENT

     The investment represents the following:

                                                                           2001              2000
                                                                             $                 $
                                                                        ----------        ----------
Investment in Gerdau USA Inc.......................................     18,579,859        19,726,703
                                                                        ==========        ==========

     This investment is carried at cost. Management believes that the fair value of the investment exceeds its carrying value, because of positive cash flows.

                               GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)
                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

6.   BANK INDEBTEDNESS AND LONG-TERM DEBT

     (a)  Bank indebtedness

          Gerdau Canada Group has a total authorized revolver facility of Cdn$73 million (US$46 million) that bears interest at floating market rates approximating the bank's prime rate (4.0% and 7.5% at December 31, 2001 and 2000 respectively) plus 2.25%. Companies in the Gerdau
          Canada Group have pledged accounts receivable and inventory as collateral. The revolver facility is renewable on an annual basis and comes due on September 24, 2002. At December 31, 2001, Cdn$24 million (US$15 million) (Cdn$53.0 million (US$36.5 million) at December 31,
          2000) was advanced under the revolver facility and is included in bank indebtedness.

     (b)  Long-term debt

          Long-term debt includes the following:

                                                                                                      2001             2000
                                                                                                        $                $
                                                                                                    ----------      -----------
U.S Dollar LIBOR loan, LIBOR plus 3 1/4%.........................................................   85,855,703       91,743,119
Banker's acceptances (2000 -- Cdn$28,700,000), 5.8% to 5.9% plus stamping fees...................           --       19,130,783
Bank prime loan (2000 -- Cdn$800,000), prime plus 2 1/4%.........................................           --          533,262
                                                                                                    ----------      -----------
TOTAL BANK LONG-TERM DEBT........................................................................   85,855,703      111,407,164
U.S. Dollar promissory note -- Kyoei Steel Ltd. Face value $47,271,203, discounted at interest of
   approximately 5%, due March 2001..............................................................           --       46,769,167
                                                                                                    ----------      -----------
                                                                                                    85,855,703      158,176,331
Obligations under capital lease..................................................................    1,457,863        1,111,257
                                                                                                    ----------      -----------
                                                                                                    87,313,566      159,287,588
Less current portion.............................................................................   22,311,460       70,429,090
                                                                                                    ----------      -----------
                                                                                                    65,002,106       88,858,498
                                                                                                    ==========      ===========

          The total authorized term facility is Cdn$135 million (US$84.8 million) with a due date of September 27, 2004, bearing interest at floating market rates approximating the bank's prime rate plus 2.25%. Two interest rate swap agreements related to this facility were entered into November, 1999 that effectively fix the rate of interest on approximately 50% of the balance. The agreements were each for $34,000,000 and bear interest at 6.32% for a term of three years and 6.425% for a term of five years, respectively. The aggregate fair value of the interest rate swap agreements, which represents the amount that would be paid by the Gerdau Canada Group if the agreements were terminated at December 31, 2001 was $2,150,000 (2000 -- $555,000).

          The banking agreement, that encompasses other corporations not included in these financial statements, contains various restrictive covenants with respect to maintenance of certain financial ratios. As at December 31, 2001 and 2000, the Gerdau Canada Group was in compliance with these ratios.

          Scheduled repayments of the maximum available term facility and other long-term debt are as follows:

                                                                         BANK DEBT       CAPITAL LEASES      TOTAL
                                                                             $                 $               $
                                                                         ----------      --------------    ----------
2002................................................................     21,973,882         337,578        22,311,460
2003................................................................     21,973,882         367,776        22,341,658
2004................................................................     41,907,939         356,921        42,264,860
2005................................................................             --         237,509           237,509
2006................................................................             --         158,079           158,079

          In addition, the banking agreement requires additional principal repayments of 50% of surplus combined cash flow as defined by the banking agreement for years 2001 -- 2003.

          Collateral for the credit facility includes: (i) Cdn$350 million demand debentures given by each of Gerdau Steel Inc., Gerdau MRM Holdings Inc., Gerdau MRM Steel Inc. and Gerdau Courtice Steel Inc., granting a first priority fixed charge on real estate, machinery and equipment, a first priority floating charge on all other assets and a first priority fixed charge on inventory and accounts receivable to a maximum of US$20 million, (ii) pledges of the stock of various Gerdau Canada Group members, (iii) the assets of GUSAP Partners and Porter Bros. Corporation under general security agreements given by each of them, and (iv) a pledge by PASUG Inc. of promissory notes and other amounts owing to it by GUSAP Partners. In addition, an "all risks" insurance policy for full insurable value on a replacement cost basis has been pledged to the lenders.

                               GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)
                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

7.   SHARE CAPITAL

                                                                                                                2001      2000
                                                                                                                 $         $
                                                                                                                ----      ----
AUTHORIZED
Unlimited     common shares
Unlimited     preferred shares, non-voting and redeemable at $1,000 per share, having a cumulative dividend entitlement based on the borrowing rates of its parent company
ISSUED
732,122       common shares..................................................................................   8,283     8,283

8.   CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     The companies included in the Gerdau Canada Group are committed to minimum lease payments over the next five years as follows:

                                                            $
                                                         -------
2002..................................................   787,813
2003..................................................   766,453
2004..................................................   690,853
2005..................................................   654,947
2006..................................................   625,942

9.   RELATED PARTY TRANSACTIONS

     Amounts due from (to) related companies are as follows:

                                                             2001                       2000
                                                              $                          $
                                                        ------------               ------------
Notes receivable from Gerdau Steel Inc.
Interest ranging from 0.0% -- 10.25%                      90,682,424                 84,517,223
Notes receivable from Gerdau USA Inc.
Interest ranging from 0.0% -- 11.95%                     224,404,737                206,152,078
                                                        ------------               ------------
LONG-TERM RELATED PARTY LOANS RECEIVABLE                 315,087,161                290,669,301
                                                        ============               ============

Notes payable to Gerdau Steel Inc.
Interest ranging from 0.0% -- 9.775%                    (213,516,280)              (188,697,096)
Notes payable to GTL Financial Corporation B.V.
Interest ranging from 0.0% -- 9.10%                     (156,070,732)              (108,360,965)
                                                        ------------               ------------
LONG-TERM RELATED PARTY LOANS PAYABLE                   (369,587,012)              (297,058,061)
                                                        ============               ============

     The companies included in the Gerdau Canada Group are affiliated with a group of companies controlled by Grupo Gerdau. The related parties noted in the table above are related to Grupo Gerdau. Related party loans in the table above bear interest that is expensed but is not payable on a current basis. Interest is added to the loan balance. All advances are repayable on demand with no collateral, however, as the related parties have indicated that it is not their intent to demand repayment during the current fiscal year and as a result, the amounts have been classified as long-term. Intercompany charges include interest income (expense) of $30,873,033/($28,304,261) [2000 -- $28,085,545/($17,870,252), 1999 --
     $5,291,313/($7,242,018)]. Additional intercompany charges for management recoveries were recorded at their exchange amount, $2,756,296 [2000 -- $3,032,153, 1999 -- $3,009,605].

                               GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)
                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

10.  INTEREST EXPENSE

     Interest expense includes the following:

                                           2001           2000           1999
                                            $              $              $
                                        -----------   ------------   -----------
Interest expense on short-term debt      6,627,430     11,434,453     5,679,830
Interest expense on long-term debt      34,163,146     29,377,779     9,894,972

11.  INCOME TAXES

     The Gerdau Canada Group's income tax provision is as follows:

                                                                                         2001               2000          1999
                                                                                          $                  $             $
                                                                                     ------------       -----------    -----------
Income tax provision at combined Canadian federal and provincial rates of 43%
  (45% in  2000 and 1999)..........................................................     5,476,152        10,750,400     14,948,945
Increase (decrease) in income taxes provision applicable to:
Foreign tax/rate differential......................................................   (13,042,826)      (11,029,015)     1,634,348
Unrealized foreign exchange capital losses (gain)..................................     4,718,867         3,186,317     (2,368,971)
Manufacturing and processing deduction.............................................       532,249          (746,623)    (3,247,393)
Large corporations tax.............................................................       522,475           377,727        271,234
Non-deductible expenses............................................................        57,415           518,331         72,000
Other items........................................................................     2,190,981           829,718      1,933,031
                                                                                     ------------       -----------    -----------
INCOME TAX PROVISION...............................................................       455,313         3,886,855     13,243,194
                                                                                     ============       ===========    ===========
Income (loss) before income taxes consists of the following:
   Canadian........................................................................   (46,788,319)       (4,884,018)    36,851,762
   United States...................................................................    34,053,081        28,773,795     (3,631,885)
                                                                                     ------------       -----------    -----------
                                                                                       12,735,238        23,889,777     33,219,877
                                                                                     ============       ===========    ===========
PROVISION FOR (RECOVERY OF) INCOME TAXES:
Represented by:
Current income taxes
   Canadian........................................................................        19,709         3,693,917      8,823,747
   United States...................................................................     1,636,270         1,919,193             --
Future income taxes
   Canadian........................................................................    (1,200,666)       (1,726,255)     4,419,447
   United States...................................................................            --                --             --
                                                                                     ------------       -----------    -----------
                                                                                          455,313         3,886,855     13,243,194
                                                                                     ============       ===========    ===========

     The tax effect of the temporary differences that give rise to net future income tax liabilities are comprised of the following:

                                                                                                     2001          2000
                                                                                                       $             $
                                                                                                 -----------    -----------
FUTURE INCOME TAX LIABILITIES:
Tax depreciation in excess of accounting depreciation........................                     27,040,889     28,125,036
Pension......................................................................                       (790,229)      (723,785)
Other........................................................................                       (155,855)     1,456,177
                                                                                                 -----------    -----------
Future income tax liabilities................................................                     26,094,805     28,857,428
                                                                                                 ===========    ===========

                               GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)
                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

12.  PENSION PLAN

     Gerdau Courtice Steel Inc. and Gerdau MRM Holdings Inc. have defined benefit pension plans for certain employees. Information about the defined benefit plans, in aggregate, is as follows:

                                                                                    2001             2000              1999
                                                                                     $                $                 $
                                                                                ------------      -----------      ------------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation, beginning of year...............................             30,969,034        31,744,059        28,089,494
Service cost........................................................                886,899           865,550           907,794
Interest cost.......................................................              2,096,991         2,090,290         1,919,801
Actuarial gain (loss) gain..........................................                759,813          (878,596)          599,538
Foreign exchange adjustment.........................................             (1,861,224)       (1,208,330)        1,806,013
Benefit payments....................................................             (1,562,922)       (1,643,939)       (1,578,581)
                                                                                -----------       -----------       -----------
BENEFIT OBLIGATION, END OF YEAR.....................................             31,288,591        30,969,034        31,744,059
                                                                                ===========       ===========       ===========
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year........................             33,245,508        31,544,938        24,250,990
Actual return on plan assets........................................                372,419         3,288,362         4,584,619
Participant contributions...........................................              1,081,345         1,281,851         2,610,307
Benefit payments....................................................             (1,562,922)       (1,643,939)       (1,578,581)
Foreign exchange adjustment.........................................             (1,929,738)       (1,225,704)        1,677,603
                                                                                -----------       -----------       -----------
FAIR VALUE OF PLAN ASSETS, END OF YEAR..............................             31,206,612        33,245,508        31,544,938
                                                                                ===========       ===========       ===========
FUNDED STATUS
Funded status at end of year -- plan (deficit) surplus..............                (81,902)        2,276,474        (1,213,272)
Unamortized past service costs......................................                769,946                --                --
Unrecognized net actuarial (gain)...................................             (3,253,012)       (5,564,994)       (2,856,073)
Unamortized transitional obligation.................................              4,604,969         5,285,724         5,906,242
                                                                                -----------       -----------       -----------
ACCRUED PENSION ASSET...............................................              2,040,001         1,997,204         1,836,897
                                                                                ===========       ===========       ===========

     The following table provides the components of net pension cost:

                                                                                    2001             2000              1999
                                                                                     $                $                 $
                                                                                ------------      -----------      ------------
Service cost........................................................                886,899           865,550           907,794
Amortization of past service costs..................................                177,266                --                --
Interest cost.......................................................              2,096,991         2,090,290         1,919,801
Expected return on plan assets......................................             (2,278,582)       (2,153,443)       (1,691,051)
Amortization of unrecognized actuarial loss.........................                  9,476           105,768           829,543
                                                                                -----------       -----------       -----------
NET PENSION COST....................................................                892,050           908,165         1,966,087
                                                                                ===========       ===========       ===========

     The assumptions used in the measurement of benefit obligations are shown in the following table:

                                                                                   2001             2000              1999
                                                                                    %                %                 %
                                                                               ------------      ----------       ------------
Discount rate......................................................                    7.0              7.0         6.0 - 6.5
Expected long-term rate of return on plan assets...................              7.0 - 7.5        7.0 - 7.5         6.5 - 7.5
Rate of compensation increase......................................                    2.5              2.5               2.5

                               GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)
                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

13.  JOINT VENTURES

     The combined Gerdau Canada Group's interest in the joint ventures has been accounted for using the proportional consolidation method under which the Gerdau Canada Group's proportionate share of the assets, liabilities, revenues and expenses of the joint ventures have been included in these combined financial statements. The Gerdau Canada Group's interest in the joint ventures is as follows:

                                                                                            2001            2000
                                                                                             $               $
                                                                                          ---------       ---------
Current assets........................................................................    5,436,969       5,370,536
Other assets..........................................................................    2,714,839       3,322,118
                                                                                          ---------       ---------
                                                                                          8,151,808       8,692,654
                                                                                          =========       =========
Current liabilities...................................................................    2,208,351       3,346,980
Other liabilities.....................................................................      184,047         221,338
                                                                                          ---------       ---------
                                                                                          2,392,398       3,568,318
                                                                                          =========       =========

                                                                           2001             2000            1999
                                                                            $                $               $
                                                                        ----------       ----------      ----------
Revenues..........................................................      14,146,490       14,626,551      13,493,364
Expenses..........................................................      13,125,815       13,545,497      12,559,785
                                                                        ----------       ----------      ----------
NET INCOME........................................................       1,020,675        1,081,054         933,579
                                                                        ==========       ==========      ==========
CASH PROVIDED BY (APPLIED TO):
Operating activities..............................................         614,855        1,376,587       1,869,585
Investing activities..............................................        (323,526)        (633,888)       (433,239)
Financing activities..............................................        (489,807)        (180,479)       (803,956)
                                                                        ----------       ----------      ----------
CASH (APPLIED) PROVIDED IN THE YEAR...............................        (198,478)         562,220         632,390
                                                                        ==========       ==========      ==========

     The Gerdau Canada Group has entered into various transactions with the joint venture. These transactions are made under normal terms and conditions and include the provision of raw materials used in the manufacture of guide rails, the supply of selling and administrative services, and the provision of financing. Based on their exchange value, these related party transactions consisted of $10,516,893 [1999] $11,584,972 [2000] $12,062,774 [2001] in product sales, $247,678 [1999]
     $368,300 [2000] $47,791 [2001] in selling and administrative services, and $91,374 [1999] $68,913 [2000] $45,925 [2001] in interest charges. At
     December 31, 1999, 2000, 2001 amounts due from the joint ventures amount to $1,337,669 [1999] $875,779 [2000] $412,776 [2001].

14.  SEGMENT DISCLOSURES

     The Gerdau Canada Group is organized and managed as a single reportable business segment.

     Selected geographical information is as follows:

                                                                          2001             2000             1999
                                                                            $                $                $
                                                                       -----------      -----------      -----------
SALES
   Canada.........................................................     128,803,031      124,565,790      119,016,030
   United States .................................................     109,659,403      129,105,210      125,783,565
                                                                       -----------      -----------      -----------
                                                                       238,462,434      253,671,000      244,799,595
                                                                       ===========      ===========      ===========

15.  COMPARATIVE FIGURES

     The comparative combined financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2001 combined financial statements.

                               GERDAU CANADA GROUP
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                    (NOTE 1)
                        DECEMBER 31, 2001, 2000 AND 1999
          (EXPRESSED IN UNITED STATES CURRENCY UNLESS OTHERWISE NOTED)

16.  SUBSEQUENT EVENT

     On August 12, 2002, the ultimate parent company of the Gerdau Canada Group entered into a transaction agreement with Co-Steel Inc. ("Co-Steel").
     This transaction agreement proposes that Co-Steel acquire all of the issued and outstanding shares of Gerdau Courtice Steel Inc. and Gerdau MRM Holdings Inc., portions of which form the Gerdau Canada Group as described in note 1 -- basis of presentation, as well as Gerdau USA Inc., including its minority interest in AmeriSteel Corporation, the primary operating subsidiary of Gerdau USA Inc., in exchange for Co-Steel common shares representing approximately 74% of Co-Steel common shares after giving effect to the transaction. As part of this transaction, certain related party loans payable of the Gerdau Canada Group will be converted into equity prior to the business combination.

                                   APPENDIX H
                 HISTORICAL FINANCIAL STATEMENTS FOR GERDAU USA

Unaudited Consolidated Financial Statements for Gerdau USA for the six months ended June 30,
2002 and June 30, 2001 and as at June 30, 2002 and as at June 30, 2002 and December 31, 2001......      H-2
Unaudited Consolidated Financial Statements for Gerdau USA as of at and for the years ended
December 31, 2001 and 2000........................................................................      H-6
Unaudited Consolidated Financial Statements for Gerdau USA as at and for the years ended
December 31, 2000 and 1999........................................................................     H-25
Unaudited Consolidated Financial Statements for Gerdau USA as at and for the three months ended
December 31, 1999.................................................................................     H-41

                           IMPORTANT NOTICE TO READER

         Arthur Andersen LLP has advised Gerdau USA Inc. that it is no longer engaged in the practice of public accounting in the United States. Accordingly, neither Gerdau USA Inc. nor Co-Steel Inc. is able to obtain the consent of Arthur Andersen LLP with respect to the inclusion of its review report on the financial statements of Gerdau USA Inc. and its Subsidiaries contained herein.

                        U.S. GAAP RECONCILIATION COMMENTS

         Gerdau USA's consolidated financial statements for the three year period ended December 31, 2001 (for 1999, for the three months ended December 31, 1999) and the consolidated financial statements as at, and for the six month period ended June 30, 2002 and 2001 have been prepared in accordance with U.S. GAAP.

         The only significant difference between the accounting policies of Gerdau USA applicable based on U.S. GAAP and the policies applicable based on Canadian GAAP for the financial year ended December 31, 2001, is described in Note D to Gerdau USA's December 31, 2001 consolidated financial statements set out in Appendix H to this Circular. The difference relates to the accounting for derivative instruments. As described in Note D, Gerdau USA has accrued a liability for a loss on the market value of a derivative instrument with an offsetting amount in other comprehensive loss, a component of shareholder's equity. The amount of the loss included in shareholder's equity at June 30, 2002 and December 31, 2001 totaled US$1,028 and US$163, respectively. Under Canadian GAAP, certain derivative instruments are not recorded at market value. For US GAAP, changes in accumulated, other comprehensive loss, are included as a component of "Other Comprehensive Income (Loss)". Under Canadian GAAP, no statement of Other Comprehensive Loss is required.

                         GERDAU USA INC. & SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                           (US$ IN THOUSANDS, US GAAP)
                                   (UNAUDITED)

                                                                                          AS AT           AS AT
                                                                                         JUNE 30,      DECEMBER 31,
                                                                                          2002             2001
                                                                                            $               $
                                                                                       -----------     ------------
                                                                                       (unaudited)      (unaudited)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents.......................................................        7,595           5,087
   Accounts receivable, less allowance of $1,982 and $1,682 at June 30, 2002 and
      December 31, 2001, respectively, for estimated losses........................       91,336          64,211
   Inventories.....................................................................      137,366         142,895
   Deferred tax assets.............................................................        5,320           5,320
   Other current assets............................................................          835             940
                                                                                         -------         -------
TOTAL CURRENT ASSETS...............................................................      242,452         218,453
PROPERTY, PLANT AND EQUIPMENT
   Fixed assets at cost............................................................      477,750         462,082
   Less accumulated depreciation...................................................      (85,466)        (70,961)
                                                                                         -------         -------
NET PROPERTY, PLANT AND EQUIPMENT..................................................      392,284         391,121
GOODWILL...........................................................................      118,950         118,950
DEFERRED FINANCING COSTS...........................................................        1,537           1,760
OTHER ASSETS.......................................................................           42              42
                                                                                         -------         -------
TOTAL ASSETS.......................................................................      755,265         730,326
                                                                                         =======         =======

                         GERDAU USA INC. & SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                           (US$ IN THOUSANDS, US GAAP)
                                   (UNAUDITED)

                                                                                          AS AT           AS AT
                                                                                         JUNE 30,      DECEMBER 31,
                                                                                          2002             2001
                                                                                            $               $
                                                                                       -----------     ------------
                                                                                       (unaudited)      (unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Trade accounts payable........................................................          62,938           52,789
   Accrued salaries, wages and employee benefits.................................          18,828           16,826
   Current environmental remediation liabilities.................................             978            1,120
   Other current liabilities.....................................................           8,538            4,654
   Interest payable..............................................................          19,562            8,127
   Current maturities of long-term borrowings....................................          48,215           48,245
                                                                                          -------          -------
TOTAL CURRENT LIABILITIES........................................................         159,059          131,761
LONG-TERM BORROWINGS, LESS CURRENT PORTION.......................................         432,801          422,178
OTHER LIABILITIES................................................................          21,273           26,548
DEFERRED TAX LIABILITIES.........................................................          73,827           76,081
MINORITY INTEREST................................................................          31,544           30,634
SHAREHOLDERS' EQUITY
   Common Stock, $.01 par value, 1,000 shares authorized and 80 shares
      outstanding................................................................               0                0
   Capital in excess of par......................................................          78,420           78,295
   Retained earnings.............................................................         (40,631)         (35,008)
   Deferred compensation.........................................................              --               --
   Other comprehensive loss......................................................          (1,028)            (163)
                                                                                          -------          -------
TOTAL SHAREHOLDERS' EQUITY.......................................................          36,761           43,124
                                                                                          -------          -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......................................         755,265          730,326
                                                                                          =======          =======

                         GERDAU USA INC. & SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
      (US$ IN THOUSANDS EXCEPT EARNINGS PER SHARE AND SHARE DATA, US GAAP)
                                   (UNAUDITED)

                                                                                   SIX MONTHS ENDED
                                                                            -------------------------------
                                                                            JUNE 30, 2002     JUNE 30, 2001
                                                                                  $                 $
                                                                            -------------     -------------
                                                                             (unaudited)       (unaudited)
NET SALES................................................................       343,637          333,192
Operating Expenses:
   Cost of sales.........................................................       290,219          284,475
   Selling and administrative............................................        19,886           16,829
   Depreciation..........................................................        18,153           18,172
   Amortization of goodwill..............................................            --            3,268
   Other operating expense (income)......................................           914             (668)
                                                                                -------          -------
                                                                                329,172          322,076
                                                                                -------          -------
INCOME FROM OPERATIONS...................................................        14,465           11,116
OTHER EXPENSES
   Interest..............................................................        19,296           20,701
   Amortization of deferred financing costs..............................           223              222
                                                                                -------          -------
                                                                                 19,519           20,923
                                                                                -------          -------
LOSS BEFORE INCOME TAXES.................................................        (5,054)          (9,807)
INCOME TAX BENEFIT.......................................................          (506)          (1,139)
                                                                                -------          -------
LOSS BEFORE MINORITY INTEREST............................................        (4,548)          (8,668)
MINORITY INTEREST........................................................        (1,074)            (415)
                                                                                -------          -------
NET LOSS.................................................................        (5,622)          (9,083)
                                                                                =======          =======

                         GERDAU USA INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (US$ IN THOUSANDS, US GAAP)
                                   (UNAUDITED)

                                                                                             SIX MONTHS ENDED
                                                                                      -------------------------------
                                                                                      JUNE 30, 2002     JUNE 30, 2001
                                                                                            $                 $
                                                                                      -------------     -------------
                                                                                       (unaudited)       (unaudited)
OPERATING ACTIVITIES
Net loss..........................................................................        (5,622)           (9,083)
Adjustment to reconcile net income to net cash used in operating activities:
   Depreciation...................................................................        18,153            18,172
   Amortization...................................................................           223             3,488
   Deferred income taxes..........................................................        (1,678)           (1,678)
   Loss on disposition of property, plant and equipment...........................           134                68
   Deferred compensation..........................................................            --                48
   Minority interest..............................................................         1,074               415
Changes in operating assets and liabilities:
   Accounts receivable............................................................       (27,125)          (11,085)
   Inventories....................................................................         6,765            15,491
   Other assets...................................................................           273               387
   Current and other liabilities..................................................        20,444            30,624
                                                                                         -------           -------
   NET CASH PROVIDED BY OPERATING ACTIVITIES......................................        12,641            46,847
                                                                                         -------           -------
INVESTING ACTIVITIES
   Additions to property, plant and equipment.....................................       (12,449)          (11,943)
   Asset acquisitions.............................................................        (8,356)           (9,463)
   Proceeds from sale of property, plant and equipment............................           119                 4
   Proceeds from sale of assets held for sale.....................................            --               510
                                                                                         -------           -------
   NET CASH USED IN INVESTING ACTIVITIES..........................................       (20,686)          (20,892)
                                                                                         -------           -------
FINANCING ACTIVITIES
   Proceeds from (payment of) short-term and long-term borrowings, net............        10,593           (29,649)
   Additions to deferred financing costs..........................................            --                (9)
   Subsidiary stock activity, net.................................................           (40)             (217)
                                                                                         -------           -------
   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES............................        10,553           (29,875)
                                                                                         -------           -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................         2,508            (3,920)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....................................         5,087             5,956
                                                                                         -------           -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........................................         7,595             2,036
                                                                                         =======           =======

                        GERDAU USA INC. AND SUBSIDIARIES
                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                        AS AT DECEMBER 31, 2001 AND 2000,
                         TOGETHER WITH REVIEW REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                           IMPORTANT NOTICE TO READER

         Arthur Andersen LLP has advised Gerdau USA Inc. that it is no longer engaged in the practice of public accounting in the United States. Accordingly, neither Gerdau USA Inc. nor Co-Steel Inc. is able to obtain the consent of Arthur Andersen LLP with respect to the inclusion of its review report on the financial statements of Gerdau USA Inc. and its Subsidiaries contained herein.

                        U.S. GAAP RECONCILIATION COMMENTS

         Gerdau USA's consolidated financial statements for the three year period ended December 31, 2001 (for 1999, for the three months ended December 31, 1999) and the consolidated financial statements as at, and for the six month period ended June 30, 2002 and 2001 have been prepared in accordance with U.S. GAAP.

         The only significant difference between the accounting policies of Gerdau USA applicable based on U.S. GAAP and the policies applicable based on Canadian GAAP for the financial year ended December 31, 2001, is described in Note D to Gerdau USA's December 31, 2001 consolidated financial statements set out in Appendix H to this Circular. The difference relates to the accounting for derivative instruments. As described in Note D, Gerdau USA has accrued a liability for a loss on the market value of a derivative instrument with an offsetting amount in other comprehensive loss, a component of shareholder's equity. The amount of the loss included in shareholder's equity at June 30, 2002 and December 31, 2001 totaled US$1,028 and US$163, respectively. Under Canadian GAAP, certain derivative instruments are not recorded at market value. For US GAAP, changes in accumulated, other comprehensive loss, are included as a component of "Other Comprehensive Income (Loss)". Under Canadian GAAP, no statement of Other Comprehensive Loss is required.

REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholder of
Gerdau USA Inc.:

         We have reviewed the accompanying consolidated statements of financial position of Gerdau USA Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder's equity and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of the Company.

         A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with accounting principles generally accepted in the United States.

Tampa, Florida,                                              ARTHUR ANDERSEN LLP
January 14, 2002

                         GERDAU USA INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                               (US$ IN THOUSANDS)
                                  (UNAUDITED)

                                                                DECEMBER 31,  DECEMBER 31,
                                                                    2001         2000
                                                                ------------  ------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents ................................   $   5,087    $   5,956
    Accounts receivable, less allowance for estimated losses
          of $1,682 and $1,301 at December 31, 2001 and 2000,
           respectively ......................................      64,211       76,930
    Inventories ..............................................     142,895      138,743
    Deferred tax assets ......................................       5,320        6,059
    Other current assets .....................................         940        4,077
                                                                  --------     --------
TOTAL CURRENT ASSETS .........................................     218,453      231,765
                                                                  --------     --------
ASSETS HELD FOR SALE .........................................       6,550        7,080
                                                                  --------     --------
PROPERTY, PLANT AND EQUIPMENT
    Land and improvements ....................................      28,507       26,482
    Buildings and improvements ...............................      59,273       50,015
    Machinery and equipment ..................................     355,028      307,356
    Construction in progress .................................      12,724       18,929
                                                                  --------     --------
    Fixed assets at cost .....................................     455,532      402,782
    Less accumulated depreciation ............................     (70,961)     (35,564)
                                                                  --------     --------
NET PROPERTY, PLANT AND EQUIPMENT ............................     384,571      367,218
                                                                  --------     --------
GOODWILL .....................................................     118,950      120,700
DEFERRED FINANCING COSTS .....................................       1,760        2,147
OTHER ASSETS .................................................          42           59
                                                                  --------     --------
TOTAL ASSETS .................................................   $ 730,326    $ 728,969
                                                                  ========     ========

     The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                               (US$ IN THOUSANDS)
                                  (UNAUDITED)

                                                                DECEMBER 31,  DECEMBER 31,
                                                                    2001         2000
                                                                ------------  ------------
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
    Trade accounts payable ...................................   $  52,789    $  38,926
    Accrued salaries, wages and employee benefits ............      16,826       15,298
    Current environmental remediation liabilities ............       1,120        1,017
    Other current liabilities ................................       4,654        5,627
    Interest payable .........................................       8,127        2,174
    Current maturities of long-term borrowings ...............      48,245        7,745
                                                                  --------     --------
TOTAL CURRENT LIABILITIES ....................................     131,761       70,787
                                                                  --------     --------
LONG-TERM BORROWINGS, LESS CURRENT PORTION ...................     422,178      464,691
OTHER LIABILITIES ............................................      26,548       23,279
DEFERRED TAX LIABILITIES .....................................      76,081       78,012
MINORITY INTEREST ............................................      30,634       29,635
                                                                  --------     --------
SHAREHOLDER'S EQUITY
    Common stock, $.01 par value; 1,000 shares authorized
         and 80 shares outstanding ...........................          --           --
    Capital in excess of par .................................      78,295       78,550
    Accumulated deficit ......................................      35,008)     (15,909)
    Deferred compensation ....................................          --          (76)
    Other comprehensive loss .................................        (163)          --
                                                                  --------     --------
TOTAL SHAREHOLDER'S EQUITY ...................................      43,124       62,565
                                                                  --------     --------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ...................   $ 730,326    $ 728,969
                                                                  ========     ========

     The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                        GERDAU USA INC. & SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                               (US$ IN THOUSANDS)
                                   (UNAUDITED)

                                                                 YEAR ENDED    YEAR ENDED
                                                                DECEMBER 31,  DECEMBER 31,
                                                                    2001          2000
                                                                ------------  ------------
NET SALES ...................................................    $ 647,422    $ 676,533
OPERATING EXPENSES
    Cost of sales ...........................................      548,996      577,050
    Selling and administrative ..............................       36,066       34,313
    Depreciation ............................................       36,753       34,100
    Amortization of goodwill ................................        6,582        6,269
    Other (income) expense, net .............................         (463)       2,738
                                                                  --------     --------
                                                                   627,934      654,470
                                                                  --------     --------
INCOME FROM OPERATIONS ......................................       19,488       22,063
                                                                  --------     --------
OTHER EXPENSES
    Interest ................................................       39,394       36,960
    Amortization of deferred financing costs ................          445          707
                                                                  --------     --------
                                                                    39,839       37,667
                                                                  --------     --------
LOSS BEFORE INCOME TAX BENEFIT ..............................      (20,351)     (15,604)
INCOME TAX BENEFIT ..........................................        2,236        1,710
                                                                  --------     --------
LOSS BEFORE MINORITY INTEREST ...............................      (18,115)     (13,894)
MINORITY INTEREST ...........................................         (984)      (2,166)
                                                                  --------     --------
NET LOSS ....................................................    $ (19,099)   $ (16,060)
OTHER COMPREHENSIVE LOSS, NET OF TAXES
    Derivative loss .........................................         (163)          --
                                                                  --------     --------
COMPREHENSIVE LOSS ..........................................    $ (19,262)   $ (16,060)
                                                                  ========     ========

     The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                               (US$ IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                 ACCUMULATED
                                      COMMON STOCK       CAPITAL                                    OTHER           TOTAL
                                    ----------------    IN EXCESS    ACCUMULATED    DEFERRED    COMPREHENSIVE   SHAREHOLDER'S
                                    SHARES    AMOUNT      OF PAR       DEFICIT    COMPENSATION      LOSS           EQUITY
                                    ------    ------    ---------    -----------  ------------  -------------   -------------
BALANCE, DECEMBER 31, 1999 .....     80         --       $78,953      $    151      (192)            --          $ 78,912
Net loss .......................     --         --            --       (16,060)       --             --           (16,060)
Loss on subsidiary stock
    transactions ...............     --         --          (403)           --        --             --              (403)
Changes in deferred compensation     --         --            --            --       116             --               116
                                     --       ----        ------       -------    ------        -------           -------
BALANCE, DECEMBER 31, 2000 .....     80         --        78,550       (15,909)      (76)            --            62,565
Net loss .......................     --         --            --       (19,099)       --             --           (19,099)
Loss on subsidiary stock
    transactions ...............     --         --          (255)           --        --             --              (255)
Changes in deferred compensation     --         --            --            --        76             --                76
Accumulated other comprehensive
    loss, net ..................     --         --            --            --        --           (163)             (163)
                                     --       ----        ------       -------    ------        -------           -------
BALANCE, DECEMBER 31, 2001 .....     80         --       $78,295      $(35,008)       --           (163)         $ 43,124
                                     ==       ====        ======       =======    ======        =======           =======

     The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (US$ IN THOUSANDS)
                                   (UNAUDITED)

                                                                                        YEAR ENDED       YEAR ENDED
                                                                                        DECEMBER 31,     DECEMBER 31,
                                                                                            2001             2000
                                                                                       --------------   --------------
OPERATING ACTIVITIES
   Net loss.........................................................................    $ (19,099)       $ (16,060)
   Adjustments to reconcile net loss to net cash provided by operating activities --
      Depreciation..................................................................       36,753           34,100
      Amortization..................................................................        7,027            6,976
      Deferred income taxes.........................................................       (1,083)          (5,321)
      Gain on disposition of property, plant and equipment..........................          (17)            (595)
      Loss on sale of marketable securities.........................................        2,951               --
      Deferred compensation.........................................................           76              116
      Minority interest.............................................................          984            2,166
      Changes in operating assets and liabilities --
         Accounts receivable........................................................       13,597              (14)
         Inventories................................................................       17,197            1,460
         Other assets...............................................................            6             (350)
         Current and other liabilities..............................................       15,040          (16,870)
                                                                                         --------         --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...........................................       73,432            5,608
                                                                                         --------         --------
INVESTING ACTIVITIES
   Additions to property, plant and equipment.......................................      (21,679)         (42,804)
   Purchase of minority interest....................................................           --          (35,640)
   Purchase price for acquisitions..................................................      (51,184)              --
   Proceeds from sales of property, plant and equipment.............................          109              518
   Proceeds from sale of marketable securities......................................          192               --
   Proceeds from sales of assets held for sale......................................          510               --
                                                                                         --------         --------
NET CASH USED IN INVESTING ACTIVITIES...............................................      (72,052)         (77,926)
                                                                                         --------         --------
FINANCING ACTIVITIES
   Proceeds from issuance of long-term debt.........................................       50,484           21,998
   (Repayments) proceeds from short-term and long-term borrowings, net..............      (27,497)         145,748
   Repayment of long-term debt......................................................      (25,000)         (90,000)
   Additions to deferred financing costs............................................           (4)          (1,765)
   Subsidiary stock activity, net...................................................         (232)          (1,814)
                                                                                         --------         --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.................................       (2,249)          74,167
                                                                                         --------         --------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS....................................         (869)           1,849
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................................        5,956            4,107
                                                                                         --------         --------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................................    $   5,087        $   5,956
                                                                                         ========         ========
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid for interest...........................................................    $  34,225        $  38,383
                                                                                         ========         ========
   Cash paid for income taxes.......................................................    $     690        $  10,132
                                                                                         ========         ========

      The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A -- ORGANIZATION & BUSINESS

     Gerdau USA, Inc. (Gerdau) is a Delaware corporation and an indirect, wholly-owned subsidiary of Gerdau S.A. (the "Parent Company"), a
     Brazilian steel company. Gerdau was formed to hold the Parent Company's investment in FLS Holdings, Inc. (FLS), a Delaware corporation, which is a holding company that owns approximately 87% of the outstanding common stock of AmeriSteel Corporation (AmeriSteel), a Florida corporation, and it's majority owned subsidiary, AmeriSteel Bright Bar, Inc. (ABB), a Florida corporation. The consolidated financial statements include the accounts of Gerdau, FLS, AmeriSteel and ABB, together, the "Company"), after elimination of all significant intercompany balances and transactions. The Company operates in the steel production and fabrication industry. Its headquarters are located in Tampa, Florida and its operations are located throughout the eastern half of the United States.

     On September 27, 1999, the Parent Company acquired 176 shares, representing 88% of the issued and outstanding $.01 par value common stock of FLS through Gerdau. On September 25, 2000, the Parent Company acquired the remaining 24 shares of the issued and outstanding $.01 par value common stock of FLS through Gerdau. The acquisition was accounted for using the purchase method. The purchase price, as allocated, has been pushed down to the consolidated financial statements of the Company.

     The purchase price of $35.6 million for the acquisition of minority interest in September 2000 was allocated as follows: other current assets, $(.8) million; property, plant and equipment, $12.8 million; goodwill, $4.3 million; deferred tax liability, $(5.0) million; and minority interest, $24.3 million.

     On March 13, 2001, AmeriSteel formed ABB. Effective April 2, 2001, ABB merged with American Bright Bar of Orrville, Ohio, a producer of cold drawn flat bar. ABB acquired all of American Bright Bar's outstanding shares in return for $4.2 million cash, $5.3 million of debt and 20% of the outstanding shares of ABB. The transaction was accounted for as a purchase.

     On December 28, 2001, the Company acquired certain assets and assumed certain liabilities of the Cartersville, Georgia mill (Cartersville), a producer of structural steel products from Birmingham Steel Corporation.
     In a separate transaction on the same date, the Company acquired certain assets that were being leased by Cartersville from the existing lessor group for cash and an operating lease. The two transactions are being accounted for as a business combination for financial reporting purposes. The business combination was consummated in order to expand the Company's product line. The results of operations for Cartersville have been included in the consolidated balance sheet as of December 31, 2001, but had no significant impact on the results of operations for the year ended December 31, 2001. The aggregate purchase price was $41.7 million, including $41.5 million cash and $.2 million marketable securities. The Company expects additional working capital investments in accounts receivable and inventory of approximately $15 million will be required during the first quarter of 2002. The transactions were funded, and the additional working capital will be funded by available borrowings under the Company's revolving credit facility and from operational cash flow.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                                                              At December 28, 2001
                                                              --------------------
                                                                    ($000s)
Inventory...................................................       $ 20,674
Property, plant and equipment...............................         28,757
                                                                    -------
Total assets acquired.......................................         49,431
                                                                    -------
Accounts payable............................................          6,756
Accrued liabilities.........................................            959
                                                                    -------
Total liabilities assumed...................................          7,715
                                                                    -------
Net assets acquired.........................................       $ 41,716
                                                                    =======

     Proforma consolidated results of operations for the years ended December 31, 2001 and 2000 reflecting the business combination of the Cartersville mill are presented in the table below. The proforma results assume the Cartersville acquisition was completed on the first day of the respective periods. Results reflect reduced depreciation expense and lease payments due to lower acquisition values, and also

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

NOTE A -- ORGANIZATION & BUSINESS (CONTINUED)

     exclude prior period inventory writedowns taken by the seller. Interest expense, which is not directly charged to the mill, is based on projected capital employed and actual average interest rates for the respective periods.

                                                       FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                    --------------------------
                                                       2001            2000
                                                    ----------      ----------
                                                             ($000s)
Net sales.......................................    $ 758,259       $ 782,170
Loss before income tax benefit..................      (24,952)        (27,157)
Net loss........................................      (21,860)        (22,992)

NOTE B --  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Credit Risk: The Company extends credit, primarily on a basis of 30-day terms, to various customers in the steel distribution, fabrication and construction industries. The Company performs periodic credit evaluations of its customers and generally does not require collateral.

     Business Segments: The Company is engaged in two primary business segments: steel production and fabrication, both primarily for use in construction and industrial markets. Exports represent less than 1% of total sales.

     Cash Equivalents: The Company considers all highly liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Assets Held for Sale: Assets held for sale consists of real estate held for sale which is carried at the lower of cost or net realizable value.

     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. Maintenance and repairs are charged against operations as incurred. Upon retirement or other disposition of property, plant and equipment, the cost and related allowances for depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.

     Interest cost for property, plant and equipment construction expenditures of approximately $784 thousand was capitalized during the year ended December 31, 2001. For financial reporting purposes, the Company provides for depreciation of property, plant and equipment using the straight-line method over the estimated useful lives of 20 to 30 years for buildings and improvements and 3 to 20 years for other equipment.

     Goodwill: Goodwill consists of the excess of purchase price over the fair value of acquired assets and liabilities. Goodwill is stated at cost less accumulated amortization of $14.4 million at December 31, 2001. Goodwill was being amortized over a period of 20 years.

     Deferred Financing Costs: The deferred financing costs are net of accumulated amortization and are amortized over the term of the respective debt instruments, which range from one to 22 years from debt inception date.

     Income Taxes: Income taxes are accounted for using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which establishes financial accounting and reporting standards for the effects of income taxes that result from a company's activities. Gerdau files a consolidated U.S. tax return and has a formal tax sharing arrangement with FLS, AmeriSteel and ABB. FLS', AmeriSteel's and ABB's tax liabilities are paid to Gerdau based on each entity's tax liability calculated using the separate return method, which in turn is responsible for the filing of tax returns and payment of any consolidated tax liabilities. Any difference in taxes received from the subsidiaries and paid by Gerdau are retained for Gerdau's benefit.

     Impairment of Long-Lived Assets: Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company periodically assesses the realizability of its long-term assets. This standard had no material impact on the Company's financial statements for the years ended December 31, 2001 and 2000.

     Minority Interest: Minority interest is reflected after liabilities but before shareholder's equity on the balance sheet. AmeriSteel issues and purchases shares of its stock to and from employees due to various employee stock ownership plans. The results of these stock issuances lead to valuation differences that are charged or credited to capital in excess of par on the books of the Company. Purchases

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     of these shares of common stock are treated as an acquisition of minority interest by the Company and are accounted for under the purchase method of accounting.

     Revenue Recognition: Revenues are recognized as product is shipped to customers, or in the case of the fabricating group business, as shipments progress against contracts. Volume discounts are accrued against shipments

     Delivery Expenses: The Company's policy is to include all delivery expenses in cost of sales.

     Self Insurance: As part of its risk management strategies, the Company is self-insured, up to certain amounts, for risks such as workers' compensation, general liability, employee health benefits, and long-term disability. Risk retention is determined based on savings from insurance premium reductions, and, in the opinion of management, does not result in unusual loss exposure relative to other companies in the industry.

     Derivatives: The Company has adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 137 and SFAS 138 (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative financial instruments and requires that derivative instruments be recorded in the balance sheet as either an asset or liability measured at their fair value. SFAS 133 allows that changes in the derivative fair values that are designated, effective and qualify as cash flow hedges can be deferred and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. For derivative instruments that do not qualify as cash flow hedges, SFAS 133 requires that changes in the derivative fair values be recognized in earnings in the period of change.

     Fair Value of Financial Instruments: Estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash equivalents, accounts receivable and accounts payable approximates their fair value due to the short-term nature of these financial instruments. The carrying value of the fixed-rate debt approximates fair value due to the nature of the counter parties. The carrying value of the variable-rate debt approximates fair value due to its variable-rate nature.

     Recent accounting pronouncements: In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations"
     (SFAS 141), and SFAS No. 142 "Goodwill and Other Intangible Assets",
     (SFAS 142). SFAS 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001; establishes specific criteria for the recognition of intangible assets separately from goodwill; and requires unallocated negative goodwill to be written off immediately as an extraordinary gain (instead of being deferred and amortized). SFAS 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. SFAS 142 also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to forty years. SFAS 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS 142 are effective for fiscal years beginning after December 15, 2001. The Company has adopted the provisions of SFAS 141 and applied them to the Cartersville acquisition. The Company will adopt SFAS 142 beginning January 1, 2002 and will no longer amortize goodwill beginning January 1, 2002. Management does not expect the impairment provisions of SFAS 142 to have a material impact on the Company when adopted.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143) that addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated costs. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The provisions of SFAS 143 are effective for fiscal years beginning after June 15, 2002. The Company is considering the provisions of SFAS 143 and at present has not determined the impact of adopting SFAS 143.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144) that addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company is considering the provisions of SFAS 144 and at present has not determined the impact of adopting SFAS 144.

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Reclassifications: Certain amounts in the prior period financial statements have been reclassified to conform to the current financial statement presentation.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C -- INVENTORIES

     Inventories consist of the following:

                                              DECEMBER 31,  DECEMBER 31,
                                                 2001          2000
                                              ------------  ------------
                                                  (US$ in thousands)
Finished goods..............................    $  89,798     $  87,484
Work in-process.............................       11,839        20,498
Raw materials and operating supplies........       41,258        30,761
                                                 --------      --------
                                                $ 142,895     $ 138,743
                                                 ========      ========

NOTE D -- BORROWINGS

     Long-term borrowings consist of the following:

                                              DECEMBER 31,   DECEMBER 31,
                                                 2001            2000
                                              ------------   ------------
                                                   (US$ in thousands)
Loan from PASUG Inc........................    $ 182,995      $ 182,995
Loan from Parent...........................       36,818         36,818
Loan from Nova Scotia Co...................       17,200         21,998
Loan from GUSAP............................       21,468          --
Revolving Credit Agreement.................       80,000         96,000
Term Loan..................................       93,750        100,000
Industrial Revenue Bonds...................       33,195         33,195
AmeriSteel Bright Bar......................        3,867          --
Other......................................        1,130          1,430
                                                --------       --------
   Total Borrowings........................      470,423        472,436
Less Current Maturities....................      (48,245)        (7,745)
                                                --------       --------
   Total Long-Term Borrowings..............    $ 422,178      $ 464,691
                                                ========       ========

     The Loan from PASUG Inc. represents principal borrowings related to the acquisition by Gerdau of 88% of the outstanding common stock of FLS. The Loan from PASUG Inc. accrues interest at a rate of 11.95% on the first $50 million and 11.65% on the remainder and has no stated maturity date. PASUG Inc. has represented that no repayments are required prior to December 31, 2002, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position. PASUG Inc. is a branch of a U.S. general partnership owned by two Canadian subsidiaries of Gerdau S.A.

     The Loan from Parent represents $35.6 million related to the September 2000 acquisition by Gerdau of the 24 shares of outstanding common stock of FLS formerly owned by Kyoei Steel Ltd. This portion of the Loan from Parent accrues interest at the rate of 9.23% and has no stated maturity date. Gerdau Steel Inc. has represented that no repayments are required prior to December 31, 2002, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position. Also included in the Loan from Parent is $1.2 million relating to interest incurred in the quarter ended December 31, 1999, which is classified as a current liability.

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE D -- BORROWINGS (CONTINUED)

     The Loan from Nova Scotia Co. represents a note payable for interest accrued through December 31, 2000, by Gerdau relating to the Loan from PASUG Inc. The Loan from Nova Scotia Co. accrues interest at a rate of 9.0% and has no stated maturity date. Nova Scotia Co. has represented that no repayments are required prior to December 31, 2002, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position. Nova Scotia Co. is a branch of a U.S. general partnership owned by two Canadian subsidiaries of Gerdau S.A.

     The Loan from GUSAP represents a note payable for interest accrued through December 31, 2001, by Gerdau relating to the Loan from PASUG Inc. The Loan from GUSAP accrues interest at a rate of 9.0% and has no stated maturity date. GUSAP has represented that no repayments are required prior to December 31, 2002, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position. GUSAP is a branch of a U.S. general partnership owned by two Canadian subsidiaries of Gerdau S.A.

     The Revolving Credit Agreement was amended in September 2000 and increased the total facility to $285 million, of which $100 million is a term loan that amortizes at the rate of 25% per year beginning December 2001. The Revolving Credit Agreement matures September 2005. Letters of credit are subject to an aggregate sublimit of $50 million. The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. It is collateralized by first priority security interests in substantially all accounts receivable and inventory of the Company as well as a lien on AmeriSteel's Charlotte mill property, plant and equipment. The Company continued to be in compliance with these covenants through December 31, 2001. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Prime Rate) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate at December 31, 2001 and 2000, was approximately 4.2% and 8.5%, respectively.

     AmeriSteel's industrial revenue bonds ("IRBs") were issued to obtain funding to construct facilities in Jackson, Tennessee; Charlotte, North Carolina; Jacksonville, Florida; and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate (3.35% to 3.85% at December 31, 2001); $9.4 million of the IRBs matures in 2003, $3.8 million matures in 2015 and the remaining $20.0 million matures in 2017. Irrevocable letters of credit issued pursuant to the Revolving Credit Agreement backs the IRBs. As of December 31, 2001, the Company had approximately $38.7 million of outstanding letters of credit, primarily for IRBs, insurance, and surety bonds.

     The ABB's debt represents a bank loan to AmeriSteel's majority owned subsidiary secured by machinery and equipment. The loan matures in 2011 with amortization payments that began in July 2001. The loan currently bears interest at a rate of approximately 8.7% per year with the rate schedule to be reset June 2002 and every three years thereafter based on prime plus 1%. AmeriSteel is a guarantor of the loan.

     Other debt represents capital leases and the unpaid portion of a $1.5 million note payable to the Tennessee Valley Authority that amortizes over seven years and is secured by certain equipment at the Knoxville, Tennessee mill.

     In order to reduce its exposure to interest rate fluctuations, the Company entered into interest rate swap agreements in August and September 2001 that are considered cash flow hedges. The interest rates swaps have a notional value of $55 million with the Company paying a fixed interest rate and receiving a variable interest rate based on three-month LIBOR. The underlying hedged instruments are specific tranches of LIBOR-based revolving credit and term loan borrowings under the Company's Revolving Credit Agreement. The Company tests effectiveness of the swaps on a quarterly basis using the "change in fair value" method prescribed by SFAS 133. Each period, the fair value of the interest rate swap agreements is recorded on the balance sheet. The effective portion of the swap agreements is recorded in accumulated other comprehensive income, a component of stockholders' equity, until the hedged transaction occurs and is recognized in income. The ineffective portion of the swap agreements is recognized in income immediately.

     The Company recognized additional interest expense of approximately $379 thousand in the year ended December 31, 2001, due to the interest rate swaps. The fair value of the interest rate swaps was $(272) thousand at December 31, 2001, which was recorded in other liabilities on the balance sheet, with the offset recorded, net of income tax benefit of $109 thousand, in other comprehensive income.

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE D -- BORROWINGS (CONTINUED)

     The maturities of long-term borrowings for the years subsequent to December 31, 2001, are as follows:

YEAR ENDING
DECEMBER 31,                                    AMOUNT
------------                               -----------------
                                           (US$ in thousands)
2002  ....................................     $  48,245
2003  ....................................        25,530
2004  ....................................        34,949
2005  ....................................        99,342
2006  ....................................           510
Thereafter................................       261,847
                                                --------
                                               $ 470,423
                                                ========

NOTE E -- INCOME TAXES

     The (benefit) provision for income taxes is composed of the following amounts:

                                                   YEAR ENDED     YEAR ENDED
                                                   DECEMBER 31,   DECEMBER 31,
                                                      2001           2000
                                                   ------------   ------------
                                                       (US$ in thousands)
Current (benefit) provision
   Federal......................................    $ (2,234)      $  3,250
   State........................................       1,081            361
                                                     -------        -------
                                                      (1,153)         3,611
                                                     -------        -------
Deferred (benefit) provision
   Federal......................................      (1,455)        (4,789)
   State........................................         372           (532)
                                                     -------        -------
                                                      (1,083)        (5,321)
                                                     -------        -------
                                                    $ (2,236)      $ (1,710)
                                                     =======        =======

     A reconciliation of the difference between the effective income tax rate for each year and the statutory federal income tax rate follows:

                                                            YEAR ENDED    YEAR ENDED
                                                           DECEMBER 31,  DECEMBER 31,
                                                               2001          2000
                                                           ------------  ------------
                                                               (US$ in thousands)
Tax benefit at statutory rates..........................     $ (6,940)     $  (5,403)
State income taxes, net of federal income tax effect....         (892)           644
Goodwill amortization...................................        2,600          2,029
Other items, net........................................        2,996          1,020
                                                              -------       --------
                                                             $ (2,236)     $  (1,710)
                                                              =======       ========

                       GERDAU USA INC. & SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE E -- INCOME TAXES (CONTINUED)

     The components of the deferred tax assets and liabilities consisted of the following:


                                            DECEMBER 31,       DECEMBER 31,
                                               2001               2000
                                            ------------       ------------
                                                  (US$ IN THOUSANDS)
Deferred tax asset
    Pension and post-retirement accruals .   $  9,461           $  8,371
    Employee benefits and related accruals      3,879              3,636
    Workers' compensation accrual ........      1,271              1,060
    Environmental remediation accrual ....      1,081                795
    Allowance for doubtful accounts ......        497                513
    Accrued expenses .....................        350                607
    Related-party interest ...............        340                459
    Deferred compensation ................        192                435
    Investment writedown .................        129                367
    Inventories ..........................        116                530
    Derivatives ..........................        109                 --
    Charitable contributions .............         60                 --
    Taxes ................................         10                217
                                              -------            -------
                                               17,495             16,990
                                              -------            -------
Deferred tax liability
    Property, plant and equipment ........    (85,850)           (85,279)
    Assets held for sale .................     (2,183)            (3,522)
    Goodwill .............................       (223)              (142)
                                              -------            -------
                                              (88,256)           (88,943)
                                              -------            -------
                                             $(70,761)          $(71,953)
                                              =======            =======

NOTE F-- BENEFIT PLANS

     The Company maintains a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations.

     The Company currently provides specified health care benefits to retired employees. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Company has the right to modify or terminate these benefits.

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE F -- BENEFIT PLANS (CONTINUED)

     The following table summarizes the accumulated pension benefits and postretirement medical benefit obligations included in the Company's consolidated statements of financial position:

                                                                                           POSTRETIREMENT
                                                    PENSION BENEFITS                           MEDICAL
                                                   ------------------                    -------------------
                                                                        YEAR ENDED DECEMBER 31,
                                                       2001                2000        2001         2000
                                                   ------------         ---------    ---------    ---------
                                                                        (US$ in thousands)
COMPONENTS OF NET PERIODIC BENEFIT COST .........    $                  $            $             $
Service cost ....................................       4,039               3,302         247          210
Interest cost ...................................       8,822               8,008         586          564
Expected return on plan assets ..................      (9,983)             (9,341)         --           --
Amortization of prior service cost ..............         (35)                (35)         --          (11)
Recognized actuarial gain .......................          --                  --          --          (18)
                                                      -------            --------     -------       ------
Net periodic benefit cost .......................       2,843               1,934         833          745
                                                      =======            ========     =======       ======
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of year .........    $116,940           $ 102,345    $  7,858      $ 7,834
Service cost ....................................       4,039               3,302         247          210
Interest cost ...................................       8,822               8,008         586          564
Plan participants' contributions ................          --                  --         466          429
Plan amendments .................................          --                  --         135           --
Actuarial loss ..................................       7,840               8,778       1,179           50
Benefits and administrative expenses paid .......      (5,755)             (5,493)     (1,403)      (1,229)
                                                      -------            --------     -------       ------
Benefit obligation at end of year ...............    $131,886           $ 116,940    $  9,068      $ 7,858
                                                      =======            ========     =======       ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year ..    $108,188           $ 105,304    $     --      $    --
Actual return on plan assets ....................      (1,491)              8,377          --           --
Employer contribution ...........................         774                  --         937          800
Plan participants' contributions ................          --                  --         466          429
Benefits and administrative expenses paid .......      (5,755)             (5,493)     (1,403)      (1,229)
                                                      -------            --------     -------       ------
Fair value of plan assets at end of year ........    $101,716           $ 108,188    $     --      $    --
                                                      =======            ========     =======       ======
RECONCILIATION OF FUNDED STATUS AT END OF YEAR
Funded status ...................................    $(30,170)          $  (8,752)   $ (9,068)     $(7,858)
Unrecognized prior service cost .................        (222)               (257)         --         (135)
Unrecognized actuarial loss (gain) ..............      16,150              (3,164)        246         (933)
                                                      -------            --------     -------       ------
Net amount recognized ...........................    $(14,242)          $ (12,173)   $ (8,822)     $(8,926)
                                                      =======            ========     =======       ======

     The weighted average discount rates used in determining the actuarial present value of the accumulated pension benefit obligations were 7.25% and 7.5% for the years ended December 31, 2001 and 2000, respectively. The rate of increase in future compensation levels was 4.5%. The expected rate of return on plan assets was 9.25%.

     The weighted average discount rates used in determining the accrued postretirement medical benefit obligation were 7.25% and 7.5% for the years ended December 31, 2001 and 2000, respectively. The gross medical trend rate was assumed to be 8.58% in 2001 and decreasing by .346% per year to 6.5% in 2007; 6.0% in 2008 and beyond for pre-65 retirees that retired before January 1, 1994, and 6.5% decreasing by .5% per year to 5.5% in 2003 and beyond for post-65 retirees that retired before January 1, 1994. For retirees on or after January 1, 1994, the trend rate is the same until the Company's expected costs are double that of the 1992 costs. At that point, the retirees will pay future increases in the medical trend. The health care cost trend rate assumption has a significant effect on the amount of the obligation reported.

     The incremental effect of a 1% increase in the medical trend rate would result in an increase of approximately $208 thousand and $11 thousand to the accrued postretirement benefit obligation and service cost plus interest cost, respectively, as of and for the year ended December 31, 2001. The incremental effect of a 1% decrease in the medical trend rate would result in a decrease of

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE F -- BENEFIT PLANS (CONTINUED)

     approximately $188 thousand and $10 thousand to the accrued postretirement benefit obligation and service cost plus interest cost, respectively, as of and for the year ended December 31, 2001.

     The Company also has a voluntary savings plan available to substantially all of its employees. Under this plan, the Company contributes amounts based upon a percentage of the savings paid into the plan by employees. The Company matches 50% of the employees' contributions up to 4% of employees' salaries. Costs under this plan were $1.8 million for each of the years ended December 31, 2001 and 2000, respectively.

NOTE G -- COMMON STOCK

     Gerdau's common stock consists of 1,000 shares of $.01 par value common stock authorized, with 80 shares issued and outstanding. Gerdau owns 100% of the 200 shares issued and outstanding of $.01 par value common stock of FLS. FLS in turn owns 9,000,000 shares of AmeriSteel's $.01 par value Class A common stock, or approximately 87% of AmeriSteel's issued and outstanding shares of common stock. AmeriSteel owns 800 shares of ABB's $.01 par value common stock, of which there are 1,000 shares issued and outstanding.

     In March 2000, the Board of Directors of AmeriSteel approved a long-term incentive plan available to executive management (the "Stakeholder Plan ") to ensure AmeriSteel's senior management's interest is congruent with the AmeriSteel's shareholders. Awards are determined by a formula based on AmeriSteel's return on capital employed in a given plan year. Earned awards vest and are paid out over a period of four years. Participants may elect cash payout or investments in phantom stock, for which a 25% premium is earned if elected. Benefits charged to expense under this plan for the year ended December 31, 2001, were $257 thousand.

     In July 1999, AmeriSteel's Board of Directors approved a Stock Purchase/SAR Plan (the SAR Plan) available to essentially all employees. The SAR Plan authorized 100,000 shares of common stock to be sold to employees during three offering periods, July through September in each of 1999, 2002 and 2005. Employees who purchased stock were awarded stock appreciation rights
     (SARs) equal to four times the number of shares purchased. A total of 42,321 shares were sold under the SAR Plan at a purchase price of $15.30 per share, with 30,463 of these shares outstanding as of December 31, 2001. SARs were granted at fair value at the date of the grant, determined based on an independent appraisal. A total of 169,284 SARs were granted under the SAR Plan, with 121,731 of these rights outstanding as of December 31, 2001. The SARs become exercisable at the rate of 25% annually from the grant date and may be exercised for 10 years from the grant date.

     In September 1996, AmeriSteel's Board of Directors approved the AmeriSteel Corporation Equity Ownership Plan (the Equity Ownership Plan), which provides for grants of common stock, options to purchase common stock and SARs up to 438,852 shares. AmeriSteel has granted 434,700 incentive stock options and 52,100 shares of common stock under the Equity Ownership Plan through December 31, 2001, with 305,840 incentive stock options and 8,340 shares of common stock outstanding at December 31, 2001. All issued options and shares of issued common stock became one-third vested two years after the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. All grants were at the fair market value of the common stock on the grant date, determined based on an independent appraisal. Options may be exercised for 10 years from the grant date.

     In May 1995, AmeriSteel's Board of Directors approved a Stock Purchase/Option Plan (the Purchase Plan) available to essentially all of its employees. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the Purchase Plan at a purchase price of $10.63 per share, with 357 of these shares outstanding as of December 31, 2001. The options were granted at fair value at the date of the grant, determined based on an independent appraisal. A total of 226,134 options were granted under the Purchase Plan, with 1,824 of these options outstanding as of December 31, 2001. No options remain available for future grant. The issued options became one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. Options may be exercised for up to 10 years from the grant date.

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations. SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS 123 been adopted. Compensation expense recognized in the consolidated statements of operations under the SAR Plan, the Equity Ownership Plan and the Purchase Plan for the years ended December 31, 2001 and 2000, was $(487) thousand and $935 thousand, respectively.

     For SFAS 123 purposes, the fair value of each option granted under AmeriSteel's Equity Ownership Plan and Purchase Plan has been estimated as of the date of the grant using the following assumptions: risk-free interest rates ranging from 3.9 to 6.7 percent; expected life ranging from 5 to 7 years; volatility of 0 percent for options issued prior to January 1, 2000 and 25 percent for options issued thereafter; and dividend rates of 3 percent. Using these assumptions, the weighted average fair value per share of the stock options

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE G -- COMMON STOCK (CONTINUED)

     granted by AmeriSteel in the year ended December 31, 2001, was $2.87, which would be amortized as compensation expense over the vesting period of the options.

     Had compensation cost been determined consistent with SFAS 123, utilizing the assumptions detailed above, the Company's net income would have been changed to the following pro forma amounts:

                                       YEAR ENDED    YEAR ENDED
                                      DECEMBER 31,  DECEMBER 31,
                                          2001         2000
                                      ------------  ------------
                                          (US$ in thousands)
Net income
    As reported ...................     $(19,099)     $(16,060)
    Pro forma .....................      (19,232)      (16,175)


     The following table summarizes AmeriSteel's stock option activity for the years ended December 31, 2001 and 2000:

EQUITY OWNERSHIP PLAN

                                                     WEIGHTED-              WEIGHTED-
                                                     AVERAGE                AVERAGE
                                         NUMBER      EXERCISE     NUMBER    EXERCISE
                                       OF SHARES      PRICE     OF SHARES    PRICE
                                          2001        2001         2000       2000
                                       ---------     --------   ---------   ---------
Outstanding, beginning of year...       204,006      $19.22     192,467      $15.86
    Granted .....................       121,000       13.00      51,900       28.00
    Exercised ...................        (9,631)      13.42     (31,281)      13.12
    Forfeited ...................        (9,535)      19.31      (9,080)      19.74
                                        -------       -----     -------       -----
Outstanding, end of year ........       305,840      $16.94     204,006      $19.22
                                        =======       =====     =======       =====
Options vested at year-end ......        92,977      $15.57      64,389      $14.24
                                        =======       =====     =======       =====

PURCHASE PLAN

                                                     WEIGHTED-              WEIGHTED-
                                                     AVERAGE                AVERAGE
                                         NUMBER      EXERCISE     NUMBER    EXERCISE
                                       OF SHARES      PRICE     OF SHARES    PRICE
                                          2001        2001         2000       2000
                                       ---------     --------   ---------   ---------
Outstanding, beginning of year            3,468      $12.50     15,960       $12.50

    Granted ..................               --          --         --           --
    Exercised ................           (1,644)      12.50    (12,492)       12.50
    Forfeited ................               --          --         --           --
                                        -------       -----     -------       -----
Outstanding, end of year .....            1,824      $12.50      3,468       $12.50
                                        =======       =====     =======       =====
Options vested at year-end ...            1,824      $12.50      3,468       $12.50
                                        =======       =====     =======       =====

     The weighted-average remaining contractual life of the options under the Equity Ownership Plan and the Purchase Plan as of December 31, 2001, is 5.0 years for options granted through 1997 at a price between $12.50 and $18.00 per share, and 7.6 years for those options granted between 1998 and 2000 at a price between $20.00 and $28.00 per share, and 9.5 years for options granted in 2001 at a price of $13.00 per share. The weighted-average exercise price of the options under the Equity Ownership Plan as of December 31, 2001, is $15.80 for options granted through 1997 at a price between $12.50 and $18.00 per share, $24.78 for those options granted between 1998 and 2000 at a price between $20.00 and $28.00 per share, and $13.00 for options granted in 2001 at a price of $13.00 per share. The weighted-average exercise price of the options under the Purchase Plan as of December 31, 2001, is $12.50.

                         GERDAU USA INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H -- INCENTIVE COMPENSATION PLAN

     In 1989, AmeriSteel's Board of Directors approved a short-term incentive plan to reward key employees who are significant to the Company's long-term success. The awards are based on AmeriSteel's actual operating results, as compared to targeted results. The plan provides for annual distributions to participants based on that relationship. The plan is amended annually by AmeriSteel's Board of Directors to reflect changes in expected operating results, and to adjust target results accordingly. The current plan is based on actual return on capital employed as compared to target return on capital employed. The award is paid annually after the end of the fiscal year. For the years ended December 31, 2001 and 2000, the Company recorded expenses of $1.5 million and $2.3 million, respectively, relating to this award.

NOTE I -- ENVIRONMENTAL MATTERS

     As AmeriSteel is involved in the manufacture of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is emission control dust (EC dust), a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. While EC dust is generated in current production processes, such EC dust is being collected, handled and disposed of in a manner that management believes meets all current federal and state environmental regulations. The costs of collection and disposal of EC dust are being expensed as operating costs when incurred. In addition, the Company has handled and disposed of EC dust in other manners in previous years, and is responsible for the remediation of certain sites where such EC dust was generated and/or disposed.

     In April 2001, the Company was notified by the United States Environmental Protection Agency (the EPA) of an investigation that may identify the Company as one of a group of potential responsible parties (PRPs) in a Superfund Site in Pelham, Georgia. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, last operated by Stoller Chemical Company, a now bankrupt corporation. The EPA has claimed that the group of PRPs should reimburse the $15.5 million cost to remediate the site. The Company contests any liability for cleanup of the site, and therefore, has not recorded any liability. Should the EPA determine otherwise, the Company does not believe it will have a material adverse effect on the Company.

     In July 2001, a small amount of cesium, a radioactive source, was received from suppliers among scrap material and accidentally melted in the Company's Jacksonville mill furnace. Appropriate regulatory agencies were immediately notified and the contaminated material and equipment were confined. No injuries were reported and the environment was not put at risk due to alarms and procedures in place at the time. Melt shop activities at the Jacksonville mill were immediately halted pending cleanup of contaminated material and equipment. Melt shop operations resumed in early August and the cleanup is complete. The Company is currently evaluating material disposal alternatives. The incident is an insured loss, and therefore, the Company does not anticipate a material impact on its financial position or results of operations.

     In general, the Company's estimate of remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. The Company's process for estimating such remediation costs includes determining for each site the expected remediation methods and the estimated cost for each step of the remediation. In all such determinations, the Company employs outside consultants and providers of such remedial services to assist in making such determinations. Although the ultimate costs associated with the remediation are not known precisely, the Company estimated the total remaining costs to be approximately $2.9 million with these costs recorded as a liability at December 31, 2001, of which AmeriSteel expects to pay approximately $1.1 million within one year.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and third-party estimates of costs of remediation-related services provided to the Company or which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. Considering the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

                         GERDAU USA INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J -- COMMITMENTS

     OPERATING LEASES

     AmeriSteel leases certain equipment and real property under non-cancelable operating leases. Aggregate future minimum payments under these leases are as follows:

YEAR ENDING DECEMBER 31,           AMOUNT
------------------------    ------------------
                            (US$ in thousands)
2002 ....................         $ 4,542
2003 ....................           3,850
2004 ....................           2,902
2005 ....................           1,994
2006 ....................           1,460
Thereafter ..............             134
                                   ------
                                  $14,882
                                   ======

     Total rent expense was approximately $4.5 million for each of the years ended December 31, 2001 and 2000, respectively.

     SERVICE COMMITMENTS

     AmeriSteel has long-term contracts with several raw material suppliers. AmeriSteel typically realizes lower costs and improved service from these contracts. AmeriSteel believes these raw materials would be readily available in the market without such contracts.

     LITIGATION

     AmeriSteel is defending various claims and legal actions that are common to its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, none of them, in the opinion of management, will have a material effect on AmeriSteel's financial position or results of operations.

NOTE K -- OTHER (INCOME) EXPENSE, NET

     Other income for the year ended December 31, 2001 includes prior year tax refunds ($0.7 million income), expenses relating to the melting of a small amount of cesium at the Jacksonville mill ($0.4 million expense), a settlement with electrode suppliers ($2.8 million income), and the loss on sale of marketable securities ($2.6 million expense, net of $0.3 million tax effect.)

     Other expense for the year ended December 31, 2000 includes a settlement with electrodes suppliers ($0.3 million income) and startup costs at the Knoxville mill's melt shop ($3.0 million expense).

                         GERDAU USA INC. & SUBSIDIARIES

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                       AS AT DECEMBER 31, 2000 and 1999,
                         TOGETHER WITH REVIEW REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                           IMPORTANT NOTICE TO READER

     Arthur Andersen LLP has advised Gerdau USA Inc. that it is no longer engaged in the practice of public accounting in the United States. Accordingly, neither Gerdau USA Inc. nor Co-Steel Inc. is able to obtain the consent of Arthur Andersen LLP with respect to the inclusion of its review report on the financial statements of Gerdau USA Inc. and its Subsidiaries contained herein.

                       U.S. GAAP RECONCILIATION COMMENTS

     Gerdau USA's consolidated financial statements for the three year period ended December 31, 2001 (for 1999, for the three months ended December 31, 1999) and the consolidated financial statements as at, and for the six month period ended June 30, 2002 and 2001 have been prepared in accordance with U.S. GAAP.

     The only significant difference between the accounting policies of Gerdau USA applicable based on U.S. GAAP and the policies applicable based on Canadian GAAP for the financial year ended December 31, 2001, is described in Note D to Gerdau USA's December 31, 2001 consolidated financial statements set out in Appendix H to this Circular. The difference relates to the accounting for derivative instruments. As described in Note D, Gerdau USA has accrued a liability for a loss on the market value of a derivative instrument with an offsetting amount in other comprehensive loss, a component of shareholder's equity. The amount of the loss included in shareholder's equity at June 30, 2002 and December 31, 2001 totaled US$1,028 and US$163, respectively. Under Canadian GAAP, certain derivative instruments are not recorded at market value. For US GAAP, changes in accumulated, other comprehensive loss, are included as a component of "Other Comprehensive Income (Loss)". Under Canadian GAAP, no statement of Other Comprehensive Loss is required.

           REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholder of
GERDAU USA INC.:

     We have reviewed the accompanying consolidated statement of financial position of Gerdau USA Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for the twelve months ended December 31, 2000, and the three months ended December 31, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of the Company.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with accounting principles generally accepted in the United States.

Tampa, Florida,                                              ARTHUR ANDERSEN LLP
January 12, 2001

                         GERDAU USA INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                          (US$ IN THOUSANDS, US GAAP)
                                  (UNAUDITED)

                                                                      DECEMBER 31,  DECEMBER 31,
                                                                         2000         1999
                                                                          $            $
                                                                      ------------  ------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents ...................................         5,956       4,107
    Accounts receivable, less allowance of $1,301 and $1,449
          at December 31, 2000 and 1999, respectively, for
            estimated losses ....................................        76,930      76,916
    Inventories .................................................       138,743     140,203
    Deferred tax assets .........................................         6,059       6,876
    Other current assets ........................................         4,077       4,568
                                                                        -------     -------
TOTAL CURRENT ASSETS ............................................       231,765     232,670
ASSETS HELD FOR SALE ............................................         7,080      6,017
                                                                        -------     -------
PROPERTY, PLANT AND EQUIPMENT
    Land and improvements .......................................        26,482      22,975
    Buildings and improvements ..................................        50,015      46,233
    Machinery and equipment .....................................       307,356     249,216
    Construction in progress ....................................        18,929      35,435
                                                                        -------     -------
    Fixed assets at cost ........................................       402,782     353,859
    Less accumulated depreciation ...............................       (35,564)     (7,347)
                                                                        -------     -------
NET PROPERTY, PLANT AND EQUIPMENT ...............................       367,218     346,512
GOODWILL ........................................................       120,700     122,549
DEFERRED FINANCING COSTS ........................................         2,147       1,089
OTHER ASSETS ....................................................            59          20
                                                                        -------     -------
TOTAL ASSETS ....................................................       728,969     708,857
                                                                        =======     =======

     The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                          (US$ IN THOUSANDS, US GAAP)
                                  (UNAUDITED)

                                                                      DECEMBER 31,  DECEMBER 31,
                                                                          2000         1999
                                                                           $            $
                                                                      ------------  ------------
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
    Trade accounts payable ......................................        38,926        52,711
    Accrued salaries, wages and employee benefits ...............        15,298        16,553
    Current environmental remediation liabilities ...............         1,017         1,702
    Other current liabilities ...................................         5,627         8,784
    Interest payable ............................................         2,174         1,334
    Current maturities of long-term borrowings ..................         7,745        86,487
                                                                        -------       -------
TOTAL CURRENT LIABILITIES .......................................        70,787       167,571
LONG-TERM BORROWINGS, LESS CURRENT PORTION ......................        64,691       308,203
OTHER LIABILITIES ...............................................        23,279        22,107
DEFERRED TAX LIABILITIES ........................................        78,012        79,082
MINORITY INTEREST ...............................................        29,635        52,982
                                                                        -------       -------
SHAREHOLDER'S EQUITY
    Common Stock, $.01 par value, 1,000 shares authorized and
         80 shares outstanding ..................................            --            --
    Capital in excess of par ....................................        78,550        78,953
    Retained earnings ...........................................        15,909)          151
    Deferred compensation .......................................           (76)         (192)
                                                                        -------       -------
TOTAL SHAREHOLDER'S EQUITY ......................................        62,565        78,912
                                                                        -------       -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ......................       728,969       708,857
                                                                        =======       =======

      The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (US$ IN THOUSANDS, US GAAP)
                                  (UNAUDITED)

                                                                                    TWELVE MONTHS   THREE MONTHS
                                                                                        ENDED          ENDED
                                                                                     DECEMBER 31,   DECEMBER 31,
                                                                                        2000            1999
                                                                                    -------------   ------------
NET SALES .....................................................................        676,533        163,165
Operating Expenses
  Cost of sales ...............................................................        577,050        130,796
  Selling and administrative ..................................................         34,313          8,712
  Depreciation ................................................................         34,100          7,636
  Amortization of goodwill ....................................................          6,269          1,532
  Other expense (income), net .................................................          2,738            (12)
                                                                                       -------        -------
                                                                                       654,470        148,664
                                                                                       -------        -------
INCOME FROM OPERATIONS ........................................................         22,063         14,501
                                                                                       -------        -------
Other Expenses:
  Interest ....................................................................         36,960          7,080
  Amortization of deferred financing costs ....................................            707            235
                                                                                       -------        -------
                                                                                        37,667          7,315
                                                                                       -------        -------
(LOSS) INCOME BEFORE INCOME TAXES .............................................        (15,604)         7,186
Income tax (benefit) provision ................................................         (1,710)         3,501
                                                                                       -------        -------
(LOSS) INCOME BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEM .................        (13,894)         3,685
MINORITY INTEREST . ...........................................................         (2,166)        (1,209)
                                                                                       -------        -------
(LOSS) INCOME BEFORE EXTRAORDINARY ITEM .......................................        (16,060)         2,476
EXTRAORDINARY ITEM
  (net of applicable income taxes of $1,488 for the three month period ended
     December 31, 1999) .......................................................             --         (2,325)
                                                                                       -------        -------
NET (LOSS) INCOME .............................................................        (16,060)           151
                                                                                       =======        =======

The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                         (US$ IN THOUSANDS, US GAAP)
                                  (UNAUDITED)

                                                     COMMON STOCK        CAPITAL                                    TOTAL
                                                   -----------------    IN EXCESS    RETAINED      DEFERRED      SHAREHOLDER'S
                                                   SHARES     AMOUNT     OF PAR      EARNINGS    COMPENSATION       EQUITY
                                                   ------     ------    ---------    --------    ------------    -------------
BALANCES AT SEPTEMBER 30, 1999 ................      80          --      80,000           --         (217)           79,783
                                                     --        ----      ------      -------         ----          --------
   Net Income .................................      --          --          --          151           --               151
   Loss on subsidiary stock transactions ......      --          --      (1,047)          --           --            (1,047)
   Changes in deferred compensation ...........      --          --          --           --           25                25
                                                     --        ----      ------      -------         ----          --------
BALANCES AT DECEMBER 31, 1999 .................      80          --      78,953          151         (192)           78,912
                                                     ==        ====      ======      =======         ====          ========

   Net loss ...................................      --          --          --      (16,060)          --           (16,060)
   Loss on subsidiary stock transactions ......      --          --        (403)          --           --              (403)
   Changes in deferred compensation ...........      --          --          --           --          116               116
                                                     --        ----      ------      -------         ----          --------
BALANCES AT DECEMBER 31, 2000 .................      80          --      78,550      (15,909)         (76)           62,565
                                                     ==        ====      ======      =======         ====          ========

The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (US$ IN THOUSANDS, US GAAP)
                                  (UNAUDITED)

                                                                                 TWELVE MONTHS   THREE MONTHS
                                                                                     ENDED           ENDED
                                                                                  DECEMBER 31,   DECEMBER 31,
                                                                                      2000           1999
                                                                                        $              $
                                                                                  ------------   ------------
OPERATING ACTIVITIES
Net (loss) income ...........................................................       (16,060)            151
Adjustments to reconcile net (loss) income to net cash provided by (used) in operating activities:
  Depreciation ..............................................................        34,100           7,636
  Amortization ..............................................................         6,976           1,767
  Extraordinary item ........................................................            --           3,813
  Deferred income taxes .....................................................        (5,321)         (5,095)
  (Gain) loss on disposition of property, plant and equipment ...............          (595)             77
  Deferred compensation .....................................................           116              25
  Minority interest .........................................................         2,166           1,209
Changes in operating assets and liabilities:
  Accounts receivable .......................................................           (14)         19,246
  Inventories ...............................................................         1,460         (24,650)
  Other assets ..............................................................          (350)            (80)
  Current and other liabilities .............................................       (16,870)         (9,211)
                                                                                    -------        --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES .........................         5,608          (5,112)
                                                                                    -------        --------
INVESTING ACTIVITIES
  Additions to property, plant and equipment ................................       (42,804)         (7,977)
  Purchase of minority interest .............................................       (35,640)             --
  Proceeds from sales of property, plant and equipment ......................           518             106
  Proceeds from restricted IRB funds ........................................            --           1,188
                                                                                    -------        --------
NET CASH USED IN INVESTING ACTIVITIES .......................................       (77,926)         (6,683)
                                                                                    -------        --------
FINANCING ACTIVITIES
  Proceeds from issuance of new debt ........................................        21,998          72,810
  Proceeds from short-term and long-term borrowings, net ....................       145,748          74,767
  Repayment of debt .........................................................       (90,000)       (129,000)
  Call premium on redemption of senior debt .................................            --          (1,290)
  Additions to deferred financing costs .....................................        (1,765)            (22)
  Subsidiary stock activity, net ............................................        (1,814)         (8,323)
                                                                                    -------        --------
NET CASH PROVIDED BY FINANCING ACTIVITIES ...................................        74,167           8,942
                                                                                    -------        --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............................         1,849          (2,853)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ............................         4,107           6,960
                                                                                    -------        --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ..................................         5,956           4,107
                                                                                    =======        ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest ......................................................        38,383          11,617
                                                                                    =======        ========
Cash paid for income taxes ..................................................        10,132           1,783
                                                                                    =======        ========

The accompanying accountant's review report and notes to consolidated financial statements should be read in conjunction with these statements.

                         GERDAU USA INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- ORGANIZATION & BUSINESS

     On September 27, 1999, Gerdau S.A. acquired 176 shares, representing 88% of the issued and outstanding $.01 par value common stock of FLS Holdings Inc. ("FLS") through a majority-owned subsidiary, Gerdau USA Inc. ("Gerdau"). On September 25, 2000, Gerdau S.A. acquired the remaining 24 shares of the issued and outstanding $.01 par value common stock of FLS through Gerdau. As a result, Gerdau owns 100% of FLS which, in turn, owns approximately 87% of the issued and outstanding $.01 par value common stock of AmeriSteel Corporation ("AmeriSteel"). The acquisition was accounted for using the purchase method. The purchase price, as allocated, has been pushed down to the consolidated financial statements of the Company.

     The purchase price of $35.6 million for the acquisition of minority interest in September 2000 was allocated as follows: other current assets, $(.8) million; property plant and equipment, $12.8 million; goodwill, $4.3 million; deferred tax liability, $(5.0) million; and minority interest, $24.3 million.

     The consolidated financial statements include the accounts of Gerdau, a Delaware corporation, its wholly owned subsidiary, FLS, (a Delaware corporation) and its majority owned subsidiary, AmeriSteel, (a Florida corporation) (together, the "Company") after elimination of all significant intercompany balances and transactions. Gerdau is a wholly owned subsidiary of Gerdau S.A., a Brazilian steel company.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Credit Risk: The Company extends credit, primarily on a basis of 30-day terms, to various customers in the steel distribution, fabrication and construction industries. The Company performs periodic credit evaluations of its customers and generally does not require collateral.

     Business Segments: The Company is engaged in two primary business segments: steel production and fabrication, both primarily for use in construction and industrial markets. Exports represent less than 1% of total sales.

     Cash Equivalents: The Company considers all highly liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Assets Held for Sale: Assets held for sale consists of real estate held for sale which is carried at the lower of cost or net realizable value.

     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. Maintenance and repairs are charged against operations as incurred. Upon retirement or other disposition of property, plant and equipment, the cost and related allowances for depreciation are removed from the accounts and any resulting gain or loss is reflected in selling and administrative expenses in the statement of operations.

     Interest cost for property, plant and equipment construction expenditures of approximately $2.3 million was capitalized during the twelve months ended December 31, 2000. For financial reporting purposes, the Company provides for depreciation of property, plant and equipment using the straight-line method over the estimated useful lives of 20 to 30 years for buildings and improvements and 3 to 20 years for other equipment.

     Goodwill: Goodwill consists of the excess of purchase price over the fair value of acquired assets and liabilities. Goodwill is stated at cost less accumulated amortization of $7.8 million at December 31, 2000. Goodwill is being amortized over a period of 20 years.

     Deferred Financing Costs: The deferred financing costs are net of accumulated amortization and are amortized over the term of the respective debt instruments, which range from one to 22 years from debt inception date.

     Impairment of Long-Lived Assets: Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," establishes the recognition and measurement standards related to the impairment of long-lived assets. The Company periodically assesses the realizability of its long-lived assets. This standard had no material impact on the Company's financial statements for the twelve months ended December 31, 2000, and the three months ended Decemebr 31, 1999.

     Minority Interest: Minority interest is reflected after liabilities but before shareholder's equity on the balance sheet. AmeriSteel issues and purchases shares of its stock to and from employees due to various employee stock ownership plans. The results of these stock issuances lead to valuation differences that are charged or credited to capital in excess of par on the books of the Company. Purchases of these shares of common stock are treated as an acquisition of minority interest by the Company and are accounted for under the purchase method of accounting.

     Revenue Recognition: Revenues are recognized as product is shipped to customers.

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Delivery Expenses: The Company's policy is to include all delivery expenses in cost of sales.

     Self Insurance: As part of its risk management strategies, the Company is self-insured, up to certain amounts, for risks such as workers' compensation, general liability, employee health benefits, and long-term disability. Risk retention is determined based on savings from insurance premium reductions, and, in the opinion of management, does not result in unusual loss exposure relative to other companies in the industry.

     Fair Value of Financial Instruments: SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of the estimated fair values of certain financial instruments. The estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies that require considerable judgment in interpreting market data and developing estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The carrying value of cash equivalents, accounts receivable and accounts payable approximates their fair value due to the short-term nature of these financial instruments. The carrying value of the fixed-rate debt approximates fair value due to the nature of the counter parties. The carrying value of the variable-rate debt approximates fair value due to its variable-rate nature.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C -- INVENTORIES

     Inventories consist of the following:

                                               DECEMBER 31,   DECEMBER 31,
                                                   2000           1999
                                               ------------   ------------
                                                  (US$ in thousands)
Finished goods ............................       87,484         84,846
Work in-process ...........................       20,498         30,749
Raw materials and operating supplies ......       30,761         24,608
                                                 -------        -------
                                                 138,743        140,203
                                                 =======        =======

NOTE D -- BORROWINGS

     Long-term borrowings consist of the following:

                                       DECEMBER 31,     DECEMBER 31,
                                           2000             1999
                                       ------------     ------------
                                            (US$ in thousands)
Loan from PASUG Inc. ..............      182,995          182,995
Loan from Parent ..................       36,818            1,177
Loan from Nova Scotia Co ..........       21,998               --
364-Day Facility ..................           --           70,000
Revolving Credit Agreement ........       96,000           89,582
Term Loan .........................      100,000               --
Industrial Revenue Bonds ..........       33,195           33,195
Senior Notes ......................           --            1,000
Non-Revolving Note ................           --           15,000
Other .............................        1,430            1,741
                                         -------          -------
  Total Borrowings ................      472,436          394,690
Less Current Maturities ...........        7,745           86,487
                                         -------          -------
  Total Long-Term Borrowings ......      464,691          308,203
                                         =======          =======

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE D -- BORROWINGS (CONTINUED)

     In February 2000, the Company repaid the $15 million Non-Revolving Note which became due as a result of the change of control in September 1999.

     In October 2000, the remaining $1 million face value Senior Notes were redeemed at 101% of face value.

     The Loan from PASUG Inc. represents principal borrowings related to the acquisition by Gerdau of 88% of the outstanding common stock of FLS. The Loan from PASUG Inc. accrues interest at a rate of 11.95% on the first $50 million and 11.65% on the remainder and has no stated maturity date. PASUG Inc. has represented that no repayments are required prior to December 31, 2001, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position. PASUG Inc. is a branch of a U.S. general partnership owned by two Canadian subsidiaries of Gerdau S.A.

     The Loan from Parent represents $35.6 million related to the September 2000 acquisition by Gerdau of the 24 shares of outstanding common stock of FLS formerly owned by Kyoei Steel Ltd. This portion of the Loan from Parent accrues interest at the rate of 9.1% and has no stated maturity date. Gerdau Steel Inc. has represented that no repayments are required prior to December 31, 2001, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position. Also included in the Loan from Parent is $1.2 million relating to interest incurred in the quarter ended December 31, 1999, which is classified as a current liability.

     The Loan from Nova Scotia Co. represents a note payable for interest accrued through December 31, 2000 by Gerdau relating to the Loan from PASUG Inc. The Loan from Nova Scotia Co. accrues interest at a rate of 11.65% and has no stated maturity date. Nova Scotia Co. has represented that no repayments are required prior to December 31, 2001, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position. Nova Scotia Co. is a branch of a U.S. general partnership owned by two Canadian subsidiaries of Gerdau S.A.

     The Revolving Credit Agreement was amended in September 2000 and increased the total facility from $150 million to $285 million, of which $100 million is a term loan which amortizes at the rate of 25% per year beginning after the first year. The additional funds were used to repay the $90 million 364-Day Facility which was otherwise due in January 2001. The amendment also extended the duration of the loan that now matures September 2005. Letters of credit are subject to an aggregate sublimit of $50 million. The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. It is collateralized by first priority security interests in substantially all accounts receivable and inventory of the Company as well as a lien on the Company's Charlotte Mill property, plant and equipment. The Company continued to be in compliance with these covenants through December 31, 2000. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Prime
     Rate) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate at December 31, 2000 and 1999 was approximately 8.47% and 7.25%, respectively.

     AmeriSteel's industrial revenue bonds ("IRBs") were issued to obtain funding to construct facilities in Jackson, Tennessee; Charlotte, North Carolina; Jacksonville, Florida; and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate (6.75% to 6.90% at December 31, 2000), $9.4 million of the IRBs matures in 2003, $3.8 million matures in 2015 and the remaining $20.0 million matures in 2017. The IRBs are backed by irrevocable letters of credit issued pursuant to the Revolving Credit Agreement. As of December 31, 2000, the Company had approximately $34.6 million of outstanding letters of credit, primarily for IRBs, insurance, and surety bonds.

     Other debt represents capital leases and a $1.5 million note payable to the Tennessee Valley Authority that amortizes over seven years and is secured by certain equipment at the Knoxville, Tennessee mill.

     The maturities of long-term borrowings for the years subsequent to December 31, 2000 are as follows:

YEAR ENDING
DECEMBER 31,          AMOUNT
------------          ------
     (US$ in thousands)
 2001                  7,745
 2002                 25,315
 2003                 34,613
 2004                 25,226
 2005                114,985
 Thereafter          264,552
                     -------
                     472,436
                     =======

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE E -- INCOME TAXES

     The (benefit) provision for income taxes is comprised of the following amounts:

                                        TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                         DECEMBER 31, 2000     DECEMBER 31, 1999
                                        -------------------   ------------------
                                                 (US$ in thousands)
Currently (receivable) payable
  Federal ...........................         3,250                 6,397
  State .............................           361                   711
                                             ------                ------
                                              3,611                 7,108
Deferred benefit
  Federal ...........................        (4,789)               (4,585)
  State .............................          (532)                 (510)
                                             ------                ------
                                             (5,321)               (5,095)
                                             ------                ------
                                             (1,710)                2,013
                                             ======                ======

     A reconciliation of the difference between the effective income tax rate for each year and the statutory federal income tax rate follows:

                                                             TWELVE MONTHS ENDED  THREE MONTHS ENDED
                                                              DECEMBER 31, 2000    DECEMBER 31, 1999
                                                             -------------------  ------------------
                                                                       (US$ in thousands)
Tax (benefit) provision at statutory rates ..............           (5,403)              1,181
State income taxes, net of federal income tax effect ....              644                 249
Goodwill amortization ...................................            2,029                 537
Other items, net ........................................            1,020                  46
                                                                    ------               -----
                                                                    (1,710)              2,013
                                                                    ======               =====

     The components of the deferred tax assets and liabilities consisted of the following:

                                                DECEMBER 31, 2000   DECEMBER 31, 1999
                                                -----------------   -----------------
                                                          (US$ in thousands)
Deferred Tax Asset
  Allowance for doubtful accounts ..........            513                 390
  Inventories ..............................            530                  --
  Investment writedown .....................            367                  --
  Deferred finance costs ...................             --                 363
  Accrued expenses .........................            607                  --
  Worker's compensation accrual ............          1,060                 868
  Employee benefits and related accruals ...          3,636               3,461
  Environmental remediation accrual ........            795               1,821
  Taxes ....................................            217                 725
  Related party interest ...................            459               1,276
  Pension and retirement accruals ..........          4,849               3,941
  Post retirement benefits accrual .........          3,522               3,547
  Deferred compensation ....................            435                 106
                                                    -------             -------
                                                     16,990              16,498
                                                    -------             -------
Deferred Tax Liability
  Inventories ..............................             --                 (29)
  Property, plant and equipment ............        (85,279)            (85,129)
  Assets held for sale .....................         (3,522)             (3,499)
  Goodwill .................................           (142)                (47)
                                                    -------             -------
                                                    (88,943)            (88,704)
                                                    -------             -------
Net Deferred Tax Liability .................        (71,953)            (72,206)
                                                    =======             =======

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE F -- BENEFIT PLANS

     The Company maintains a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations.

     The Company currently provides specified health care benefits to retired employees. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Company has the right to modify or terminate these benefits.

     The following table summarizes the accumulated pension benefits and postretirement medical benefit obligations included in the Company's consolidated statements of financial position:

                                                         PENSION                              POSTRETIREMENT
                                                         BENEFITS              PENSION            MEDICAL        POSTRETIREMENT
                                                          TWELVE           BENEFITS THREE         TWELVE          MEDICAL THREE
                                                       MONTHS ENDED         MONTHS ENDED       MONTHS ENDED       MONTHS ENDED
                                                       DECEMBER 31,         DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                           2000                 1999               2000               1999
                                                       ------------        --------------     -------------      --------------
                                                                                  (US$ in thousands)
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost ......................................        3,302                  861               210                  64
Interest cost .....................................        8,008                1,869               564                 140
Expected return on plan assets ....................       (9,341)              (2,222)               --                  --
Amortization of prior service cost ................          (35)                  (9)              (11)                 (3)
Recognized actuarial gain .........................                                --               (18)                 --
                                                         -------              -------            ------              ------
Net periodic benefit cost .........................        1,934                  499               745                 201
                                                         =======              =======            ======              ======
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of period .........      102,345              101,115             7,834               7,792
Service cost ......................................        3,302                  861               210                  64
Interest cost .....................................        8,008                1,869               564                 140
Plan participants' contributions ..................           --                   --               429                  92
Actuarial loss (gain) .............................        8,778                 (130)               50                  68
Benefits and administrative expenses paid .........       (5,493)              (1,370)           (1,229)               (322)
                                                         -------              -------            ------              ------
Benefit obligation at end of period ...............      116,940              102,345             7,858               7,834
                                                         =======              =======            ======              ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period ..      105,304               99,572                --                  --
Actual return on plan assets ......................        8,377                7,102                --                  --
Employer contribution .............................           --                   --               800                 229
Plan participants' contributions ..................           --                   --               429                  93
Benefits and administrative expenses paid .........       (5,493)              (1,370)           (1,229)               (322)
                                                         -------              -------            ------              ------
Fair value of plan assets at end of period ........      108,188              105,304                --                  --
                                                         =======              =======            ======              ======
RECONCILIATION OF FUNDED STATUS AT END OF PERIOD
Funded status .....................................       (8,752)               2,959            (7,858)             (7,834)
Unrecognized prior service cost ...................         (257)                (292)             (135)               (146)
Unrecognized actuarial gain .......................       (3,164)             (12,882)             (933)               (952)
                                                         -------              -------            ------              ------
Net amount recognized .............................      (12,173)             (10,215)           (8,926)             (8,932)
                                                         =======              =======            ======              ======

     The weighted average discount rates used in determining the actuarial present value of the accumulated pension benefit obligations was 7.5% for the twelve months ended December 31, 2000 and 7.75% for three months ended December 31, 1999. The rate of increase in future compensation levels was 4.5%. The expected rate of return on plan assets was 9.5%.

     The weighted average discount rate used in determining the accrued post retirement medical benefit obligation was 7.5% for the twelve months ended December 31, 2000 and 7.75% for three months ended December 31, 1999. The gross medical trend rate was assumed to be 9.27% in 1999 and decreasing by .346% per year to 6.5% in 2007; 6.0% in 2008 and beyond for pre-65 retirees that retired before

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE F -- BENEFIT PLANS (CONTINUED)

     January 1, 1994, and 7.5% decreasing by .5% per year to 5.5% in 2003 and beyond for post-65 retirees that retired before January 1, 1994. For retirees on or after January 1, 1994, the trend rate is the same until the Company's expected costs are double that of the 1992 costs. At that point, future increases in the medical trend will be paid by the retirees. The health care cost trend rate assumption has a significant effect on the amount of the obligation reported.

     The incremental effect of a 1% increase in the medical trend rate would result in an increase of approximately $200 thousand and $12 thousand to the accrued post retirement benefit obligation and service cost plus interest cost, respectively, as of and for the twelve months ended December 31, 2000.

     The Company has an unfunded Supplemental Benefits Plan, which is a nonqualified plan that provides certain officers defined pension benefits in excess of limits imposed by federal tax laws. The liability under the plan was approximately $136 thousand as of December 31, 2000.

     The Company also has a voluntary savings plan available to substantially all of its employees. Under this plan, the Company contributes amounts based upon a percentage of the savings paid into the plan by employees. The Company matches 50% of the employees' contributions up to 4% of employees' salaries. Costs under this plan were $1.8 million and $477 thousand for the twelve months ended December 31, 2000, and the three months ended December 31, 1999, respectively.

NOTE G -- COMMON STOCK

     Gerdau's common stock consists of 1,000 shares of $.01 par value common stock authorized, with 80 shares issued and outstanding. Gerdau owns 100% of the 200 shares issued and outstanding of $.01 par value common stock of FLS, having acquired 24 shares from Kyoei Steel Ltd. in September 2000. FLS in turn owns 9,000,000 shares of AmeriSteel's $.01 par value Class A common stock, or approximately 87% of AmeriSteel's issued and outstanding shares of common stock.

     In March 2000, the Board of Directors of AmeriSteel approved a long-term incentive plan available to executive management (the "Stakeholder Plan") to ensure AmeriSteel's senior management's interest is congruent with the AmeriSteel's shareholders. Awards are determined by a formula based on AmeriSteel's return on capital employed in a given plan year. Earned awards vest and are paid out over a period of four years. Participants may elect cash payout or investments in phantom stock, for which a 25% premium is earned if elected. Benefits charged to expense under this plan for the twelve months ended December 31, 2000 were $300 thousand.

     In July 1999, AmeriSteel's Board of Directors approved a Stock Purchase/SAR Plan (the SAR Plan) available to essentially all employees. The SAR Plan authorized 100,000 shares of common stock to be sold to employees during three offering periods, July through September in each of 1999, 2002 and 2005. Employees who purchased stock were awarded stock appreciation rights
     (SARs) equal to four times the number of shares purchased. A total of 42,321 shares were sold under the SAR Plan at a purchase price of $15.30 per share, with 31,930 of these shares outstanding as of December 31, 2000. SARs were granted at fair value at the date of the grant, determined based on an independent appraisal. A total of 169,284 SARs were granted under the SAR Plan, with 127,617 of these rights outstanding as of December 31, 2000. The SARs become exercisable at the rate of 25% annually from the grant date and may be exercised for 10 years from the grant date.

     In September 1996, AmeriSteel's Board of Directors approved the AmeriSteel Corporation Equity Ownership Plan (the Equity Ownership Plan) which provides for grants of common stock, options to purchase common stock and SARs up to 438,852 shares. AmeriSteel has granted 313,700 incentive stock options and 52,100 shares of common stock under the Equity Ownership Plan through December 31, 2000, with 204,006 incentive stock options and 15,006 shares of common stock outstanding at December 31, 2000. All issued options and shares of issued common stock become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. All grants were at the fair market value of the common stock on the grant date, determined based on an independent appraisal. Options may be exercised for 10 years from the grant date.

     In May 1995, AmeriSteel's Board of Directors approved a Stock Purchase/Option Plan (the Purchase Plan) available to essentially all of its employees. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the Purchase Plan at a purchase price of $10.63 per share, with 631 of these shares outstanding as of December 31, 2000. The options were granted at fair value at the date of the grant, determined based on an independent appraisal. A total of 226,134 options were granted under the Purchase Plan, with 3,468 of these options outstanding as of December 31, 2000. No options remain available for future grant. The issued options became one third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. Options may be exercised for up to 10 years from the grant date.

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE G -- COMMON STOCK (CONTINUED)

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations. SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS No. 123 been adopted. Compensation expense recognized in the consolidated statements of operations under the SAR Plan, the Equity Ownership Plan and the Purchase Plan for the twelve months ended December 31, 2000, and the three months ended December 31, 1999, was $935 thousand and $709 thousand, respectively.

     For SFAS No. 123 purposes, the fair value of each option grant under AmeriSteel's Equity Ownership Plan and Purchase Plan has been estimated as of the date of the grant using a minimum value calculation with the following weighted average assumptions: risk-free interest rate of 6.7, 6.0 and 4.9 percent for the Equity Ownership Plan in the nine months ended December 31, 2000, AmeriSteel's fiscal 2000 and 1999, respectively, and risk-free interest rate of 6.3 percent for the Purchase Plan in fiscal 1996; expected life of 7 years for both the Equity Ownership Plan and Purchase Plan in all periods; and dividend rate of 3 percent for the Equity Ownership Plan for all periods, and dividend rate of 0 percent for fiscal 1996 for the Purchase Plan. Using these assumptions, the weighted average fair value per share of the stock options granted by AmeriSteel in the twelve months ended December 31, 2000, was $5.00, which would be amortized as compensation expense over the vesting period of the options. No options were granted during the three months ended December 31, 1999.

     Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share would have been changed to the following pro forma amounts:

                      TWELVE MONTHS ENDED      THREE MONTHS ENDED
                       DECEMBER 31, 2000        DECEMBER 31, 1999
                      -------------------      ------------------
                                   (US$ in thousands)
Net Income:                $                         $
   As reported ....         (16,060)                  151
   Pro forma ......         (16,175)                  135

     The following table summarizes AmeriSteel's stock option activity for the twelve months ended December 31, 2000 and the three months ended December 31, 1999:

     EQUITY OWNERSHIP PLAN

                                                       WEIGHTED-                   WEIGHTED-
                                                        AVERAGE                     AVERAGE
                                           NUMBER       EXERCISE       NUMBER       EXERCISE
                                         OF SHARES       PRICE       OF SHARES       PRICE
                                            2000         2000           1999          1999
                                         ---------     ---------     ---------     ---------
Outstanding, beginning of period ....     192,467       $ 15.86       223,700       $ 15.47
Granted .............................      51,900         28.00            --            --
Exercised ...........................     (31,281)        13.12       (29,399)        12.90
Forfeited ...........................      (9,080)        19.74        (1,834)        16.11
                                          -------         -----       -------         -----
Outstanding, end of year ............     204,006         19.22       192,467         15.86
                                          =======         =====       =======         =====
Options vested at year-end ..........      64,389         14.25        27,100         12.50

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE G -- COMMON STOCK (CONTINUED)

     PURCHASE PLAN

                                                            WEIGHTED-                   WEIGHTED-
                                                             AVERAGE                     AVERAGE
                                              NUMBER        EXERCISE      NUMBER        EXERCISE
                                             OF SHARES       PRICE       OF SHARES       PRICE
                                               2000           2000         1999           1999
                                             ---------      ---------    ---------      ----------
Outstanding, beginning of period ......        15,960         $12.50       160,255        $12.50
Granted ...............................            --             --           --             --
Exercised .............................       (12,492)        $12.50      (143,969)       $12.50
Forfeited .............................            --             --          (326)       $12.50
                                              -------                     --------
Outstanding, end of year ..............         3,468         $12.50        15,960        $12.50
                                              =======                     ========
Options vested at year-end ............         3,468         $12.50        15,960        $12.50

     The weighted-average remaining contractual life of the options under the Equity Ownership Plan and the Purchase Plan as of December 31, 2000 is 6.0 years for options granted at a price between $12.50 and $18.00 per share, and 8.6 years for those options granted at a price between $20.00 and $28.00 per share. The weighted-average exercise price of the options under the Equity Ownership Plan as of December 31, 2000 is $15.29 for options granted at a price between $12.50 and $18.00 per share, and $24.72 for those options granted at a price between $20.00 and $28.00 per share. The weighted-average exercise price of the options under the Purchase Plan as of December 31, 2000 is $12.50.

NOTE H -- INCENTIVE COMPENSATION PLAN

     In 1989, the Board of Directors of AmeriSteel approved a short-term incentive plan to reward key employees who are significant to the Company's long-term success. The awards are based on AmeriSteel's actual operating results, as compared to targeted results. The plan provides for annual distributions to participants based on that relationship. The plan is amended annually by the Board of Directors to reflect changes in expected operating results, and to adjust target results accordingly. The current plan is based on actual return on capital employed as compared to target return on capital employed. The award is paid annually after the end of the fiscal year. For the twelve months ended December 31, 2000, and for the three months ended December 31, 1999, the Company recorded expenses of $2.3 million and $946 thousand, respectively, relating to this award.

NOTE I -- ENVIRONMENTAL MATTERS

     As the Company is involved in the manufacture of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is emission control dust (EC dust), a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. EC dust generated in current production processes is collected, handled and disposed of in a manner which management believes meets all current federal and state environmental regulations. The costs of collection and disposal are being expensed and paid currently from operations. In addition, the Company has handled and disposed of EC dust in other manners in previous years, and is responsible for the remediation of certain sites where such EC dust was generated and/or disposed.

     In general, the Company's estimate of the remediation costs is based on its review of each site and the nature of the remediation activities to be undertaken. The Company's process for estimating remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In all such determinations, the Company employs outside consultants and service providers where necessary, to assist in making such determinations. Although the ultimate costs associated with the remediation are not presently known, the Company has estimated the total remaining costs to be approximately $2.1 million, with these costs recorded as a liability as of December 31, 2000. Of this amount, the Company expects to pay approximately $1.0 million within one year. The timing of the remaining future payments is uncertain due to the various remediation processes involved. The Company's two most significant environmental sites are detailed below.

     The Tampa mill site contains slag and soil that is contaminated with EC dust and polychlorinated biphenyl ("PCBs") generated by past operations. The volume and mass estimates of the contamination are based on analytical data from soil borings, soil samples and groundwater-monitoring wells. The remediation approach selected by the Company, excavation and on-site treatment and disposal, was approved, and a permit issued, by the U.S. Environmental Protection Agency during fiscal 1996 and by the Florida Department of Environmental Protection during fiscal 1998, and the Company received a signed Consent Order in fiscal 1998. Consequently, the

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

NOTE I -- ENVIRONMENTAL MATTERS (CONTINUED)

     remediation work is in progress. The remediation cost estimates are based on the Company's previous experience with comparable projects as well as estimates provided by outside environmental consultants. The Company is responsible for the total remediation costs and currently estimates the remaining costs to be approximately $400 thousand for this site. The Company expects cleanup at this site to be substantially completed during 2001.

     The Stoller site, a third-party site, contained metals from other potentially responsible parties ("PRPs") and EC dust from the Company that was stored at this recycling location. The Company is a PRP for this site. Outside contractors measured the remediation volumes and masses during the now complete cleanup. The soil cleanup, which consisted of on-site treatment and disposal in a constructed vault cap were completed by the PRPs under a consent order with the State of South Carolina. A Settlement Agreement was lodged by the State of South Carolina with the Federal Court in 1997. The Settlement Agreement contains an allocation which attributes approximately 2% of the State estimated $10 million groundwater remediation cost to the Company. The non-participating PRPs have intervened in the pending court proceedings to contest approval of the Agreement. In August 1999, the Federal Court ruled the Administrative Record was not sufficient to make a ruling on the Settlement Agreement and the litigation was stayed in Federal Court while the State of South Carolina and all interested PRPs concluded remediation under the EPA. The mediation did not reach a global settlement of financial responsibilities of the site. A status conference was held in Federal Court in November 2000. The Court ordered that the State and the PRPs draft for submission to the Court a Case Management Order and it is likely that a trial date will be set for sometime during 2001. In December 2000, the State signed a Record of Decision for the Caw-Caw Swamp which is associated with the Stoller site. The State estimates a cost of $2.4 million to cleanup the swamp. If the Company is determined to have any responsibility for the cleanup of the swamp, the Company's management believes that there would be no material impact from those costs on the Company's results of operations, financial condition and liquidity.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and quotations and third-party estimates of costs of remediation-related services provided to the Company, or which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. In light of the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

NOTE J -- COMMITMENTS

     Operating Leases

     The Company leases certain equipment and real property under non-cancelable operating leases. Aggregate future minimum payments under these leases are as follows:

YEAR ENDING                                               AMOUNT
DECEMBER 31,                                        ------------------
------------                                        (US$ in thousands)
2001 ..........................................           3,324
2002 ..........................................           2,990
2003 ..........................................           2,431
2004 ..........................................           1,492
2005 ..........................................             598
Thereafter ....................................              99
                                                         ------
                                                         10,934
                                                         ======

     Total rent expense was approximately $4.5 million and $1.0 million for the twelve months ended December 31, 2000, and the three months ended December 31, 1999, respectively.

     Litigation

     The Company is defending various claims and legal actions which are common to its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, none of them, in the opinion of management, will have a material effect on the Company's financial position or results of operations.

                         GERDAU USA INC. & SUBSIDIARIES

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                            AS AT DECEMBER 31, 1999,
                         TOGETHER WITH REVIEW REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                           IMPORTANT NOTICE TO READER

         Arthur Andersen LLP has advised Gerdau USA Inc. that it is no longer engaged in the practice of public accounting in the United States. Accordingly, neither Gerdau USA Inc. nor Co-Steel Inc. is able to obtain the consent of Arthur Andersen LLP with respect to the inclusion of its review report on the financial statements of Gerdau USA Inc. and its Subsidiaries contained herein.

                        U.S. GAAP RECONCILIATION COMMENTS

         Gerdau USA's consolidated financial statements for the three year period ended December 31, 2001 (for 1999, for the three months ended December 31, 1999) and the consolidated financial statements as at, and for the six month period ended June 30, 2002 and 2001 have been prepared in accordance with U.S. GAAP.

         The only significant difference between the accounting policies of Gerdau USA applicable based on U.S. GAAP and the policies applicable based on Canadian GAAP for the financial year ended December 31, 2001, is described in Note D to Gerdau USA's December 31, 2001 consolidated financial statements set out in Appendix H to this Circular. The difference relates to the accounting for derivative instruments. As described in Note D, Gerdau USA has accrued a liability for a loss on the market value of a derivative instrument with an offsetting amount in other comprehensive loss, a component of shareholder's equity. The amount of the loss included in shareholder's equity at June 30, 2002 and December 31, 2001 totaled US$1,028 and US$163, respectively. Under Canadian GAAP, certain derivative instruments are not recorded at market value. For US GAAP, changes in accumulated, other comprehensive loss, are included as a component of "Other Comprehensive Income (Loss)". Under Canadian GAAP, no statement of Other Comprehensive Loss is required.

            REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholder of
GERDAU USA INC.:

         We have reviewed the accompanying consolidated statement of financial position of Gerdau USA Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of income, shareholder's equity and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements and Exhibit I is the representation of the management of the Company.

         A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above in order for them to be in conformity with generally accepted accounting principles.

         Our review was performed to determine if any material modifications should be made to the basic financial statements taken as a whole in order for them to be in conformity with generally accepted accounting principles. Exhibit I is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the review procedures applied in our review of the basic financial statements and we are not aware of any material modifications that should be made to Exhibit I in order for it to be in conformity with generally accepted accounting principles.

Tampa, Florida,                                             ARTHUR ANDERSEN LLP
January 13, 2000

                         GERDAU USA INC. & SUBSIDIARIES
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                           (US$ IN THOUSANDS, US GAAP)
                                   (UNAUDITED)

                                                                               DECEMBER 31,
                                                                                  1999
                                                                                   $
                                                                               ------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents.................................................       4,107
 Accounts receivable, less allowance of $1,449 for estimated losses........      76,916
Inventories ...............................................................    1 40,203
 Deferred tax assets.......................................................       6,876
 Other current assets......................................................       4,568
                                                                                -------
TOTAL CURRENT ASSETS.......................................................     232,670
ASSETS HELD FOR SALE.......................................................       6,017
                                                                                -------
PROPERTY, PLANT AND EQUIPMENT
 Land and improvements.....................................................      22,975
 Buildings and improvements................................................      46,233
 Machinery and equipment...................................................     249,216
 Construction in progress..................................................      35,435
                                                                                -------
                                                                                353,859
 Less accumulated depreciation.............................................      (7,347)
                                                                                -------
NET PROPERTY, PLANT AND EQUIPMENT..........................................     346,512
GOODWILL...................................................................     122,549
DEFERRED FINANCING COSTS...................................................       1,089
OTHER ASSETS...............................................................          20
                                                                                -------
TOTAL ASSETS...............................................................     708,857
                                                                                =======

 The accompanying accountants' review report and notes to financial statements should be read in conjunction with this statement.

                              GERDAU USA INC. & SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                (US$ IN THOUSANDS, US GAAP)
                                        (UNAUDITED)

                                                                                           DECEMBER 31,
                                                                                              1999
                                                                                                $
                                                                                           ------------
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
 Trade accounts payable...............................................................       52,711
 Accrued salaries, wages and employee benefits........................................       16,553
 Current environmental remediation liabilities........................................        1,702
 Other current liabilities............................................................        8,784
 Interest payable ....................................................................        1,334
 Current maturities of long-term borrowings...........................................       86,487
                                                                                            -------
TOTAL CURRENT LIABILITIES.............................................................      167,571
LONG-TERM BORROWINGS, LESS CURRENT PORTION............................................      308,203
OTHER LIABILITIES.....................................................................       22,107
DEFERRED TAX LIABILITIES..............................................................       79,082
MINORITY INTEREST.....................................................................       52,982
                                                                                            -------
SHAREHOLDER'S EQUITY
 Common Stock, $.01 par value, 1,000 shares authorized and 80 shares outstanding......           --
 Capital in excess of par.............................................................       78,953
 Retained earnings....................................................................          151
 Deferred compensation................................................................         (192)
                                                                                            -------
TOTAL SHAREHOLDER'S EQUITY............................................................       78,912
                                                                                            -------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY............................................      708,857
                                                                                            =======

 The accompanying accountants' review report and notes to financial statements should be read in conjunction with this statement.

                         GERDAU USA INC. & SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                           (US$ IN THOUSANDS, US GAAP)
                                   (UNAUDITED)

                                                                                        Three Months Ended
                                                                                           DECEMBER 31,
                                                                                               1999
                                                                                                $
                                                                                        ------------------
NET SALES.............................................................................      163,165
                                                                                            -------
OPERATING EXPENSES:
 Cost of sales........................................................................      130,796
 Selling and administrative...........................................................        8,712
 Depreciation ........................................................................        7,636
 Amortization of goodwill.............................................................        1,532
 Other income, net....................................................................          (12)
                                                                                            -------
                                                                                            148,664
                                                                                            -------
INCOME FROM OPERATIONS................................................................       14,501
                                                                                            -------
OTHER EXPENSES:
 Interest ............................................................................        7,080
 Amortization of deferred financing costs.............................................          235
                                                                                            -------
                                                                                              7,315
                                                                                            -------
INCOME BEFORE INCOME TAXES............................................................        7,186
INCOME TAXES..........................................................................        3,501
                                                                                            -------
INCOME BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEM................................        3,685
MINORITY INTEREST.....................................................................       (1,209)
                                                                                            -------
INCOME BEFORE EXTRAORDINARY ITEM......................................................        2,476
EXTRAORDINARY ITEM
 (net of applicable income taxes of $1,488)...........................................       (2,325)
                                                                                            -------
NET INCOME............................................................................          151
                                                                                            =======

 The accompanying accountants' review report and notes to financial statements should be read in conjunction with this statement.

                         GERDAU USA INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                           (US$ IN THOUSANDS, US GAAP)
                                   (UNAUDITED)

                                                       COMMON STOCK         CAPITAL                                   TOTAL
                                                     -----------------     IN EXCESS  RETAINED     DEFERRED       SHAREHOLDER'S
                                                                AMOUNT       OF PAR   EARNINGS   COMPENSATION        EQUITY
                                                     SHARES        $           $         $             $               $
                                                     ------     ------     ---------  --------   ------------     -------------
BALANCES AT SEPTEMBER 30, 1999................         80          --        80,000       --         (217)            79,783
                                                       --                    ------      ---         ----             ------
  Net Income...................................        --          --            --      151           --                151
  Loss on subsidiary stock transactions........        --          --        (1,047)      --           --             (1,047)
  Changes in deferred compensation.............        --          --            --       --           25                 25
                                                       --        ----        ------      ---         ----             ------
BALANCES AT DECEMBER 31, 1999.................         80          --        78,953      151         (192)            78,912
                                                       ==        ====        ======      ===         ====             ======

 The accompanying accountants' review report and notes to financial statements should be read in conjunction with this statement.

                         GERDAU USA INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           (US$ IN THOUSANDS, US GAAP)
                                   (UNAUDITED)

                                                                                  THREE MONTHS
                                                                                      ENDED
                                                                                  DECEMBER 31,
                                                                                      1999
                                                                                         $
                                                                                  ------------
OPERATING ACTIVITIES
Net income.....................................................................       151
Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation..................................................................    7,636
  Amortization..................................................................    1,767
  Extraordinary item............................................................    3,813
  Deferred income taxes.........................................................   (5,095)
  Loss on disposition of property, plant and equipment..........................       77
  Deferred compensation.........................................................       25
  Minority interest.............................................................    1,209
Changes in operating assets and liabilities:
  Accounts receivable...........................................................   19,246
  Inventories...................................................................  (24,650)
  Other assets..................................................................      (80)
 Current and other liabilities.................................................    (9,211)
                                                                                  -------
NET CASH USED IN OPERATING ACTIVITIES..........................................    (5,112)
                                                                                  -------
INVESTING ACTIVITIES
  Additions to property, plant and equipment....................................   (7,977)
  Proceeds from sales of property, plant and equipment..........................      106
  Proceeds from restricted IRB funds............................................    1,188
                                                                                  -------
NET CASH USED IN INVESTING ACTIVITIES..........................................    (6,683)
                                                                                  -------
FINANCING ACTIVITIES
  Proceeds from issuance of new debt............................................   72,810
  Payments of short-term and long-term borrowings, net .........................   74,767
  Redemption of senior debt..................................................... (129,000)
  Call premium on redemption of senior debt.....................................   (1,290)
  Additions to deferred financing costs.........................................      (22)
  Subsidiary stock activity, net ...............................................   (8,323)
                                                                                  -------
NET CASH PROVIDED BY FINANCING ACTIVITIES......................................     8,942
                                                                                  -------
DECREASE IN CASH AND CASH EQUIVALENTS..........................................    (2,853)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...............................     6,960
                                                                                  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....................................     4,107
                                                                                  =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest........................................................   11,617
                                                                                  =======
  Cash paid for income taxes....................................................    1,783
                                                                                  =======

 The accompanying accountants' review report and notes to financial statements should be read in conjunction with this statement.

                         GERDAU USA INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A -- ORGANIZATION & BUSINESS

     On September 27, 1999 Gerdau S.A. acquired 176 shares, representing 88% of the issued and outstanding $.01 par value common stock of FLS Holdings Inc. ("FLS"), through a majority-owned subsidiary, Gerdau USA Inc.
     ("Gerdau"). FLS owned approximately 85% of the issued and outstanding
     $.01 par value common stock of AmeriSteel Corporation ("AmeriSteel"). The total purchase price paid to Kyoei Steel Ltd., now a minority shareholder of FLS, was approximately $261 million. The acquisition was accounted for using the purchase method. The purchase price, as allocated, is included in the consolidated statements of financial position and was allocated to the assets acquired and liabilities assumed based on their fair values as of the date of acquisition.

     The consolidated financial statements include the accounts of Gerdau, a Delaware corporation, and its majority owned subsidiaries (FLS, a Delaware corporation and its majority owned subsidiary, AmeriSteel, a Florida corporation, and AmeriSteel's wholly owned subsidiary, AmeriSteel Finance Corporation, a Delaware corporation) (together, the "Company") after elimination of all significant intercompany balances and transactions. Gerdau is a wholly owned subsidiary of Gerdau S.A., a Brazilian steel company.

     Gerdau's condensed consolidated statement of financial position on September 27, 1999 was as follows:

                                                                AMOUNT
                                                                  $
                                                               -------
Current assets...............................................  228,275
Net property, plant and equipment ...........................  345,841
Goodwill.....................................................  122,601
Other long-term assets.......................................    9,851
                                                               -------
Total Assets.................................................  706,568
                                                               =======
Current liabilities..........................................  193,238
Long-term borrowings, less current portion...................  273,347
Other long-term liabilities..................................  160,200
Shareholder's equity.........................................   79,783
                                                               -------
Total liabilities and shareholder's equity...................  706,568
                                                               =======

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Credit Risk: The Company extends credit, primarily on a basis of 30-day terms, to various customers in the steel distribution, fabrication and construction industries. The Company performs periodic credit evaluations of its customers and generally does not require collateral.

     Business Segments: The Company is engaged in two primary business segments, steel production and fabrication, both primarily for use in construction and industrial markets. Exports represent less than 1% of total sales.

     Cash Equivalents: The Company considers all highly liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Assets Held for Sale: Assets held for sale consists of real estate held for sale which is carried at the lower of cost or net realizable value.

     Property, Plant and Equipment: Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. Maintenance and repairs are charged against operations as incurred. Upon retirement or other disposition of property, plant and equipment, the cost and related allowances for depreciation are removed from the accounts and any resulting gain or loss is reflected in the income statement.

     Interest cost for property, plant and equipment construction expenditures of approximately $246 thousand was capitalized during the three months ended December 31, 1999. For financial reporting purposes, the Company provides for depreciation of property, plant and equipment using the straight-line method over the estimated useful lives of 20 to 30 years for buildings and improvements and 4 to 15 years for equipment.

     Goodwill: Goodwill consists of the excess of purchase price over the fair value of acquired assets and liabilities. Goodwill is stated at cost less accumulated amortization of $1.5 million at December 31, 1999. Goodwill is being amortized over a period of 20 years.

     Deferred Financing Costs: The deferred financing costs are net of accumulated amortization and are amortized over the term of the respective debt instruments, which range from one to 22 years from debt inception date.

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Income Taxes: Income taxes are accounted for using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which establishes financial accounting and reporting standards for the effects of income taxes that result from a company's activities.

     Minority Interest: Minority interest is reflected after liabilities but before shareholder's equity on the balance sheet. AmeriSteel issues and purchases shares of its common stock to and from employees due to various employee stock ownership plans. The results of these stock issuances lead to valuation differences that are charged or credited to capital in excess of par on the books of the Company. Purchases of these shares of common stock are treated as an acquisition of minority interest by the Company and are accounted for under the purchase method of accounting.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Delivery Expenses: The Company's policy is to include all delivery expenses in cost of sales.

     Self Insurance: As part of its risk management strategies, the Company is self-insured, up to certain amounts, for risks such as workers' compensation, employee health benefits, and long-term disability. Risk retention is determined based on savings from insurance premium reductions, and, in the opinion of management, does not result in unusual loss exposure relative to other companies in the industry.

NOTE C -- INVENTORIES

     Inventories consist of the following: (US$ in thousands)

                                                              DECEMBER 31, 1999
                                                                      $
                                                              -----------------
Finished goods.......................................              84,846
Work in-process......................................              30,749
Raw materials and operating supplies.................              24,608
                                                                  -------
                                                                  140,203
                                                                  =======

NOTE D -- BORROWINGS

     Long-term borrowings consist of the following:

                                                             DECEMBER 31, 1999
                                                             -----------------
                                                                 (US$ In
                                                                Thousands)
Loan from PASUG Inc..................................             182,995
Loan from Parent.....................................               1,177
364-Day Facility.....................................              70,000
Revolving Credit Agreement...........................              89,582
Industrial Revenue Bonds.............................              33,195
Senior Notes.........................................               1,000
Non-Revolving Note...................................              15,000
                                                                  -------
Other................................................               1,741
Total Borrowings.....................................             394,690
Less Current Maturities..............................              86,487
                                                                  -------
Total Long-Term Borrowings...........................             308,203
                                                                  =======

     The Loan from PASUG Inc. represents principal borrowings related to the acquisition by Gerdau of 88% of the outstanding common stock of FLS. The Loan from PASUG Inc. accrues interest at a rate of 11.95% on the first $50 million and 11.65% on the remainder and has no stated maturity date. PASUG has represented that no repayments are required prior to December 31, 2000, and therefore the

                         GERDAU USA INC. & SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                   (UNAUDITED)

NOTE D -- BORROWINGS (CONTINUED)

     loan is classified as long-term on the accompanying consolidated statements of financial position. PASUG Inc. is a branch of a U.S. general partnership owned by two Canadian subsidiaries of Gerdau S.A.

     On December 23, 1999, $129 million face value Senior Notes were redeemed at 101% of face value due to a change of control provision in the notes of AmeriSteel. The $3.8 million loss from the redemption of the bonds, less applicable tax benefits of $1.5 million, has been recorded as an extraordinary item on the consolidated statement of income. The redemption was funded with $70 million provided by the new 364-Day Facility and $60 million provided from the Revolving Credit Agreement. The 364-Day Facility bears terms and conditions similar to the Revolving Credit Agreement but matures October 18, 2000 and is secured by a lien on the Company's Charlotte Mill property, plant and equipment. The 364-Day Facility is classified as a current liability.

     The Revolving Credit Agreement is a $150 million facility that provides liquidity for AmeriSteel and matures July 2003. Letters of credit are subject to an aggregate sublimit of $50 million. The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. It is collateralized by first priority security interests in substantially all accounts receivable and inventory of Ameristeel. Ameristeel continued to be in compliance with these covenants through December 31, 1999. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Cost of Funds) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate at December 31, 1999 was approximately 7.25%.

     Ameristeel's industrial revenue bonds ("IRBs") were issued to obtain funding to construct facilities in Jackson, Tennessee; Charlotte, North Carolina; Jacksonville, Florida; and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate. $9.4 million of the IRBs matures in fiscal 2004, $3.8 million matures in fiscal 2015 and the remaining $20.0 million matures in fiscal 2018. The IRBs are backed by irrevocable letters of credit issued pursuant to the Revolving Credit Agreement. As of December 31, 1999, Ameristeel had approximately $35.5 million of outstanding letters of credit, primarily for IRBs, insurance, and surety bonds.

     The Senior Notes are senior unsecured obligations of Ameristeel, and rank pari passu in right of payment with all current and future unsubordinated indebtedness. Interest on the Senior Notes is payable semiannually on April 15 and October 15. The Senior Notes are redeemable at the option of Ameristeel, in whole or in part, on or after April 15, 2003 at the redemption prices set forth below:

YEAR                                   REDEMPTION PRICE
----                                   ----------------
2003                                      104.375%
2004                                      102.917%
2005                                      101.458%
2006 and thereafter                       100.000%

     The Senior Notes contain covenants that include, among others, maintenance of sufficient consolidated net worth and limitations on additional indebtedness, transactions with affiliates, dispositions of assets, liens, dividends and distributions.

     The Non-Revolving Note represents an unsecured note payable by FLS to Mitsubishi International Corporation bearing variable rates of interest. The note amortizes with semiannual payments beginning in August 1998 and maturing February 2004. The Non-Revolving Note is supported by a Subordinated Intercompany Note on similar terms and conditions due from AmeriSteel to FLS. Due to a Change of Control provision in the note, Mitsubishi has accelerated the loan maturity which is now due in full on February 25, 2000. Funding will be provided by additional borrowings under AmeriSteel's 364-Day Facility.

     Other debt represents capital leases and a $1.5 million note payable to the Tennessee Valley Authority that amortizes over seven years and is secured by certain equipment at the Knoxville, Tennessee mill.

                    GERDAU USA INC. & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (UNAUDITED)

NOTE D -- BORROWINGS (CONTINUED)

     The maturities of long-term borrowings for the years subsequent to December 31, 1999 are as follows:

Year Ending December 31,                                                                                       Amount
------------------------                                                                                       ------
(US$ in thousands)
2000.......................................................................................................    86,487
2001.......................................................................................................       314
2002.......................................................................................................       318
2003.......................................................................................................    99,195
2004.......................................................................................................       226
Thereafter.................................................................................................   208,150
                                                                                                              -------
                                                                                                              394,690
                                                                                                              =======

NOTE E -- INCOME TAXES

     The provision for income taxes is comprised of the following amounts:

                                                                                                         THREE MONTHS ENDED
                                                                                                          DECEMBER 31, 1999
                                                                                                         -------------------
                                                                                                          (US$ in thousands)
Currently payable:
Federal................................................................................................         6,397
State..................................................................................................           711
                                                                                                               ------
                                                                                                                7,108
Deferred benefit:
Federal................................................................................................        (4,585)
State..................................................................................................          (510)
                                                                                                               ------
                                                                                                               (5,095)
                                                                                                               ------
                                                                                                                2,013
                                                                                                               ======

     A reconciliation of the difference between the effective income tax rate for each year and the statutory federal income tax rate follows:

                                                                                                         THREE MONTHS ENDED
                                                                                                          DECEMBER 31, 1999
                                                                                                         -------------------
                                                                                                          (US$ in thousands)
Tax provision at statutory rates.......................................................................         1,181
State income taxes, net of federal
income tax effect......................................................................................           249
Goodwill amortization..................................................................................           537
Other items, net.......................................................................................            46
                                                                                                               ------
                                                                                                                2,013
                                                                                                               ======

                    GERDAU USA INC. & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (UNAUDITED)

NOTE E -- INCOME TAXES (CONTINUED)

     The components of the deferred tax assets and liabilities consisted of the following at December 31, 1999:

                                                                                                                  AMOUNT
                                                                                                            ------------------
                                                                                                            (US$ in thousands)
Deferred Tax Asset
Allowance for doubtful accounts........................................................................             390
Worker's compensation accrual..........................................................................             868
Employee benefits and related accruals.................................................................           3,461
Related party interest.................................................................................           1,276
Environmental remediation accrual......................................................................             483
Pension and retirement accruals........................................................................           3,941
Post retirement benefits accrual.......................................................................           3,547
Deferred compensation..................................................................................             106
Deferred finance costs.................................................................................             363
Property taxes.........................................................................................             725
                                                                                                                -------
                                                                                                                 15,160
                                                                                                                -------
Deferred Tax Liability
Inventories............................................................................................             (29)
Property, plant and equipment..........................................................................         (85,129)
Assets held for sale...................................................................................          (2,161)
Property taxes.........................................................................................             (47)
                                                                                                                -------
                                                                                                                (87,366)
                                                                                                                -------
Net Deferred Tax Liability.............................................................................         (72,206)
                                                                                                                =======

NOTE F -- BENEFIT PLANS

     The Company maintains a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations.

     The Company currently provides specified health care benefits to retired employees. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Company has the right to modify or terminate these benefits.

                    GERDAU USA INC. & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (UNAUDITED)

NOTE F -- BENEFIT PLANS (CONTINUED)

     The following table summarizes the accumulated pension benefits and postretirement medical benefit obligations included in the Company's consolidated statement of financial position:

                                                                                                               POSTRETIREMENT
                                                                                       PENSION BENEFITS            MEDICAL
                                                                                     THREE MONTHS ENDED      THREE MONTHS ENDED
                                                                                         DECEMBER 31,            DECEMBER 31,
                                                                                             1999                    1999
                                                                                     --------------------    -------------------
                                                                                                    (US$ in thousands)
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost...................................................................              861                       64
Interest cost..................................................................            1,869                      140
Expected return on plan assets.................................................           (2,222)                      --
Amortization of prior service cost.............................................               (9)                      (3)
Recognized actuarial gain......................................................               --                       --
                                                                                         -------                   ------
Net periodic benefit cost......................................................              499                      201
                                                                                         =======                   ======
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at September 30, 1999.......................................          101,115                    7,792
Service cost...................................................................              861                       63
Interest cost..................................................................            1,869                      140
Plan participants' contributions...............................................               --                       93
Amendments.....................................................................               --                       --
Actuarial loss (gain)..........................................................             (130)                      68
Benefits and administrative expenses paid......................................           (1,370)                    (322)
                                                                                         -------                   ------
Benefit obligation at December 31, 1999........................................          102,345                    7,834
                                                                                         =======                   ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at September 30, 1999................................           99,572                       --
Actual return on plan assets...................................................            7,102                       --
Employer contribution..........................................................               --                      229
Plan participants' contributions...............................................               --                       93
Benefits and administrative expenses paid......................................           (1,370)                    (322)
                                                                                         -------                   ------
Fair value of plan assets at December 31, 1999.................................          105,304                       --
                                                                                         =======                   ======

RECONCILIATION OF FUNDED STATUS -- DECEMBER 31, 1999
Funded status..................................................................            2,959                  $(7,834)
Unrecognized prior service cost................................................             (292)                    (146)
Unrecognized actuarial loss (gain).............................................          (12,882)                    (952)
                                                                                         -------                   ------
Net amount recognized..........................................................          (10,215)                 $(8,932)
                                                                                         =======                   ======

     The weighted average discount rates used in determining the actuarial present value of the accumulated pension benefit obligations was 7.75%. The rate of increase in future compensation levels was 4.5%. The expected rate of return on plan assets was 9.5%.

     The weighted average discount rate used in determining the accrued post retirement medical benefit obligation was 7.75%. The gross medical trend rate was assumed to be 9.62% in 1998 and decreasing by .346% per year to 6.5% in 2007; 6.0% in 2008 and beyond for pre-65 retirees that retired before January 1, 1994, and 8.0% decreasing by .5% per year to 5.5% in 2003 and beyond for post-65 retirees that retired before January 1, 1994. For retirees on or after January 1, 1994, the trend rate is the same until the Company's expected costs are double the 1992 costs. At that point, future increases in the medical trend will be paid by the retirees. The health care cost trend rate assumption has a significant effect on the amount of the obligation reported.

     The incremental effect of a 1% increase in the medical trend rate would result in an increase of approximately $180 thousand and $3 thousand to the accrued post retirement benefit obligation and service cost plus interest cost, respectively, as of and for the three months ended December 31, 1999.

                    GERDAU USA INC. & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (UNAUDITED)

NOTE F -- BENEFIT PLANS (CONTINUED)

     The Company has an unfunded Supplemental Benefits Plan, which is a nonqualified plan that provides certain officers defined pension benefits in excess of limits imposed by federal tax laws. The liability under the plan was approximately $35 thousand as of December 31, 1999.

     The Company also has a voluntary savings plan available to substantially all of its employees. Under this plan, the Company contributes amounts based upon a percentage of the savings paid into the plan by employees. The Company matches 50% of the employees' contributions up to 4% of employees' salaries. Costs under this plan were $427 thousand for the three months ended December 31, 1999.

NOTE G -- COMMON STOCK

     Gerdau's common stock consists of 1,000 shares of $.01 par value common stock authorized, with 80 shares issued and outstanding. Gerdau owns 176 shares of the 200 shares issued and outstanding of $.01 par value common stock of FLS, with Kyoei Steel Ltd. owning the remaining 24 shares issued and outstanding. FLS in turn owns 9,000,000 shares of AmeriSteel's $.01 par value Class A common stock, or approximately 87% of AmeriSteel's issued and outstanding shares of common stock.

     In AmeriSteel's fiscal 1996 (fiscal years ended March 31), AmeriSteel's Board of Directors approved a Stock Purchase/Option Plan (the Purchase
     Plan) available to essentially all of its employees. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the Purchase Plan at a purchase price of $10.63 per share, with 4,918 of these shares outstanding as of December 31, 1999. The options were granted at fair value at the date of the grant, determined based on an independent appraisal as of the end of the previous fiscal year-end. A total of 226,134 options were granted under the Purchase Plan, with 15,960 of these options outstanding as of December 31, 1999. No options remain available for future grant. The issued options become one third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. Options may be exercised for 10 years from the grant date.

     During AmeriSteel's fiscal 1996, AmeriSteel's Board of Directors also approved the AmeriSteel Corporation Equity Ownership Plan (the Equity Ownership Plan) which provides for grants of common stock, options to purchase common stock and stock appreciation rights up to 438,852 shares. AmeriSteel has granted 261,800 incentive stock options and 52,100 shares of common stock under the Equity Ownership Plan through December 31, 1999, with 15,960 incentive stock options and 47,542 shares of common stock outstanding at December 31, 1999. All issued options and shares of issued common stock become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. All grants were at the fair market value of the common stock on the grant date, determined based on an independent appraisal as of the previous fiscal year-end. Options may be exercised for 10 years from the grant date.

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 (APB 25), under which no compensation expense has been recognized for the instruments issued under the Purchase Plan or the options issued under the Equity Ownership Plan. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which was effective for fiscal years beginning after December 15, 1995. SFAS No. 123 allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS No. 123 been adopted. The pro forma disclosures are required only for stock-based awards granted subsequent to April 1, 1995.

     For SFAS No. 123 purposes, the fair value of each option grant under the Equity Ownership Plan and Purchase Plan has been estimated as of the date of the grant using a minimum value calculation with the following weighted average assumptions: risk-free interest rate of 4.9, 6.5 and 6.5 percent for the Equity Ownership Plan in fiscal 1999, 1998, and 1997, respectively, and risk-free interest rate of 6.3 percent for the Purchase Plan in fiscal 1996; expected life of 7 years for the Equity Ownership Plan in fiscal 1999, 1998 and 1997 and expected life of 7 years for the Purchase Plan for fiscal 1996; and dividend rate of three percent for fiscal 1999 and zero percent for fiscal 1998 and 1997 for the Equity Ownership Plan and dividend rate of zero percent for fiscal 1996 for the Purchase Plan. Using these assumptions, the fair value of the stock options granted by AmeriSteel in fiscal 1999, 1998 and 1997 is $66,853, $311,915 and $222,572, respectively, which would be amortized as compensation expense over the vesting period of the options.

                    GERDAU USA INC. & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (UNAUDITED)

NOTE G -- COMMON STOCK (CONTINUED)

     Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share would have been changed to the following pro forma amounts:

                                                                                    THREE MONTHS ENDED
                                                                                      DECEMBER 31, 1999
                                                                                    --------------------
                                                                                      (US$ in thousands)
Net Income:
     As reported..............................................................              1,080
     Pro forma................................................................              1,064

     Because the SFAS No. 123 method of accounting has not been applied to stock-based compensation granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The following table summarizes AmeriSteel's stock option activity for the three months ended December 31, 1999:

                           EQUITY OWNERSHIP PLAN

                                                                                                                     WEIGHTED-
                                                                                                                      AVERAGE
                                                                                             NUMBER                   EXERCISE
                                                                                            OF SHARES                  PRICE
                                                                                            ---------                -----------
Outstanding, September 30, 1999........................................................      223,700                    15.47
Granted................................................................................           --                       --
Exercised..............................................................................      (29,399)                   12.90
Forfeited..............................................................................       (1,834)                   16.11
                                                                                            --------
Outstanding, December 31, 1999.........................................................      192,467                    15.86
                                                                                            ========
Options vested at December 31, 1999....................................................       27,100                    12.50

                               PURCHASE PLAN

                                                                                                                     WEIGHTED-
                                                                                                                      AVERAGE
                                                                                             NUMBER                   EXERCISE
                                                                                            OF SHARES                  PRICE
                                                                                            ---------                -----------
Outstanding, September 30, 1999........................................................      160,255                    12.50
Granted................................................................................           --                       --
Exercised..............................................................................     (143,969)                   12.50
Forfeited..............................................................................         (326)                   12.50
                                                                                            --------
Outstanding, December 31, 1999.........................................................       15,960                    12.50
                                                                                            ========
Options vested at December 31, 1999....................................................       15,960                    12.50

     The weighted-average remaining contractual life of the options under the Equity Ownership Plan and the Purchase Plan as of December 31, 1999 is approximately 7.5 years.

NOTE H -- INCENTIVE COMPENSATION PLAN

     In 1989, the Board of Directors of AmeriSteel approved a short-term incentive plan to reward key employees who are significant to the Company's long-term success. The awards are based on Ameristeel's actual operating results, as compared to targeted results. The plan provides for annual distributions to participants based on that relationship. The plan is amended annually by the Board of Directors to reflect changes in expected operating results, and to adjust target results accordingly. The current plan is based on actual return on capital employed as compared to target return on capital employed. The award is paid annually after the end of the fiscal year. For the three months ended December 31, 1999, Ameristeel accrued $946 thousand towards this award.

                    GERDAU USA INC. & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (UNAUDITED)

NOTE I -- ENVIRONMENTAL MATTERS

     As the Company is involved in the manufacture of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is emission control dust (EC dust), a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. EC dust generated in current production processes is collected, handled and disposed of in a manner which management believes meets all current federal and state environmental regulations. The costs of collection and disposal are being expensed and paid currently from operations. In addition, the Company has handled and disposed of EC dust in other manners in previous years, and is responsible for the remediation of certain sites where such EC dust was generated and/or disposed.

     In general, the Company's estimate of the remediation costs is based on its review of each site and the nature of the remediation activities to be undertaken. The Company's process for estimating remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In all such determinations, the Company employs outside consultants and service providers where necessary, to assist in making such determinations. Although the ultimate costs associated with the remediation are not presently known, the Company has estimated the total remaining costs to be approximately $4.3 million with these costs recorded as a liability as of December 31, 1999. Of this amount, the Company expects to pay approximately $1.7 million within one year. The timing of the remaining future payments is uncertain due to the various remediation processes involved. The Company's two most significant environmental sites are detailed below.

     The Tampa mill site contains slag and soil that is contaminated with EC dust and polychlorinated biphenyl ("PCBs") generated by past operations. The volume and mass estimates of the contamination are based on analytical data from soil borings, soil samples and groundwater-monitoring wells. The remediation approach selected by the Company, excavation and on-site treatment and disposal, was approved, and a permit issued, by the U.S. Environmental Protection Agency during fiscal 1996 and by the Florida Department of Environmental Protection during fiscal 1998 and the Company received a signed Consent Order in fiscal 1998. Consequently, the remediation work is in progress. The remediation cost estimates are based on the Company's previous experience with comparable projects as well as estimates provided by outside environmental consultants. The Company is responsible for the total remediation costs and currently estimates the remaining costs to be approximately $2.2 million for this site. The Company expects cleanup at this site to be substantially completed by March 31, 2001.

     The Stoller site, a third-party site, contained metals from other PRPs and EC dust from the Company that was stored at this recycling location. The Company was named as a PRP for this site. Outside contractors measured the remediation volumes and masses during the now complete cleanup. On-site treatment, disposal and construction of the vault cap were completed by the PRPs under a consent order with the State of South Carolina. The soil cleanup at this site was completed during 1999. A Settlement Agreement was lodged by the State of South Carolina with the Federal Court in 1997. That Agreement contains an allocation which attributes approximately 2% of the remaining estimated $10 million groundwater remediation cost to the Company. The non-participating PRPs intervened in the court proceedings to contest approval of the Agreement. In August 1999, the Federal Court ruled the Administrative Record was not sufficient to make a ruling on the Settlement Agreement. The Federal Court litigation is currently stayed while the State of South Carolina meets with all PRPs with a goal of obtaining a global settlement of all financial responsibilities of the site.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and quotations and third-party estimates of costs of remediation-related services provided to the Company, or which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. In light of the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

                    GERDAU USA INC. & SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (UNAUDITED)

NOTE J -- COMMITMENTS

     Operating Leases

     The Company leases certain equipment and real property under non-cancelable operating leases. Aggregate future minimum payments under these leases are as follows:

YEAR ENDING
DECEMBER 31,                                                          AMOUNT
------------                                                    ------------------
                                                                (US$ in thousands)
2000......................................................             3,162
2001......................................................             2,903
2002......................................................             2,603
2003......................................................             2,122
2004......................................................             1,172
Thereafter................................................               420
                                                                      ------
                                                                      12,382
                                                                      ======

     Total rent expense was approximately $977 thousand for the three months ended December 31, 1999.

     Litigation

     The Company is defending various claims and legal actions which are common to its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, none of them, in the opinion of management, will have a material effect on the Company's financial position or results of operations.

    EXHIBIT I - CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION
                      GERDAU USA INC. & SUBSIDIARIES
                             DECEMBER 31, 1999
                            (US$ IN THOUSANDS)
                                (UNAUDITED)

                                                                                                              GERDAU
                                                     FLS                             ELIMINATIONS/           USA INC.
                                                 CONSOLIDATED        GERDAU        MINORITY INTEREST       CONSOLIDATED
                                                      $                 $                  $                     $
                                                 -------------     ---------       ------------------     -------------
ASSETS
Current assets..............................        229,639           3,031               --                  232,670
Assets held for sale........................          6,017            --                 --                    6,017
Net property, plant and equipment...........        263,170          83,342               --                  346,512
Goodwill....................................         83,409          39,140               --                  122,549
Deferred finance costs......................          1,089            --                 --                    1,089
Other assets................................             20         261,360            (261,360)                   20
                                                    -------         -------            --------               -------
  TOTAL ASSETS..............................        583,344         386,873            (261,360)              708,857
                                                    =======         =======            ========               =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities.........................        165,933           1,638               --                  167,571
Long-term borrowings, less current portion..        125,208         182,995               --                  308,203
Other liabilities...........................         22,107            --                 --                   22,107
Deferred tax liabilities....................         46,579          32,503               --                   79,082
Minority interest...........................         29,728            --                23,254                52,982
                                                    -------         -------            --------               -------
Shareholder's equity
  Common stock..............................           --              --                 --                     --
  Capital in excess of par..................        142,545         173,281            (236,873)               78,953
  Retained earnings.........................         51,436          (3,544)            (47,741)                  151
  Deferred compensation.....................           (192)           --                 --                     (192)
                                                    -------         -------            --------               -------
  Total shareholder's equity................        193,789         169,737            (284,614)               78,912
                                                    -------         -------            --------               -------
TOTAL LIABILITIES AND SHAREHOLDER'S
  EQUITY....................................        583,344         386,873            (261,360)              708,857
                                                    =======         =======            ========               =======

     The preceding accountants' review report and notes to financial statements should be read in conjunction with this exhibit.

[LOGO]

CO-STEEL INC.
HOPKINS STREET SOUTH,
WHITBY, ONTARIO L1N 5T1
T: (905) 668-3535
F: (905) 665-3740
www.costeel.com